                                                Filed Pursuant to Rule 424(B)(1)
                                                      Registration No. 333-60551
PROSPECTUS

                               36,342,444 SHARES

                             NATIONSRENT, INC. LOGO

                                  COMMON STOCK

     This Prospectus relates to 36,342,444 shares (the "Shares") of common stock, $0.01 par value per share (the "Common Stock"), of NationsRent, Inc. ("NationsRent" or the "Company"), which may be offered for sale from time to time (the "Offering") by persons (the "Selling Stockholders") who have acquired such shares in certain private transactions and certain acquisitions of businesses by the Company not involving a public offering, including 6,223,750 shares which may be offered for sale by certain Selling Stockholders who may acquire such shares pursuant to the conversion of certain convertible promissory notes or the exercise of certain warrants. The Shares are being registered under the Securities Act of 1933, as amended (the "Securities Act"), on behalf of the Selling Stockholders in order to permit the public sale or other distribution of the Shares.

     The Shares may be sold or distributed from time to time by or for the account of the Selling Stockholders through underwriters or dealers, through brokers or other agents, or directly to one or more purchasers, including pledgees, at market prices prevailing at the time of sale or at prices otherwise negotiated. This Prospectus may also be used, with the Company's consent, by donees of the Selling Stockholders, or by other persons acquiring Shares upon conversion of convertible promissory notes or exercise of warrants and who wish to offer and sell such shares under circumstances requiring or making desirable its use. The Company will receive no portion of the proceeds from the sale of the Shares offered hereby and will bear certain expenses incident to their registration. See "Selling Stockholders" and "Plan of Distribution."

     On the date hereof, the Company is commencing an initial public offering (the "Initial Public Offering") of 13,000,000 shares of Common Stock (14,950,000 shares if the underwriters of such offering exercise their over-allotment option in full). Prior to the Initial Public Offering, there has been no public market for the Common Stock. The initial public offering price is $8.00 per share. The Common Stock has been approved for listing on the New York Stock Exchange ("NYSE") under the symbol "NRI," subject to official notice of issuance.

                         ------------------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK.

                         ------------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                    ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is August 7, 1998.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial data, including the consolidated financial statements and the notes thereto ("Consolidated Financial Statements") and the pro forma consolidated financial statements and the notes thereto appearing elsewhere in this Prospectus. Unless the context otherwise requires, all references to "NationsRent" or the "Company" include NationsRent, Inc. and its subsidiaries. Unless otherwise indicated (i) all information contained in this Prospectus assumes that the underwriters' over-allotment option in the Initial Public Offering is not exercised, (ii) the description of the business of the Company reflects all equipment rental businesses acquired by the Company as of the date of this Prospectus (collectively, the "Acquisitions") and (iii) all historical share information contained in this Prospectus has been adjusted to reflect a 2,500 for 1 split of the Common Stock which occurred on June 2, 1998 (the "Stock Split").

                                  THE COMPANY

     NationsRent is one of the fastest growing equipment rental companies in the United States. The Company has acquired a core platform of equipment rental businesses concentrated in selected markets and intends to build a network of nationally branded locations. NationsRent expects to become a leading provider of rental equipment in each market it enters by acquiring platform businesses and opening or acquiring additional locations concentrated around those businesses. The Company believes that this "cluster" strategy enables it to (i) increase profitability in its acquired stores and (ii) achieve profitability in its newly opened locations more quickly than its competitors.

     The Company's locations offer a comprehensive selection of high quality, well-maintained rental equipment, including backhoes, bulldozers, skid steer loaders, aerial lifts and work platforms, compressors and generators. The Company markets its products and services primarily to a broad range of construction and industrial customers, including heavy highway contractors, general contractors, subcontractors, manufacturing plants and distribution centers. The Company also sells used and new equipment, spare parts and supplies, and provides maintenance and repair services. Since its formation in August 1997, the Company has acquired 16 equipment rental businesses operating in Florida, Indiana, Kentucky, Louisiana, Michigan, Ohio, Pennsylvania, Texas and West Virginia. The Company operates 68 locations and for the year ended December 31, 1997, on a pro forma basis after giving effect to the Acquisitions, the Company had revenue of $213.8 million and operating income of $36.7 million.

     NationsRent is capitalizing on the current dynamics in the equipment rental industry. According to industry sources, the United States equipment rental industry grew from an estimated $614 million in revenue in 1982 to an estimated $20 billion in 1997, which represents a compound annual growth rate of more than 26%. This growth has been driven primarily by construction and industrial companies increasingly outsourcing their equipment needs to reduce investment in non-core assets and convert costs from fixed to variable. According to industry sources, the United States equipment rental industry is expected to grow to an estimated $40 billion in annual revenue over the next five years due to the overall growth in the economy and a continuing trend from sales to rentals. In addition, the United States equipment rental industry is highly fragmented, with more than 20,000 companies. According to industry sources, the 100 largest equipment rental companies have a combined market share of less than 20%, no single equipment rental company in the United States has a market share greater than 3% and more than 90% of equipment rental companies have ten or fewer locations. NationsRent believes it can take advantage of the fragmentation in the equipment rental industry and the absence of an equipment rental company with significant market share to achieve a leading market position by creating an integrated network of nationally branded locations offering broad product selection and superior customer service.

COMPETITIVE STRENGTHS

     NationsRent believes it has several competitive strengths that will enable it to continue to increase growth and profitability, including the following:

          Strong Market Position. The Company believes that, by implementing its "cluster" strategy in each market it enters, it can achieve a leading market share and increase revenue from existing customers. The Company believes this strategy will enable it to more effectively serve its customers, broaden its customer base, pool rental equipment inventory, offer a broader selection and greater availability of equipment and maintain a high utilization rate. By offering a full range of rental equipment from each location, the Company believes that customers who currently utilize multiple rental equipment providers will prefer to fill their rental needs through the NationsRent network of locations. In addition, NationsRent believes it has other advantages relative to smaller operators, including greater purchasing power and a lower cost of capital.

          National Brand. NationsRent is in the process of entering selected markets with the goal of establishing a nationally recognized brand throughout the United States. All NationsRent locations will be supported by the Company's national branding strategy including a distinctive store format and marketing program. The Company believes it will be able to increase revenue by establishing a brand name known for consistent quality and an extensive supply of rental inventory in a customer-oriented atmosphere. The Company expects this branding strategy to enable it to expand its customer base to attract a broader range of customers, including large customers with operations in a variety of geographic markets.

          Focus on Customer Service. NationsRent is differentiating itself from its competitors with innovations designed to increase customer satisfaction. The Company seeks to offer more convenient access, faster check-in and check-out procedures and shorter required lead time for rentals than its competitors, as well as on-time equipment delivery and pick-up, on-site repair service, 24-hour customer assistance and a library of audio, video and written instruction materials for equipment usage and safety. In addition, as part of the Company's plan to provide one-stop shopping to customers, each location sells parts and supplies to complement equipment rentals and sales.

          State-of-the-Art Management Information System. The Company is customizing a state-of-the-art management information system capable of monitoring operations at several thousand locations. This innovative system is being designed to track customer purchasing patterns and demographics for use in gaining market share in new and existing markets, consolidating equipment purchases, maximizing utilization rates and reducing overhead expenditures. This system will provide management with real time revenue, inventory, financial and customer information, facilitating rapid and well informed decision making. In addition, this system will permit customers to reserve and rent equipment and access their account information from their own computer terminals via the Company's internet website. To develop its customized system, the Company has assembled a team of management information specialists who have previously developed systems for Blockbuster Entertainment Corporation ("Blockbuster"), the world's largest video rental company, and Wal-Mart Stores, Inc. ("Wal-Mart"), the world's largest retailer.

          Distinctive Operating Format. In connection with the development of the NationsRent national brand, the Company has designed a format for its locations which it believes will help differentiate NationsRent from its competitors. Distinguishing characteristics of this format include drive-through lanes, clearly marked equipment aisles and attractive, well organized and clean store facilities. The Company expects that its larger locations will typically be on a 6 to 12 acre site in a heavily-trafficked area with a 20,000 to 40,000 square foot facility housing a reconditioning center and a broad selection and extensive inventory of equipment and supplies. The Company expects that its smaller locations will typically be on a 2 to 6 acre site in a high-visibility commercial area with a 7,500 to 11,000 square foot facility housing at least one drive-through lane, maintenance and delivery capabilities and inventory and supplies that are targeted to the customer base in that area.

          Experienced Management Team. The Company believes it has one of the most experienced and growth-oriented executive management teams among publicly-traded companies in the equipment rental industry. James L. Kirk, the Company's Chairman, Chief Executive Officer and President, founded OHM Corporation ("OHM"), a NYSE listed company, in 1969 and served in various senior executive positions with OHM, growing it into a leading environmental construction company with an inventory of heavy and light equipment having an original cost of over $100 million. In addition, the Company will benefit from the experience of H. Wayne Huizenga, a director of and investor in the Company, who serves as Chairman and Co-Chief Executive Officer of Republic Industries, Inc. ("Republic") and who co-founded and served in various senior executive positions with Waste Management, Inc. ("Waste Management") and Blockbuster, each of which is a leading consolidator in its respective industry. The other members of the Company's senior management team have previously worked closely with Mr. Kirk in senior management positions at OHM, and other key employees and consultants of the Company have worked with Mr. Huizenga in various positions at Republic, Waste Management or Blockbuster. The NationsRent management team is supported by operating, marketing and business development managers with an average of more than 15 years of experience in the equipment rental industry.

GROWTH STRATEGY

     The Company's objectives are to increase revenue, profitability, market share and stockholder value by building a nationally branded network of locations that offer a comprehensive selection of high quality rental equipment in convenient and accessible locations to customers in the construction and industrial markets. Key elements of the NationsRent growth strategy are as follows:

          Acquire Leading Companies. NationsRent seeks to acquire leading companies in each market it enters to implement its "cluster" strategy and position the Company to achieve significant market share. The Company targets businesses that have one or more of the following characteristics:
     (i) strong positions in their geographic market; (ii) experienced local management teams that will continue to work with the Company following the acquisition; (iii) high quality equipment rental inventory; and (iv) physical and operating characteristics that are suited to conversion to the NationsRent format. Once the Company has entered a particular market, it seeks to acquire additional rental businesses in that market or adjacent markets with locations and equipment selection that complement its existing operations, thus enabling the Company to further penetrate that market. See "Business -- Acquisitions."

          Convert Acquired Locations. After making an acquisition, the Company intends to convert acquired locations to the NationsRent format by (i) branding acquired locations and rental inventory with the NationsRent logo, colors and distinctive store appearance, (ii) increasing the breadth and depth of rental inventory, (iii) linking the location to the Company's customized management information system and (iv) implementing the NationsRent customer service approach. The cost of converting an acquired location to the NationsRent format will vary depending on the physical properties of the acquired location and the condition, breadth and depth of rental equipment inventory at such location, which are factors considered in the selection and pricing of acquisition candidates. The average cost incurred by the Company through March 31, 1998 to convert acquired locations to the NationsRent format was approximately $0.9 million per location, which costs primarily related to increasing the breadth and depth of rental inventory.

          Open New Rental Locations. Once NationsRent has established a presence in a particular market, it seeks to open new locations in that geographic area or adjacent areas to enable it to offer a greater selection and availability of equipment, maximize its equipment inventory utilization rates and achieve economies of scale. The Company believes that this strategy will allow its new locations to achieve profitability at a faster rate than its competitors because these locations should (i) more quickly generate revenue as a result of the pre-existing market presence, name recognition and referrals from existing locations and (ii) have lower overhead costs due to the sharing of service, maintenance, administrative functions and personnel with the Company's established locations. Since August 1997, the Company has opened six new locations. The Company does not plan to open any additional new locations in 1998. However, the Company continues to evaluate the need for new locations as it acquires equipment rental companies in new markets. The cost of opening the Company's six new locations has varied depending on whether the Company has leased or purchased the underlying real property, the size of the location and the breadth and depth of inventory at each location. The average cost incurred by the Company through June 30, 1998 to open new locations was approximately $2.9 million per location. The Company's new locations have on average achieved profitability within approximately five months of their opening.

          Further Penetrate Industrial Rental Market. The Company believes that the equipment needs of industrial customers are underserved by the United States equipment rental market and, as a result, there are significant opportunities to further penetrate this market segment. NationsRent believes that by offering a comprehensive selection and available supply of rental equipment throughout an integrated nationally branded network of locations, industrial customers will become increasingly aware of the advantages of equipment rental relative to ownership, including reduced capital investment, reduced storage and maintenance expense, and greater access to the most modern equipment. The recent acquisition of The Bode-Finn Company ("Bode-Finn"), which has served industrial customers for over 40 years, has established the Company as a leading provider of rental equipment to industrial customers in several geographic markets.

ACQUISITIONS

     In furtherance of its growth strategy, NationsRent has acquired 16 equipment rental businesses with 65 locations. See "Business -- Acquisitions." These locations are concentrated in two regions, as set forth in the following table:

                                                                             DATE       NUMBER
REGION      MARKET SERVED                               ACQUIRED BUSINESS  ACQUIRED  OF LOCATIONS
------      -------------                               -----------------  --------  ------------
Midwest     Central/Northern Ohio                       Sam's                9/97          5
                                                        R&R                 12/97          2
                                                        Central              1/98          8
                                                        Bode-Finn            5/98          1
            Ohio River Valley                           Ashland             11/97          2
                                                        Titan               12/97          2
                                                        Bode-Finn            5/98          1
            Indianapolis/Northern Indiana               C&E                 12/97          6
                                                        RFL                  4/98          1
                                                        U-Rent-It            5/98          1
                                                        Jobs                 6/98          1
            Southwest Ohio/Northern Kentucky            Bode-Finn            5/98          4
                                                        Jobs                 6/98          1
            Louisville/Lexington, Kentucky              Bode-Finn            5/98          2
                                                        Jobs                 6/98          1
            Southwest Pennsylvania                      A-Action             6/98          1
            Detroit, Michigan                           J. Kelly             7/98          2
Gulf Coast  Southwest Florida                           Naples               4/98          2
                                                        Revco                4/98          2
            Florida Panhandle                           General Rental       7/98          6
            Southeast Texas                             Associated           7/98          4
                                                        General Rental       7/98          7
            Louisiana                                   Associated           7/98          3
                                                                                          --
                                                                            Total:        65
                                                                                          ==

RECENT DEVELOPMENTS

     The Company recently entered into letters of intent to acquire 14 equipment rental businesses with aggregate annual revenue of approximately $101.8 million and a total of 49 equipment rental locations. Each of these acquisitions is subject to a number of closing conditions, including the execution of definitive purchase agreements, and there can be no assurance that any of these acquisitions will be consummated.

     The Company's unaudited historical results of operations for the three and six months ended June 30, 1998 and the unaudited pro forma results of operations for the three and six months ended June 30, 1997 and 1998 are as follows:

                                                   HISTORICAL                       PRO FORMA AS ADJUSTED(1)
                                         ------------------------------    ------------------------------------------
                                                                           THREE MONTHS ENDED      SIX MONTHS ENDED
                                         THREE MONTHS      SIX MONTHS           JUNE 30,               JUNE 30,
                                             ENDED            ENDED        ------------------    --------------------
                                         JUNE 30, 1998    JUNE 30, 1998     1997       1998        1997        1998
                                         -------------    -------------    -------    -------    --------    --------
                                                         (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
Revenue..............................       $35,359          $44,398       $57,899    $66,895    $102,366    $115,293
Gross profit.........................        12,268           15,317        18,330     21,648      31,536      36,786
Operating income.....................         4,554            5,399         9,523      9,885      14,094      15,468
Net income...........................         1,200            1,293         3,860      3,595       5,111       5,227
Earnings per share:
  Basic..............................       $  0.04          $  0.05       $  0.09    $  0.08    $   0.12    $   0.12
  Diluted............................       $  0.04          $  0.05       $  0.09    $  0.08    $   0.12    $   0.12

---------------

(1) The pro forma as adjusted results of operations for the three and six months ended June 30, 1997 and 1998 give effect to the Acquisitions, the Founders' Additional Contribution, the Private Placement, certain borrowings under the Credit Facility and the Initial Public Offering as described in the "Pro Forma Consolidated Financial Statements" as if such transactions had occurred on the first day of the period presented.

     Pro forma for the Acquisitions, the Company's total revenue increased $9.0 million or 15.5% and $12.9 million or 12.6% for the three and six months ended June 30, 1998, respectively, as compared to the same periods in 1997. Pro forma rental revenue increased $5.2 million or 17.7% to $34.4 million and $9.7 million or 20.0% to $58.5 million for the three and six months ended June 30, 1998, respectively, as compared to the same periods in 1997. This increase was primarily due to increased capital expenditures and improved operations at the locations owned by the Company for the entire three and six month periods in 1998, as well as overall growth in the industry. The Company owned six of the Acquisitions for the entire second quarter, completed seven of the Acquisitions during the second quarter and completed three of the Acquisitions subsequent to the second quarter. For the six businesses the Company has owned since January 1998, pro forma rental revenue increased 32.3% and total revenue increased 21.8% for the six months ended June 30, 1998 as compared to the same period in 1997.

     Pro forma operating income increased $0.4 million or 3.8% and $1.4 million or 9.7% for the three and six months ended June 30, 1998, respectively, as compared to the same periods in 1997. As a percentage of revenue, second quarter pro forma operating income decreased from 16.4% in 1997 to 14.8% in 1998 and decreased from 13.8% in the first half of 1997 to 13.4% in the first half of 1998. Such decreases were due to corporate overhead expense totaling approximately $1.7 million and $2.1 million for the three and six month periods in 1998, respectively, that did not exist during the same periods in 1997. The overhead expense is primarily related to business development activities, operations management, sales and marketing, accounting, systems development and other administrative functions. Excluding the overhead expenses, pro forma operating income as a percentage of revenue would have been 17.3% and 15.3% for the three and six months ended June 30, 1998, respectively. For the six businesses the Company has owned since January 1998, operating income (exclusive of corporate overhead) increased 52.8% for the six months ended June 30, 1998 as compared to the same period in 1997.

     The Company was incorporated in the State of Delaware in August 1997. The Company's principal executive offices are located at 450 East Las Olas Boulevard, Fort Lauderdale, Florida 33301 and its telephone number is (954) 760-6550.

                                  THE OFFERING

Common Stock offered by the Selling Stockholders............  36,342,444 shares(1)
Common Stock to be outstanding after the Initial Public       43,118,694 shares(2)(3)
  Offering..................................................
Use of proceeds.............................................  The Company will not receive any proceeds from the sale of
                                                              shares of Common Stock hereby
                                                              offered by the Selling
                                                              Stockholders. See "Use of
                                                              Proceeds."
NYSE Symbol.................................................  "NRI"

---------------
(1) Includes 6,223,750 shares that are issuable upon conversion of convertible promissory notes and upon exercise of warrants.

(2) Does not include 1,950,000 shares of Common Stock which may be issued by the Company upon exercise of the over-allotment option of the underwriters of the Initial Public Offering.

(3) Does not include (i) 5,000,000 additional shares of Common Stock reserved for issuance in connection with options that may be granted under the 1998 Stock Option Plan that the Company expects to adopt prior to consummation of the Initial Public Offering (the "1998 Stock Option Plan"), (ii) 1,087,571 additional shares of Common Stock reserved for issuance in connection with certain outstanding options, (iii) 100,000 additional shares of Common Stock reserved for issuance in connection with certain outstanding warrants and
    (iv) 6,123,750 additional shares of Common Stock reserved for issuance in connection with certain convertible promissory notes of the Company. See "Management -- Stock Option Plan," "Description of Certain
    Indebtedness -- Promissory Notes" and "Description of Capital
    Stock -- Warrants and Options."

                                  RISK FACTORS

     Prospective purchasers of Common Stock in the Offering should carefully consider the risk factors set forth under "Risk Factors" beginning on page 9 and the other information included in this Prospectus prior to making an investment decision. See "Risk Factors."

          SUMMARY CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL DATA

                                                      HISTORICAL(1)
                                                      -------------                    HISTORICAL(1)
                                                                                       -------------       PRO FORMA AS
                                                        AUGUST 14       PRO FORMA                         ADJUSTED THREE
                                                       (INCEPTION)     AS ADJUSTED     THREE MONTHS        MONTHS ENDED
                                                         THROUGH        YEAR ENDED         ENDED           MARCH 31,(2)
                                                      DECEMBER 31,     DECEMBER 31,      MARCH 31,      ------------------
                                                          1997           1997(2)           1998          1997       1998
                                                      -------------    ------------    -------------    -------    -------
                                                                       (UNAUDITED)      (UNAUDITED)        (UNAUDITED)
                                                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Total revenue.......................................     $ 9,305         $213,848        $  9,039       $44,467    $48,398
Gross profit(3).....................................       3,892           76,632           3,050        13,206     15,138
Operating income(3).................................       2,527           36,742             845         4,571      5,583
Interest expense....................................         760           12,510             808         2,670      3,016
Income before provision for income taxes............       1,767           24,874             160         2,153      2,813
Net income..........................................     $ 1,001         $ 14,428        $     93       $ 1,251    $ 1,632
Basic earnings per share............................     $  0.04         $   0.33        $   0.00       $  0.03    $  0.04
Diluted earnings per share..........................     $  0.04         $   0.33        $   0.00       $  0.03    $  0.04

OTHER DATA:
Gross margin........................................        41.8%            35.8%           33.7%         29.7%      31.3%
Operating margin....................................        27.2%            17.2%            9.3%         10.3%      11.5%
Rental equipment purchases(4).......................     $ 2,461         $ 97,858        $ 19,584       $27,802    $42,447
Amortization of goodwill(3).........................         166            3,734             259           933        933
Depreciation and other amortization.................       1,644           25,391           1,264         5,664      6,625

                                                                HISTORICAL          PRO FORMA
                                                              --------------       AS ADJUSTED
                                                                  AS OF               AS OF
                                                              MARCH 31, 1998    MARCH 31, 1998(2)
                                                              --------------    -----------------
                                                               (UNAUDITED)         (UNAUDITED)
                                                                    (DOLLARS IN THOUSANDS)
SELECTED BALANCE SHEET DATA:
Rental equipment, net.......................................     $ 49,063           $201,829
Goodwill....................................................       41,388            149,349
Total assets................................................      102,778            403,688
Total debt..................................................       52,230            191,346
Stockholders' equity........................................       32,094            173,564

---------------

(1) The Acquisitions have been accounted for as purchases and, accordingly, the operations of the acquired businesses are included in the statement of operations data and other data from the date of acquisition.
(2) The pro forma as adjusted statement of operations data for the year ended December 31, 1997 and the three months ended March 31, 1997 and 1998 and the pro forma as adjusted selected balance sheet data as of March 31, 1998 give effect to the Acquisitions, the Founders' Additional Contribution, the Private Placement, certain borrowings under the Credit Facility and the Initial Public Offering as described in the "Pro Forma Consolidated Financial Statements" as if such transactions had occurred on the first day of the period presented, and in the case of the pro forma as adjusted balance sheet data, as of March 31, 1998. See "Use of Proceeds," "Risk Factors -- Substantial Leverage," "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Certain Transactions" and the Company's pro forma and historical financial statements and related notes.
(3) The amortization period for rental equipment depreciation ranges from two to ten years. The amortization period for goodwill is 40 years.
(4) Rental equipment purchases represent the purchase price of rental equipment inventory acquired during the period.

                                  RISK FACTORS

     An investment in the shares of Common Stock offered hereby involves a high degree of risk. In addition to the other information contained in this Prospectus, prospective investors should consider the following factors carefully in evaluating an investment in the Common Stock offered hereby. This Prospectus contains "forward-looking statements" relating to, without limitation, future economic performance, plans and objectives of management for future operations, and projections of revenue and other financial items that are based on the beliefs of, assumptions made by and information currently available to the Company's management. The words "expect," "estimate," "anticipate," "believe," "intend," "plan" and similar expressions and variations thereof are intended to identify forward-looking statements. The cautionary statements set forth in this "Risk Factors" section and elsewhere in this Prospectus identify important factors with respect to such forward-looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from those expressed in or implied by such forward-looking statements.

LIMITED OPERATING HISTORY

     The Company was formed in August 1997 and commenced operations in September 1997 with its acquisition of Sam's Equipment Rental, Inc. and Gabriel Trailer Manufacturing Company, Inc. (collectively, "Sam's"). Accordingly, the Company has only a limited operating history upon which an evaluation of the Company, its growth strategy and its prospects can be based. The Company's prospects must be evaluated in light of the risks, expenses and difficulties frequently encountered by companies in the early stages of development. Although the Company has experienced growth in revenue and net income recently, there can be no assurance that growth or profitability can or will be sustained or that the Company's strategy of building a network of nationally branded equipment rental locations will lead to growth or profitability.

ACQUISITION AND INTEGRATION RISKS

     Since its inception in August 1997, the Company has acquired 16 equipment rental businesses operating 65 locations in nine states. The Company intends to continue this rapid growth by continuing to make acquisitions, opening new locations and converting acquired locations to the Company's format. There can be no assurance that the Company will be able to identify acquisition candidates or suitable new locations or obtain financing for acquisitions or internal expansion on satisfactory terms, or at all. In the event that suitable acquisition candidates are not identifiable or to the extent that acquisitions are prohibitively costly, the Company may be forced to alter its growth strategy. The Company's growth strategy presents the risks inherent in assessing the value, strengths and weaknesses of growth opportunities, in evaluating the costs and uncertain returns of expanding the operations of the Company, and in integrating acquisitions with existing operations. The Company expects that its growth strategy may affect short-term cash flow and net income as the Company increases the amount of its indebtedness and incurs expenses to open new locations, make acquisitions and expand its rental inventory. As a result, the Company's revenue and operating results may fluctuate. There can be no assurance that the Company will successfully expand, that any acquired businesses will be successfully integrated into the Company's operations or that any expansion will result in profitability. The failure of the Company to successfully implement its growth strategy may have a material adverse effect on the Company's business, financial condition, results of operations or prospects or the market price of the Common Stock.

     The Company's anticipated growth will place significant demands on the Company's management and its operational, financial and marketing resources. In connection with acquisitions and the opening of new locations, the Company anticipates experiencing growth in the number of its employees, the scope of its operating and financial systems and the geographic area of its operations. The Company believes this growth will increase the operating complexity of the Company and the level of responsibility exercised by both existing and new management personnel. To manage this expected growth, the Company intends to invest further in its operating and financial systems and to continue to expand, train and manage its employee base. There can be no assurance that the Company will be able to attract and retain qualified management and employees or that the Company's current operating and financial systems and controls will be adequate as the Company grows or that any steps taken to improve such systems and controls will be sufficient. The failure of the Company to successfully integrate and manage its growth may have a material adverse effect on the Company's business, financial condition, results of operations or prospects or the market price of the Common Stock.

     There may be liabilities that the Company fails or is unable to discover in the course of performing due diligence investigations on each company or business it has acquired or seeks to acquire in the future, including liabilities arising from non-compliance with applicable federal, state or local environmental requirements by prior owners and for which the Company, as a successor owner, may be responsible. The Company seeks to minimize the risk by conducting such due diligence, including environmental reviews, as it deems appropriate under the circumstances, but there can be no assurance that reasonable due diligence efforts will result in the identification of all existing conditions or risks. The Company also generally seeks to obtain rights to indemnification from each seller of acquired businesses or properties, which indemnification obligation may be supported by deferring payment of a portion of the purchase price or other appropriate security. However, there can no assurance that such indemnification, even if obtained, will be enforceable, collectible or sufficient in amount, scope or duration to fully offset the possible liabilities associated with the business or property acquired. Any such liabilities, individually or in the aggregate, could have a material adverse effect on the Company's business, financial condition, results of operations or prospects.

DEPENDENCE ON ADDITIONAL CAPITAL FOR FUTURE GROWTH

     The Company's ability to remain competitive, sustain its growth and expand its operations through new locations and acquisitions largely depends on its access to capital. In addition, the Company must make ongoing capital expenditures to update and maintain the condition of its rental equipment inventory in order to provide its customers with high-quality equipment. To date, the Company has financed capital expenditures and acquisitions primarily through private equity, bank financing, vendor financing and the issuance of promissory notes. To implement its growth strategy and meet its capital needs, the Company plans to issue additional equity securities and incur additional indebtedness in the future. In addition, the Company may seek to increase its $265 million revolving credit facility (the "Credit Facility") from time to time after consummation of the Initial Public Offering. The Company intends to use the net proceeds of the Initial Public Offering to repay borrowings under the Credit Facility and may in the future issue additional equity or debt securities to repay additional outstanding amounts under the Credit Facility. Borrowings under the Credit Facility mature and must be repaid in full in July 2001. There can be no assurance that any of such increases or any additional capital, if and when required, will be available on terms acceptable to the Company, or at all. Failure by the Company to obtain sufficient additional capital in the future could force the Company to curtail its growth or delay capital expenditures, which could have a material adverse effect on the Company's business, financial condition, results of operations or prospects or the market price of the Common Stock.

     The Company's ability to finance future acquisitions, new locations and internal growth is currently limited by the covenants contained in the Credit Facility, including a number of covenants that, among other things, restrict the ability of the Company to dispose of assets or merge, incur debt, pay dividends, repurchase or redeem capital stock, create liens, make non-rental equipment capital expenditures and make certain investments or acquisitions and otherwise restrict corporate activities. The Credit Facility also contains, among other covenants, requirements that the Company maintain specified financial ratios, including minimum cash flow levels and interest coverage. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources," "Business -- Growth Strategy" and "Description of Certain Indebtedness."

SUBSTANTIAL LEVERAGE

     The Company has a substantial amount of indebtedness. As of March 31, 1998, on a pro forma basis after giving effect to the Acquisitions, an additional equity contribution of $17.4 million from the Company's founders (the "Founders' Additional Contribution"), a $27.6 million private placement of shares of Common Stock (the "Private Placement"), certain borrowings under the Credit Facility, the Initial Public Offering and the application of the estimated net proceeds therefrom, the Company would have had total indebtedness of approximately $191.3 million.

     The degree to which the Company is leveraged could have important consequences to holders of the Common Stock including, but not limited to, the following: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or general corporate or other purposes may be limited; (ii) a substantial portion of the Company's cash flow from operations will be dedicated to the payment of the principal of, and interest on, its indebtedness; (iii) the agreements governing the Company's long-term indebtedness will contain certain restrictive financial and operating covenants that could limit the Company's ability to compete and expand; and (iv) the Company's substantial leverage may make it more vulnerable to economic downturns, limit its ability to withstand competitive pressures and reduce its flexibility in responding to changing business and economic conditions. See "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," "Description of Certain Indebtedness" and the Consolidated Financial Statements included elsewhere in this Prospectus.

COMPETITION

     The equipment rental industry is highly competitive. The Company's competitors include large national rental companies, equipment manufacturers, regional corporations, smaller independent businesses, and equipment vendors and dealers who both sell and rent equipment to customers. Some of the Company's competitors have greater financial resources, are more geographically diverse, and have greater name recognition than the Company. There can be no assurance that the Company will not encounter increased competition from existing competitors or new market entrants, such as equipment manufacturers, that may be significantly larger and have greater financial and marketing resources than the Company. If existing or future competitors reduce prices to gain or retain market share and the Company must also reduce prices to remain competitive, it could have a material adverse effect on the Company's business, financial condition, results of operations or prospects. Additionally, existing or future competitors may seek to compete with the Company for acquisition candidates or new locations, which may have the effect of increasing acquisition prices and reducing the number of suitable acquisition candidates or expansion locations which could have a material adverse effect on the Company's growth strategy, its business, financial condition, results of operations or prospects or the market price of the Common Stock. See "Business -- Competition."

SEASONALITY AND QUARTERLY FLUCTUATIONS IN REVENUE AND OPERATING RESULTS

     Many of the Company's current locations are in the Midwest region of the United States. During the winter months of December through March, the Company experiences a slowdown in rentals to construction customers as a result of adverse weather conditions. In addition, the Company's revenue and operating results have varied throughout the year and are expected to continue to fluctuate in the future due to a number of factors, including (i) general economic conditions in the Company's markets, (ii) the timing of acquisitions and new location openings and related costs, (iii) the effectiveness of integrating acquired businesses and new locations, (iv) rental patterns of the Company's customers and (v) price changes in response to competitive factors. The Company incurs various costs in establishing or integrating newly acquired or opened locations, and the profitability of a new location is generally expected to be lower in the initial months of operation.

LIABILITY AND INSURANCE

     The Company's business exposes it to possible claims for personal injury or death resulting from the use of equipment rented or sold by the Company and from injuries caused in motor vehicle accidents in which Company delivery and service personnel are involved. The Company carries comprehensive insurance subject to deductibles at levels it believes are sufficient to cover existing and future claims. Although the Company has not experienced any material losses that were not covered by insurance, there can be no assurance that existing or future claims will not exceed the level of the Company's insurance or that such insurance will continue to be available on economically reasonable terms, or at all.

ENVIRONMENTAL AND SAFETY REGULATION

     The Company's equipment, facilities and operations are subject to certain federal, state and local laws and regulations relating to environmental protection and occupational health and safety, including those governing wastewater discharges, the use, treatment, storage and disposal of solid and hazardous wastes and materials, air quality and the remediation of contamination associated with the release of hazardous substances. Certain of the Company's existing and former locations use and have used, substances, and currently generate or have generated or disposed of wastes, which are or may be considered hazardous or otherwise are subject to applicable environmental requirements.

     In particular, the Company stores and dispenses, or has in the past stored and dispensed, petroleum products from aboveground storage tanks and, in certain cases, underground storage tanks at its locations. The Company also uses hazardous materials, including solvents, to clean and maintain equipment, and generates and disposes of solid and hazardous wastes, including batteries, used motor oil, radiator fluid and solvents. In connection with such activities, the Company has incurred minimal capital expenditures and other compliance costs which are expensed on a current basis and which, to date, have not been material to the Company's financial condition. Based on currently available information, the Company believes that the possibility is remote that it will have to incur material capital expenditures or other material compliance or remediation costs for environmental and safety matters in the foreseeable future. There can be no assurance, however, that environmental and safety requirements will not become more stringent or be interpreted and applied more stringently in the future, or that the Company will not identify adverse environmental conditions that are not currently known to the Company. Such future changes or interpretations, or the identification of such adverse environmental conditions, could result in additional environmental compliance or remediation costs not currently anticipated by the Company, which could have a material adverse effect on the Company's business, financial condition, results of operations or prospects or the market price of the Common Stock. See "Business -- Environmental and Safety Regulation."

DEPENDENCE ON EXECUTIVE OFFICERS AND DIRECTORS

     The Company's future success depends to a significant extent on retaining the services of certain executive officers and directors. The Company does not maintain key man insurance. The loss of the services of key employees or directors (whether such loss is through resignation or other causes) or the inability to attract additional qualified personnel could have a material adverse effect on the Company's business, financial condition, results of operations or prospects or the market price of the Common Stock.

SIGNIFICANT STOCKHOLDERS

     Following the Initial Public Offering, the executive officers and directors of the Company, including H. Wayne Huizenga, will own approximately 37.8% of the outstanding Common Stock (36.2% if the Underwriters' over-allotment option is exercised in full). In addition, H. Family Investments, Inc., a Florida corporation controlled by H. Wayne Huizenga, Jr., Mr. Huizenga's son, will own approximately 27.8% of the outstanding Common Stock (26.6% if the Underwriter's over-allotment option is exercised in full). Additionally, certain trusts for the benefit of family members of Mr. Huizenga and certain associates of Mr. Huizenga (collectively, the "Huizenga Investors") are expected to purchase in the Initial Public Offering an aggregate of 3,125,000 shares of Common Stock, which will represent approximately 7.2% of the outstanding Common Stock (6.9% if the Underwriters' over-allotment option is exercised in full). As a result, the executive officers and directors of the Company will, together with H. Family Investments, Inc. and the Huizenga Investors, be able to exercise a controlling influence over the outcome of matters submitted to the Company's stockholders for approval, including the election of directors.

SHARES ELIGIBLE FOR FUTURE SALE

     Immediately following the consummation of the Initial Public Offering, the Company will have 43,118,694 shares of Common Stock outstanding (45,068,694 shares if the Underwriters' over-allotment option is exercised in full), including 30,118,694 outstanding shares of Common Stock presently beneficially owned by existing stockholders. The 13,000,000 shares of Common Stock to be sold pursuant to the Initial Public Offering (14,950,000 shares if the Underwriters' over-allotment option is exercised in full) will be eligible for sale without restriction under the Securities Act in the public market after the consummation of the Offering by persons other than affiliates of the Company. Sales of shares by "affiliates" of the Company, as the term is defined in Rule 144 under the Securities Act ("Affiliates"), will be subject to Rule 144. The Company and the officers, directors and certain security holders of the Company, who will beneficially own in the aggregate 30,118,694 outstanding shares and securities convertible into or exercisable for 6,223,750 shares of Common Stock immediately prior to the consummation of the Offering, have agreed with the Underwriters (the "Lock-up Agreements") not to offer, sell or otherwise dispose of any shares of Common Stock or any security convertible into, exercisable for or exchangeable for shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of Bear, Stearns & Co. Inc., except that (i) stockholders may make transfers as gifts if the donee agrees to be bound by a Lock-up Agreement, (ii) certain security holders will be permitted to pledge or margin their shares in a bona fide loan transaction with a third party lender, (iii) the Company may at any time and from time to time issue shares of Common Stock to third parties as consideration for the Company's acquisition from such third parties of equipment rental businesses and (iv) the Company may issue options pursuant to the 1998 Stock Option Plan and shares of Common Stock upon the exercise of certain options granted to non-employee directors. The Company may issue shares of Common Stock in connection with acquisitions prior to the expiration of the 180-day lock-up period. The Company is not aware of any officer, director or other security holder that plans to offer or sell any shares of Common Stock prior to the expiration of the 180-day lock-up period.

     Following the expiration or waiver of the foregoing restrictions on dispositions and any applicable holding periods under Rule 144, 30,118,694 outstanding shares of Common Stock owned by existing stockholders will be available for sale in the public market pursuant to Rule 144 (including the volume and other limitations set forth therein). In connection with the Private Placement, the Company agreed to use its reasonable efforts following consummation of the Initial Public Offering to register for resale shares of Common Stock issued in the Private Placement. In addition, in connection with certain of the Acquisitions, the Company has agreed to register for resale the shares of Common Stock issuable upon exercise of certain warrants and upon conversion of certain convertible promissory notes. The Company has filed the Registration Statement of which this Prospectus is a part to register for resale on a continuous basis from time to time, subject to the Lock-up Agreements, the 36,342,444 Shares of Common Stock hereunder, 30,118,694 shares of which are held by the Company's existing stockholders and 6,223,750 shares of which are issuable upon exercise or conversion of outstanding warrants and convertible promissory notes. The Company intends to maintain the continuous effectiveness of this Registration Statement including through filing post-effective amendments, indefinitely. The purpose of this resale Registration Statement is to provide liquidity to the Selling Stockholders, some of whom will have the ability to pledge or margin their shares of Common Stock in connection with a bona fide loan transaction with a third party lender. The shares of Common Stock covered by this resale Registration Statement will be freely tradeable subject to Lock-up Agreements, which prohibit the Selling Stockholders from selling or otherwise disposing of any shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of Bear, Stearns & Co. Inc. In addition, the Company intends to register on a registration statement on Form S-8 shares of Common Stock reserved for issuance upon exercise of options that may be granted to certain employees and non-employee directors under the 1998 Stock Option Plan and otherwise. The Company may also from time to time file registration statements covering the issuance and/or resale of shares of Common Stock which may be issued in potential future acquisitions. See "Management -- Stock Option Plan," "Description of Certain
Indebtedness -- Promissory Notes" and "Description of Capital Stock -- Warrants and Options."

     No prediction can be made as to the effect, if any, that market sales of shares held by the Company's existing stockholders or future stockholders, or the availability of such shares for future sales, or market sales of shares sold in the Initial Public Offering or in the Offering pursuant to this Prospectus or the availability of such shares for future sales, will have on the market price of the Common Stock from time to time. Sales of significant amounts of Common Stock in the public market could materially adversely affect the market price of the Common Stock or could materially impair the Company's future ability to realize capital through an offering of equity securities. See "Shares Eligible for Future Sale."

DILUTION

     Investors may experience dilution as a result of shares of Common Stock being issued in future business acquisitions and as a result of the issuance and exercise of stock options. See "Shares Eligible for Future Sale."

NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

     Prior to the Initial Public Offering, there has been no public market for the Common Stock, and there can be no assurance that an active trading market will develop or be sustained after the Initial Public Offering. The initial public offering price was determined through negotiations between the Company and representatives of the Underwriters. There can be no assurance that future market prices of the Common Stock will equal or exceed the estimated range set forth on the cover page of this Prospectus. After completion of the Initial Public Offering, the market price of the Common Stock could be subject to significant variation due to fluctuations in the Company's operating results, changes in earnings estimates by investment analysts, the success or failure of the Company's growth strategy, and changes in business or regulatory conditions affecting the Company. In addition, the stock market has from time to time experienced extreme price fluctuations which have often been unrelated to the operating performance of the affected companies. Such fluctuations could materially adversely affect the market price of the Common Stock.

ABSENCE OF DIVIDENDS

     The terms of the Credit Facility restrict the Company from paying dividends on its Common Stock. The Company does not expect to pay dividends on its Common Stock in the foreseeable future. See "Dividend Policy."

EFFECTS OF YEAR 2000 ISSUE

     The Company's management information system is being developed to ensure that it is Year 2000 compliant. Although the Company does not believe it will suffer any major effects from the Year 2000 issue, there can be no assurance that the Company, or any business acquired by the Company, or any of the Company's customers or vendors will not experience interruptions of operations because of Year 2000 problems. The Company expects to convert all of the systems of the businesses it acquires to the Company's system as soon as practicable after each acquisition is completed. There can be no assurance, however, that all such systems will be converted prior to December 31, 1999. Although the Company does not expect to incur significant expense to address the Year 2000 issue, Year 2000 problems might require the Company to incur unanticipated expenses and such expenses could have a material adverse effect on the Company's business, financial condition, results of operations or prospects.

                                USE OF PROCEEDS

     This Prospectus relates to Shares being offered and sold for the accounts of the Selling Stockholders. The Company will not receive any proceeds from the sale of the Shares but will pay all expenses related to the registration of the Shares. See "Plan of Distribution."

                                DIVIDEND POLICY

     The Company has not paid any dividends in the past and presently anticipates that, following the completion of the Offering, earnings, if any, will be retained for the development of its business and that no dividends on the Common Stock will be declared in the foreseeable future. In addition, the terms of the Credit Facility restrict the Company's ability to declare or pay dividends. See "Description of Certain Indebtedness -- Credit Facility." Any future dividends will be subject to the discretion of the Company's Board of Directors and will depend upon, among other things, future earnings, the operating and financial condition of the Company, its capital requirements and general business conditions.

                                 CAPITALIZATION

     The following table sets forth the unaudited capitalization of the Company as of March 31, 1998 (i) on a historical basis, (ii) pro forma for the Acquisitions, the Founders' Additional Contribution, the Private Placement and certain borrowings under the Credit Facility and (iii) pro forma for the Acquisitions, the Founders' Additional Contribution, the Private Placement and certain borrowings under the Credit Facility and as adjusted for the Initial Public Offering (including the application of the net proceeds therefrom to repay indebtedness under the Credit Facility). This table should be read in conjunction with the Pro Forma Consolidated Financial Statements and the Company's Consolidated Financial Statements included elsewhere in this Prospectus.

                                                                    AS OF MARCH 31, 1998
                                                              ---------------------------------
                                                                                     PRO FORMA
                                                              ACTUAL    PRO FORMA   AS ADJUSTED
                                                              -------   ---------   -----------
                                                                   (DOLLARS IN THOUSANDS)
Debt:
  Notes payable to financial institutions...................  $26,100   $168,358     $ 71,888
  Senior equipment obligations and other notes..............    9,097     62,968       62,968
  Subordinated promissory notes.............................    5,943      7,500        7,500
  Subordinated convertible notes............................   11,090     48,990       48,990
                                                              -------   --------     --------
          Total debt........................................   52,230    287,816      191,346
                                                              -------   --------     --------
Stockholders' equity:
  Preferred Stock, $0.01 par value, 5,000,000 shares
     authorized; no shares issued and outstanding...........       --         --           --
  Common Stock, $0.01 par value, 250,000,000 shares
     authorized; 25,000,000 shares issued and outstanding,
     30,118,694 shares issued and outstanding pro forma, and
     43,118,694 shares issued and outstanding pro forma as
     adjusted(1)............................................      250        301          431
  Additional paid-in capital................................   30,750     75,699      172,039
  Retained earnings.........................................    1,094      1,094        1,094
                                                              -------   --------     --------
          Total stockholders' equity........................   32,094     77,094      173,564
                                                              -------   --------     --------
          Total capitalization..............................  $84,324   $364,910     $364,910
                                                              =======   ========     ========

---------------

(1) Does not include (i) 1,087,571 shares issuable upon the exercise of outstanding options with exercise prices ranging from $2.96 to $6.69 per share and a weighted average exercise price of $5.33, (ii) 5,000,000 shares reserved for issuance in connection with options that may be granted under the 1998 Stock Option Plan, (iii) 6,123,750 shares issuable upon conversion of certain convertible promissory notes, (iv) 100,000 shares issuable upon the exercise of outstanding warrants and (v) 1,950,000 shares of Common Stock issuable upon exercise of the over-allotment option of the underwriters of the Initial Public Offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations,"
    "Management -- Stock Option Plan," "Certain Relationships and Transactions," "Description of Certain Indebtedness -- Promissory Notes" and "Description of Capital Stock -- Warrants and Options."

                                    DILUTION

DILUTION TO INVESTORS IN COMMON STOCK

     As of March 31, 1998, on a pro forma basis, after giving effect to the Acquisitions, the Founders' Additional Contribution and the Private Placement, the Company had an aggregate of 30,118,694 shares of Common Stock outstanding. Net tangible book value per share of Common Stock is equal to the stockholders' equity less the net book value of goodwill and identified intangible assets, divided by the number of shares outstanding. After giving effect to the sale of 13,000,000 shares of Common Stock in the Initial Public Offering and the application of the estimated net proceeds therefrom to repay indebtedness under the Credit Facility, the pro forma net tangible book value of the Company as of March 31, 1998 would have been approximately $24,081,000 or $0.56 per share. This represents an immediate increase in net tangible book value of $2.96 per share of Common Stock to existing stockholders and an immediate dilution in net tangible book value of $7.44 per share of Common Stock to new investors purchasing shares in the Initial Public Offering. The following table illustrates this per share dilution:

Initial public offering price per share.....................  $ 8.00
     Net tangible book value per share before the Initial
      Public Offering.......................................   (2.40)
     Increase per share attributable to new
      investors(1)(2).......................................    2.96
Pro forma net tangible book value per share after the
  Initial Public Offering(1)(2).............................    0.56
                                                              ------
Dilution per share to new investors(2)......................  $ 7.44
                                                              ======

---------------
(1) After deduction of estimated expenses of the Initial Public Offering payable by the Company (including the underwriting discounts and commissions).

(2) Assumes that none of the Company's options, warrants or convertible promissory notes outstanding at March 31, 1998 is exercised and that the over-allotment option of the underwriters of the Initial Public Offering is not exercised. See "Management -- Stock Option Plan," "Description of Certain Indebtedness" and "Description of Capital Stock -- Warrants and Options." If the Underwriters' over-allotment option is exercised in full, the dilution will be $7.14 per share.

COMPARISON OF CAPITAL CONTRIBUTIONS

     The following table summarizes, as of March 31, 1998, on a pro forma basis, after giving effect to the Founders' Additional Contribution, the Private Placement and the Initial Public Offering, the differences between existing stockholders and new investors in the Initial Public Offering with respect to
(i) the number of shares of Common Stock purchased from the Company, (ii) the total consideration paid to the Company and (iii) the average price paid per share.

                                              SHARES PURCHASED      TOTAL CONSIDERATION
                                            --------------------   ----------------------   AVERAGE PRICE
                                              NUMBER     PERCENT      AMOUNT      PERCENT     PER SHARE
                                            ----------   -------   ------------   -------   -------------
Existing Stockholders.....................  30,118,694      70%    $ 76,000,000      42%       $ 2.52
New Investors.............................  13,000,000      30      104,000,000      58          8.00
                                            ----------     ---     ------------     ---        ------
          Total...........................  43,118,694     100%    $180,000,000     100%       $ 4.17
                                            ==========     ===     ============     ===        ======

     The table above assumes that none of the Company's options, warrants or convertible promissory notes outstanding at March 31, 1998 is exercised and that the over-allotment option of the underwriters of the Initial Public Offering is not exercised. See "Management -- Stock Option Plan," "Description of Certain Indebtedness" and "Description of Capital Stock -- Warrants and Options." If the over-allotment option of the underwriters of the Initial Public Offering is exercised in full, the Average Price Per Share to Existing Stockholders, New Investors and Total will be $2.52, $8.00 and $4.34, respectively.

                 SELECTED CONSOLIDATED HISTORICAL AND PRO FORMA
                   FINANCIAL INFORMATION AND OPERATIONS DATA

     The following selected consolidated financial information summarizes (i) the statement of operations data and balance sheet data for Sam's (the "Predecessor Company") for the fiscal years ended March 31, 1994 and 1995, and the selected balance sheet data as of March 31, 1996, which have been derived from the unaudited consolidated financial statements of the Predecessor Company not included herein, (ii) the statement of operations data for the Predecessor Company for the fiscal years ended March 31, 1996 and 1997 and the five months ended August 31, 1997 and the selected balance sheet data as of March 31, 1997 and August 31, 1997, which have been derived from the audited consolidated financial statements of the Predecessor Company included elsewhere in this Prospectus, (iii) the statement of operations data of the Company for the period from August 14, 1997 (inception) through December 31, 1997, and selected balance sheet data as of December 31, 1997, which have been derived from the audited consolidated financial statements of the Company appearing elsewhere in this Prospectus, (iv) the consolidated statement of operations data of the Company for the three months ended March 31, 1998 and the selected balance sheet data as of March 31, 1998, which have been derived from the unaudited consolidated financial statements of the Company included elsewhere in this Prospectus which, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the Company's results of operations and financial position at such date and for such period, and (v) the pro forma consolidated statement of operations data for the twelve months ended December 31, 1997 and the three months ended March 31, 1997 and 1998 and selected pro forma balance sheet data as of March 31, 1998, which has been derived from the unaudited pro forma consolidated financial statements included elsewhere in this Prospectus. The other data has been derived from the consolidated financial statements referred to above for the applicable periods. The selected consolidated historical and pro forma financial information and operating data presented below should be read in conjunction with the Company's Consolidated Financial Statements, the unaudited pro forma consolidated financial statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Prospectus.

                                                   PREDECESSOR COMPANY                  THE COMPANY(1)
                                     ------------------------------------------------   ------------

                                                                                         AUGUST 14
                                                                            APRIL 1     (INCEPTION)
                                         FISCAL YEAR ENDED MARCH 31,        THROUGH       THROUGH
                                     -----------------------------------   AUGUST 31,   DECEMBER 31,
                                      1994     1995     1996      1997        1997          1997
                                     ------   ------   -------   -------   ----------   ------------
                                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenue:
 Equipment rentals.................  $5,376   $7,237   $11,871   $15,328    $ 8,515       $ 7,410
 Sales of equipment, parts and
   supplies........................   1,768    2,367     4,302     4,177      1,205         1,895
                                     ------   ------   -------   -------    -------       -------
       Total revenue...............   7,144    9,604    16,173    19,505      9,720         9,305
Cost of revenue:
 Cost of equipment rentals,
   excluding depreciation..........   2,549    3,442     4,380     6,029      2,193         2,196
 Rental equipment
   depreciation(3).................     598    1,842     2,053     3,465      1,848         1,526
 Cost of sales of equipment, parts
   and supplies....................   1,919    1,156     4,491     2,791        984         1,691
                                     ------   ------   -------   -------    -------       -------
       Total cost of revenue.......   5,066    6,440    10,924    12,285      5,025         5,413
                                     ------   ------   -------   -------    -------       -------
Gross profit.......................   2,078    3,164     5,249     7,220      4,695         3,892
 Selling, general and
   administrative expenses.........     865    1,634     2,972     3,564      1,683         1,081
 Non-rental equipment depreciation
   and amortization(3).............      53      162       180       238        115           284
                                     ------   ------   -------   -------    -------       -------
Operating income...................   1,160    1,368     2,097     3,418      2,897         2,527
                                     ------   ------   -------   -------    -------       -------
Other (income)/expense:
 Interest expense..................     162      239       583       866        580           760
 Other (income)/expense, net.......     (96)    (353)     (196)     (203)        62            --
                                     ------   ------   -------   -------    -------       -------
                                         66     (114)      387       663        642           760
                                     ------   ------   -------   -------    -------       -------
Income before provision for income
 taxes.............................   1,094    1,482     1,710     2,755      2,255         1,767
 Provision for income taxes........     438      593       732     1,128        939           766
                                     ------   ------   -------   -------    -------       -------
Net income.........................  $  656   $  889   $   978   $ 1,627    $ 1,316       $ 1,001
                                     ======   ======   =======   =======    =======       =======
Basic earnings per share(4)........                                                       $  0.04
                                                                                          =======
Diluted earnings per share(4)......                                                       $  0.04
                                                                                          =======
OTHER DATA:
 Gross margin......................    29.1%    32.9%     32.5%     37.0%      48.3%         41.8%
 Operating margin..................    16.2%    14.2%     13.0%     17.5%      29.8%         27.2%
 Rental equipment purchases(5).....                    $ 8,799   $ 8,101    $ 1,775       $ 2,461
 Amortization of goodwill(3).......      --       --        --        --         --           166
 Depreciation and other
   amortization....................  $  651   $2,004     2,233     3,703      1,963         1,644

                                                    THE COMPANY(1)
                                     -------------------------------------------------
                                                                       PRO FORMA AS
                                      PRO FORMA                       ADJUSTED THREE
                                     AS ADJUSTED    THREE MONTHS       MONTHS ENDED
                                      YEAR ENDED       ENDED           MARCH 31,(2)
                                     DECEMBER 31,    MARCH 31,      ------------------
                                       1997(2)          1998         1997       1998
                                     ------------   ------------    -------    -------
                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenue:
 Equipment rentals.................    $112,080       $  5,911      $19,479    $24,048
 Sales of equipment, parts and
   supplies........................     101,768          3,128       24,988     24,350
                                       --------       --------      -------    -------
       Total revenue...............     213,848          9,039       44,467     48,398
Cost of revenue:
 Cost of equipment rentals,
   excluding depreciation..........      38,006          2,661        8,143     10,172
 Rental equipment
   depreciation(3).................      24,313          1,076        5,384      6,274
 Cost of sales of equipment, parts
   and supplies....................      74,897          2,252       17,734     16,814
                                       --------       --------      -------    -------
       Total cost of revenue.......     137,216          5,989       31,261     33,260
                                       --------       --------      -------    -------
Gross profit.......................      76,632          3,050       13,206     15,138
 Selling, general and
   administrative expenses.........      35,078          1,758        7,422      8,271
 Non-rental equipment depreciation
   and amortization(3).............       4,812            447        1,213      1,284
                                       --------       --------      -------    -------
Operating income...................      36,742            845        4,571      5,583
                                       --------       --------      -------    -------
Other (income)/expense:
 Interest expense..................      12,510            808        2,670      3,016
 Other (income)/expense, net.......        (642)          (123)        (252)      (246)
                                       --------       --------      -------    -------
                                         11,868            685        2,418      2,770
                                       --------       --------      -------    -------
Income before provision for income
 taxes.............................      24,874            160        2,153      2,813
 Provision for income taxes........      10,446             67          902      1,181
                                       --------       --------      -------    -------
Net income.........................    $ 14,428       $     93      $ 1,251    $ 1,632
                                       ========       ========      =======    =======
Basic earnings per share(4)........    $   0.33       $   0.00      $  0.03    $  0.04
                                       ========       ========      =======    =======
Diluted earnings per share(4)......    $   0.33       $   0.00      $  0.03    $  0.04
                                       ========       ========      =======    =======
OTHER DATA:
 Gross margin......................        35.8%          33.7%        29.7%      31.3%
 Operating margin..................        17.2%           9.3%        10.3%      11.5%
 Rental equipment purchases(5).....    $ 97,858       $ 19,584      $27,802    $42,447
 Amortization of goodwill(3).......       3,734            259          933        933
 Depreciation and other
   amortization....................      25,391          1,264        5,664      6,625

                                                   PREDECESSOR COMPANY                                 THE COMPANY
                                    -------------------------------------------------   -----------------------------------------
                                                                                                                       PRO FORMA
                                                                                                                      AS ADJUSTED
                                              AS OF MARCH 31,                AS OF         AS OF          AS OF          AS OF
                                    ------------------------------------   AUGUST 31,   DECEMBER 31,    MARCH 31,      MARCH 31,
                                     1994     1995      1996      1997        1997          1997           1998         1998(2)
                                    ------   -------   -------   -------   ----------   ------------   ------------   -----------
                                                                       (DOLLARS IN THOUSANDS)
SELECTED BALANCE SHEET DATA:
 Rental equipment, net............  $3,244   $ 8,907   $14,722   $21,789    $21,886       $30,619        $ 49,063      $201,829
 Goodwill.........................      --        --        --        --         --        36,686          41,388       149,349
 Total assets.....................   5,888    10,948    17,423    27,614     29,088        79,157         102,778       403,688
 Total debt.......................   3,595     5,871     9,944    16,100     16,559        42,928          52,230       191,346
 Stockholders' equity.............   1,206     1,862     2,840     4,467      5,768        26,001          32,094       173,564

---------------

(1) The Acquisitions have been accounted for as purchases and, accordingly, the operations of the acquired businesses are included in the statement of operations data and other data from the date of acquisition.
(2) The pro forma as adjusted statement of operations data for the year ended December 31, 1997 and the three months ended March 31, 1997 and 1998 and the pro forma as adjusted selected balance sheet data as of March 31, 1998 give effect to the Acquisitions, the Founders' Additional Contribution, the Private Placement, certain borrowings under the Credit Facility and the Initial Public Offering as described in the "Pro Forma Consolidated Financial Statements" as if such transactions had occurred on the first day of the period presented, and in the case of the pro forma as adjusted balance sheet data, as of March 31, 1998. See "Use of Proceeds," "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Certain Transactions" and the Company's pro forma and historical financial statements and related notes.
(3) The amortization period for rental equipment depreciation ranges from two to ten years. The amortization period for goodwill is 40 years.
(4) Earnings per share data is not included for the Predecessor Company on a historical basis as such information would not be representative of the capital structure of the Company after the Offering.
(5) Rental equipment purchases represent the purchase price of rental equipment inventory acquired during the period.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis of the Company's consolidated results of operations and financial condition should be read in conjunction with the Consolidated Financial Statements, and the unaudited Pro Forma Consolidated Financial Information and the "Selected Consolidated Historical and Pro Forma Consolidated Financial Information and Operating Data" included elsewhere in this Prospectus.

GENERAL

     NationsRent is one of the fastest growing equipment rental companies in the United States. The Company believes it can take advantage of the fragmentation in the equipment rental industry and the absence of an equipment rental company with significant market share to achieve a leading market position by creating an integrated network of nationally branded locations offering broad product selection and superior customer service. NationsRent expects to become a leading provider of rental equipment in each market it enters by acquiring platform businesses and opening or acquiring new locations concentrated around those businesses. The Company believes that this "cluster" strategy enables it to (i) increase profitability in its acquired stores and (ii) achieve profitability in its newly opened locations more quickly than its competitors.

     NationsRent seeks to acquire businesses that have (i) strong positions in their geographic market, (ii) experienced local management teams that will continue to work with the Company following the acquisition, (iii) high quality rental equipment inventory and (iv) physical and operating characteristics that are suited to conversion to the NationsRent format. Since its formation in August 1997, NationsRent has acquired 16 equipment rental businesses with 65 locations in Florida, Indiana, Kentucky, Louisiana, Michigan, Ohio, Pennsylvania, Texas and West Virginia. The aggregate consideration paid by the Company in the Acquisitions is approximately $222.7 million and consisted of approximately (i) $166.2 million in cash, (ii) $7.5 million of subordinated promissory notes, (iii) $49.0 million of convertible subordinated promissory notes and (iv) warrants to purchase 100,000 shares of Common Stock at the initial public offering price. The cash portion of the consideration paid has been funded with equity contributions and borrowings under the Credit Facility.

     After making an acquisition, the Company intends to convert acquired locations to the NationsRent format. The cost of converting an acquired location to the NationsRent format will vary depending on the physical properties of the acquired location and the condition, breadth and depth of rental equipment inventory at such location, which are factors considered in the selection and pricing of acquisition candidates. The average cost incurred by the Company through March 31, 1998 to convert acquired locations to the NationsRent format was approximately $0.9 million per location, which costs primarily related to increasing the breadth and depth of rental inventory. Once NationsRent has established a presence in a particular market, it may open new locations in that geographic areas or adjacent areas. Since August 1997, the Company has opened six new locations. The Company does not plan to open any additional new locations in 1998. However, the Company continues to evaluate the need for new locations as it acquires equipment rental companies in new markets. The cost of opening the Company's six new locations has varied depending on whether the Company has leased or purchased the underlying real property, the size of the location and the breadth and depth of inventory at each location. See
"-- Liquidity and Capital Resources." The average cost incurred by the Company through June 30, 1998 to open new locations was approximately $2.9 million per location. The Company's new locations have on average achieved profitability within approximately five months of their opening.

     The Company derives its revenue from (i) equipment rental (65% of total revenue for the three months ended March 31, 1998), (ii) sale of used equipment (14%), (iii) sale of new equipment (10%) and (iv) sale of spare parts and supplies, maintenance and repair services (11% in the aggregate, no single item of which accounts for more than 10% of total revenue). The growth of rental revenue is dependent on several factors including demand for rental equipment, the amount and quality of equipment available for rent, rental rates and general economic conditions. Revenue generated from the sale of used equipment is affected by price, general economic conditions and the condition of the equipment. Revenue from the sale of new equipment is affected by price and general economic conditions. Revenue from the sale of spare parts and supplies, maintenance and repair services is primarily affected by equipment rental and sales volume.

     On a pro forma basis after giving effect to the Acquisitions, equipment rental revenue as a percentage of total revenue increased to 50% in the three months ended March 31, 1998 from 44% for the three months ended March 31, 1997. The Company expects the proportion of equipment rental revenue as a percentage of total revenue to continue to increase as it expands rental equipment inventory at its locations and as it targets acquisition candidates with equipment rental revenue as a percentage of total revenue of greater than 60%. On a pro forma basis after giving effect to the Acquisitions, the percentage of equipment rental revenue to total revenue has been impacted by the high proportion of new equipment sales generated by Bode-Finn. Equipment rental revenue as a percentage of total revenue, excluding Bode-Finn, was as follows:

                                                                 PRO FORMA
                                            PRO FORMA        THREE MONTHS ENDED
                                            YEAR ENDED           MARCH 31,
                                           DECEMBER 31,    ----------------------
                                               1997          1997         1998
                                           ------------    ---------    ---------
Equipment rental revenue.................      60.2%          48.1%        57.5%
Sales of equipment, parts and supplies...      39.8           51.9         42.5
                                              -----          -----        -----
                                              100.0%         100.0%       100.0%
                                              =====          =====        =====

     The principal components of the Company's cost of revenue include depreciation of rental equipment, costs of new and used equipment sold, personnel costs, occupancy costs, repair and maintenance costs and vehicle operations. Rental equipment depreciation is calculated using the straight-line method over the estimated useful life of such equipment. The range of useful lives estimated by management for rental equipment is two to eight years and is depreciated to a salvage value of zero to ten percent of original cost. Certain lift equipment is depreciated over a ten-year period.

     Selling, general and administrative expense includes management salaries, advertising and marketing, travel, administrative and clerical salaries and data processing.

     Non-rental equipment depreciation and amortization includes the depreciation of fixed assets that are not offered for rent, amortization of leasehold improvements and amortization of intangible assets related to the acquired businesses.

     The acquisitions completed in 1997 have resulted in a significantly altered cost structure of the Predecessor Company primarily due to changes to owners' compensation, depreciation methodologies, interest expense and real estate costs. The Company believes that the pre-acquisition historical results of the acquired businesses are not indicative of future results. As such, the following discussion focuses on the historical and pro forma results of the Company.

     The following table sets forth, for the periods indicated, information derived from the historical and pro forma consolidated statements of operations of the Company expressed as a percentage of total revenue.

                                          HISTORICAL
                                          AUGUST 14       PRO FORMA      THREE MONTHS ENDED MARCH 31,
                                         (INCEPTION)         YEAR        ----------------------------
                                              TO            ENDED                       PRO      PRO
                                         DECEMBER 31,    DECEMBER 31,      ACTUAL      FORMA    FORMA
                                             1997            1997           1998       1997     1998
                                         ------------    ------------    ----------    -----    -----
Revenue:
  Equipment rentals....................       79.6%           52.4%          65.4%      43.8%    49.7%
  Sales of equipment, parts and
     supplies..........................       20.4            47.6           34.6       56.2     50.3
                                            ------          ------         ------      -----    -----
          Total revenue................      100.0           100.0          100.0      100.0    100.0
Cost of revenue:
  Cost of equipment rentals, excluding
     depreciation......................       23.6            17.9           29.4       18.3     21.0
  Rental equipment depreciation........       16.4            11.4           11.9       12.1     13.0
  Cost of sales of equipment, parts and
     supplies..........................       18.2            34.9           24.9       39.9     34.7
                                            ------          ------         ------      -----    -----
          Total cost of revenue........       58.2            64.2           66.2       70.3     68.7
                                            ------          ------         ------      -----    -----
Gross profit...........................       41.8            35.8           33.8       29.7     31.3
  Selling, general and administrative
     expenses..........................       11.6            16.4           19.5       16.7     17.1
  Non-rental equipment depreciation and
     amortization......................        3.0             2.2            4.9        2.7      2.7
                                            ------          ------         ------      -----    -----
Operating income.......................       27.2%           17.2%           9.4%      10.3%    11.5%
                                            ======          ======         ======      =====    =====

PRO FORMA RESULTS OF OPERATIONS

  Pro Forma Three Months Ended March 31, 1998 as Compared to
  Pro Forma Three Months Ended March 31, 1997

     Revenue. Total revenue for the three months ended March 31, 1998 increased 8.8% to $48.4 million from $44.5 million for the three months ended March 31, 1997. This growth in revenue primarily resulted from a $4.6 million or 23.5% increase in rental equipment revenue, primarily at locations owned by the Company for the entire first quarter of 1998 and at locations of Associated Rental Equipment Management Company, Inc. ("Associated"). Rental equipment revenue at Sam's, R. and R. Rental, Inc. ("R&R"), C&E Rental and Services, Inc. ("C&E") and Titan Rentals, Inc. ("Titan") increased $1.3 million or 32% as a result of the Company's investment in rental equipment since such businesses were acquired. Rental equipment revenue at Associated increased $2.9 million or 67% as a result of opening two additional locations during 1997. Such increases were partially offset by decreases in equipment sales, primarily at the Associated locations.

     Gross Profit. Gross profit for the three months ended March 31, 1998 increased 14.6% to $15.1 million from $13.2 million for the three months ended March 31, 1997. Gross margin increased from 29.7% to 31.3%. This margin improvement was primarily the result of the aforementioned increase in equipment rental revenue, which historically has produced higher margins than sales of equipment, parts and supplies.

     Total Selling, General and Administrative Expenses. Selling, general and administrative expenses for the three months ended March 31, 1998 increased 10.6% to $9.6 million from $8.6 million for the three months ended March 31, 1997. The increase in selling, general and administrative expenses was primarily attributable to (i) the addition of the corporate expenses of the Company in 1998, (ii) increased revenue, and (iii) additional locations that were opened by Associated and Central Rent-All, Inc. ("Central") during 1997.

     Operating Income. As a result of the foregoing, operating income increased 22.2% from $4.6 million for the three months ended March 31, 1997 to $5.6 million for the three months ended March 31, 1998. Operating income margin increased from 10.3% to 11.5%.

  Pro Forma Year Ended December 31, 1997

     Revenue. Total revenue for the year ended December 31, 1997 was $213.8 million.

     Gross Profit. Gross profit for the year ended December 31, 1997 was $76.6 million, or 35.8% of total revenue.

     Total Selling, General and Administrative Expenses. Selling, general and administrative expenses for the year ended December 31, 1997 were $39.9 million, or 18.6% of total revenue.

     Operating Income. Operating income for the year ended December 31, 1997 was $36.7 million, or 17.2% of total revenue.

HISTORICAL RESULTS OF OPERATIONS -- PREDECESSOR COMPANY

  Fiscal Year Ended March 31, 1997 ("Fiscal 1997") as Compared to
  Fiscal Year Ended March 31, 1996 ("Fiscal 1996")

     Revenue. Total revenue for Fiscal 1997 increased 20.6% to $19.5 million from $16.2 million in Fiscal 1996. This increase was primarily attributable to a 29.1% increase in equipment rental revenue. Equipment rental revenue increased as a result of the increased selection and availability of rental equipment and from the opening of two new locations during Fiscal 1997.

     Gross Profit. Gross profit for Fiscal 1997 increased 37.6% to $7.2 million from $5.2 million in Fiscal 1996. Gross margin increased from 32.5% in Fiscal 1996 to 37.0% in Fiscal 1997. This improvement primarily resulted from increased margins on the sale of used equipment.

     Total Selling, General and Administrative Expenses. Selling, general and administrative expenses for Fiscal 1997 increased 20.6% to $3.8 million from $3.2 million in Fiscal 1996. As a percentage of total revenue, these costs were 19.5% in Fiscal 1996 compared with 19.5% in Fiscal 1997. The increase in selling, general and administrative expenses was primarily attributable to additional administrative staff hired and growth in business volume during Fiscal 1997. In addition, the Company incurred additional non-rental depreciation expense attributable to an increase in property, plant and equipment as a result of the two locations opened during Fiscal 1997.

     Operating Income. As a result of the foregoing, operating income increased 63.0% from $2.1 million for Fiscal 1996 to $3.4 million in Fiscal 1997. Operating income margin increased from 13.0% in Fiscal 1996 to 17.5% in Fiscal 1997.

     Other Expense. Other expense for Fiscal 1997 increased to $0.7 million from $0.4 million in Fiscal 1996. This increase was primarily attributable to an increase in debt and related interest expense which resulted from the Company's increased financing of rental equipment asset purchases.

     Income Tax Expense. Income tax expense was $1.1 million for Fiscal 1997, compared to $0.7 million in Fiscal 1996. The Company's effective tax rate was 40.9% for Fiscal 1997, compared to 42.8% for the same period in Fiscal 1996.

     Net Income. Net income for Fiscal 1997 increased 66.4% to $1.6 million from $1.0 million for Fiscal 1996 for the aforementioned reasons. Net income as a percentage of revenue was 8.3% for Fiscal 1997 compared with 6.1% for Fiscal 1996.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's primary uses of cash have been the funding of acquisitions and capital expenditures. To date, the Company has funded its cash requirements with (i) $48.4 million of equity contributions from the founders of the Company, (ii) $27.6 million of proceeds from the Private Placement, (iii) the use of equipment leases and (iv) borrowings under its Credit Facility.

     NationsRent's historical net cash provided by operations was $3.7 million and $8.6 million for the period from August 14, 1997 (inception) to December 31, 1997 and the three months ended March 31, 1998, respectively. On a historical basis, net cash used in investing activities was $35.0 million and $24.7 million for the period from August 14, 1997 (inception) to December 31, 1997 and the three months ended March 31, 1998, respectively. Cash used in investing activities in 1997 was primarily a result of cash consideration of $34.1 million for the acquisition of businesses, net of cash acquired. Historical cash used in investing activities for the three months ended March 31, 1998 was primarily the result of $19.6 million of purchases of rental equipment. Cash provided by financing activities was $32.8 million and $15.2 million for the period from August 14, 1997 (inception) to December 31, 1997 and the three months ended March 31, 1998, respectively. Historical cash provided by financing activities during 1997 was primarily a result of a $25 million equity contribution by the founders of the Company. Cash from financing activities for the three months ended March 31, 1998 was primarily provided by borrowings under the Credit Facility and an additional equity contribution by the founders of the Company.

     In March 1998, the Company entered into the Credit Facility, as amended in July 1998, with a syndicate of lenders to provide for up to $265 million of cash borrowings and letters of credit. The Credit Facility has a three-year term scheduled to expire in July 2001. The Credit Facility can be used to complete permitted acquisitions, make capital expenditures, enter into standby letters of credit, or for working capital and other general corporate purposes. Upon consummation of the Offering, borrowings under the Credit Facility will bear interest at either the BankBoston base rate plus a percentage ranging from 0.00% to 0.50% or, at the Company's option, the Eurodollar market rate plus a percentage ranging from 1.50% to 3.00%. The percentage over the BankBoston base rate or the Eurodollar market rate is based on the Company's financial performance as measured by the total funded debt ratio (the "Pricing Ratio"). Prior to consummation of the Offering, the base rate loans bear interest at the BankBoston base rate plus 0.75% or, at the Company's option, the Eurodollar market rate plus 3.00%. The Credit Facility is secured by a security interest in substantially all of the assets of the Company. The Credit Facility also imposes, among other covenants, a tangible assets to senior debt covenant, a restriction on all of the Company's retained earnings including the declaration and payment of cash dividends, consent requirements on certain acquisitions and a restriction on the ratio of total funded debt to earnings before interest, income taxes, depreciation and amortization. The proceeds from the Credit Facility were used to repay substantially all of the notes payable to financial institutions that were outstanding at December 31, 1997. The Company plans to use a portion of the net proceeds of the Initial Public Offering to repay such indebtedness.

     The Company's short-term cash requirements for its existing operations consist of: (i) capital expenditures to maintain, modernize and expand its rental equipment inventory, (ii)working capital requirements, and (iii) operating activities such as repair and maintenance of rental equipment, merchandise inventory and other operating activities. The Company estimates that equipment expenditures for its existing locations will be in the range of $90 million to $100 million, net of proceeds from used equipment sales, over the next 12 months. In addition, the Company believes that it will be required to make equipment expenditures in connection with new acquisitions. The Company believes that following the completion of the Initial Public Offering it will be able to finance its short-term cash needs through borrowings under the Credit Facility, the use of equipment leases and cash generated from operations. The Company estimates that such sources will be sufficient to fund the cash required for the Company's existing operations for at least 12 months following completion of the Initial Public Offering.

     The Company has opened six new locations within identified "clusters." The Company estimates that the aggregate capital costs associated with each such new location will be in the range of $2.0 million to $4.5 million. The Company believes that cash generated from operations and borrowings under the Credit Facility will be sufficient to fund these costs without additional debt or equity financings.

     The Company plans to continue its acquisition strategy and expects to finance future acquisitions using cash, capital stock, notes and/or assumption of indebtedness. To fully implement its growth strategy and meet the resulting capital requirements, the Company will be required to increase amounts available under the

Credit Facility, issue future debt instruments or raise additional capital through equity financings. There can be no assurance that any such increase to the Credit Facility will be available or, if available, will be on terms satisfactory to the Company or that the Company will be able to successfully complete any future debt or equity financings.

     The Company is customizing a state-of-the-art management information system that it expects will be operational in the fourth quarter of 1998. The Company estimates the total cost of installation of such system at the Company's existing locations will range between $5.0 million and $7.0 million and believes cash generated from operations and borrowings under the Credit Facility will be sufficient to fund these costs. The Company expects that the incremental costs of installation of such system at additional locations will not be significant on a per location basis.

SEASONALITY AND FLUCTUATIONS IN OPERATING RESULTS

     The Company's revenue and income are dependent upon activity in the construction industry in the markets served by the Company. Construction activity is dependent upon weather and other seasonal factors affecting construction in the geographic areas where the Company has operations, particularly in the Midwest. Because of this variability in demand, the Company's quarterly revenue may fluctuate, and revenue for the first quarter of each year can be expected to be lower than the remaining quarters. Although the Company believes that the historical trend in quarterly revenue for the second, third and fourth quarters of each year is generally higher than the first quarter, there can be no assurance that this will occur in future periods. Accordingly, quarterly or other interim results should not be considered indicative of results to be expected for any other quarter or for a full year.

     Operating results may fluctuate due to other factors including, but not limited to (i) changes in general economic conditions including changes in national, regional and local construction or industrial activities, (ii) the timing of acquisitions and opening of new locations, (iii) the timing of expenditures for new rental equipment and the disposition of used equipment,
(iv) competitive pricing pressures and (v) increases in interest rates.

     The Company will incur significant expenses in opening new locations, such as employee training, marketing and facility set-up costs. Initially, new locations may generate lower operating margins than established locations and may operate at a loss. In addition, when the Company purchases new rental equipment, the depreciation related to such equipment may contribute to near-term margin decline, because such equipment may not initially generate revenue at a rate that is sufficient to match such increased depreciation expense. As such, the opening of new rental locations and the purchase of new equipment to expand the Company's current rental equipment inventory may reduce the Company's operating margins during a start-up period.

INFLATION

     The Company does not believe that inflation has been a significant factor to the cost of its operations or the operations of the Predecessor Company.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." The Company is required to adopt the provisions of these Statements in fiscal year 1998. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a primary financial statement. The Company is currently evaluating the reporting formats recommended under this Statement. SFAS No. 131 establishes a new method by which companies will report operating segment information. This method requires disclosure of information which is based on the manner in which management organizes the segments within a company for making operating decisions and assessing performance. The Company continues to evaluate the provisions of SFAS No. 131 and, upon adoption, the Company may report operating segments. In April 1998, the American Institute of Certified Public Accountants issued Statement of Position No. 98-5 ("SOP 98-5"). SOP 98-5 requires that all non-governmental entities expense costs of start-up activities, including pre-operating, pre-opening and organization activities, as those costs are incurred. In the opinion of management, the adoption of this statement will have no impact on its statement of operations.

                                    BUSINESS

GENERAL

     NationsRent is one of the fastest growing equipment rental companies in the United States. The Company has acquired a core platform of equipment rental businesses concentrated in selected markets and intends to build a network of nationally branded locations. NationsRent expects to become a leading provider of rental equipment in each market it enters by acquiring platform businesses and opening or acquiring additional locations concentrated around those businesses. The Company believes that this "cluster" strategy enables it to (i) increase profitability in its acquired stores and (ii) achieve profitability in its newly opened locations more quickly than its competitors.

     The Company's locations offer a comprehensive selection of high quality, well-maintained equipment, including backhoes, bulldozers, skid steer loaders, aerial lifts and work platforms, compressors and generators. The Company markets its products and services primarily to a broad range of construction and industrial customers, including heavy highway contractors, general contractors, subcontractors, manufacturing plants and distribution centers. The Company also sells used and new equipment, spare parts and supplies, and provides maintenance and repair services. Since its formation in August 1997, the Company has acquired 16 equipment rental businesses operating in Florida, Indiana, Kentucky, Louisiana, Michigan, Ohio, Pennsylvania, Texas and West Virginia. The Company operates 68 locations and for the year ended December 31, 1997, on a pro forma basis after giving effect to the Acquisitions, the Company had revenue of $213.8 million and operating income of $36.7 million.

     The Company currently serves over 70,000 active accounts primarily in the construction and industrial segments of the equipment rental industry. Construction customers include heavy highway contractors, general contractors, speciality contractors, subcontractors, excavating contractors and trade contractors (such as electricians and plumbers). Construction customers rent equipment for all manner of construction activities, typically on a daily, weekly or monthly basis, with relatively little lead time due to their need to react quickly to changes in project scheduling. Industrial customers include operators of manufacturing plants, petrochemical plants, distribution centers and transportation facilities. Industrial customers typically rent equipment for maintenance-oriented purposes on a weekly or monthly basis and are more likely to place orders for rental equipment in advance of their regularly scheduled maintenance requirements. In addition, the Company rents equipment to homeowners and other general rental customers.

INDUSTRY OVERVIEW

     According to industry sources, the United States equipment rental industry grew from an estimated $614 million in revenue in 1982 to an estimated $20 billion in 1997, which represents a compound annual growth rate of more than 26%. This growth has been driven primarily by construction and industrial companies increasingly outsourcing their equipment needs to reduce investment in non-core assets and convert costs from fixed to variable. According to industry sources, the United States equipment rental industry is expected to grow to an estimated $40 billion in annual revenue over the next five years due to the overall growth in the economy and a continuing trend from sales to rentals. The Company believes that this trend toward rentals will accelerate as a result of the many advantages of equipment rental relative to ownership including reduced capital investment, reduced storage and maintenance expense, increased flexibility to accept projects due to wide selection of available equipment, greater access to the most modern equipment without the need to make large capital expenditures, and improved productivity by having access to equipment that suits a particular job.

     The United States equipment rental industry is highly fragmented, with more than 20,000 companies. According to industry sources, the 100 largest equipment rental companies have a combined market share of less than 20%, no single equipment rental company in the United States has a market share greater than 3% and more than 90% of equipment rental companies have ten or fewer locations.

     The Company believes the recent trend toward rapid consolidation in the equipment rental industry should continue as a result of (i) increasing competitive pressure on small, independent operators from the growing number of regional and national companies with greater access to, and a lower cost of, capital and other related operating efficiencies, (ii) increasing demand by customers for a broader selection and greater availability of rental equipment and (iii) limited number of alternative exit strategies for many of the owners and principals of smaller independent companies. The Company believes that this consolidation trend, the fragmented nature of the industry and the absence of an equipment rental company with a significant market share present substantial opportunities for the Company to achieve a leading market position by creating an integrated network of nationally branded locations offering broad product selection and superior customer service.

COMPETITIVE STRENGTHS

     NationsRent believes it has several competitive strengths that will enable it to continue to increase growth and profitability, including the following:

          Strong Market Position. The Company believes that, by implementing its "cluster" strategy in each market it enters, it can achieve a leading market share and increase revenue from existing customers. The Company believes this strategy will enable it to more effectively serve its customers, broaden its customer base, pool rental equipment inventory, offer a broader selection and greater availability of equipment and maintain a high utilization rate. By offering a full range of rental equipment from each location, the Company believes that customers who currently utilize multiple rental equipment providers will prefer to fill their rental needs through the NationsRent network of locations. In addition, NationsRent believes it has other advantages relative to smaller operators, including greater purchasing power and a lower cost of capital.

          National Brand. NationsRent is in the process of entering selected markets with the goal of establishing a nationally recognized brand throughout the United States. All NationsRent locations will be supported by the Company's national branding strategy including a distinctive store format and marketing program. The Company believes it will be able to increase revenue by establishing a brand name known for consistent quality and an extensive supply of rental inventory in a customer-oriented atmosphere. The Company expects this branding strategy to enable it to expand its customer base to attract a broader range of customers, including large customers with operations in a variety of geographic markets.

          Focus on Customer Service. NationsRent is differentiating itself from its competitors with innovations designed to increase customer satisfaction. The Company seeks to offer more convenient access, faster check-in and check-out procedures and shorter required lead time for rentals than its competitors, as well as on-time equipment delivery and pick-up, on-site repair service, 24-hour customer assistance and a library of audio, video and written instruction materials for equipment usage and safety. In addition, as part of the Company's plan to provide one-stop shopping to customers, each location sells parts and supplies to complement equipment rentals and sales.

          State-of-the-Art Management Information System. The Company is customizing a state-of-the-art management information system capable of monitoring operations at several thousand locations. This innovative system is being designed to track customer purchasing patterns and demographics for use in gaining market share in new and existing markets, consolidating equipment purchases, maximizing utilization rates and reducing overhead expenditures. This system will provide management with real time revenue, inventory, financial and customer information, facilitating rapid and well informed decision making. In addition, this system will permit customers to reserve and rent equipment and access their account information from their own computer terminals via the Company's internet website. To develop its customized system, the Company has assembled a team of management information specialists who have previously developed systems for Blockbuster and Wal-Mart.

          Distinctive Operating Format. In connection with the development of the NationsRent national brand, the Company has designed a format for its locations which it believes will help differentiate NationsRent from its competitors. Distinguishing characteristics of this format include drive-through lanes, clearly marked equipment aisles and attractive, well organized and clean store facilities. The Company expects that its larger locations will typically be on a 6 to 12 acre site in a heavily-trafficked area with a 20,000 to 40,000 square foot facility housing a reconditioning center and a broad selection and extensive inventory of equipment and supplies. The Company expects that its smaller locations will typically be on a 2 to 6 acre site in a high-visibility commercial area with a 7,500 to 11,000 square foot facility housing at least one drive-through lane, maintenance and delivery capabilities and inventory and supplies that are targeted to the customer base in that area.

          Experienced Management Team. The Company believes it has one of the most experienced and growth-oriented executive management teams among publicly-traded companies in the equipment rental industry. James L. Kirk, the Company's Chairman, Chief Executive Officer and President, founded OHM, a NYSE listed company, in 1969 and served in various senior executive positions with OHM, growing it into a leading environmental construction company with an inventory of heavy and light equipment having an original cost of over $100 million. In addition, the Company will benefit from the experience of H. Wayne Huizenga, a director of and investor in the Company, who serves as Chairman and Co-Chief Executive Officer of Republic and who co-founded and served in various senior executive positions with Waste Management and Blockbuster, each of which is a leading consolidator in its respective industry. The other members of the Company's senior management team have previously worked closely with Mr. Kirk in senior management positions at OHM, and other key employees and consultants of the Company have worked with Mr. Huizenga in various positions at Republic, Waste Management or Blockbuster. The NationsRent management team is supported by operating, marketing and business development managers with an average of more than 15 years experience in the equipment rental industry.

GROWTH STRATEGY

     The Company's objectives are to increase revenue, profitability, market share and stockholder value by building a nationally branded network of locations that offer a comprehensive selection of high quality rental equipment in convenient and accessible locations to customers in the construction and industrial markets. Key elements of the NationsRent growth strategy are as follows:

          Acquire Leading Companies. NationsRent seeks to acquire leading companies in each market it enters to implement its "cluster" strategy and position the Company to achieve significant market share. The Company targets businesses that have one or more of the following characteristics:
     (i) strong positions in their geographic market; (ii) experienced local management teams that will continue to work with the Company following the acquisition; (iii) high-quality equipment rental inventory; and (iv) physical and operating characteristics that are suited to conversion to the NationsRent format. Once the Company has entered a particular market, it seeks to acquire additional rental businesses in that market or adjacent markets with locations and equipment selection that complement its existing operations, thus enabling the Company to further penetrate that market.

          Convert Acquired Locations. After making an acquisition, the Company intends to convert acquired locations to the NationsRent format by (i) branding acquired locations and rental inventory with the NationsRent logo, colors and distinctive store appearance, (ii) increasing the breadth and depth of rental inventory, (iii) linking the location to the Company's customized management information system and (iv) implementing the NationsRent customer service approach.

          Open New Rental Locations. Once NationsRent has established a presence in a particular market, it seeks to open new locations in that geographic area or adjacent areas to enable it to offer a greater selection and availability of equipment, maximize its equipment inventory utilization rates and achieve economies of scale. The Company believes that this strategy will allow its new locations to achieve profitability at a faster rate than its competitors because these locations should (i) more quickly generate revenue as a result of the pre-existing market presence, name recognition and referrals from existing locations and (ii) have lower overhead costs due to the sharing of service, maintenance, administrative functions and personnel with the Company's established locations.

          Further Penetrate Industrial Rental Market. The Company believes that the equipment needs of industrial customers are underserved by the United States equipment rental market and, as a result, there are significant opportunities to further penetrate this market segment. NationsRent believes that by offering a comprehensive selection and available supply of rental equipment throughout an integrated nationally branded network of locations, industrial customers will become increasingly aware of the advantages of equipment rental relative to ownership, including reduced capital investment, reduced storage and maintenance expense, and greater access to the most modern equipment. The recent acquisition of Bode-Finn, which has served industrial customers for over 40 years, has established the Company as a leading provider of rental equipment to industrial customers in several geographic markets.

ACQUISITIONS

     In furtherance of its growth strategy, NationsRent has acquired 16 equipment rental businesses with 65 locations. These locations are concentrated in the regions set forth below.

THE MIDWEST REGION

  Central/Northern Ohio

     In September 1997, the Company acquired Sam's, which has five locations in the Central/Northern Ohio market that rent primarily light to heavy equipment to construction and industrial customers, and has been operating in this market for more than 35 years.

     In December 1997, the Company acquired certain assets of R&R, which has two locations in the Central/Northern Ohio market that rent primarily heavy equipment and generators to construction customers, and has been operating in this market for more than ten years.

     In January 1998, the Company acquired certain assets of Central, which has eight locations in the Central/Northern Ohio market that rent primarily light to medium equipment to construction and industrial customers and homeowners, and has been operating in this market for more than ten years.

     In May 1998, the Company acquired Bode-Finn, which has one location in the Central/Northern Ohio market that rents and sells primarily medium to heavy equipment to industrial customers, and has been operating in this market for more than 40 years.

  Ohio River Valley

     In November 1997, the Company acquired certain assets of Ashland Rental and Sales, Inc. ("Ashland"), which has two locations in the Ohio River Valley market that rent primarily tools and loading equipment to construction and industrial customers, and has been operating in this market for more than 45 years.

     In December 1997, the Company acquired Titan, which has two locations in the Ohio River Valley market that rent primarily construction equipment, generators, compactors and light towers to construction customers.

     In May 1998, as part of the acquisition of Bode-Finn, the Company acquired one location in the Ohio River Valley market that rents and sells primarily medium to heavy equipment to industrial customers.

  Indianapolis/Northern Indiana

     In December 1997, the Company acquired certain assets of C&E, which has six locations in the Indianapolis/Northern Indiana market that rent primarily light to medium equipment to construction customers, and has been operating in this market for approximately 40 years.

     In April 1998, the Company acquired certain assets of R.F.L. Enterprises, Inc. ("RFL"), which has one location in the Indianapolis/Northern Indiana market that rents primarily forklifts, scaffolding and dumpsters to construction and industrial customers, and has been operating in this market for over 35 years.

     In May 1998, the Company acquired certain assets of U-Rent-It Company, Inc. ("U-Rent-It"), which has one location in the Indianapolis/Northern Indiana market that rents primarily light and lift equipment to construction customers, and has been operating in this market for almost 40 years.

     In June 1998, the Company acquired Raymond Equipment Co., doing business as Jobs Rentals ("Jobs"), which has one location in the Indianapolis/Northern Indiana market that rents and sells primarily heavy earth-moving equipment to construction customers, and has been operating in this market for more than 40 years.

  Southwest Ohio/Northern Kentucky

     In May 1998, as part of the acquisition of Bode-Finn, the Company acquired four locations in the Southwest Ohio/Northern Kentucky market that rent and sell primarily medium to heavy lift equipment to construction and industrial customers.

     In June 1998, as part of the acquisition of Jobs, the Company acquired one location in the Southwest Ohio/Northern Kentucky market that rents primarily heavy earth-moving equipment to construction customers.

  Louisville/Lexington, Kentucky

     In May 1998, as part of the acquisition of Bode-Finn, the Company acquired two locations in the Louisville/Lexington, Kentucky market that rent and sell primarily medium to heavy equipment to construction and industrial customers.

     In June 1998, as part of the acquisition of Jobs, the Company acquired one location in the Louisville/ Lexington, Kentucky market that rents primarily heavy earth-moving equipment to construction customers.

  Southwest Pennsylvania

     In June 1998, the Company acquired A-Action Rentals, Inc. ("A-Action"), which has one location in the Southwest Pennsylvania market that rents primarily medium to heavy equipment and compressors to construction customers, and has been operating in this market for more than 35 years.

  Detroit, Michigan

     In July 1998, the Company acquired J. Kelly Co. ("J. Kelly"), which has two locations in the Detroit, Michigan market that rent primarily light to medium equipment to construction and industrial customers, and has been operating in this market for 25 years.

THE GULF COAST REGION

  Southwest Florida

     In April 1998, the Company acquired certain assets of Naples Rent-All & Sales Company, Inc. ("Naples"), which has two locations in the Southwest Florida market that rent primarily light to medium equipment to construction customers, and has been operating in this market for approximately 30 years.

     In April 1998, the Company acquired certain assets of Revco Equipment Rentals, Inc. ("Revco"), which has two locations in the Southwest Florida market that rent primarily medium to heavy equipment to construction customers.

  Florida Panhandle

     In July 1998, the Company acquired certain assets of General Rental, Inc. ("General Rental"), including six locations in the Florida Panhandle market that rent primarily light to medium equipment to construction and industrial customers.

  Southeast Texas

     In July 1998, the Company acquired certain assets of Associated, which has four locations in the Southeast Texas market that rent primarily heavy equipment to construction customers.

     In July 1998, as part of the acquisition of General Rental, the Company acquired seven locations in the Southeast Texas market that rent primarily light to medium equipment to construction customers.

  Louisiana

     In July 1998, as part of the acquisition of Associated, the Company acquired three locations in the Louisiana market that rent primarily heavy earth-moving equipment to construction customers.

OPERATIONS

     NationsRent is one of the fastest growing equipment rental companies in the United States. The Company has acquired 16 equipment rental businesses with 65 locations in Florida, Indiana, Kentucky, Louisiana, Michigan, Ohio, Pennsylvania, Texas and West Virginia, and as of June 30, 1998, the Company had opened six new locations and had closed three of the locations it acquired. The Company's operations primarily consist of (i) renting a broad variety of equipment to construction and industrial customers, (ii) selling its used equipment inventory, (iii) selling new equipment as a distributor or dealer on behalf of several nationally known equipment manufacturers and (iv) selling parts, supplies and merchandise and providing repair and maintenance services to complement its equipment rentals and sales.

     Equipment Rentals. The Company rents on a daily, weekly and monthly basis a broad variety of equipment primarily to construction and industrial customers. The Company's rental inventory includes such equipment as aerial lifts and work platforms, air compressors, backhoes, boom lifts, bulldozers, ditching equipment, forklifts, generators, high reach equipment, pumps and scissor lifts. The mix of equipment offered from each of the Company's locations varies based on the needs of the local market.

     The Company is implementing a program to make ongoing capital investments in new equipment, engage in periodic sales of used equipment and conduct preventive maintenance. This program is designed to increase equipment utilization, enhance resale values and extend the useful life of equipment. As of March 31, 1998, on a pro forma basis for the Acquisitions, the Company's equipment rental inventory had an original cost of over $250 million and an average age of less than 36 months.

     NationsRent has developed operating initiatives that it plans to introduce at all of its locations to offer its rental customers more convenient access, faster check-in and check-out procedures, reduced equipment downtime and shorter lead times for rentals than its competitors. For example, all of the Company's new locations are being designed with drive-through lanes to speed up equipment loading and unloading. In addition, the Company's rental equipment is being outfitted with universal trailer hitches designed to accept a broad range of towing mechanisms to ease customer transport of equipment. To reduce the downtime associated with flat tires, the Company fills the tires of equipment used in areas prone to flats with foam instead of air. The Company's rental locations also will offer equipment delivery and pick-up, on-site repair service within two hours of customer request, 24-hour customer assistance, and a library of audio, video and written instructional materials for equipment usage and safety.

     Used Equipment Sales. The Company periodically sells used equipment to adjust the size and composition of its rental equipment in response to changing market conditions and to maintain the quality and low average age of its rental equipment. The Company attempts to balance the revenue obtainable from used equipment sales with the revenue obtainable from continued equipment rentals. The Company is generally able to achieve favorable resale prices for its used equipment due to a preventive maintenance program and practice of selling used equipment before it becomes obsolete or irreparable. The Company believes that the proactive management of new equipment purchases and used equipment sales allows it to maximize utilization rates and respond to changing economic conditions.

     New Equipment Sales. The Company is a distributor of new equipment on behalf of several nationally known equipment manufacturers. The Company has dealership arrangements in certain geographic areas with various equipment manufacturers as a result of the Acquisitions. Typically, dealership agreements do not have a specific term and may be terminated by either party upon specific events and/or written notice. In the future the Company may continue, amend or terminate dealership arrangements, if any, of businesses it acquires or it may enter into new dealership agreements or arrangements, depending on market conditions in the area and other factors.

     Parts, Supplies and Service. The Company sells a full complement of parts, supplies and merchandise to its customers in conjunction with its equipment rental and sales business. NationsRent provides repair service to rental customers and, as part of the Company's focus on customer service, it plans to respond to rental equipment service requests within two hours. The Company also offers maintenance service to customers that own equipment and generates revenue from damage waiver charges, delivery charges and warranty income. The Company believes that revenue from parts and service is more stable than equipment sales revenue because of the recurring nature of the parts and service business. The Company also believes that during economic downturns the parts and service business may increase as customers postpone new equipment purchases and instead attempt to maintain their existing equipment.

MANAGEMENT INFORMATION SYSTEM

     The Company is customizing a state-of-the-art management information system capable of monitoring operations at several thousand locations. This innovative system is being designed to track customer purchasing patterns and demographics for use in gaining market share in new and existing markets, consolidating equipment purchases, maximizing utilization rates and reducing overhead expenditures. This system will provide management with real time revenue, inventory, financial and customer information, facilitating rapid and well informed decision making. In addition, this system will permit customers to reserve and rent equipment and access their account information from their own computer terminals via the Company's internet website. To develop its customized system, the Company has assembled a team of management information specialists who have previously developed systems for Blockbuster and Wal-Mart.

CUSTOMERS

     NationsRent currently serves over 70,000 active accounts primarily in the construction and industrial segments of the equipment rental industry. On a pro forma basis after giving effect to the Acquisitions, the Company's top ten customers represented approximately 6% of the Company's 1997 revenue and no single customer accounted for more than 2% of the Company's 1997 revenue. The Company's customers vary in size from large Fortune 500 companies to small construction contractors, subcontractors, machine operators and homeowners.

     The Company does not provide purchase financing to customers. The Company rents equipment, sells parts and provides repair services on account to customers who are screened through a credit application process. Customers can arrange financing of purchases of large equipment through a variety of creditors including manufacturers, banks, finance companies and other financial institutions.

SALES AND MARKETING

     NationsRent maintains a strong marketing and sales orientation throughout its organization in order to better understand and serve its customers and increase its customer base. The Company undertakes sales and marketing initiatives designed to increase revenue and market share and build brand awareness. The Company prepares marketing analyses which address key business issues such as market/industry history, opportunities, company philosophy, sales trends, consumer behavior trends, distribution channels, pricing issues, target markets, advertising and media analysis, competitive situations and selling strategies. Based on the results of its analyses, the Company develops marketing and sales strategies. To assist the Company in implementing its marketing and sales strategies, NationsRent has retained a store design and merchandising firm and a national advertising agency.

     The Company's district operations managers are responsible for training, supervising and directing the selling activities of the NationsRent salesforce in their markets. In addition, district operations managers are also responsible for overseeing the mix of equipment at their locations, keeping abreast of local construction and industrial activity and monitoring competitors in their respective markets.

     NationsRent employs approximately 95 equipment rental salespeople who utilize targeted local marketing strategies to address specific customer needs and respond to competitive pressures. To remain informed of local market activity, salespeople track construction projects and new equipment sales in their area through Equipment Data Reports, F.W. Dodge Reports and PEC Reports (Planning, Engineering and Construction), follow up on referrals and visit construction sites and potential equipment users who are new to the area.

TRADEMARKS

     The Company has applied to the United States Patent and Trademark Office to register the service mark "NationsRent."

STORE LAYOUT AND DESIGN

     Many of the Company's locations are situated in high-visibility commercial areas and are designed to offer easy and convenient access to customers. The Company expects that its larger locations will typically be on a 6 to 12 acre site in a heavily-trafficked area with a 20,000 to 40,000 square foot facility housing a reconditioning center and a broad selection and extensive inventory of equipment and supplies. The Company expects that its smaller locations will typically be on a 2 to 6 acre lot in a high-visibility commercial area with a 7,500 to 11,000 square foot facility housing at least one drive-through lane, maintenance and delivery capabilities and inventory and supplies that are targeted to the customer base in that area. Depending on the type of equipment rented at a particular location and the needs of the local market, the Company's locations may include (i) sales and administrative offices, (ii) a customer showroom displaying equipment and parts, (iii) an equipment service area and
(iv) outdoor and indoor equipment storage facilities.

PURCHASING

     The Company purchases equipment from vendors with reputations for product quality and reliability. The Company's size and the quantity of equipment it purchases enable it to purchase most equipment directly from manufacturers pursuant to national purchasing agreements at lower prices and on more favorable terms than many smaller competitors. The Company seeks to maintain close relationships with its vendors to ensure the timely delivery of new equipment. The Company believes that it has sufficient alternative sources of supply for the equipment it purchases in each of its principal product categories. The Company primarily acquires its rental equipment inventory by purchase rather than lease. The Company selects the type and quantity of rental equipment to be purchased for each of its locations based on the expected needs of the local market. The Company determines rental rates for each type of equipment based on the cost and expected utilization of the equipment, and adjusts its rental rates at each location for demand, length of rental, volume of equipment rented and other competitive considerations. The following table summarizes the primary suppliers of certain of the Company's rental equipment:

        PRODUCT CATEGORY                        PRIMARY SUPPLIERS
        ----------------                        -----------------
HEAVY
  Articulated Trucks                 Caterpillar/Volvo
  Bulldozers                         Caterpillar/Komatsu/John Deere
  Excavators                         Caterpillar/Komatsu/John Deere
  Scrapers                           Caterpillar/John Deere
  Track Loaders                      Caterpillar/John Deere
MEDIUM
  Aerial Lift Platforms              Terex/Genie
  Backhoes                           New Holland/Caterpillar/Case/John Deere
  Compaction Equipment               Ingersoll Rand/BOMAG
  Forklifts                          JCB/Ingersoll Rand/Lull
  Knuckle Boom Lifts                 Terex/Genie
  Semi-Pneumatic Forklifts           Hyster/Komatsu
  Wheel Loaders                      Volvo/Caterpillar
LIGHT
  Air Compressors                    Ingersoll Rand/Multiquip
  Concrete Mixers                    Whiteman/Essick
  Light Towers                       Ingersoll Rand/Coleman
  Power Generators                   MQ Power/Ingersoll Rand
  Skid Steer Loaders                 New Holland/Bobcat/Case
  Trenchers                          Vermeer/Ditch Witch
  Troweling Machines                 Whiteman/Bartell
  Vacuum Pumps                       Thompson/Godwin
GENERAL RENTAL
  Arrow Boards                       Allman Bros./Amida Industries
  Concrete Buggies                   Miller/Whiteman
  Concrete Saws                      Pardener/Stihl/Olympic
  Electric Hammers                   Bosch/Harper
  Plate Compactors                   Multiquip/BOMAG
  Sand Blasters                      Lindsey
  Submersible Pumps                  Surumi/Multiquip
  Welders                            Lincoln/Miller

COMPETITION

     The equipment rental industry is highly fragmented and competitive. The Company competes with independent third parties in all of the markets in which it operates. Most of the Company's competitors in the rental business tend to operate in specific, limited geographic areas, although some larger competitors compete on a national basis. The Company also competes with equipment manufacturers which sell and rent equipment directly to customers. Some of the Company's competitors have greater financial resources and name recognition than the Company.

ENVIRONMENTAL AND SAFETY REGULATION

     The Company's equipment, facilities and operations are subject to certain federal, state and local laws and regulations relating to environmental protection and occupational health and safety, including those governing wastewater discharges, the use, treatment, storage and disposal of solid and hazardous wastes and materials, air quality and the remediation of contamination associated with the release of hazardous substances. For example, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, provides for, among other things, the remediation of sites from which there is a release or threatened release of a hazardous substance into the environment and may impose liability for the costs of cleanup and for damages to natural resources upon past and current owners and operators of such sites. In addition, the Federal Water Pollution Control Act of 1972 regulates the discharge of pollutants into streams, rivers and other waters and may require the issuance of discharge permits to the Company. In addition, the Occupational Safety and Health Act of 1970 authorizes the promulgation of occupational safety and health standards which apply to the Company's facilities and operations. In addition to federal environmental and safety regulations, the states and certain localities in which the Company operates have their own laws and regulations governing solid waste disposal, water pollution and, in most cases, releases and cleanup of hazardous substances as well as liability for such matters, which may be applicable to the Company's facilities and operations. Certain of the Company's existing and former locations use and have used substances, and currently generate or have generated or disposed of wastes, which are or may be considered hazardous or otherwise are subject to applicable environmental requirements.

     In particular, the Company stores and dispenses, or in the past stored or dispensed or the facilities at which it operates in the past stored or dispensed, petroleum products from aboveground storage tanks and, in certain cases, underground storage tanks. The Company also uses or operates locations which in the past used, hazardous materials, including solvents, to clean and maintain equipment, and generates and disposes of solid and hazardous wastes, including batteries, used motor oil, radiator fluid and solvents. In connection with such activities, the Company has incurred minimal capital expenditures and other compliance costs which are expensed on a current basis and which, to date, have not been material to the Company's financial condition.

     Additionally, in connection with acquisitions of equipment rental businesses, the Company has undertaken Phase I environmental audits of substantially all locations that the Company will continue to operate following the acquisition and expects to continue to do so before acquiring any additional sites. Although the Company does not currently maintain comprehensive insurance covering environmental liabilities at all of its sites, certain of the acquired businesses do have coverage on storage tanks located at their sites. Moreover, each of the equipment rental businesses acquired by the Company was required to provide indemnification to the Company with respect to environmental liabilities associated with such businesses. Based on currently available information, the Company believes that the possibility is remote that it will have to incur material capital expenditures or other material compliance or remediation costs for environmental and safety matters in the foreseeable future. There can be no assurance, however, that federal, state or local environmental and safety requirements will not become more stringent or be interpreted and applied more stringently in the future, or that the Company will not identify adverse environmental conditions that are not currently known to the Company. Such future changes or interpretations, or the identification of such adverse environmental conditions, could result in additional environmental compliance or remediation costs not currently anticipated by the Company, which could be material to the Company's financial condition or results of operations. See "Risk Factors -- Environmental and Safety Regulation."

EMPLOYEES

     As of June 30, 1998, NationsRent employed approximately 1,000 persons. None of the Company's employees is represented by a union or covered by a collective bargaining agreement. The Company believes its relations with its employees are good.

PROPERTIES

     The Company's corporate headquarters are located in Ft. Lauderdale, Florida in leased premises. Certain of the Company's property and equipment are subject to liens securing payment of portions of the Company's indebtedness. The Company leases the real estate for all but two of its locations and also leases certain of its equipment. The Company believes that all of its facilities are sufficient for its current needs.

LEGAL PROCEEDINGS

     The Company is a party to pending legal proceedings arising in the ordinary course of business. While the results of such proceedings cannot be predicted with certainty, the Company does not believe any of these matters are material to the Company's financial condition or results of operations.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

     The table below sets forth the names and ages of the executive officers, directors and certain key employees of the Company as well as the positions and offices held by such persons.

                   NAME                     AGE                         POSITION
                   ----                     ---                         --------
EXECUTIVE OFFICERS AND DIRECTORS
James L. Kirk.............................  48     Chairman of the Board, Chief Executive Officer and
                                                   President
Gene J. Ostrow............................  43     Executive Vice President and Chief Financial
                                                   Officer
Philip V. Petrocelli......................  39     Executive Vice President
Kris E. Hansel............................  40     Vice President and Controller
Pamela K.M. Beall.........................  41     Vice President, Secretary and Treasurer
H. Wayne Huizenga.........................  60     Director
Harris W. Hudson..........................  55     Director
Gary L. Gabriel...........................  55     Director
Thomas H. Bruinooge.......................  54     Director

KEY EMPLOYEES
Fred E. Whaley............................  53     Vice President, Corporate Development
Thomas C. Richardson......................  38     Manager, District Operations
Randy W. Elliott..........................  34     Manager, District Operations
Charles J. Raterman.......................  70     Manager, District Operations
William O. Tracy, III.....................  48     Manager, District Operations
Troy L. Gabriel...........................  32     Manager, Business Development
Michael D. Meenan.........................  44     Manager, Business Development
Michael Nordberg..........................  51     Manager, Business Development

  Executive Officers and Directors

     JAMES L. KIRK is a co-founder of the Company, together with H. Family Investments, Inc. and Mr. Ostrow, and has served as the Chairman of the Board of the Company since August 1997 and as Chief Executive Officer and President of the Company since April 1998. From 1985 to February 1998, Mr. Kirk was Chairman of the Board, President and Chief Executive Officer of OHM, a NYSE listed company.

     GENE J. OSTROW is a co-founder of the Company, together with H. Family Investments, Inc. and Mr. Kirk, and has served as its Executive Vice President and Chief Financial Officer since August 1997. From August 1997 to April 1998, Mr. Ostrow served as Secretary and Treasurer of the Company. From March 1997 to October 1997, Mr. Ostrow was Vice President of Corporate Development of OHM. From November 1994 to March 1997, Mr. Ostrow was a Senior Vice President, Corporate Finance with Raymond James and Associates and from July 1996 to March 1997, Mr. Ostrow was co-head of that firm's mergers and acquisitions practice. From October 1993 to November 1994, Mr. Ostrow was Vice President and Chief Financial Officer of Ecoscience Corporation. Mr. Ostrow was employed by OHM and its affiliates from February 1986 to October 1993 in various positions, including Vice President and Chief Financial Officer of OHM from February 1986 through September 1991, and as Executive Vice President and Chief Financial Officer of NSC Corporation (an affiliate of OHM) from July 1988 through October 1993. Mr. Ostrow is also a Certified Public Accountant.

     PHILIP V. PETROCELLI joined the Company as Executive Vice President in February 1998. From August 1993 to February 1998, Mr. Petrocelli was Vice President -- Western Region of OHM. Before joining OHM, Mr. Petrocelli was a Regional Director and acting Vice President-Analytical Labs with IT Corporation, a provider of engineering services, since September 1988.

     KRIS E. HANSEL joined the Company as Vice President and Controller in March 1998. Prior to joining the Company, Mr. Hansel served in various positions of increasing responsibility at OHM since 1988, most recently as Vice President and Controller. Prior to joining OHM, Mr. Hansel was General Accounting Manager of WearEver-Proctor Silex, Inc.

     PAMELA K.M. BEALL joined the Company as Vice President, Secretary and Treasurer in April 1998. From June 1985 to April 1998, Ms. Beall served as Treasurer of OHM and in various positions of increasing responsibility at OHM, most recently as Vice President and Assistant Secretary. Before joining OHM, Ms. Beall was General Manager, Treasury Services for USX Corporation, and previous to that she was with Marathon Oil Company. From November 1996 to February 1998, Ms. Beall served as a director of NSC Corporation, an affiliate of OHM. Since May 1996, Ms. Beall has served as a director of System One Services, Inc.

     H. WAYNE HUIZENGA joined the Company as a director in June 1998. Since May 1998, Mr. Huizenga has served as Chairman of the Board and Chief Executive Officer of Republic Services, Inc. ("Republic Services"), a leading provider of non-hazardous solid waste collection and disposal services. Since August 1995, Mr. Huizenga has served as Chairman of the Board of Republic, which owns the nation's largest chain of franchised automotive dealerships, is building a chain of used vehicle megastores and owns National Car Rental and Alamo Rent-A-Car. Since October 1996, Mr. Huizenga has served as Co-Chief Executive Officer of Republic and from August 1995 until October 1996, Mr. Huizenga served as Chief Executive Officer of Republic. Since September 1996, Mr. Huizenga has served as the Chairman of the Board of Florida Panthers Holdings, Inc. ("Panthers Holdings"), a leisure, recreation and entertainment company which owns and operates certain luxury resort hotels and the Florida Panthers professional sports franchise. Since January 1995, Mr. Huizenga also has served as the Chairman of the Board of Extended Stay America, Inc. ("Extended Stay"), an operator of extended stay lodging facilities. From September 1994 until October 1995, Mr. Huizenga served as the Vice Chairman of Viacom Inc. ("Viacom"), a diversified entertainment and communications company. During the same period, Mr. Huizenga also served as the Chairman of the Board of Blockbuster Entertainment Group, a division of Viacom. From April 1987 through September 1995, Mr. Huizenga served as the Chairman of the Board and Chief Executive Officer of Blockbuster, during which time he helped build Blockbuster from a 19-store chain into the world's largest video rental company. In September 1994, Blockbuster merged into Viacom. In 1971, Mr. Huizenga co-founded Waste Management, which he helped build into the world's largest integrated solid waste services company, and he served in various capacities, including President, Chief Operating Officer and a director from its inception until 1984. Mr. Huizenga is the brother-in-law of Mr. Hudson.

     HARRIS W. HUDSON joined the Company as a director in June 1998. Since May 1998, Mr. Hudson has served as Vice Chairman and a director of Republic Services. Mr. Hudson has served as a director of Republic since August 1995 and as Vice Chairman of Republic and Chairman of Republic's Solid Waste Group since October 1996. From August 1995 until October 1996, Mr. Hudson served as President of Republic. From May 1995 until August 1995, Mr. Hudson served as a consultant to Republic. From 1983 until August 1995, Mr. Hudson founded and served as Chairman of the Board, Chief Executive Officer and President of Hudson Management Corporation, a solid waste collection company, which was acquired by Republic in August 1995. From 1964 to 1982, Mr. Hudson served as Vice President of Waste Management of Florida, Inc., a subsidiary of Waste Management and its predecessor. Mr. Hudson also serves as a director of Panthers Holdings. Mr. Hudson is the brother-in-law of Mr. Huizenga.

     GARY L. GABRIEL joined the Company as a director in June 1998. Since September 1997, Mr. Gabriel has provided consulting services to the Company on operational and business development matters. From January 1978 to September 1997, Mr. Gabriel served as President of Sam's, which was acquired by the Company in September 1997. In 1961, Mr. Gabriel co-founded a predecessor company of Sam's.

     THOMAS H. BRUINOOGE joined the Company as a director in June 1998. Mr. Bruinooge is an attorney who has been in private practice since 1968 and has practiced with the firm of Bruinooge & Associates since 1987.

     The executive officers of the Company are selected by and serve at the discretion of the Board. The directors of the Company hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified.

  Key Employees

     FRED E. WHALEY joined the Company as Vice President, Corporate Development in May 1998. Prior to joining the Company, Mr. Whaley was a Managing Director of Corporate Finance with Raymond James & Associates, Inc. from October 1980 to April 1997. Since 1988, Mr. Whaley has served as the President of Cumberland Healthcare, a healthcare partnership which owned and operated nursing homes until December 1997.

     THOMAS C. RICHARDSON has eight years of equipment rental industry experience and joined the Company as Manager, District Operations in September 1997. Since February 1990, Mr. Richardson has served as Vice President of Operations of Sam's.

     RANDY W. ELLIOTT has nine years of equipment rental industry experience and joined the Company as Manager, District Operations in December 1997. Since January 1989, Mr. Elliott has served in various positions of increasing responsibility with C&E, most recently as Vice President of C&E, which was acquired by the Company in December 1997.

     CHARLES J. RATERMAN has 42 years of equipment rental industry experience and joined the Company as Manager, District Operations in May 1998. Since 1956, Mr. Raterman has served in various positions of increasing responsibility with Bode-Finn and since 1989, has served as the President of Bode-Finn, which was acquired by the Company in May 1998.

     WILLIAM O. TRACY, III has 27 years of equipment rental industry experience and joined the Company as Manager, District Operations in December 1997. In 1971, Mr. Tracy founded Titan and served as President until the Company's acquisition of Titan in December 1997. Since December 1997, Mr. Tracy has served as Vice President of Titan.

     TROY L. GABRIEL has 11 years of equipment rental industry experience and joined the Company as Manager, Business Development in September 1997. From 1987 to September 1997, Mr. Gabriel served in various positions of increasing responsibility with Sam's, most recently as Vice President.

     MICHAEL D. MEENAN has seven years of equipment rental industry experience and joined the Company as Manager, Business Development in January 1998. From August 1991 to January 1998, Mr. Meenan was Chairman of the Board of Directors and President of Central, which was acquired by the Company in January 1998.

     MICHAEL NORDBERG has 28 years of equipment rental industry experience and joined the Company as Manager, Business Development in April 1998. Prior to joining the Company, Mr. Nordberg served in various positions of increasing responsibility at Naples, most recently as Chief Executive Officer and President, from 1984 until the Company's acquisition of Naples in April 1998.

COMMITTEES OF THE BOARD OF DIRECTORS

     Prior to consummation of the Initial Public Offering, the Company intends to establish an Executive Committee that will have the same powers and authority as the Board of Directors of the Company (the "Board"), subject to the limitations of the Delaware General Corporation Law (the "DGCL") and the Company's Certificate of Incorporation, as amended (the "Certificate"), and Bylaws, as amended (the "Bylaws"). Prior to consummation of the Initial Public Offering, Messrs. Kirk and Huizenga are expected to be appointed as the members of the Executive Committee.

     After consummation of the Initial Public Offering, the Company intends to establish an Audit Committee and a Compensation Committee, each composed of two independent directors. The Audit Committee will recommend the annual appointment of the Company's auditors, with whom the Audit Committee will review the scope of audit and non-audit assignments and related fees, accounting principles used by the Company in financial reporting, internal auditing procedures and the adequacy of the Company's internal control procedures. The Compensation Committee will administer the 1998 Stock Option Plan and make recommendations to the Board regarding compensation for the Company's executive officers.

COMPENSATION OF DIRECTORS

     The 1998 Stock Option Plan, which the Company intends to adopt prior to consummation of the Initial Public Offering, will provide for an automatic grant of options to purchase 50,000 shares of Common Stock to each member of the Board who is a non-employee director at the time of the Initial Public Offering and to each member of the Board who joins the Board as a non-employee director thereafter. In addition, the 1998 Stock Option Plan will provide for an additional automatic grant of options to purchase 10,000 shares of Common Stock at the beginning of each fiscal year to each non-employee director continuing to serve on the Board at such time. All options granted automatically to a non-employee director will be fully vested and immediately exercisable. In addition, each automatic grant of options to a non-employee director will remain exercisable for a term of ten years from the date of grant so long as such person remains a member of the Board. Each automatic grant of options to a non-employee director serving on the Board at the time of the Initial Public Offering will have an exercise price per share equal to the initial public offering price, and each automatic grant thereafter will be exercisable at a price per share equal to the closing price of a share of Common Stock on the NYSE, on the date immediately prior to the automatic grant date. In addition to such automatic option grant, the Company expects to reimburse directors for their reasonable expenses incurred in connection with their attendance at Board and Committee meetings.

     In September 1997, in connection with the acquisition of Sam's, the Company entered into an agreement with Gary L. Gabriel pursuant to which Mr. Gabriel provides certain consulting services to the Company. See "Certain Relationships and Transactions."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal year ended December 31, 1997, the Company had no Compensation Committee or other committee of the Board performing similar functions. Decisions concerning compensation of executive officers were made by certain executive officers of the Company. It is contemplated that the Board will establish a Compensation Committee consisting of non-employee directors following consummation of the Initial Public Offering. See "-- Committees of the Board of Directors."

EXECUTIVE COMPENSATION

     The Company was formed in August 1997 and did not pay any compensation to its Chief Executive Officer and did not pay salary and bonus in excess of $100,000 to any of its executive officers for the period from August 14, 1997 (inception) to December 31, 1997. The following table sets forth the annual base salaries that the Company expects to pay for the year ending December 31, 1998 to the named executive officers below (the "Named Officers") and certain options to purchase Common Stock which the Company has granted or intends to grant to the Named Officers:

                                                                      NUMBER OF
                                                                      SHARES OF
                                                                     COMMON STOCK
                                                                      UNDERLYING
NAME                                           ANNUAL BASE SALARY      OPTIONS
----                                           ------------------    ------------
James L. Kirk................................       $250,000           250,000(1)
Gene J. Ostrow...............................        200,000           100,000(1)
Philip V. Petrocelli.........................        200,000           346,472(2)
Kris E. Hansel...............................        125,000           112,569(3)
Pamela K.M. Beall............................        125,000           117,505(4)

---------------

(1) The Company intends to grant these options upon consummation of the Initial Public Offering. These options will have an exercise price per share equal to the initial public offering price and will vest over a four year period at the rate of 25% per year commencing on the first anniversary of the date of grant.
(2) These options have an exercise price of $5.77 per share and vest over a four year period at the rate of 25% per year commencing on February 24, 1999. These options become immediately exercisable upon a change of control of the Company (as defined in the option agreement related to such options).

(3) These options have an exercise price of $6.66 per share and vest over a four year period at the rate of 25% per year commencing on March 9, 1999. These options become immediately exercisable upon a change of control of the Company (as defined in the option agreement related to such options).
(4) These options have an exercise price of $6.38 per share and vest over a four year period at the rate of 25% per year commencing on March 19, 1999. These options become immediately exercisable upon a change of control of the Company (as defined in the option agreement related to such options).

     The executive officers of the Company receive health benefits which do not exceed 10% of their respective salaries. These benefits are also provided to other employees of the Company. The Company may pay bonuses and issue additional stock options to the Named Officers during 1998. See "-- Stock Option Plan."

STOCK OPTION PLAN

     Prior to consummation of the Initial Public Offering, the Company intends to adopt the 1998 Stock Option Plan pursuant to which employees, directors (whether or not employees), independent contractors and consultants of the Company will be eligible to receive stock options. The 1998 Stock Option Plan is intended to promote the long-term financial interests of the Company by encouraging eligible individuals to acquire an ownership position in the Company and to provide incentives for performance. The 1998 Stock Option Plan, which is expected to be approved by the Board, will be effective upon consummation of the Offering. Upon consummation of the Initial Public Offering, the Company intends to grant to certain employees, pursuant to the 1998 Stock Option Plan, options to purchase an aggregate of 1,534,375 shares of Common Stock at the initial public offering price.

401(K) PLAN

     The Company intends to adopt a 401(k) Retirement Savings Plan (the "401(k) Plan") to provide retirement and other benefits to employees of the Company and to permit employees a means to save for their retirement. The 401(k) Plan is intended to be a tax-qualified plan under Section 401(a) of the Internal Revenue Code of 1986, as amended.

LIMITATION OF DIRECTORS' LIABILITY AND INDEMNIFICATION

     The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of the directors' fiduciary duty of care. The Certificate limits the liability of directors of the Company to the Company or its stockholders to the fullest extent permitted by Delaware law. Specifically, directors of the Company will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. The inclusion of this provision in the Certificate may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited the Company and its stockholders. This provision has no effect on any non-monetary remedies that may be available to the Company or its stockholders, nor does it relieve the Company or its directors from compliance with federal or state securities laws.

     The Bylaws provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit (each, a "Proceeding") by reason of the fact that he is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another entity, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with such Proceeding. In addition, the Company intends to obtain director and officer liability insurance that insures the Company's directors and officers against certain liabilities.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information with respect to the beneficial ownership of the Common Stock immediately prior to and immediately following consummation of the Initial Public Offering by (i) each person known to the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company and each Named Officer, and (iii) all directors and executive officers of the Company as a group. Unless otherwise indicated, each such stockholder has sole voting and investment power with respect to the shares beneficially owned by such stockholder. Percentages of shares beneficially owned are based upon 30,118,694 shares and 43,118,694 shares of Common Stock to be outstanding immediately prior to and immediately following the consummation of the Initial Public Offering, respectively, plus for each person named below any shares of Common Stock that may be acquired by such person within 60 days of the consummation of the Initial Public Offering upon exercise of outstanding options or other rights.

                                            SHARES BENEFICIALLY OWNED            SHARES BENEFICIALLY OWNED
                                       BEFORE THE INITIAL PUBLIC OFFERING    AFTER THE INITIAL PUBLIC OFFERING
                                       -----------------------------------   ----------------------------------
                                          NUMBER OF                            NUMBER OF
                                          SHARES OF          PERCENT OF        SHARES OF           PERCENT OF
                NAME                     COMMON STOCK       COMMON STOCK      COMMON STOCK        COMMON STOCK
                ----                   ----------------   ----------------   --------------      --------------
H. Family Investments, Inc.(1).......     12,000,000            39.8           12,000,000             27.8
  450 East Las Olas Blvd.
  Ft. Lauderdale, Florida 33301
James L. Kirk........................     12,000,000(2)         39.8           12,000,000             27.8
Gene J. Ostrow.......................      1,000,000             3.3            1,000,000              2.3
Philip V. Petrocelli.................        111,276               *              123,776(3)             *
Kris E. Hansel.......................         37,092               *               37,092                *
Pamela K.M. Beall....................         92,730               *               92,730                *
H. Wayne Huizenga....................      1,632,047(2)(4)       5.4            1,682,047(4)(5)        3.9
Harris W. Hudson.....................        463,650             1.5            1,013,650(5)(6)        2.3
Gary L. Gabriel......................             --              --              511,250(5)(7)        1.2
Thomas H. Bruinooge..................         37,092               *               87,092(5)             *
All executive officers and directors
  as a group (9 persons).............     15,373,887            51.0           16,547,637(7)(8)       37.8

---------------
 *  Less than 1%

(1) H. Family Investments, Inc. is a Florida corporation controlled by H. Wayne Huizenga, Jr., the son of Mr. Huizenga. The number of shares of Common Stock beneficially owned by H. Family Investments, Inc. does not include the 3,125,000 shares of Common Stock expected to be purchased in the Initial Public Offering by the Huizenga Investors because H. Wayne Huizenga, Jr. does not share voting or dispositive control of such shares and disclaims beneficial ownership of such shares.
(2) Does not include shares over which Messrs. Kirk and Huizenga have been granted irrevocable proxies by purchasers of shares in the Private Placement, which proxies expire upon consummation of the Initial Public Offering.
(3) Includes 12,500 shares that Mr. Petrocelli is expected to purchase in the Offering.
(4) These shares are held by Huizenga Investments Limited Partnership, a Nevada limited partnership controlled by Mr. Huizenga ("HILP"). The number of shares of Common Stock beneficially owned by Mr. Huizenga does not include the 12,000,000 shares of Common Stock held by H. Family Investments, Inc. or the 3,125,000 shares of Common Stock expected to be purchased in the Initial Public Offering by the Huizenga Investors because Mr. Huizenga does not share voting or dispositive control of such shares and disclaims beneficial ownership of such shares.
(5) Includes 50,000 shares of Common Stock issuable upon exercise of options which the Company expects to grant to non-employee directors of the Company under the 1998 Stock Option Plan upon consummation of the Initial Public Offering, which options will be immediately exercisable.
(6) Includes 250,000 shares that Mr. Hudson is expected to purchase in the Offering and 250,000 shares that Mr. Hudson's spouse is expected to purchase in the Offering, as to which Mr. Hudson disclaims beneficial ownership.
(7) Includes 461,250 shares of Common Stock issuable upon conversion of convertible promissory notes in an aggregate principal amount of $3.69 million, which are convertible at the initial public offering price of $8.00 per share. See "Description of Certain Indebtedness -- Promissory Notes."

(8) Includes 200,000 shares of Common Stock issuable upon exercise of options which the Company expects to grant to non-employee directors of the Company under the 1998 Stock Option Plan upon consummation of the Initial Public Offering, which will be immediately exercisable.

                              SELLING STOCKHOLDERS

     The following table sets forth the name of each Selling Stockholder, the aggregate number of shares of Common Stock beneficially owned by each Selling Stockholder as of the date hereof and the aggregate number of shares of Common Stock registered hereby that each Selling Stockholder may offer and sell pursuant to this Prospectus. Because the Selling Stockholders may offer all or a portion of the Shares at any time and from time to time after the date hereof, no estimate can be made of the number of Shares that each Selling Stockholder may retain upon completion of the Offering. However, if all of the Shares offered hereunder are sold by the Selling Stockholders, then unless otherwise noted, after completion of the Offering, none of the Selling Stockholders will own more than one percent of the shares of Common Stock outstanding. Of the 36,342,444 Shares offered hereby, 30,118,694 Shares are issued and outstanding as of the date hereof and 6,233,750 Shares have been reserved for issuance by the Company to certain Selling Stockholders upon the conversion of outstanding convertible promissory notes and upon the exercise of outstanding warrants as set forth in the endnotes to the following table. To the knowledge of the Company, none of the Selling Stockholders has had within the past three years any material relationship with the Company or any of its predecessors or affiliates except as set forth in the endnotes to the following table.

                                                 SHARES BENEFICIALLY   SHARES TO BE OFFERED FOR
                                                 OWNED PRIOR TO THE    THE SELLING STOCKHOLDERS
SELLING STOCKHOLDERS                                  OFFERING                  ACCOUNT
--------------------                             -------------------   -------------------------
Kenneth D. Acton(1)............................           5,965(2)                 5,965(2)
Pamela K.M. Beall & John M. Beall, Tenants by
  the Entireties(3)............................          46,365                   46,365
Pamela K.M. Beall, Trustee Pamela K.M. Beall
  Trust dated February 20, 1998(3).............          46,365                   46,365
Berrard Holdings Limited Partnership...........         463,650                  463,650
Robert V. Berthold, Jr.(4).....................          22,581(2)                22,581(2)
Byron H. Black(4)..............................          28,226(2)                28,226(2)
Bode-Finn Limited Partnership(5)...............       1,090,800(6)             1,090,800(6)
Cris V. Branden................................         185,460                  185,460
Thomas H. Bruinooge(7).........................          37,092                   37,092
C&E Rental and Service, Inc.(8)................         250,000(2)               250,000(2)
J. Ronald Castell..............................          92,730                   92,730
Finally Limited Partnership....................         463,650                  463,650
GDJ, Jr. Investments Limited Partnership.......         463,650                  463,650
Gary L. Gabriel(9).............................         375,000(2)               375,000(2)
Gary L. Gabriel as Trustee of the Gary L.
  Gabriel Grantor Retained Annuity Trust
  Theta(9).....................................          86,250(2)                86,250(2)
Troy L. Gabriel as Trustee of the Gary L.
  Gabriel Grantor Retained Annuity Trust
  Alpha(9).....................................         250,000(2)               250,000(2)
H. Family Investments, Inc.(10)................      12,000,000               12,000,000
Richard L. Handley.............................          92,730                   92,730
Kris E. Hansel(11).............................          37,092                   37,092
Harris W. Hudson(12)...........................         463,650                  463,650
Huizenga Investments Limited Partnership(13)...       1,632,047                1,632,047
Kent E. Jackfert(4)............................          22,581(2)                22,581(2)
Kady Investment Group..........................          74,184                   74,184
James E. Kelly and Virginia M. Kelly(14).......         312,500(2)               312,500(2)
James L. Kirk(15)..............................      12,000,000               12,000,000
M. Steven Langman..............................          37,092                   37,092

                                                 SHARES BENEFICIALLY   SHARES TO BE OFFERED FOR
                                                 OWNED PRIOR TO THE    THE SELLING STOCKHOLDERS
SELLING STOCKHOLDERS                                  OFFERING                  ACCOUNT
--------------------                             -------------------   -------------------------
James B. Lathrop(1)............................          69,534(2)                69,534(2)
Alex Muxo Jr. & Bonnie Muxo....................          92,730                   92,730
Naples Rent -- All and Sales Company,
  Inc.(16).....................................         125,000(2)               125,000(2)
Michael O'Brien(1).............................         189,228(2)               189,228(2)
Robert Orders(4)...............................          11,290(2)                11,290(2)
Gene J. Ostrow(17).............................       1,000,000                1,000,000
William M. Pierce..............................         278,190                  278,190
Philip Vincent Petrocelli & Emilie Cohen
  Petrocelli (or their successor(s)), Trustees,
  Emilie and Philip Petrocelli, 1998 Family
  Trust dated February 18, 1998(18)............         111,276                  111,276
Linda Raymond(1)...............................         343,690(2)               343,690(2)
Oliver Raymond(1)..............................         883,470(2)               883,470(2)
Raymond E. Mason Foundation(5).................         259,200(6)               259,200(6)
Revco Equipment Rentals, Inc.(19)..............         112,500(2)               112,500(2)
Mary Sue Rozum(20).............................           1,938(2)                 1,938(2)
Thomas Richardson as Trustee of the Gary L.
  Gabriel Grantor Retained Annuity Trust
  Beta(9)......................................         250,000(2)               250,000(2)
John C. Scherer(21)............................          27,819                   27,819
Francis E. Scozio, Sr.(20).....................           1,938(2)                 1,938(2)
Fred Silhanek(20)..............................          55,412(2)                55,412(2)
Rose Silhanek(20)..............................          65,712(2)                65,712(2)
Andrew W. Sweet................................           9,273                    9,273
Andrew Teeter(4)...............................          11,290(2)                11,290(2)
Donald P. Tewell(1)............................           8,112(2)                 8,112(2)
William O. Tracy, III(4).......................          45,161(2)                45,161(2)
Fred W. Truman(4)..............................          22,581(2)                22,581(2)
U-Rent It Company, Inc.(22)....................          62,500(2)                62,500(2)
Thomas J. Watts, Sr.(23).......................       1,250,000(2)             1,250,000(2)
Weezor I Limited Partnership...................         463,650                  463,650
Samuel Yerrid(4)...............................          11,290(2)                11,290(2)

---------------

 (1) Served as an officer and/or director of and/or held an equity interest in Jobs prior to the Company's acquisition of Jobs.
 (2) Consists of shares of Common Stock issuable upon conversion of convertible promissory notes which are convertible at $8.00 per share which is the initial public offering price of the Common Stock in the Initial Public Offering.
 (3) Ms. Beall currently serves as Vice President, Secretary and Treasury of the Company.
 (4) Served as an officer and/or director of and/or held an equity interest in Titan prior to the Company's acquisition of Titan. Mr. Tracy currently serves as a Manager, District Operations of the Company.
 (5) Held an equity interest in Bode-Finn prior to the Company's acquisition of Bode-Finn.
 (6) Consists of shares of Common Stock issuable upon conversion of convertible promissory notes and upon exercise of warrants which are convertible or exercisable, as the case may be, at $8.00 per share which is the initial public offering price of the Common Stock in the Initial Public Offering.
 (7) Mr. Bruinooge currently serves as a director of the Company.
 (8) The Company has acquired all of the assets of C&E.
 (9) Served as an officer and/or director of and/or held an equity interest in Sam's prior to the Company's acquisition of Sam's. Gary L. Gabriel currently serves as director of the Company and provides certain consulting services to the Company. Troy L. Gabriel currently serves as a Manager, Business

     Development of the Company. Mr. Richardson currently serves as a Manager, District Operations of the Company.
(10) H. Family Investments is one of the co-founders of the Company and is controlled by H. Wayne Huizenga, Jr. who served as a director of the Company until June 1998.
(11) Mr. Hansel currently serves as Vice President and Controller of the Company.
(12) Mr. Hudson currently serves as a director of the Company.
(13) Huizenga Investments Limited Partnership is a Nevada limited partnership controlled by H. Wayne Huizenga who currently serves as a director of the Company.
(14) Served as an officer and/or director of and/or held an equity interest in
     J. Kelly prior to the Company's acquisition of J. Kelly.
(15) Mr. Kirk is one of the co-founders of the Company and currently serves as the Chairman, President and Chief Executive Officer of the Company.
(16) The Company has acquired all of the assets of Naples.
(17) Mr. Ostrow is one of the co-founders of the Company and currently serves as an Executive Vice President and Chief Financial Officer of the Company.
(18) Mr. Petrocelli currently serves as an Executive Vice President of the Company.
(19) The Company has acquired all of the assets of Revco.
(20) Served as an officer and/or director of and/or held an equity interest in A-Action prior to the Company's acquisition of A-Action.
(21) Mr. Scherer currently serves as an officer of the Company.
(22) The Company acquired all of the assets of U-Rent-It.
(23) Served as an officer and director of and held all of the equity interests in Associated prior to the Company's acquisition of Associated.

                              PLAN OF DISTRIBUTION

     The Selling Stockholders or pledgees may sell or distribute some or all of the Shares from time to time through dealers or brokers or other agents or directly to one or more purchasers, including pledgees, in transactions (which may involve crosses and block transactions) on the NYSE or other exchanges on which the Common Stock may be listed for trading, in privately negotiated transactions (including sales pursuant to pledges) or in the over-the-counter market, or in brokerage transactions, or in a combination of such transactions. Such transactions may be effected by the Selling Stockholders at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Brokers, dealers, or other agents participating in such transactions as agent may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders (and, if they act as agent for the purchaser of such shares, from such purchaser). Such discounts, concessions or commissions as to a particular broker, dealer, or other agent might be in excess of those customary in the type of transaction involved. This Prospectus also may be used, with the Company's consent, by donees of the Selling Stockholders, or by other persons acquiring Shares and who wish to offer and sell such Shares under circumstances requiring or making desirable its use. To the extent required, the Company will file, during any period in which offers or sales are being made, one or more supplements to this Prospectus to set forth the names of donees of Selling Stockholders and any other material information with respect to the plan of distribution not previously disclosed.

     The Selling Stockholders and ay such brokers, dealers or other agents that participate in such distribution may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by any such brokers, dealers or other agents might be deemed to be underwriting discounts and commissions under the Securities Act. Neither the Company nor the Selling Stockholders can presently estimate the amount of such compensation. The Company knows of no existing arrangements between any Selling Stockholder and any other Selling Stockholder, broker, dealer or other agent relating to the sale or distribution of the Shares.

     Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of any of the Shares may not simultaneously engage in market activities with respect to the Common Stock for the applicable period under Regulation M prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rule 10b-5 and Regulation M, which provisions may limit the timing of purchases and sales of any of the Shares by the Selling Stockholders. All of the foregoing may affect the marketability of the Common Stock.

     The Company will pay substantially all of the expenses incident to this Offering of the Shares by the Selling Stockholders to the public other than commissions, concessions and discounts of brokers, dealers or other agents. Each Selling Stockholder may indemnify any broker, dealer, or other agent that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act. The Company may agree to indemnify the Selling Stockholders and any such statutory "underwriters" and controlling persons of such "underwriters" against certain liabilities, including certain liabilities under the Securities Act.

     In order to comply with certain states' securities laws, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers.

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

     In August 1997, the Company was founded by H. Family Investments, Inc. and Messrs. Kirk and Ostrow (collectively, the "Founders"). H. Family Investments, Inc. is a Florida corporation controlled by H. Wayne Huizenga, Jr., the son of Mr. Huizenga. The Founders committed an aggregate of $48.4 million in equity capital to the Company which was funded at various times from September 1997 through June 2, 1998 as required to complete acquisitions. The Company has registered hereunder for resale, subject to the Lock-up Agreements, under the Securities Act and applicable state securities laws the shares of Common Stock held by the Founders. The Company intends to pay any registration expenses incidental to such registration, excluding underwriters' commissions and deductions.

     On June 2, 1998, the Company sold an aggregate of 5,118,694 shares of Common Stock in the Private Placement for aggregate proceeds of $27.6 million. The table below sets forth the officers and directors of the Company who participated in the Private Placement and the number of shares of Common Stock acquired in such transaction:

                                                               NUMBER OF
                                                               SHARES OF
NAME                                                          COMMON STOCK
----                                                          ------------
H. Wayne Huizenga...........................................   1,632,047(1)
Harris W. Hudson............................................     463,650
Philip V. Petrocelli........................................     111,276
Pamela K.M. Beall...........................................      92,730
Kris E. Hansel..............................................      37,092
Thomas H. Bruinooge.........................................      37,092

     --------------------

     (1) These shares are held by HILP.

     The Company has agreed to use reasonable efforts following the consummation of the Initial Public Offering to register for resale under the Securities Act and applicable state securities laws the shares of Common Stock issued in the Private Placement. The purchasers in the Private Placement also have the right to include in such registration statement other shares of Common Stock, if any, owned by them on the date of the Private Placement. The Company has filed this Registration Statement to satisfy such registration obligations. The Company is obligated to pay any registration expenses incidental to such registration, \excluding underwriters' commissions and discounts. This description is qualified in its entirety by reference to the Subscription Agreement entered into by each of the purchasers in the Private Placement, a copy of the form of which will be filed as an exhibit to the Registration Statement.

     In May 1998, the Company received an unsecured subordinated loan in the amount of $17.4 million from HILP. This loan represented bridge financing to complete certain acquisitions until the Founders could fund the final portion of their original capital commitments. The principal amount of the loan was repaid on June 3, 1998 from the Founders' Additional Contribution. Interest in the amount of approximately $124,000 accrued on this loan and was paid by the Company on June 3, 1998.

     In September 1997, the Company acquired Sam's for $23.4 million from Gary
L. Gabriel, Troy L. Gabriel and certain trusts controlled by them. A portion of the purchase price was paid by the Company to Gary L. Gabriel and certain trusts controlled by him in the form of (i) unsecured promissory notes in the aggregate principal amount of approximately $2.6 million which bear interest at the rate of 8.5% per annum, (ii) an unsecured convertible promissory note in the principal amount of approximately $0.7 million which bears interest at the rate of 6.5% per annum, and (iii) unsecured contingent convertible promissory notes in the aggregate principal amount of $3.0 million which bear interest at the rate of 6.5% per annum. For a description of certain of the terms of these promissory notes, see "Description of Certain Indebtedness -- Promissory Notes." As part of the Sam's acquisition, the Company entered into certain leases on four properties used in its operations from TTG Properties, an Ohio general partnership ("TTG"), of which Gary L. Gabriel and Troy L. Gabriel are general partners. Each of the four leases to which the Company and TTG are a party commenced on October 1, 1997 and end on September 30, 2002, with three automatic five-year extensions and grant the Company the option to purchase the leased premises at any time prior to the lease termination at a fixed price. The aggregate monthly rental payment to TTG under the leases on the four properties is $40,000. Also, in connection with the Sam's acquisition, Sam's entered into an agreement with Gary L. Gabriel pursuant to which Mr. Gabriel provides certain consulting services to the Company. This agreement has a three year term which automatically renews for an additional one year term. This agreement provides for an annual salary of $100,000, and use of a leased vehicle and up to $30,000 of rental equipment per year. The agreement provides that if Mr. Gabriel's services are terminated at any time without cause, he will be entitled to receive one year's annual salary as severance. In addition, the Company intends to enter into leases of certain facilities in Findlay and Mansfield, Ohio, from TTG.

     The Company has entered into certain contracts for building construction with Alvada Construction, Inc., an entity controlled by Mr. Kirk's brother. The aggregate amount payable under these contracts is approximately $1.7 million.

     The Company currently leases the office space and parking for its corporate headquarters from Panthers Holdings. The monthly lease amount payable by the Company is approximately $20,000, which amount includes a share of the operating expenses for this location based upon estimated usage. In addition, the Company licenses from Panthers Holdings the use of an executive suite at the Broward County Arena, which is operated by Panthers Holdings, for a fee of $95,000 per annum for a term of seven years. The Company may also enter into a sponsorship agreement with Panthers Holdings for certain sponsorship, marketing and advertising services. Mr. Huizenga is Chairman of the Board of Panthers Holdings and controls a majority of the voting interests of Panthers Holdings. Mr. Hudson is also a director of Panthers Holdings.

     In addition, the Company may enter into a license agreement with Pro Player Stadium, a professional sports stadium which is owned and controlled by Mr. Huizenga, for the use of an executive suite at Pro Player Stadium for a fee of up to approximately $120,000 per year for a term of up to three years.

     With respect to transactions discussed in this section, no independent determination has been made as to the fairness or reasonableness of the terms thereof. The Company believes, however, based on its prior experience, that the terms of each transaction were as favorable to the Company as it could have obtained from an unaffiliated party.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

     The following summary description of the Credit Facility, certain promissory notes and related registration rights is qualified in its entirety by reference to the Credit Facility, the promissory notes and the registration rights agreements, copies of which will be filed as exhibits to the Registration Statement of which this Prospectus is a part.

CREDIT FACILITY

     The Company has established the Credit Facility with a syndicate of lenders and BankBoston, as agent. Under the Credit Facility, the Company may borrow up to $265 million on a revolving line of credit which can be used to complete permitted acquisitions and make capital expenditures and for working capital and other general corporate purposes. Borrowings under the Credit Facility may be in the form of base rate loans or at the option of the Company, Eurodollar loans. Upon consummation of the Initial Public Offering, borrowings under the Credit Facility will bear interest at either the BankBoston base rate plus a percentage ranging from 0.00% to 0.50% or, at the Company's option, the Eurodollar market rate plus a percentage ranging from 1.50% to 3.00%. The percentage over the BankBoston base rate or the Eurodollar market rate is based on the Company's financial performance as measured by the total funded debt ratio (the "Pricing Ratio"). Prior to the consummation of the Initial Public Offering, the base rate loans bear interest at the BankBoston base rate plus 0.75% or, at the Company's option, the Eurodollar market rate plus 3.00%. Interest on the Eurodollar loan is payable on the last day of the applicable interest period which may be a one, two, three or six month period at the option of the Company. The Credit Facility is secured by a first priority security interest in all assets of the Company except for purchase money interests, chattel paper and general intangibles not assignable by law or by terms of license. Borrowings under the Credit Facility mature and become due and payable in full in July 2001.

PROMISSORY NOTES

     In connection with certain of the Acquisitions, the Company has issued unsecured subordinated promissory notes in an aggregate principal amount of approximately $56.5 million. An aggregate principal amount of approximately $49.0 million of such promissory notes are convertible (the "Convertible Notes") into shares of Common Stock at a conversion price equal to the initial public offering price and bear interest at rates ranging between 6.50% and 8.50%. Certain of these convertible promissory notes become pre-payable by the Company following the Initial Public Offering based on the achievement of certain target trading prices of the Common Stock over specified periods. The remaining promissory notes in the aggregate principal amount of approximately $7.5 million are not convertible into shares of Common Stock, bear interest at rates ranging between 6.50% and 8.50% and are pre-payable without penalty.

     Upon consummation of the acquisition of J. Kelly, the Company issued Convertible Notes in the aggregate principal amount of $2.5 million (the "Kelly Notes") and entered into a registration rights agreement (the "Kelly Agreement") with the stockholders of J. Kelly (the "Kelly Holders"), granting piggyback registration rights with respect to the Common Stock into which the Kelly Notes are convertible. Upon consummation of the acquisition of Associated, the Company issued Convertible Notes in the aggregate principal amount of $10 million (the "Associated Notes") and entered into a registration rights agreement (the "Associated Agreement") with the stockholders of Associated (the "Associated Holders"), granting piggyback registration rights with respect to the Common Stock into which the Associated Notes are convertible. Under the Kelly Agreement and the Associated Agreement, if the Company proposes to file a registration statement with respect to the Common Stock (other than in connection with the Company's initial public offering, acquisition shelf registration statements or employee stock option plans) any time after the later of the first anniversary of the Kelly Agreement or the Associated Agreement, as applicable, or six months after the date of the Company's initial public offering (the "IPO Date"), then upon the request of the Kelly Holders or the Associated Holders, as applicable, the Company will use its reasonable best efforts to register for resale under the Securities Act and applicable state securities laws the shares of Common Stock issuable upon conversion of the Kelly Notes or the Associated Notes, as applicable. The Company has also entered into a registration rights agreement with the principals of Bode-Finn (the "Bode-Finn Holders"). See

"Description of Capital Stock -- Warrants and Options." The Company is obligated to pay any registration expenses incidental to such registration, excluding underwriters' commission and discounts. The Company has filed this Registration Statement to satisfy such registration obligations. The Kelly Holders, the Associated Holders and the Bode-Finn Holders are expected to enter into Lock-up Agreements with the Underwriters. See "Shares Eligible for Future Sale."

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

     The Certificate authorizes capital stock consisting of 5,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock"), and 250,000,000 shares of Common Stock. Immediately following the Initial Public Offering, 43,118,694 shares of Common Stock (45,068,694 shares if the over-allotment option of the underwriters in the Initial Public Offering is exercised in full) and no shares of Preferred Stock will be outstanding. All of the shares of Common Stock that will be outstanding immediately following the Initial Public Offering, including the shares of Common Stock sold in the Initial Public Offering, will be validly issued, fully paid and nonassessable. The following summary description of the capital stock of the Company, including certain warrants, options and convertible promissory notes and related registration rights, is qualified in its entirety by reference to the Certificate, the Bylaws and the agreements governing such instruments, copies of which will be filed as exhibits to the Registration Statement of which this Prospectus is a part.

COMMON STOCK

     The holders of the Common Stock are entitled to one vote for each share on all matters voted on by stockholders, including elections of directors, and, except as otherwise required by law or the Certificate, the holders of such shares will possess all voting power. The Certificate will not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of Preferred Stock created by the Board from time to time, the holders of the Common Stock will be entitled to such dividends as may be declared from time to time by the Board from funds available therefor, and upon liquidation will be entitled to receive pro rata all assets of the Company available for distribution to such holders. See "Dividend Policy."

PREFERRED STOCK

     The Certificate authorizes the Board to establish one or more series of Preferred Stock and to determine, with respect to any series of Preferred Stock, the terms and rights of such series, including (i) the designation of the series, (ii) the number of shares of the series, which number the Board may thereafter (except where otherwise provided in the applicable certificate of designation) increase or decrease (but not below the number of shares thereof then outstanding), (iii) whether dividends, if any, will be cumulative or noncumulative, and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative, (iv) the rate of any dividends (or method of determining such dividends) payable to the holders of the shares of such series, any conditions upon which such dividends will be paid and the date or dates or the method for determining the date or dates upon which such dividends will be payable, (v) the redemption rights and price or prices, if any, for shares of the series, (vi) the amount, terms, conditions and manner of operation of any purchase, retirement or sinking fund to be provided for the shares of the series, (vii) the rights and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, (viii) whether the shares of the series will be convertible or exchangeable into shares of any other class or series, prices or rates of conversion or exchange and all other terms and conditions upon which such conversion or exchange may be made, (ix) restrictions on the issuance of shares of the same series or of any other class or series, (x) the voting rights, if any, of the holders of the shares of the series and (xi) any other relative rights, preferences and limitations of such series.

     The Company believes that the ability of the Board to issue one or more series of Preferred Stock will provide the Company with flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs which might arise. The authorized shares of Preferred Stock, as well as shares of Common Stock, will be available for issuance without further action by the Company's stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which the Company's securities may be listed or traded. Subject to certain exceptions, the NYSE currently requires stockholder approval as a prerequisite to listing shares in several instances, including where the present or potential issuance of shares could result in an increase in the number of shares of common stock or voting securities outstanding by at least 20%. If the approval of the Company's stockholders is not required for the issuance of shares of Preferred Stock or Common Stock, the Board may determine not to seek stockholder approval.

     Although the Board has no intention at the present time of doing so, it could issue a series of Preferred Stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. The Board will make any determination to issue such shares based on its judgment as to the best interests of the Company and its stockholders. The Board, in so acting, could issue Preferred Stock having terms that could discourage an acquisition attempt through which an acquirer may be able to change the composition of the Board, including a tender offer or other transaction that some, or a majority, of the Company's stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price of such stock.

WARRANTS AND OPTIONS

     In May 1998, in connection with the acquisition of Bode-Finn, the Company issued warrants (the "Warrants") to the Bode-Finn Holders to acquire a number of shares of Common Stock equal to $800,000 divided by the initial public offering price at an exercise price equal to the initial public offering price. The Warrants are exercisable for the period commencing 18 months after the IPO Date and ending on the fifth anniversary of the IPO Date. In addition, in connection with the acquisition of Bode-Finn, the Company issued Convertible Notes and entered into a registration rights agreement (the "Bode-Finn Agreement") with the Bode-Finn Holders pursuant to which the Company has agreed that, if it proposes to file a registration statement with respect to the Common Stock after the IPO Date, then upon the request of the Bode-Finn Holders, the Company will use its best efforts to register for resale under the Securities Act and applicable state securities laws the shares of Common Stock issuable to the Bode-Finn Holders upon conversion of the Warrants and the Convertible Notes held by them (the "Registrable Securities"). The Bode-Finn Agreement also provides that at any time beginning six months after the IPO Date, Bode-Finn Holders holding at least 25% of the Registrable Securities may request registration of not less than 50% of the outstanding Registrable Securities held by each Bode-Finn Holder requesting registration. The Company is not required to effect more than two registrations pursuant to this provision. The Company is obligated to pay any registration expenses incidental to such registration, excluding underwriters' commissions and discounts. The Company has filed this Registration Statement to satisfy such registration statement obligations. The Bode-Finn Holders are expected to enter into Lock-up Agreements with the Underwriters. See "Shares Eligible for Future Sale."

     The Company has granted to certain employees of the Company options to purchase an aggregate of 1,087,571 shares of Common Stock, at exercise prices ranging from $2.96 to $6.69 per share and a weighted average exercise price of $5.33, which were granted outside of the 1998 Stock Option Plan. These options vest over a four year period at the rate of 25% per year commencing on the first anniversary of the date of grant. These options become immediately exercisable upon a change of the control of the Company (as defined in the option agreements related to such options). Upon consummation of the Initial Public Offering, the Company intends to grant to certain employees, pursuant to the 1998 Stock Option Plan, options to purchase an aggregate of 1,534,375 shares of Common Stock at the initial public offering price. See "Management -- Stock Option Plan."

INDEMNIFICATION

     The Certificate provides that the Company shall indemnify each director, officer, employee or agent of the Company to the fullest extent permitted by law. The Certificate limits the liability of the Company's directors for monetary damages in certain circumstances. The Bylaws also provide that the Company may purchase insurance on behalf of the directors, officers, employees and agents of the Company against certain liabilities asserted against or incurred by them in such capacity, whether or not the Company would have the power to indemnify against such liabilities.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is Boston EquiServe.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Immediately following the consummation of the Initial Public Offering, the Company will have 43,118,694 shares of Common Stock outstanding (45,068,694 shares if the over-allotment option of the underwriters of the Initial Public Offering is exercised in full), including 30,118,694 outstanding shares of Common Stock presently beneficially owned by existing stockholders. The 13,000,000 shares of Common Stock to be sold pursuant to the Initial Public Offering (14,950,000 if the over-allotment option of the underwriters of the Initial Public Offering is exercised in full) will be eligible for sale without restriction under the Securities Act in the public market after the consummation of the Initial Public Offering by persons other than Affiliates of the Company. Sales of shares by Affiliates of the Company will be subject to Rule 144. The Company and the officers, directors and certain security holders of the Company, who will beneficially own in the aggregate 30,118,694 outstanding shares and securities convertible into or exercisable for 6,223,750 shares of Common Stock immediately prior to the consummation of the Initial Public Offering, have agreed with the underwriters pursuant to Lock-up Agreements not to offer, sell or otherwise dispose of any shares of Common Stock or any security convertible into, exercisable for or exchangeable for shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of Bear, Stearns & Co. Inc., except that (i) stockholders may make transfers as gifts if the donee agrees to be bound by a Lock-up Agreement, (ii) certain security holders will be permitted to pledge or margin their shares in a bona fide loan transaction with a third party lender, (iii) the Company may at any time and from time to time issue shares of Common Stock to third parties as consideration for the Company's acquisition from such third parties of equipment rental companies and (iv) the Company may issue options pursuant to the 1998 Stock Option Plan and shares of Common Stock upon the exercise of certain options granted to non-employee directors. The Company may issue shares of Common Stock in connection with acquisitions prior to the expiration of the 180-day lock-up period.

     The Company has reserved for issuance (i) 5,000,000 shares of Common Stock issuable in connection with options to be granted under the 1998 Stock Option Plan, (ii) 1,087,571 shares of Common Stock issuable in connection with certain outstanding options, (iii) 100,000 shares of Common Stock issuable in connection with certain outstanding warrants, and (iv) 6,123,750 shares of Common Stock issuable in connection with certain outstanding convertible promissory notes.

     Prior to the Initial Public Offering, there has been no market for the Common Stock of the Company. The Company can make no predictions as to the effect, if any, that sales of shares or the availability of shares for sale will have on market prices prevailing from time to time. Nevertheless, sales of substantial amounts of the Common Stock of the Company in the public market, or the prospect of such sales, could adversely affect the market price of the Common Stock.

     In general, under Rule 144 as presently in effect, beginning 90 days after the date of this Prospectus, if a period of at least one year has elapsed since the later of the date shares of Common Stock that are "restricted securities" (as that term is defined in Rule 144) were acquired from the Company or the date they were acquired from an affiliate (as that term is defined in Rule 144) of the Company, as applicable, then the holder of such restricted shares (including an Affiliate) is entitled to sell a number of shares within any three-month period that does not exceed the greater of 1% of the then outstanding shares of Common Stock (approximately 431,187 shares immediately after the consummation of the Initial Public Offering, assuming that the over-allotment option of the underwriters of the Initial Public Offering is not exercised) or the average weekly trading volume of the Common Stock on the NYSE during the four calendar weeks preceding such sale. The holder may only sell such shares through unsolicited brokers' transactions. Sales under Rule 144 are also subject to certain requirements pertaining to the manner of such sales, notices of such sales and the availability of current public information concerning the Company. Affiliates may sell shares not constituting restricted securities in accordance with the foregoing volume limitations and other requirements but without regard to the two-year holding period requirement.

     Under Rule 144(k), if a period of at least two years has elapsed since the later of the date restricted shares were acquired from the Company or the date they were acquired from an Affiliate of the Company, as applicable, then a holder of such restricted shares who is not an Affiliate of the Company at the time of the sale and who has not been an Affiliate of the Company for at least three months prior to the sale would be entitled to sell the shares immediately without regard to the volume limitations and other conditions described above.

     In connection with the Private Placement, the Company agreed to use its reasonable efforts following consummation of the Initial Public Offering to register for resale shares of Common Stock issued in the Private Placement. The Company has filed this Registration Statement to register for resale on a continuous basis from time to time, subject to the Lock-up Agreements, 36,342,444 shares of Common Stock, 30,118,694 shares of which are held by the Company's existing stockholders and 6,223,750 shares of which are issuable upon exercise or conversion of outstanding warrants and convertible promissory notes. The Company has caused this Registration Statement to become effective prior to the consummation of the Initial Public Offering and intends to maintain its continuous effectiveness, including through filing post-effective amendments, indefinitely. In addition, the Company intends to register on a Registration Statement on Form S-8 shares of Common Stock reserved for issuance upon exercise of options that may be granted to certain employees and non-employee directors under the 1998 Stock Option Plan. The Company may also from time to time file registration statements covering the issuance and/or resale of shares of Common Stock which may be issued in certain potential future acquisitions.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Akerman, Senterfitt & Eidson, P.A., Miami, Florida. Certain attorneys at Akerman, Senterfitt & Eidson, P.A. currently intend to purchase shares of Common Stock in the Initial Public Offering. Upon consummation of the Initial Public Offering, an attorney employed by Akerman, Senterfitt & Eidson, P.A., is expected to join the Company as an officer and is expected to be granted options to purchase shares of Common Stock in an amount comparable to other officers of the Company.

                                    EXPERTS

     The financial statements of the Company, Gabriel Trailer Manufacturing Company, Inc., R. and R. Rental, Inc., C & E Rental and Service, Inc., Titan Rentals, Inc., The Bode-Finn Company, RFL Enterprises, Inc., Naples Rent-All & Sales Company, Inc., Raymond Equipment Company, Inc., The Florida Panhandle and Southeast Texas Divisions of General Rental, Inc., Associated Rental Equipment Management Company, Inc. and Revco Equipment Rentals, Inc. included in this Prospectus and the Schedule of the Company included elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock, reference is hereby made to such Registration Statement and the exhibits and schedules thereto. The summaries in this Prospectus of additional information included in the Registration Statement or any exhibit thereto are qualified in their entirety by reference to such information or exhibit. The Registration Statement, including all exhibits thereto and amendments thereof, has been filed with the Commission through EDGAR.

     On the closing date of the Initial Public Offering, the Company will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, will file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information, as well as the Registration Statement and the exhibits and schedules thereto, may be inspected, without charge, at the public reference facility maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such materials can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005 or on the Commission's site on the Internet at http://www.sec.gov.

                               NATIONSRENT, INC.

              INDEX TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

                                                              PAGE
                                                              -----
NATIONSRENT, INC.
  Introduction to Pro Forma Consolidated Financial
     Statements.............................................   PF-2
  Pro Forma Consolidated Balance Sheet at March 31, 1998....   PF-3
  Pro Forma Consolidated Statements of Operations for the
     year ended December 31, 1997...........................   PF-4
  Predecessor Pro Forma Consolidated Statements of
     Operations for the year ended December 31, 1997........   PF-5
  Acquisitions Consolidated Statements of Operations for the
     year ended December 31, 1997...........................   PF-6
  Pro Forma Consolidated Statements of Operations for the
     three months ended March 31, 1998......................   PF-7
  Pro Forma Consolidated Statements of Operations for the
     three months ended March 31, 1997......................   PF-8
  Notes to Unaudited Pro Forma Consolidated Financial
     Statements.............................................   PF-9

                               NATIONSRENT, INC.

          INTRODUCTION TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

     The following pro forma consolidated financial statements of the Company present the pro forma consolidated balance sheet at March 31, 1998 and the pro forma consolidated statements of operations for the year ended December 31, 1997 and the three months ended March 31, 1997 and March 31, 1998. The pro forma consolidated financial statements give effect to the Acquisitions, the Founders' Additional Contribution, the Private Placement, certain borrowings under the Proposed Amended Credit Facility, and the Initial Public Offering. The pro forma consolidated balance sheet at March 31, 1998 gives effect to the transactions and events described above as if they occurred on March 31, 1998. The pro forma consolidated statements of operations for the year ended December 31, 1997 and three months ended March 31, 1997 reflect the Acquisitions as if they occurred on January 1, 1997. The pro forma consolidated statements of operations for the three months ended March 31, 1998 are comprised of the historical results of the Company, which include the results of operations of all businesses acquired during 1997 and the first quarter of 1998 (consisting of Sam's Equipment Rental, Inc. ("Sam's"), Ashland Rental and Sales, Inc. ("Ashland"), R. and R. Rental, Inc. ("R&R"), C&E Rental and Service, Inc. ("C&E"), Titan Rentals, Inc. ("Titan") and Central Rent-All, Inc. ("Central")), and reflect the results of operations of all businesses acquired in the Acquisitions subsequent to March 31, 1998 as if they occurred on January 1, 1998. All of the businesses acquired by the Company in the Acquisitions are collectively referred to herein as the "Acquired Businesses."

     The pro forma consolidated financial statements are based upon available information and certain assumptions considered reasonable by management. The pro forma consolidated financial statements do not reflect the potential cost savings the Company may have achieved had the Company owned the Acquired Businesses for the full period. Accordingly, these statements are not necessarily indicative of the actual results of operations that might have occurred, nor are they necessarily indicative of expected results in the future.

     The pro forma consolidated financial statements should be read in conjunction with the Company's Consolidated Financial Statements and management's discussion thereof contained elsewhere in this Prospectus.

                               NATIONSRENT, INC.

                      PRO FORMA CONSOLIDATED BALANCE SHEET

                                 MARCH 31, 1998

                                   UNAUDITED

                             (DOLLARS IN THOUSANDS)

                            HISTORICAL                                                                                  OTHER
                             COMPANY      RFL     BODE-FINN   NAPLES     JOBS       REVCO     GENERAL   ASSOCIATED   ACQUISITIONS
                            ----------   ------   ---------   -------   -------   ---------   -------   ----------   ------------
ASSETS
  Cash and cash
    equivalents...........   $    650    $  390    $   887    $    87   $ 1,342    $    71    $     6    $ 3,912       $   288
  Accounts receivable,
    net...................      4,214       170      7,250        448     2,198        269      1,655      4,888         1,921
  Inventories.............      1,864       181      4,856        957       752         52        247        749         3,237
  Prepaid expenses and
    other assets..........      2,150        --        849         55       397         50         19        462           700
  Rental equipment, net...     49,063     1,333     21,921        866    33,705      1,693     11,610     66,135         8,228
  Property and equipment,
    net...................      3,315       198        990        145     2,868        303        374      5,392           797
  Intangible assets
    related to acquired
    business, net.........     41,522        --         --         --        --         --      3,361         --            --
                             --------    ------    -------    -------   -------    -------    -------    -------       -------
        Total assets......   $102,778    $2,272    $36,753    $ 2,558   $41,262    $ 2,438    $17,272    $81,538       $15,171
                             ========    ======    =======    =======   =======    =======    =======    =======       =======

LIABILITIES AND STOCKHOLDERS' EQUITY
  Accounts payable........   $ 10,192    $    1    $ 3,922    $   565   $   883    $    --    $ 1,315    $ 1,274       $ 1,850
  Accrued expenses and
    other liabilities.....      4,943        55      5,095        173       328         12      1,893      2,275           540
  Debt....................     52,230       743     15,839        171    23,469      1,336     12,338     67,781         8,387
  Income taxes payable....        675        --         --         --        --         --         --         --            --
  Deferred taxes..........      2,644        --         --         --        --         --         --         --           513
                             --------    ------    -------    -------   -------    -------    -------    -------       -------
        Total
          liabilities.....     70,684       799     24,856        909    24,680      1,348     15,546     71,330        11,290
Stockholders' equity
  Treasury stock..........         --        --         --       (329)       --       (150)        --         --          (145)
  Common stock............        250        10        125         51       630          1         --          1            82
  Additional paid-in
    capital...............     30,750        --         --          7        --        131         --         25           316
  Retained earnings.......      1,094     1,463     11,772      1,920    15,952      1,108      1,726     10,182         3,628
                             --------    ------    -------    -------   -------    -------    -------    -------       -------
        Total
          stockholders'
          equity..........     32,094     1,473     11,897      1,649    16,582      1,090      1,726     10,208         3,881
                             --------    ------    -------    -------   -------    -------    -------    -------       -------
        Total liabilities
          and
          stockholders'
          equity..........   $102,778    $2,272    $36,753    $ 2,558   $41,262    $ 2,438    $17,272    $81,538       $15,171
                             ========    ======    =======    =======   =======    =======    =======    =======       =======

                             PRO FORMA                   OFFERING        PRO FORMA
                            ADJUSTMENTS     PRO FORMA   ADJUSTMENTS     AS ADJUSTED
                            -----------     ---------   -----------     -----------
ASSETS
  Cash and cash
    equivalents...........   $ (2,861)(a)   $  4,772           --        $  4,772
  Accounts receivable,
    net...................         --         23,013           --          23,013
  Inventories.............         --         12,895           --          12,895
  Prepaid expenses and
    other assets..........         --          4,682           --           4,682
  Rental equipment, net...      7,275(b)     201,829           --         201,829
  Property and equipment,
    net...................     (7,368)(a)      7,014           --           7,014
  Intangible assets
    related to acquired
    business, net.........    104,600(c)     149,483           --         149,483
                             --------       --------     --------        --------
        Total assets......   $101,646       $403,688           --        $403,688
                             ========       ========     ========        ========
LIABILITIES AND STOCKHOLDE
  Accounts payable........   $ (1,315)(a)   $ 18,687           --        $ 18,687
  Accrued expenses and
    other liabilities.....     (1,893)(a)     13,421           --          13,421
  Debt....................    105,522(d)     287,816      (96,470)(i)     191,346
  Income taxes payable....         --            675           --             675
  Deferred taxes..........      2,838(e)       5,995           --           5,995
                             --------       --------     --------        --------
        Total
          liabilities.....    105,152        326,594      (96,470)        230,124
Stockholders' equity
  Treasury stock..........        624(f)          --           --              --
  Common stock............       (849)(g)        301          130(i)          431
  Additional paid-in
    capital...............     44,470(h)      75,699       96,340(i)      172,039
  Retained earnings.......    (47,751)(f)      1,094           --           1,094
                             --------       --------     --------        --------
        Total
          stockholders'
          equity..........     (3,506)        77,094       96,470         173,564
                             --------       --------     --------        --------
        Total liabilities
          and
          stockholders'
          equity..........   $101,646       $403,688     $     --        $403,688
                             ========       ========     ========        ========

  The accompanying notes are an integral part of these pro forma consolidated financial statements.

                               NATIONSRENT, INC.

                PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                  (UNAUDITED)

                                               PRO FORMA
                                               HISTORICAL     ACQUIRED     ACQUISITION    PRO FORMA     OFFERING       PRO FORMA
                                                COMPANY      BUSINESSES    ADJUSTMENTS    COMBINED     ADJUSTMENTS    AS ADJUSTED
                                               ----------    ----------    -----------    ---------    -----------    -----------
                                                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue:
  Equipment rentals..........................   $18,367       $ 93,713            --      $112,080            --       $112,080
  Sales of equipment, merchandise, parts and
    supplies.................................     4,622         97,146            --       101,768            --        101,768
                                                -------       --------       -------      --------      --------       --------
        Total revenue........................    22,989        190,859            --       213,848            --        213,848
Cost of revenue:
  Cost of equipment rentals, excluding
    depreciation.............................     5,669         32,290            47(a)     38,006            --         38,006
  Rental equipment depreciation..............     3,701         27,659        (7,047)(b)    24,313            --         24,313
  Sales of equipment, merchandise, parts and
    supplies.................................     3,538         71,336            23(c)     74,897            --         74,897
                                                -------       --------       -------      --------      --------       --------
        Total cost of revenue................    12,908        131,285        (6,977)      137,216            --        137,216
                                                -------       --------       -------      --------      --------       --------
Gross profit.................................    10,081         59,574         6,977        76,632            --         76,632
Operating expenses:
  Selling, general and administrative
    expenses.................................     3,391         35,313        (3,744)(d)    35,078            --         35,078
                                                                                 118(e)
  Depreciation and amortization of non-rental
    property and equipment...................       690          2,060          (950)(f)     4,812            --          4,812
                                                                               3,012(g)
                                                -------       --------       -------      --------      --------       --------
        Total operating expenses.............     4,081         37,373        (1,564)       39,890            --         39,890
                                                -------       --------       -------      --------      --------       --------
Operating income.............................     6,000         22,201         8,541        36,742            --         36,742
Other (income)/expense
  Interest expense...........................     2,497          9,535         8,861(h)     20,893        (8,383)(k)     12,510
  Other (income)/expense, net................        12           (954)          300(i)       (642)           --           (642)
                                                -------       --------       -------      --------      --------       --------
        Total other (income)/expense.........     2,509          8,581         9,161        20,251        (8,383)        11,868
                                                -------       --------       -------      --------      --------       --------
Income before provision for income taxes.....     3,491         13,620          (620)       16,491         8,383         24,874
  Provision for income taxes.................     1,466          5,508           (49)(j)     6,925         3,521(j)      10,446
                                                -------       --------       -------      --------      --------       --------
        Net income...........................   $ 2,025       $  8,112       $  (571)     $  9,566      $  4,862       $ 14,428
                                                =======       ========       =======      ========      ========       ========
        Basic and diluted net income per
          share..............................   $  0.08                                   $   0.32                     $   0.33
                                                =======                                   ========                     ========

  The accompanying notes are an integral part of these pro forma consolidated financial statements.

                               NATIONSRENT, INC.

          PREDECESSOR PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                  (UNAUDITED)

                                          HISTORICAL           HISTORICAL                              PRO FORMA
                                          PREDECESSOR         PREDECESSOR            COMPANY          ADJUSTMENTS      PRO FORMA
                                        JANUARY 1, 1997     APRIL 1, 1997 TO      INCEPTION TO       TO PREDECESSOR    HISTORICAL
                                       TO MARCH 31, 1997    AUGUST 31, 1997     DECEMBER 31, 1997     AND COMPANY       COMPANY
                                       -----------------    ----------------    -----------------    --------------    ----------
                                                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue:
  Equipment rentals..................       $2,442               $8,515              $7,410                 --          $18,367
  Sales of equipment, merchandise,
    parts and supplies...............        1,522                1,205               1,895                 --            4,622
                                            ------               ------              ------              -----          -------
        Total revenue................        3,964                9,720               9,305                 --           22,989
Cost of revenue:
  Cost of equipment rentals,
    excluding depreciation...........        1,280                2,193               2,196                 --            5,669
  Rental equipment depreciation......          794                1,848               1,526               (467)(b)        3,701
  Sales of equipment, merchandise,
    parts and supplies sold..........          863                  984               1,691                 --            3,538
                                            ------               ------              ------              -----          -------
        Total cost of revenue........        2,937                5,025               5,413               (467)          12,908
                                            ------               ------              ------              -----          -------
Gross profit.........................        1,027                4,695               3,892                467           10,081
Operating expenses:
  Selling, general and administrative
    expenses.........................          970                1,683               1,081               (343)(d)        3,391
  Depreciation and amortization of
    non-rental property and
    equipment........................           25                  115                 284                (47)(f)          690
                                                                                                           313(g)
                                            ------               ------              ------              -----          -------
        Total operating expenses.....          995                1,798               1,365                (77)           4,081
                                            ------               ------              ------              -----          -------
Operating income.....................           32                2,897               2,527                544            6,000
Other (income)/expense
  Interest expense...................          229                  580                 760                928(h)         2,497
  Other (income)/expense, net........          (50)                  62                  --                 --               12
                                            ------               ------              ------              -----          -------
        Total other
          (income)/expense...........          179                  642                 760                928            2,509
                                            ------               ------              ------              -----          -------
Income before provision for income
  taxes..............................         (147)               2,255               1,767               (384)           3,491
  Provision for income taxes.........          (59)                 939                 766               (180)(j)        1,466
                                            ------               ------              ------              -----          -------
        Net income (loss)............       $  (88)              $1,316              $1,001              $(204)         $ 2,025
                                            ======               ======              ======              =====          =======
        Basic and diluted net income
          per share..................                                                $ 0.04                             $  0.08
                                                                                     ======                             =======

  The accompanying notes are an integral part of these pro forma consolidated financial statements.

                               NATIONSRENT, INC.

               ACQUISITIONS CONSOLIDATED STATEMENTS OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                  (UNAUDITED)

                                     R & R    C & E    TITAN     RFL     BODE-FINN   NAPLES    JOBS       REVCO     GENERAL
                                     ------   ------   ------   ------   ---------   ------   -------   ---------   -------
                                                                     (DOLLARS IN THOUSANDS)
Revenue:
  Equipment rentals................  $2,409   $4,506   $1,927   $  966    $20,212    $2,262   $12,651    $ 2,129    $7,238
  Sales of equipment, merchandise,
    parts and supplies.............   2,107    2,768    3,042    2,077     41,038     3,805     8,307        495     1,876
                                     ------   ------   ------   ------    -------    ------   -------    -------    ------
        Total revenue..............   4,516    7,274    4,969    3,043     61,250     6,067    20,958      2,624     9,114
Cost of revenue:
  Cost of equipment rentals,
    excluding depreciation.........   1,398    1,846    1,303      463      4,978     1,707     2,423      1,004     4,018
  Rental equipment depreciation....     631      766      302      261      7,266       440     4,520        613       942
  Sales of equipment, merchandise,
    parts and supplies sold........   1,808    1,791    2,043    1,472     28,584     2,967     6,150        223     1,204
                                     ------   ------   ------   ------    -------    ------   -------    -------    ------
        Total cost of revenue......   3,837    4,403    3,648    2,196     40,828     5,114    13,093      1,840     6,164
                                     ------   ------   ------   ------    -------    ------   -------    -------    ------
Gross profit.......................     679    2,871    1,321      847     20,422       953     7,865        784     2,950
Operating expenses:
  Selling, general and
    administrative expenses........     715    1,417      824      209     16,597       518     2,373        312     1,495
  Depreciation and amortization of
    non-rental property and
    equipment......................      76      157       16       23        257        45       212         25       407
                                     ------   ------   ------   ------    -------    ------   -------    -------    ------
        Total operating expenses...     791    1,574      840      232     16,854       563     2,585        337     1,902
                                     ------   ------   ------   ------    -------    ------   -------    -------    ------
Operating income...................    (112)   1,297      481      615      3,568       390     5,280        447     1,048
Other (income)/expense
  Interest expense.................      80      101       34       92      1,602        23     1,846        122       704
  Other (income)/expense, net......     (30)     (61)       7      (15)      (348)      (52)       --         (3)       --
                                     ------   ------   ------   ------    -------    ------   -------    -------    ------
        Total other
          (income)/expense.........      50       40       41       77      1,254       (29)    1,846        119       704
                                     ------   ------   ------   ------    -------    ------   -------    -------    ------
Income before provision for income
  taxes............................    (162)   1,257      440      538      2,314       419     3,434        328       344
  Provision for income taxes.......      --      503      168      215        929       167     1,374        131       138
                                     ------   ------   ------   ------    -------    ------   -------    -------    ------
        Net income (loss)..........  $ (162)  $  754   $  272   $  323    $ 1,385    $  252   $ 2,060    $   197    $  206
                                     ======   ======   ======   ======    =======    ======   =======    =======    ======

                                                             ACQUIRED
                                     ASSOCIATED    OTHER    BUSINESSES
                                     ----------   -------   ----------
                                          (DOLLARS IN THOUSANDS)
Revenue:
  Equipment rentals................   $24,261     $15,152    $ 93,713
  Sales of equipment, merchandise,
    parts and supplies.............    16,527      15,104      97,146
                                      -------     -------    --------
        Total revenue..............    40,788      30,256     190,859
Cost of revenue:
  Cost of equipment rentals,
    excluding depreciation.........     4,973       8,177      32,290
  Rental equipment depreciation....     8,626       3,292      27,659
  Sales of equipment, merchandise,
    parts and supplies sold........    13,464      11,630      71,336
                                      -------     -------    --------
        Total cost of revenue......    27,063      23,099     131,285
                                      -------     -------    --------
Gross profit.......................    13,725       7,157      59,574
Operating expenses:
  Selling, general and
    administrative expenses........     6,143       4,710      35,313
  Depreciation and amortization of
    non-rental property and
    equipment......................       466         376       2,060
                                      -------     -------    --------
        Total operating expenses...     6,609       5,086      37,373
                                      -------     -------    --------
Operating income...................     7,116       2,071      22,201
Other (income)/expense
  Interest expense.................     3,748       1,183       9,535
  Other (income)/expense, net......      (358)        (94)       (954)
                                      -------     -------    --------
        Total other
          (income)/expense.........     3,390       1,089       8,581
                                      -------     -------    --------
Income before provision for income
  taxes............................     3,726         982      13,620
  Provision for income taxes.......     1,490         393       5,508
                                      -------     -------    --------
        Net income (loss)..........   $ 2,236     $   589       8,112
                                      =======     =======    ========

  The accompanying notes are an integral part of these pro forma consolidated financial statements.

                               NATIONSRENT, INC.

                PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

                   FOR THE THREE MONTHS ENDED MARCH 31, 1998

                                  (UNAUDITED)

                                    HISTORICAL            BODE
                                     COMPANY     RFL      FINN      NAPLES    JOBS      REVCO     GENERAL   ASSOCIATED   OTHER
                                    ----------   ----   ---------   ------   ------   ---------   -------   ----------   ------
                                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue:
  Equipment rentals...............    $5,911     $202    $ 4,687    $  513   $1,377    $  492     $2,209       7,153     $1,504
  Sales of equipment, merchandise,
    parts and supplies............     3,128      507     10,024       893    2,635        40        311       4,290      2,522
                                      ------     ----    -------    ------   ------    ------     ------     -------     ------
        Total revenue.............     9,039      709     14,711     1,406    4,012       532      2,520      11,443      4,026
Cost of revenue:
  Cost of equipment rentals,
    excluding depreciation........     2,661      103      1,399       395    1,674       189      1,378       1,282      1,031
  Rental equipment depreciation...     1,076       77      1,833        94    1,161       139        291       2,643        439
  Sales of equipment, merchandise,
    parts and supplies sold.......     2,252      327      6,754       687    1,142        27        204       3,665      1,756
                                      ------     ----    -------    ------   ------    ------     ------     -------     ------
        Total cost of revenue.....     5,989      507      9,986     1,176    3,977       355      1,873       7,590      3,226
                                      ------     ----    -------    ------   ------    ------     ------     -------     ------
Gross profit......................     3,050      202      4,725       230       35       177        647       3,853        800
Operating expenses:
  Selling, general and
    administrative expenses.......     1,758       46      3,965       120      343        79        298       1,474        582
  Depreciation and amortization of
    non-rental property and
    equipment.....................       447        2         62         9       57         1        115         123         62
                                      ------     ----    -------    ------   ------    ------     ------     -------     ------
        Total operating
          expenses................     2,205       48      4,027       129      400        80        413       1,597        644
                                      ------     ----    -------    ------   ------    ------     ------     -------     ------
Operating income..................       845      154        698       101     (365)       97        234       2,256        156
Other (income)/expense
  Interest expense................       808       16        380         4      419        31        295       1,226        193
  Other (income)/expense, net.....      (123)      --        (86)      (13)      --        --         --         (95)        38
                                      ------     ----    -------    ------   ------    ------     ------     -------     ------
        Total other
          (income)/expense........       685       16        294        (9)     419        31        295       1,131        231
                                      ------     ----    -------    ------   ------    ------     ------     -------     ------
Income before provision for income
  taxes...........................       160      138        404       110     (784)       66        (61)      1,125        (75)
  Provision for income taxes......        67       55        161        44     (314)       26         --         450        (29)
                                      ------     ----    -------    ------   ------    ------     ------     -------     ------
Net income (loss).................    $   93     $ 83    $   243    $   66   $ (470)   $   40     $  (61)    $   675     $  (46)
                                      ======     ====    =======    ======   ======    ======     ======     =======     ======
Basic and diluted net income per
  share...........................    $ 0.00
                                      ======

                                    ACQUISITION   PRO FORMA    OFFERING       PRO FORMA
                                    ADJUSTMENTS   COMBINED    ADJUSTMENTS    AS ADJUSTED
                                    -----------   ---------   -----------    -----------
                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue:
  Equipment rentals...............         --      $24,048           --        $24,048
  Sales of equipment, merchandise,
    parts and supplies............         --       24,350           --         24,350
                                      -------      -------      -------        -------
        Total revenue.............         --       48,398           --         48,398
Cost of revenue:
  Cost of equipment rentals,
    excluding depreciation........         60(a)    10,172           --         10,172
  Rental equipment depreciation...     (1,479)(b)    6,274           --          6,274
  Sales of equipment, merchandise,
    parts and supplies sold.......         --       16,814           --         16,814
                                      -------      -------      -------        -------
        Total cost of revenue.....     (1,419)      33,260           --         33,260
                                      -------      -------      -------        -------
Gross profit......................      1,419       15,138           --         15,138
Operating expenses:
  Selling, general and
    administrative expenses.......       (539)(d)    8,271           --          8,271
                                          145(e)
  Depreciation and amortization of
    non-rental property and
    equipment.....................       (124)(f)    1,284           --          1,284
                                          530(g)
                                      -------      -------      -------        -------
        Total operating
          expenses................         12        9,555           --          9,555
                                      -------      -------      -------        -------
Operating income..................      1,407        5,583           --          5,583
Other (income)/expense
  Interest expense................      1,740(h)     5,112      $(2,096)(k)      3,016
  Other (income)/expense, net.....         33(i)      (246)          --           (246)
                                      -------      -------      -------        -------
        Total other
          (income)/expense........      1,773        4,866       (2,096)         2,770
                                      -------      -------      -------        -------
Income before provision for income
  taxes...........................       (366)         717        2,096          2,813
  Provision for income taxes......       (159)(j)      301          880(j)       1,181
                                      -------      -------      -------        -------
Net income (loss).................    $  (207)     $   416      $ 1,216        $ 1,632
                                      =======      =======      =======        =======
Basic and diluted net income per
  share...........................                 $  0.01                     $  0.04
                                                   =======                     =======

  The accompanying notes are an integral part of these pro forma consolidated financial statements.

                               NATIONSRENT, INC.

                PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

                   FOR THE THREE MONTHS ENDED MARCH 31, 1997

                                  (UNAUDITED)

                                        HISTORICAL                                     BODE-
                                        PREDECESSOR    R&R     C&E     TITAN    RFL     FINN    NAPLES    JOBS       REVCO
                                        -----------   -----   ------   ------   ----   ------   ------   -------   ---------
                                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue:
  Equipment rentals...................    $2,442      $ 300   $  794   $  400   $242   $4,743   $  510   $   999    $  566
  Sales of equipment, merchandise,
    parts & supplies..................     1,522        338      640      719    549    9,077      827     1,712       154
                                          ------      -----   ------   ------   ----   ------   ------   -------    ------
        Total revenue.................     3,964        638    1,434    1,119    791   13,820    1,337     2,711       720
Cost of revenue:
  Cost of equipment rentals, excluding
    equipment rental depreciation.....     1,280        300      365      246    105    1,323      361       473       241
  Rental equipment depreciation.......       794        148      168      101     58    1,745       93       986       134
  Sales of equipment, merchandise,
    parts and supplies sold...........       863        268      435      391    335    6,342      628     1,277        65
                                          ------      -----   ------   ------   ----   ------   ------   -------    ------
        Total cost of revenue.........     2,937        716      968      738    498    9,410    1,082     2,736       440
                                          ------      -----   ------   ------   ----   ------   ------   -------    ------
Gross profit..........................     1,027        (78)     466      381    293    4,410      255       (25)      280
Operating expenses:
  Selling, general and administrative
    expenses..........................       970        128      302      108     47    3,755      110       377        79
  Depreciation and amortization of
    non-rental property and
    equipment.........................        25         18       23        5      2       73        7        51         5
                                          ------      -----   ------   ------   ----   ------   ------   -------    ------
        Total operating expenses......       995        146      325      113     49    3,828      117       428        84
                                          ------      -----   ------   ------   ----   ------   ------   -------    ------
Operating income......................        32       (224)     141      268    244      582      138      (453)      196
Other (income)/expense
  Interest expense....................       229          4       14       11     21      350        5       370        33
  Other (income)/expense, net.........       (50)       (46)     (11)      (3)    (2)     (39)     (15)       --        --
                                          ------      -----   ------   ------   ----   ------   ------   -------    ------
        Total other
          (income)/expense............       179        (42)       3        8     19      311      (10)      370        33
                                          ------      -----   ------   ------   ----   ------   ------   -------    ------
Income before provision for income
  taxes...............................      (147)      (182)     138      260    225      271      148      (823)      163
  Provision for income taxes..........       (59)       (73)      55      104     90      137       59      (329)       65
                                          ------      -----   ------   ------   ----   ------   ------   -------    ------
Net income (loss).....................    $  (88)     $(109)  $   83   $  156   $135   $  134   $   89   $  (494)   $   98
                                          ======      =====   ======   ======   ====   ======   ======   =======    ======
Basic and diluted net income per
  share...............................

                                                                        ACQUISITION    PRO FORMA    OFFERING      PRO FORMA
                                        GENERAL   ASSOCIATED   OTHER    ADJUSTMENTS    COMBINED    ADJUSTMENTS   AS ADJUSTED
                                        -------   ----------   ------   -----------    ---------   -----------   -----------
                                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue:
  Equipment rentals...................   $646      $ 4,288     $3,549          --       $19,479           --       $19,479
  Sales of equipment, merchandise,
    parts & supplies..................    234        5,905      3,311          --        24,988           --        24,988
                                         ----      -------     ------     -------       -------      -------       -------
        Total revenue.................    880       10,193      6,860          --        44,467           --        44,467
Cost of revenue:
  Cost of equipment rentals, excluding
    equipment rental depreciation.....    386          592      2,420          51(a)      8,143           --         8,143
  Rental equipment depreciation.......    117        1,626        978      (1,564)(b)     5,384           --         5,384
  Sales of equipment, merchandise,
    parts and supplies sold...........    157        4,754      2,219          --        17,734           --        17,734
                                         ----      -------     ------     -------       -------      -------       -------
        Total cost of revenue.........    660        6,972      5,617      (1,513)       31,261           --        31,261
                                         ----      -------     ------     -------       -------      -------       -------
Gross profit..........................    220        3,221      1,243       1,513        13,206           --        13,206
Operating expenses:
  Selling, general and administrative
    expenses..........................    120          951      1,423      (1,138)(d)     7,422           --         7,422
                                                                              190(e)
  Depreciation and amortization of
    non-rental property and
    equipment.........................     27           97        135        (136)(f)     1,213           --         1,213
                                                                              881(g)
                                         ----      -------     ------     -------       -------      -------       -------
        Total operating expenses......    147        1,048      1,558        (203)        8,635           --         8,635
                                         ----      -------     ------     -------       -------      -------       -------
Operating income......................     73        2,173       (315)      1,716         4,571           --         4,571
Other (income)/expense
  Interest expense....................     42          734        328       2,625(h)      4,766       (2,096)(k)     2,670
  Other (income)/expense, net.........     --          (12)       (79)          5(i)       (252)          --          (252)
                                         ----      -------     ------     -------       -------      -------       -------
        Total other
          (income)/expense............     42          722        249       2,630         4,514       (2,096)        2,418
                                         ----      -------     ------     -------       -------      -------       -------
Income before provision for income
  taxes...............................     31        1,451       (564)       (914)           57        2,096         2,153
  Provision for income taxes..........     12          580       (164)       (455)(j)        22          880(j)        902
                                         ----      -------     ------     -------       -------      -------       -------
Net income (loss).....................   $ 19      $   871     $ (400)    $  (459)      $    35      $ 1,216       $ 1,251
                                         ====      =======     ======     =======       =======      =======       =======
Basic and diluted net income per
  share...............................                                                  $  0.00                    $  0.03
                                                                                        =======                    =======

  The accompanying notes are an integral part of these pro forma consolidated financial statements.

                               NATIONSRENT, INC.

         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                             (DOLLARS IN THOUSANDS)

1. HISTORICAL FINANCIAL STATEMENTS

     The historical financial data presented in these pro forma consolidated financial statements represents the financial position of the Company and the Acquired Businesses at March 31, 1998 and their results of operations for the year ended December 31, 1997 and three months ended March 31, 1997 and March 31, 1998 (except that the financial data for Raymond Equipment Company ("Jobs") included in the pro forma consolidated statements of operations for the year ended December 31, 1997 consists of the combined six months ended June 30, 1997 and December 31, 1997 and the financial data for J. Kelly Co. ("J. Kelly") included in the pro forma consolidated statements of operations for the year ended December 31, 1997 is for the year ended March 31, 1998 and includes $1,546 in revenue also included in the pro forma consolidated statements of operations for the three months ended March 31, 1998).

2. ACQUISITIONS

     During the year ended December 31, 1997 the Company completed five acquisitions. Following year-end but prior to March 31, 1998, the Company completed one acquisition and subsequent to March 31, 1998, the Company completed ten additional acquisitions. Each of these was accounted for in the unaudited pro forma consolidated financial statements using the purchase method of accounting. Preliminary purchase accounting values for the Acquired Businesses prior to March 31, 1998 have been recorded based on estimated fair values of the assets and liabilities acquired. Final adjustments will be recorded when final information as to fair values of the net assets acquired is available. The purchase accounting adjustments for the acquisitions completed subsequent to March 31, 1998 were based on the respective companies' March 31, 1998 balance sheets using estimates as to the fair values of assets and liabilities acquired. As a result, final allocation could be different.

     The following table summarizes the acquisitions completed by the Company:

                                         ACQUISITION
              ACQUISITION                   DATE       PURCHASE OF   CONSIDERATION    ASSETS    LIABILITIES   INTANGIBLES
              -----------                -----------   -----------   -------------   --------   -----------   -----------
Sam's..................................      9/1/97       Stock        $ 23,431      $ 28,553    $ 23,956      $ 18,834
R&R....................................    12/10/97      Assets           8,000         5,374         212         2,838
C&E....................................    12/23/97      Assets          12,250         4,401         979         8,828
Titan..................................    12/31/97       Stock           5,900         2,409       1,067         4,558
Revco Equipment Rentals, Inc. .........      4/3/98      Assets           5,000         2,407          44         2,637
R.F.L. Enterprises, Inc. ..............     4/15/98      Assets           2,350         2,152          83           281
Naples Rent-All & Sales Co. Inc........     4/30/98      Assets           4,150         2,583         754         2,321
The Bode-Finn Company..................      5/4/98       Stock          43,000        37,849      25,283        30,434
Jobs...................................      6/5/98       Stock          36,499        40,557      25,338        21,280
Associated Rental Equipment Management
  Company, Inc. .......................      7/9/98      Assets          39,250        77,611      72,620        34,259
The Florida Panhandle and Southeast
  Texas Divisions of General Rental,
  Inc. ................................     7/10/98      Assets          20,151        14,491         226         5,886
Other Acquisitions.....................     Various     Various          22,696        17,790      12,887        17,793
                                                                       --------      --------    --------      --------
    Combined Total.....................                                $222,677      $236,177    $163,449      $149,949
                                                                       ========      ========    ========      ========

                               NATIONSRENT, INC.

                   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

                             (DOLLARS IN THOUSANDS)

3. PRO FORMA ADJUSTMENTS

BALANCE SHEET:
a. To eliminate the assets not acquired and the liabilities not assumed in the Acquisitions.
b. Represents the preliminary estimate of the adjustment to fair market value for rental equipment acquired.
c. Represents the excess purchase price over the estimated fair value of the net assets acquired of $107,961, net of historical goodwill and other intangibles of $3,361.
d. Represents borrowings for the Acquisitions of $126,341 and $39,309 funded by the Credit Facility and through the issuance of convertible notes to the sellers, respectively.
       Also reflected are reductions for pre-acquisition debt not assumed in the Acquisitions of $15,128 and repayment on the Credit Facility from the proceeds of the Founders'
       Additional Contribution of $17,400 and the Private Placement of $27,600.
e. Represents the estimated deferred income tax liability related to the purchase accounting adjustments recorded for the Acquisitions.
f. To eliminate the equity accounts reflected in the historical financial statements of the Acquired Businesses.
g. Represents the elimination of the equity accounts of Acquired Businesses of $900 and the issuance of Common Stock in the Private Placement of $51.
h. Represents the elimination of the equity accounts of Acquired Businesses of $479 and additional paid-in capital related to the Founders' Additional Contribution of $17,400 and the Private Placement of $27,549.
i.     Represents the application of net proceeds from the Initial
       Public Offering for repayment of the Credit Facility.

STATEMENTS OF OPERATIONS:
a. Adjustment to eliminate historical lease expense on rental equipment resulting from the termination of certain leases which occurred in connection with the purchase of one of the Acquired Businesses.
b. Adjustment to the historical rental equipment depreciation recorded to conform to the Company's accounting policies.
       Adjustment is based on the estimated fair value of rental equipment acquired using estimated useful lives ranging from 2 to 10 years on the straight-line method with salvage values ranging from zero to ten percent of cost. For the year ended December 31, 1997, the following are the major components of the adjustment to historical depreciation expense: (i) approximately $4,600 reduction resulted from a change from accelerated depreciation methods of the acquired businesses to the straight-line methods used by the Company,
       (ii) approximately $2,500 reduction resulted from the change in the salvage value used by the Company over amounts previously recorded by the acquired businesses, and (iii) approximately $900 increase in depreciation expense resulted from the adjustment to fair value of equipment acquired.
c. Adjustment to conform the historical accounting for inventory of the Acquired Businesses from the LIFO method to FIFO method, where applicable.
d. Adjustment to reduce historical compensation and benefits of certain former owners and executives of the Acquired
       Businesses to amounts consistent with employment arrangements entered into between the certain owners and executives and the Company, as well as the elimination of certain private company business expenses that will not be incurred by the Company.
e. Adjustment to historical facility lease expense to reflect the increase in current lease payments in excess of historical amounts.
f. Adjustment to historical property and equipment depreciation recorded to conform to the Company's accounting policies.
       Adjustment is based on the estimated fair value of property and equipment acquired using estimated useful lives ranging from 3 to 39 years on the straight-line method.

                               NATIONSRENT, INC.

                   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

                             (DOLLARS IN THOUSANDS)

g. Adjustment to recognize the amortization of goodwill and non-compete agreements using an estimated useful life of 40 and five years, respectively. Management believes that 40 years is a reasonable life for goodwill in light of the characteristics of the equipment rental industry such as the lack of dependence on technological change, the many years that the industry has been in existence, the current trend towards the outsourcing of equipment, the recent double digit annual growth rate and the stable nature of the customer base. In addition, the Company has focused on acquiring well established companies that have been in existence for many years.
h. Adjustment to record interest on borrowings under the Credit Facility and notes issued to former owners of Acquired Businesses, net of interest related to debt not assumed or paid off at acquisition. The interest rate on the Credit Facility is determined using a base rate plus a spread based on certain financial performance ratios. Based on current market rates, an incremental borrowing rate of 8.69% was used to determine interest expense. A change of one-eighth of a percent would result in a $107 reduction or increase in the pro forma adjustment to annual interest expense.
i.     To eliminate historical gains related to assets not acquired.
j. To record a provision (benefit) for income taxes at an expected effective rate of 42%.
k. Adjustment to record the reduction in interest giving effect to the use of the proceeds of the Initial Public Offering to repay a portion of the Credit Facility.

4. PRO FORMA DILUTED EARNINGS PER SHARE

     Pro forma diluted earnings per share is calculated based on the shares outstanding at December 31, 1997, March 31, 1997 and March 31, 1998, as well as giving effect to the Private Placement and the Offering as if these shares were outstanding at the beginning of the respective periods. The shares used to calculate pro forma diluted earnings per share are as follows:

                                            DECEMBER 31, 1997   MARCH 31, 1997   MARCH 31, 1998
                                            -----------------   --------------   --------------
                                                              (IN THOUSANDS)
Shares outstanding........................       25,000             25,000           25,000
Shares issued in Private Placement........        5,119              5,119            5,119
Shares issued in Offering.................       13,000             13,000           13,000
Common Stock equivalents..................            7                 --               69
                                                 ------             ------           ------
                                                 43,126             43,119           43,188
                                                 ======             ======           ======

                               NATIONSRENT, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              -----
THE REGISTRANT
NATIONSRENT, INC.
  Report of Independent Certified Public Accountants........    F-4
  Consolidated Balance Sheets as of December 31, 1997 and
     March 31, 1998 (unaudited).............................    F-5
  Consolidated Statements of Income for the period from
     inception (August 14, 1997) to December 31, 1997 and
     for the three months ended March 31, 1998
     (unaudited)............................................    F-6
  Consolidated Statements of Stockholders' Equity for the
     period from inception (August 14, 1997) to December 31,
     1997 and for the three months ended March 31, 1998
     (unaudited)............................................    F-7
  Consolidated Statements of Cash Flows for the period from
     inception (August 14, 1997) to December 31, 1997 and
     for the three months ended March 31, 1998
     (unaudited)............................................    F-8
  Notes to Consolidated Financial Statements................    F-9
THE PREDECESSOR COMPANY
GABRIEL TRAILER MANUFACTURING COMPANY, INC. ("SAM'S")
  Report of Independent Certified Public Accountants........   F-19
  Consolidated Balance Sheets as of March 31, 1997 and
     August 31, 1997........................................   F-20
  Consolidated Statements of Income for the years ended
     March 31, 1996 and 1997 and the period from April 1,
     1997 to August 31, 1997................................   F-21
  Consolidated Statements of Stockholders' Equity for the
     years ended March 31, 1996 and 1997 and the period from
     April 1, 1997 to August 31, 1997.......................   F-22
  Consolidated Statements of Cash Flows for the years ended
     March 31, 1996 and 1997 and the period from April 1,
     1997 to August 31, 1997................................   F-23
  Notes to Consolidated Financial Statements................   F-24
BUSINESSES ACQUIRED
R. AND R. RENTAL, INC.
  Report of Independent Certified Public Accountants........   F-29
  Balance Sheet as of December 10, 1997.....................   F-30
  Statement of Operations for the period from January 1,
     1997 to December 10, 1997..............................   F-31
  Statement of Stockholder's Equity for the period from
     January 1, 1997 to December 10, 1997...................   F-32
  Statement of Cash Flows for the period from January 1,
     1997 to December 10, 1997..............................   F-33
  Notes to Financial Statements.............................   F-34
C&E RENTAL AND SERVICE, INC.
  Report of Independent Certified Public Accountants........   F-37
  Balance Sheets as of December 31, 1996 and December 22,
     1997...................................................   F-38
  Statements of Income for the year ended December 31, 1996
     and the period from January 1, 1997 to December 22,
     1997...................................................   F-39
  Statements of Stockholder's Equity for the year ended
     December 31, 1996 and the period from January 1, 1997
     to December 22, 1997...................................   F-40
  Statements of Cash Flows for the year ended December 31,
     1996 and the period from January 1, 1997 to December
     22, 1997...............................................   F-41
  Notes to Financial Statements.............................   F-42
TITAN RENTALS, INC.
  Report of Independent Certified Public Accountants........   F-46
  Balance Sheet as of December 30, 1997.....................   F-47

                                                              PAGE
                                                              -----
  Statement of Income for the period from January 1, 1997 to
     December 30, 1997......................................   F-48
  Statement of Stockholders' Equity for the period from
     January 1, 1997 to December 30, 1997...................   F-49
  Statement of Cash Flows for the period from January 1,
     1997 to December 30, 1997..............................   F-50
  Notes to Financial Statements.............................   F-51
THE BODE-FINN COMPANY
  Report of Independent Certified Public Accountants........   F-55
  Balance Sheets as of December 31, 1996 and 1997 and March
     31, 1998 (unaudited)...................................   F-56
  Statements of Income for the years ended December 31,
     1995, 1996 and 1997 and for the three month periods
     ended March 31, 1997 and 1998 (unaudited)..............   F-57
  Statements of Stockholders' Equity for the years ended
     December 31, 1995, 1996 and 1997 and for the three
     month period ended March 31, 1998 (unaudited)..........   F-58
  Statements of Cash Flows for the years ended December 31,
     1995, 1996 and 1997 and for the three month periods
     ended March 31, 1997 and 1998 (unaudited)..............   F-59
  Notes to Financial Statements.............................   F-60
RFL ENTERPRISES, INC.
  Report of Independent Certified Public Accountants........   F-67
  Balance Sheets as of December 31, 1997 and March 31, 1998
     (unaudited)............................................   F-68
  Statements of Income for the year ended December 31, 1997
     and for the three month periods ended March 31, 1997
     and 1998 (unaudited)...................................   F-69
  Statements of Stockholder's Equity for the year ended
     December 31, 1997 and for the three month period ended
     March 31, 1998 (unaudited).............................   F-70
  Statements of Cash Flows for the year ended December 31,
     1997 and for the three month periods ended March 31,
     1997 and 1998 (unaudited)..............................   F-71
  Notes to Financial Statements.............................   F-72
NAPLES RENT-ALL & SALES COMPANY, INC.
  Report of Independent Certified Public Accountants........   F-76
  Balance Sheets as of December 31, 1997 and March 31, 1998
     (unaudited)............................................   F-77
  Statements of Income for the year ended December 31, 1997
     and for the three month periods ended March 31, 1997
     and 1998 (unaudited)...................................   F-78
  Statements of Stockholder's Equity for the year ended
     December 31, 1997 and for the three month period ended
     March 31, 1998 (unaudited).............................   F-79
  Statements of Cash Flows for the year ended December 31,
     1997 and for the three month periods ended March 31,
     1997 and 1998 (unaudited)..............................   F-80
  Notes to Financial Statements.............................   F-81
RAYMOND EQUIPMENT COMPANY, INC. ("JOBS")
  Report of Independent Certified Public Accountants........   F-86
  Balance Sheets as of June 30, 1996 and 1997 and March 31,
     1998 (unaudited).......................................   F-87
  Statements of Income for the years ended June 30, 1996 and
     1997 and for the nine month periods ended March 31,
     1997 and 1998 (unaudited)..............................   F-88
  Statements of Stockholders' Equity for the years ended
     June 30, 1996 and 1997 and for the nine month period
     ended March 31, 1998 (unaudited).......................   F-89
  Statements of Cash Flows for the years ended June 30, 1996 and 1997 and for the nine month periods ended March 31,
     1997 and 1998 (unaudited)..............................   F-90
  Notes to Financial Statements.............................   F-91

                                                              PAGE
                                                              -----
THE FLORIDA PANHANDLE AND SOUTHEAST TEXAS DIVISIONS OF
  GENERAL RENTAL, INC.
  Report of Independent Certified Public Accountants........   F-95
  Division Balance Sheets as of December 31, 1997 and March
     31, 1998 (unaudited)...................................   F-96
  Statements of Division Operations for the year ended
     December 31, 1997 and for the three month periods ended
     March 31, 1997 and 1998 (unaudited)....................   F-97
  Statements of Division Equity for the year ended December
     31, 1997 and for the three month period ended March 31,
     1998 (unaudited).......................................   F-98
  Statements of Division Cash Flows for the year ended
     December 31, 1997 and for the three month periods ended
     March 31, 1997 and 1998 (unaudited)....................   F-99
  Notes to Financial Statements.............................  F-100
ASSOCIATED RENTAL EQUIPMENT MANAGEMENT COMPANY, INC.
  Report of Independent Certified Public Accountants........  F-106
  Balance Sheets as of December 31, 1996 and 1997 and March
     31, 1998 (unaudited)...................................  F-107
  Statements of Income for the years ended December 31,
     1995, 1996 and 1997 and for the three month periods
     ended March 31, 1997 and 1998 (unaudited)..............  F-108
  Statements of Stockholder's Equity for the years ended
     December 31, 1995, 1996 and 1997 and for the three
     month period ended March 31, 1998 (unaudited)..........  F-109
  Statements of Cash Flows for the years ended December 31,
     1995, 1996 and 1997 and for the three month periods
     ended March 31, 1997 and 1998 (unaudited)..............  F-110
  Notes to Financial Statements.............................  F-111
REVCO EQUIPMENT RENTALS, INC.
  Report of Independent Certified Public Accountants........  F-119
  Balance Sheets as of December 31, 1997 and March 31, 1998
     (unaudited)............................................  F-120
  Statements of Income for the year ended December 31, 1997
     and for the three month periods ended March 31, 1997
     and 1998 (unaudited)...................................  F-121
  Statements of Stockholders' Equity for the year ended
     December 31, 1997 and for the three month period ended
     March 31, 1998 (unaudited).............................  F-122
  Statements of Cash Flows for the year ended December 31,
     1997 and for the three month periods ended March 31,
     1997 and 1998 (unaudited)..............................  F-123
  Notes to Financial Statements.............................  F-124

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To NationsRent, Inc.:

     We have audited the accompanying consolidated balance sheet of NationsRent, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1997, and the related consolidated statements of income, stockholders' equity and cash flows for the period from August 14, 1997 (inception) to December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of NationsRent, Inc. and subsidiaries as of December 31, 1997, and the results of their operations and their cash flows for the period from August 14, 1997 (inception) to December 31, 1997 in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Fort Lauderdale, Florida,
  June 3, 1998 (except with respect to
  the matters referred to in the
  third and fifth paragraphs of Note 10,
  as to which the date is July 15, 1998).

                               NATIONSRENT, INC.

                          CONSOLIDATED BALANCE SHEETS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                           MARCH 31,
                                                            DECEMBER 31,    MARCH 31,         1998
                                                                1997           1998        PRO FORMA
                                                            ------------   ------------   ------------
                                                                           (UNAUDITED)    (UNAUDITED)
                                        ASSETS
Cash and cash equivalents.................................    $ 1,493        $    650
Accounts receivable, net of allowance for doubtful
  accounts of $587 and $492 (unaudited) at December 31,
  1997 and March 31, 1998, respectively...................      5,008           4,214
Inventories...............................................      1,840           1,864
Prepaid expenses and other assets.........................        755           2,150
Rental equipment, net.....................................     30,619          49,063
Property and equipment, net...............................      2,334           3,315
Intangible assets related to acquired businesses, net.....     37,108          41,522
                                                              -------        --------
          Total Assets....................................    $79,157        $102,778
                                                              =======        ========

                         LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Accounts payable........................................    $ 2,303        $ 10,192
  Accrued repair and maintenance expenses.................        950             905
  Accrued compensation and related taxes..................        328             436
  Accrued expenses and other liabilities..................      2,579           3,602
  Debt....................................................     42,928          52,230
  Income taxes payable....................................      1,523             675
  Deferred income taxes...................................      2,545           2,644
                                                              -------        --------
          Total liabilities...............................     53,156          70,684
                                                              -------        --------
Commitments and Contingencies (Notes 9 and 10)
Stockholders' Equity:
  Preferred stock -- $0.01 par value, 5,000,000 shares
     authorized, no shares issued and outstanding.........         --              --       $     --
  Common stock -- $0.01 par value, 100,000,000 shares
     authorized, 25,000,000 shares and 30,118,694 shares
     (pro forma) issued and outstanding...................        250             250            301
  Additional paid-in capital..............................     24,750          30,750         75,699
  Retained earnings.......................................      1,001           1,094          1,094
                                                              -------        --------       --------
          Total stockholders' equity......................     26,001          32,094       $ 77,094
                                                              -------        --------       ========
          Total Liabilities and Stockholders' Equity......    $79,157        $102,778
                                                              =======        ========

          The accompanying notes to consolidated financial statements are an integral part of these financial statements.

                               NATIONSRENT, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                               FOR THE THREE
                                                                AUGUST 14         MONTHS
                                                              (INCEPTION) TO       ENDED
                                                               DECEMBER 31,      MARCH 31,
                                                                   1997            1998
                                                              --------------   -------------
                                                                                (UNAUDITED)
Revenue:
  Equipment rentals.........................................     $ 7,410          $ 5,911
  Sales of equipment, parts and supplies....................       1,895            3,128
                                                                 -------          -------
          Total revenue.....................................       9,305            9,039
                                                                 -------          -------
Cost of revenue:
  Cost of equipment rentals, excluding depreciation.........       2,196            2,661
  Rental equipment depreciation.............................       1,526            1,076
  Cost of sales of equipment, parts and supplies............       1,691            2,252
                                                                 -------          -------
          Total cost of revenue.............................       5,413            5,989
                                                                 -------          -------
Gross profit................................................       3,892            3,050
Operating expenses:
  Selling, general and administrative expenses..............       1,081            1,758
  Non-rental equipment depreciation and amortization........         284              447
                                                                 -------          -------
Operating income............................................       2,527              845
                                                                 -------          -------
Other (income)/expense:
  Interest expense..........................................         760              808
  Interest income...........................................         (29)             (21)
  Other, net................................................          29             (102)
                                                                 -------          -------
                                                                     760              685
                                                                 -------          -------
Income before provision for income taxes....................       1,767              160
  Provision for income taxes................................         766               67
                                                                 -------          -------
Net income..................................................     $ 1,001          $    93
                                                                 =======          =======
Net income per share -- basic and diluted...................     $  0.04          $  0.00
                                                                 =======          =======
Weighted average common shares outstanding:
  Basic.....................................................      25,000           25,000
                                                                 =======          =======
  Diluted...................................................      25,007           25,069
                                                                 =======          =======

          The accompanying notes to consolidated financial statements are an integral part of these financial statements.

                               NATIONSRENT, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

      FOR THE PERIOD FROM AUGUST 14, 1997 (INCEPTION) TO DECEMBER 31, 1997

                   AND THE THREE MONTHS ENDED MARCH 31, 1998

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                     COMMON STOCK
                                                  -------------------   ADDITIONAL
                                                  NUMBER OF              PAID-IN     RETAINED
                                                    SHARES     AMOUNT    CAPITAL     EARNINGS    TOTAL
                                                  ----------   ------   ----------   --------   -------
BALANCE, August 14, 1997 (Inception)............          --    $ --     $    --      $   --    $    --
  Issuance of common stock (after giving effect
     to the stock split discussed in Note 1)....  25,000,000     250      24,750          --     25,000
  Net income....................................          --      --          --       1,001      1,001
                                                  ----------    ----     -------      ------    -------
BALANCE, December 31, 1997......................  25,000,000     250      24,750       1,001     26,001
  Capital contribution (unaudited)..............          --      --       6,000          --      6,000
  Net income (unaudited)........................          --      --          --          93         93
                                                  ----------    ----     -------      ------    -------
BALANCE, March 31, 1998 (unaudited).............  25,000,000    $250     $30,750      $1,094    $32,094
                                                  ==========    ====     =======      ======    =======

          The accompanying notes to consolidated financial statements are an integral part of these financial statements.

                               NATIONSRENT, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                AUGUST 14      FOR THE THREE
                                                              (INCEPTION) TO   MONTHS ENDED
                                                               DECEMBER 31,      MARCH 31,
                                                                   1997            1998
                                                              --------------   -------------
                                                                                (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income..................................................     $  1,001        $     93
Adjustments to reconcile net income to net cash provided by
  operating activities:
     Depreciation and amortization..........................        1,810           1,523
     Gain on sale of rental equipment.......................          (59)           (200)
     Deferred income tax provision..........................          357             420
     Changes in operating assets and liabilities:
          Accounts receivable...............................          334             904
          Inventories.......................................           83             262
          Prepaid expenses and other assets.................         (296)         (1,411)
          Accounts payable..................................          776           7,547
          Accrued expenses and other liabilities............         (428)            349
          Income taxes payable..............................          117            (848)
                                                                 --------        --------
          Net cash provided by operating activities.........        3,695           8,639
                                                                 --------        --------
CASH FLOWS FROM INVESTING ACTIVITIES, NET OF ACQUISITIONS:
     Acquisitions of businesses, net of cash acquired.......      (34,137)         (5,221)
     Purchases of rental equipment..........................       (2,461)        (19,584)
     Purchases of property and equipment....................         (963)         (1,113)
     Proceeds from sale of rental equipment.................        1,159           1,255
     Decrease in notes receivable affiliates................        1,358              --
                                                                 --------        --------
          Net cash used in investing activities.............      (35,044)        (24,663)
                                                                 --------        --------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds from issuance of common stock.................       25,000              --
     Capital contribution...................................           --           6,000
     Proceeds from debt.....................................       21,917          31,638
     Repayments of debt.....................................      (14,075)        (22,457)
                                                                 --------        --------
          Net cash provided by financing activities.........       32,842          15,181
                                                                 --------        --------
Net increase (decrease) in cash and cash equivalents........        1,493            (843)
Cash and cash equivalents, beginning of period..............           --           1,493
                                                                 --------        --------
Cash and cash equivalents, end of period....................     $  1,493        $    650
                                                                 ========        ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
     Cash paid for interest.................................     $    621        $    551
                                                                 ========        ========
     Cash paid for income taxes.............................     $    390        $    604
                                                                 ========        ========
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING
  ACTIVITIES:
       The Company acquired the net assets and assumed
        certain liabilities of certain businesses as
        follows:
          Total assets, net of cash acquired................     $ 78,629        $  6,099
          Total liabilities assumed.........................      (27,311)           (878)
          Amounts paid through the issuance of debt.........      (17,181)             --
                                                                 --------        --------
          Net cash paid.....................................     $ 34,137        $  5,221
                                                                 ========        ========

          The accompanying notes to consolidated financial statements are an integral part of these financial statements.

                               NATIONSRENT, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1997

1. ACCOUNTING POLICIES

  Basis of presentation

     NationsRent, Inc. (the "Company") was incorporated in the state of Delaware on August 14, 1997 for the purpose of creating a nationally branded network of equipment rental locations offering a broad selection of equipment primarily to the construction and industrial segments of the equipment rental industry in the United States. The Company also sells used and new equipment, spare parts, merchandise and supplies, and provides maintenance and repair services.

     The nature of the Company's business is such that short-term obligations are typically met by cash flow generated from long-term assets. Consequently, consistent with industry practice, the accompanying consolidated balance sheets are presented on an unclassified basis.

     The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

  Cash equivalents

     The Company considers all highly liquid instruments with a maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents at December 31, 1997 and March 31, 1998 (unaudited).

  Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Inventories

     Inventories, which consist of equipment, tools, parts and related merchandise supply items, are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method. Provision is made to reduce excess or obsolete inventories to their estimated net realizable value.

  Rental equipment

     Rental equipment purchased new by the Company is recorded at cost and depreciated over the estimated useful life of the equipment using the straight-line method. Rental equipment that is obtained through the acquisition of a business is valued at its estimated fair market value at the time of acquisition. The range of useful lives estimated by management for rental equipment is two to ten years. Rental equipment is depreciated to a salvage value of zero to ten percent of cost. Rental equipment having a cost of $500 or less is charged to expense at the time of purchase. Accumulated depreciation on rental equipment was $1,526,000 and $2,592,000 (unaudited) at December 31, 1997 and March 31, 1998, respectively. Ordinary maintenance and repair costs are charged to operations as incurred.

                               NATIONSRENT, INC.

  Property and equipment

     Property and equipment purchased new by the Company is recorded at cost. Property and equipment obtained through the acquisition of a business is recorded at the estimated fair market value at the time of acquisition. Depreciation and amortization are recorded on a straight-line basis over the following estimated useful lives:

Buildings and improvements........................  10-39 years, not to exceed lease term
Furniture, fixtures and office equipment..........  3-7 years
Vehicles, delivery and shop equipment.............  5-10 years

     Ordinary maintenance and repair costs are charged to expense as incurred.

  Intangible assets

     Intangible assets are recorded at cost and are amortized using the straight-line method over their estimated useful lives of five years for covenants not to compete and 40 years for goodwill. The accumulated amortization of intangible assets, including goodwill, relating to acquired businesses, was approximately $180,000 at December 31, 1997.

  Long-lived assets

     The carrying value of long-lived assets, including goodwill, is reviewed if the facts and circumstances suggest that it may be impaired. If this review indicates that long-lived assets will not be recoverable, as determined based on the undiscounted cash flows of the entity acquired over the remaining amortization period, the Company's carrying value of the long-lived assets will be reduced by the amount by which carrying value exceeds fair value.

  Fair value of financial instruments

     The carrying amounts reported in the accompanying consolidated balance sheets for accounts receivable, accounts payable and accrued expenses and other liabilities approximate fair value due to the short-term nature of these accounts. The fair value of debt is determined using current interest rates for similar instruments at December 31, 1997 and approximates the carrying value of these notes due to the fact that the underlying instruments include provisions to adjust note balances and interest rates to approximate fair market value.

  Revenue recognition

     Rental revenue is recognized as earned during the rental agreement period. Equipment rentals in the consolidated statements of operations includes revenue earned on equipment rentals, rental equipment delivery and pick-up fees and fuel sales. Revenue from the sale of used equipment, parts and supplies and retail merchandise is recognized at the time of delivery to, or pick-up by, the customer. When rental equipment is sold, the related cost and accumulated depreciation are removed from the respective accounts. Proceeds from the sale and the related book value of the equipment sold are reported as revenue from rental equipment sales and cost of rental equipment sales, respectively, in the statements of operations.

  Advertising

     Advertising costs are charged to expense as incurred. For the period from August 14, 1997 (inception) to December 31, 1997, the Company incurred $171,000 of advertising costs.

                               NATIONSRENT, INC.

  Income taxes

     The Company accounts for income taxes under the liability method pursuant to Statement of Financial Accounting Standards ("SFAS") No. 109, Accounting for Income Taxes. Under the liability method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company and its wholly owned subsidiaries file a consolidated federal income tax return.

  Computation of earnings per share

     In February 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128, Earnings Per Share. SFAS No. 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Under SFAS No. 128, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Earnings per share amounts for all periods have been presented to conform with SFAS No. 128 and Staff Accounting Bulletin No. 98 (issued by the Securities and Exchange Commission in February 1998), which amends the determination of and accounting for "cheap stock" in periods prior to an initial public offering. The effect of dilutive securities is computed using the treasury stock method.

  Stock split

     During June 1998, the Company effected a 2,500-for-one split of its common stock. The accompanying consolidated financial statements reflect the stock split on a retroactive basis from the beginning of the periods presented.

  Concentrations of credit risk

     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash investments and accounts receivable. The Company maintains cash and cash equivalents with high quality financial institutions. Concentrations of credit risk with respect to accounts receivable are limited because a large number of diverse customers make up the Company's customer base. No single customer represents greater than 10% of total accounts receivable. The Company controls credit risk through credit approvals, credit limits, and monitoring procedures.

  Stock based compensation

     The Company accounts for stock compensation arrangements in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees," ("APB No. 25") and accordingly, recognizes no compensation expense for the stock compensation arrangements since the stock options are granted at exercise prices at or greater than the fair value of the shares at the date of grant.

  Unaudited interim consolidated financial statements

     The accompanying consolidated balance sheet at March 31, 1998 and the consolidated statements of income, stockholders' equity and cash flows for the three months ended March 31, 1998 are unaudited and have been prepared on the same basis as the audited consolidated financial statements included herein. Such unaudited consolidated financial statements reflect all adjustments of a normal recurring nature which are, in the opinion of management, necessary for a fair presentation of financial results for the three months ended March 31, 1998, in accordance with generally accepted accounting principles for interim financial reporting.

                               NATIONSRENT, INC.

  Seasonality

     The Company's initial acquisitions have been in the Midwest region of the United States. The Company's revenue and income are dependent upon the activity in the construction industry in the markets served by the Company. Construction activity is dependent upon weather and the traditional seasons for construction work. Because of this variability in demand, the Company's quarterly revenue may fluctuate, and revenue for the first quarter of each year can be expected to be lower than the remaining quarters. Although the Company believes that the historical trend in quarterly revenue for the second, third and fourth quarters of each year is generally higher than the first quarter, there can be no assurance that this will occur in future periods. Accordingly, quarterly or other interim results should not be considered indicative of results to be expected for any quarter or for the full year.

  Impact of recently issued accounting standards

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." The Company is required to adopt the provisions of these Statements in fiscal year 1998. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a primary financial statement. The Company is currently evaluating the reporting formats recommended under this Statement. SFAS No. 131 establishes a new method by which companies will report operating segment information. This method requires disclosure of information which is based on the manner in which management organizes the segments within a company for making operating decisions and assessing performance. The Company continues to evaluate the provisions of SFAS No. 131 and, upon adoption, the Company may report operating segments. In April 1998, the American Institute of Certified Public Accountants issued Statement of Position No. 98-5 ("SOP 98-5"). SOP 98-5 requires that all non-governmental entities expense costs of start-up activities, including pre-operating, pre-opening and organization activities, as those costs are incurred. In the opinion of management, the adoption of this statement will have no impact on its statement of operations.

2. ACQUISITIONS

     The Company is building a nationally branded network of equipment rental locations. Pursuant to this strategy, the Company has made five acquisitions during 1997. Consideration for these acquisitions has consisted of cash and debt payable to former owners. The acquisitions have been accounted for using the purchase method and, accordingly, the acquired assets and assumed liabilities, including goodwill, have been recorded at their estimated fair values as of the date of acquisition. Purchase accounting values for all acquisitions have been assigned on a preliminary basis, and are subject to adjustment when final information as to the fair values of the nets assets acquired is available. The operations of the acquired businesses have been included in the Company's consolidated statement of income since the date of each respective acquisition.

     The following table sets forth businesses acquired during 1997 and the consideration paid:

                                                                               TOTAL
NAME OF BUSINESS                                      DATE OF ACQUISITION  CONSIDERATION
----------------                                      -------------------  --------------
                                                                           (IN THOUSANDS)
Sam's Equipment Rental, Inc.........................  August 31, 1997         $23,431
Ashland Rental and Sales, Inc. .....................  November 18, 1997         2,221
R. and R. Rental, Inc. .............................  December 10, 1997         8,000
C & E Rental and Service, Inc. .....................  December 23, 1997        12,250
Titan Rentals, Inc. ................................  December 31, 1997         5,900
                                                                              -------
          Total.....................................                          $51,802
                                                                              =======

                               NATIONSRENT, INC.

     The following table sets forth the estimated fair value of the assets acquired and liabilities assumed for the above acquisitions (in thousands):

Assets, including cash......................................  $41,828
Goodwill....................................................   36,686
Other intangibles...........................................      599
Liabilities.................................................   27,311

     The following table sets forth the unaudited pro forma consolidated results of operations for the year ended December 31, 1997 giving effect to the above acquisitions as if such acquisitions had occurred on January 1, 1997 (in thousands, except per share data):

Revenue.....................................................  $42,085
Net income..................................................    2,816
Basic and diluted earnings per share........................  $  0.11

     The above unaudited pro forma consolidated results are based upon certain assumptions and estimates which the Company believes are reasonable. The unaudited pro forma consolidated results of operations may not be indicative of the operating results that actually would have been reported had the Company been in existence and had the acquisitions been consummated on January 1, 1997, nor are they necessarily indicative of results which will be reported in the future.

3. PROPERTY AND EQUIPMENT

     Property and equipment, net consists of the following:

                                                              DECEMBER 31,    MARCH 31,
                                                                  1997          1998
                                                              ------------   -----------
                                                                             (UNAUDITED)
                                                                    (IN THOUSANDS)
Buildings and improvements..................................     $   96        $   60
Furniture, fixtures and office equipment....................        514           849
Vehicles, delivery and shop equipment.......................        906         1,207
Construction in process.....................................        923         1,435
                                                                 ------        ------
                                                                  2,439         3,551
Less -- accumulated depreciation and amortization...........       (105)         (236)
                                                                 ------        ------
  Property and equipment, net...............................     $2,334        $3,315
                                                                 ======        ======

                               NATIONSRENT, INC.

4. DEBT

     Debt consists of the following:

                                                              DECEMBER 31,    MARCH 31,
                                                                  1997          1998
                                                              ------------   -----------
                                                                             (UNAUDITED)
                                                                    (IN THOUSANDS)
Subordinated promissory notes, bearing interest at 8.5%,
  interest payable quarterly and maturities through December
  2000......................................................    $ 6,091        $ 5,943
Subordinated convertible notes, bearing interest at 6.5%,
  interest payable quarterly and maturities through December
  2002......................................................     11,090         11,090
Mortgage payable, bearing interest at 9.5%, payable in
  monthly installments through July 2007....................        112            110
Note payable, with interest at 8.25%, payable in monthly
  installments through August 1998..........................         33             16
Equipment notes, bearing interest at 6.0% to 9.25%, payable
  in various monthly installments through June 2000, secured
  by equipment..............................................      5,144          8,971
Notes payable to financial institutions.....................     20,458         26,100
                                                                -------        -------
          Total debt........................................    $42,928        $52,230
                                                                =======        =======

     The subordinated promissory notes and the subordinated convertible notes were issued in connection with the acquisitions of certain businesses. The convertible notes have features that allow the holder to convert the principal, or portion thereof, of the note into common stock in the event the Company completes an initial public offering ("IPO") of its common stock. Such principal would be converted into common stock at the IPO price. Certain convertible notes have provisions that prospectively increase the interest rates to 8.5% if the Company does not complete an IPO of its common stock before March 1999.

     Notes payable to financial institutions at December 31, 1997 consist of amounts due under: (i) a $12,500,000 interest bearing term loan, with interest equal to the prime rate less 0.25%, payable in equal monthly installments of $20,833 and a final payment of $12,000,000 on September 22, 1999, (ii) a $6,000,000 interest bearing term loan, with interest equal to the prime rate less 0.25%, payable in equal monthly installments of $83,333 and a final payment of $5,500,000 on June 18, 1998 and (iii) a $2,000,000 revolving credit agreement, bearing interest equal to the prime rate less 0.25%, with the principal due on September 22, 1999. Each of the above notes imposes, among other covenants, an earnings to fixed charges covenant, a minimum net worth covenant and a liabilities to worth covenant, as defined. The notes also provide the financial institution with a security interest in all of the assets of the Company.

     In March 1998, the Company entered into a $165,000,000 credit facility, as amended, with a syndicate of lenders to provide for cash borrowings and letters of credit. The credit facility has a three year term scheduled to expire on May 15, 2001. The credit facility can be used to complete permitted acquisitions, make capital expenditures, enter into standby letters of credit, or for working capital and other general corporate purposes. Cash borrowings bear interest at either the BankBoston base rate plus a percentage ranging from 0.00% to 0.50% or, at the Company's option, the Eurodollar market rate plus a percentage ranging from 1.50% to 2.75%. The percentage over the BankBoston base rate or the Eurodollar market rate is based on the Company's financial performance as measured by a total funded debt ratio (as defined in the credit facility). The credit facility provides the banks with a security interest in substantially all of the assets of the Company. The credit facility also imposes, among other covenants, a tangible assets to senior debt covenant, a restriction on all of the Company's retained earnings including the declaration and payment of cash dividends, consent requirements on certain acquisitions and a restriction on the ratio of total funded debt to earnings before interest, income taxes, deprecation and amortization. The proceeds from the credit facility were used to repay substantially all of the notes payable to financial institutions that were outstanding at December 31, 1997.

                               NATIONSRENT, INC.

     The aggregate maturity of debt at December 31, 1997 for the five years ending December 31 is: 1998, $13,892,000; 1999, $17,039,000; 2000, $9,521,000;
2001, $184,000; 2002, $2,197,000; 2003 and thereafter, $95,000.

5. STOCKHOLDERS' EQUITY

  Preferred stock

     The Company has authorized 5,000,000 shares of $0.01 par value preferred stock. No shares of preferred stock have been issued at December 31, 1997 or March 31, 1998 (unaudited). The rights and preferences of the preferred stock will be fixed by the Board of Directors at the time such shares are issued. The preferred stock, when issued, will have dividend and liquidation preferences over those of the common stockholders.

  Stock options

     During 1997, the Company granted to certain employees options to purchase an aggregate of 282,527 shares of common stock, at exercise prices ranging from $2.96 to $4.40 per share. At December 31, 1997 all options granted during the year were outstanding and had a weighted average remaining contractual life of
9.93 years. The weighted average exercise price per share for these stock options was $3.54. The exercise price per share was based on the estimated fair value of the Company's common stock at the time of the grant. As such, no compensation cost will be recognized for these stock options. The above options become exercisable in equal 25% increments commencing on the first anniversary of date of the grant, and expire 10 years from the date of grant. Accordingly, no options were exercisable at December 31, 1997.

     Pro forma information regarding net income and earnings per share is required by SFAS No. 123, which also requires that the information be determined as if the Company had accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model. The following assumptions were used in the valuation: average expected life 7 years, expected volatility 0.75, risk free interest rate 6% and no dividends. The weighted average fair value of options granted during the year was $2.86.

     For purposes of pro forma disclosures of net income and earnings per share, the estimated fair value of the options is amortized to expense over the options' vesting period, resulting in pro forma compensation expense of approximately $23,000 for the period from August 14, 1997 (inception) to December 31, 1997. The Company's pro forma net income for the period from August 14, 1997 (inception) to December 31, 1997 was $978,000 with pro forma diluted and basic net income per share of $0.04.

6. INCOME TAXES

     The components of the provision for federal and state income taxes for the period from August 14, 1997 (inception) to December 31, 1997 are as follows (in thousands):

Current.....................................................  $409
Deferred....................................................   357
                                                              ----
                                                              $766
                                                              ====
Federal.....................................................  $602
State.......................................................   164
                                                              ----
                                                              $766
                                                              ====

                               NATIONSRENT, INC.

     A reconciliation of the difference between the expected provision for income taxes using the statutory federal income tax rate of 34% and the Company's actual provision for the period from August 14, 1997 (inception) to December 31, 1997 is as follows:

Federal statutory income tax rate...........................  34.0%
Add:
  Non-deductible goodwill amortization......................   3.0
  State income taxes, net of federal tax benefit............   6.1
  Other, net................................................   0.3
                                                              ----
                                                              43.4%
                                                              ====

     The components of deferred income tax liabilities (assets) at December 31, 1997 are as follows (in thousands):

Depreciation and amortization differences...................  $2,766
Accrued liabilities not deductible until paid...............    (761)
Bad debt provision not currently deductible.................    (233)
Change from cash to accrual basis for income tax reporting
  purposes..................................................     773
                                                              ------
  Net deferred income tax liabilities.......................  $2,545
                                                              ======

     The provision for income taxes for the three months ended March 31, 1998 is calculated based on the Company's expected effective tax rate for the year ending December 31, 1998.

7. EARNINGS PER SHARE

     The following table sets forth the computation of basic and diluted earnings per share:

                                                            PERIOD FROM
                                                          AUGUST 14, 1997
                                                          (INCEPTION) TO      THREE MONTHS
                                                           DECEMBER 31,          ENDED
                                                               1997          MARCH 31, 1998
                                                          ---------------    --------------
                                                                              (UNAUDITED)
                                                                (IN THOUSANDS, EXCEPT
                                                                   PER SHARE DATA)
Numerator:
  Net income............................................      $ 1,001           $    93
                                                              =======           =======
Denominator:
  Denominator for basic earnings per
     share -- weighted-average shares...................       25,000            25,000
  Effect of dilutive securities:
     Employee stock options.............................            7                69
                                                              -------           -------
  Denominator for diluted earnings per share -- adjusted
     weighted-average shares............................       25,007            25,069
                                                              =======           =======
Basic earnings per share................................      $  0.04           $  0.00
                                                              =======           =======
Diluted earnings per share..............................      $  0.04           $  0.00
                                                              =======           =======

     Options to purchase 113,752 shares of common stock at $4.40 per share were outstanding at December 31, 1997 but were not included in the computation of diluted earnings per share because the options' exercise price was greater than the average fair value of the common shares and, therefore, the effect would be antidilutive.

                               NATIONSRENT, INC.

     See Note 10 for a description of certain transactions occurring in 1998 that would have significantly changed the number of common shares outstanding at December 31, 1997 if these transactions had occurred before December 31, 1997.

8. RELATED PARTY TRANSACTIONS

     The Company rents certain buildings from a related party. Such rental expense totaled $160,000 for the period from August 14, 1997 (inception) to December 31, 1997. One of the principal owners of the related party is an officer and director of the Company.

9. COMMITMENTS AND CONTINGENCIES

  Operating leases

     The Company leases rental equipment, real estate and certain office equipment under operating leases. Certain real estate leases require the Company to pay maintenance, insurance, taxes and certain other expenses in addition to the stated rentals. Future minimum lease payments under noncancelable operating leases, including the related party lease discussed above, at December 31, 1997 total $1,108,000, $867,000, $555,000, $518,000 and $398,000 for the years ending
December 31, 1998, 1999, 2000, 2001 and 2002, respectively. There are no payments under noncancelable operating leases subsequent to the year ending December 31, 2002. Rent expense under noncancellable operating leases for the period from August 14, 1997 (inception) to December 31, 1997 was $410,000, including the related party lease discussed above.

  Legal matters

     The Company is subject to claims and lawsuits in the ordinary course of its business. In the opinion of management, the Company has either adequate legal defense, indemnification for such matters from previous owners or is adequately covered by insurance. If not insured, such matters will not, in the aggregate, have a material adverse impact upon the Company's consolidated financial position, results of future operations or cash flows.

  Environmental matters

     The Company and its operations are subject to various laws and related regulations governing environmental matters. Under such laws, an owner or lessee of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances located on or in, or emanating from, such property, as well as investigation of property damage. As part of the Company's acquisition due diligence, the Company performs extensive environmental analysis. The remediation has typically been the responsibility of the prior owner and is addressed prior to closing. The Company does not believe there are currently any environmental liabilities which should be recorded or disclosed in its financial statements. The Company believes the possibility is remote that its compliance with various laws and regulations relating to the protection of the environment will have a material effect on its capital expenditures, future earnings or financial position.

10. SUBSEQUENT EVENTS

     In June 1998, the founding stockholders of the Company made an additional capital contribution of $17,400,000. Also, in June 1998, the Company sold an aggregate of 5,118,694 shares of common stock in a private placement for aggregate proceeds of $27,600,000. Investors in the private placement include Company employees and associates of the founding stockholders of the Company. The March 31, 1998 pro forma column included in the accompanying consolidated balance sheets gives effect to the above transactions as if they occurred on March 31, 1998.

                               NATIONSRENT, INC.

     In May 1998, the Company received an unsecured subordinated loan in the amount of $17,400,000 (the "Huizenga Note") from Huizenga Investments Limited Partnership, an entity controlled by a current director and stockholder of the Company. The loan accrued interest at the prevailing prime rate which was payable quarterly. The loan had a maturity date of January 19, 2001. The loan was repaid, without any prepayment penalty, in its entirety on June 3, 1998 using the proceeds from the aforementioned additional capital contribution.

     The Company has completed eleven acquisitions of rental equipment businesses since December 31, 1997 for aggregate consideration of $170,875,000. Such consideration consisted of $131,566,000 of cash, $39,309,000 of subordinated convertible debt and warrants to purchase approximately $800,000 of the Company's common stock at the IPO price. The cash portion of the consideration was funded through borrowings under the credit facility and the Huizenga Note. Each of the acquisitions has been accounted for using the purchase method. As only one of the 1998 acquisitions was completed prior to March 31, 1998, unaudited pro forma consolidated results of operations for the three months ended March 31, 1998, giving effect to that acquisition as if such acquisition occurred on January 1, 1998, would not be materially different than the unaudited historical results reported herein.

     Subsequent to December 31, 1997, through April 20, 1998, the Company granted to certain employees options to purchase an aggregate of 805,044 shares of common stock, at exercise prices ranging from $4.40 to $6.69 per share. The weighted average exercise price per share for these stock options was $5.95. The exercise prices per share were based on the estimated fair value of the Company's common stock at the time of the grants. As such, no compensation cost will be recognized for these stock options.

     In July 1998, the Company amended its credit facility to increase the limit for cash borrowings and letters of credit from $165,000,000 to $265,000,000.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To Gabriel Trailer Manufacturing Company, Inc.:

We have audited the accompanying consolidated balance sheets of Gabriel Trailer Manufacturing Company, Inc. and subsidiary (an Ohio corporation) as of March 31, 1997 and August 31, 1997, and the related consolidated statements of income, stockholders' equity and cash flows for the years ended March 31, 1996 and 1997 and for the period from April 1, 1997 through August 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Gabriel Trailer Manufacturing Company, Inc. and subsidiary as of March 31, 1997 and August 31, 1997, and the results of their operations and their cash flows for the years ended March 31, 1996 and 1997 and for the period from April 1, 1997 through August 31, 1997 in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Fort Lauderdale, Florida,
  May 8, 1998.

                  GABRIEL TRAILER MANUFACTURING COMPANY, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                               MARCH 31,     AUGUST 31,
                                                                 1997           1997
                                                              -----------    -----------
                                         ASSETS
Cash and cash equivalents...................................  $    17,186    $   149,742
Accounts receivable, net of allowances for doubtful accounts of $265,000 and $330,000 as of March 31, and August 31,
  1997, respectively........................................    2,044,590      3,335,663
Inventories.................................................      947,322        991,902
Due from affiliates.........................................    1,421,199      1,357,990
Rental equipment, net.......................................   21,788,980     21,885,967
Property, plant and equipment, net..........................    1,208,147      1,145,612
Other assets................................................      186,704        221,186
                                                              -----------    -----------
          Total assets......................................  $27,614,128    $29,088,062
                                                              ===========    ===========

                          LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
  Accounts payable..........................................  $ 1,739,231    $   422,591
  Accrued expenses and other liabilities....................    1,667,030      1,759,464
  Debt......................................................   16,100,269     16,558,863
  Income taxes payable......................................    1,491,129      1,423,026
  Deferred income taxes.....................................    2,149,565      3,156,458
                                                              -----------    -----------
          Total liabilities.................................   23,147,224     23,320,402
                                                              -----------    -----------
COMMITMENTS AND CONTINGENCIES (Notes 7, 8 and 10)
STOCKHOLDERS' EQUITY:
  Common stock -- no par value, 10,000 shares authorized,
     issued and outstanding.................................          500            500
  Retained earnings.........................................    4,466,404      5,767,160
                                                              -----------    -----------
          Total stockholders' equity........................    4,466,904      5,767,660
                                                              -----------    -----------
          Total liabilities and stockholders' equity........  $27,614,128    $29,088,062
                                                              ===========    ===========

  The accompanying notes to financial statements are an integral part of these balance sheets.

                  GABRIEL TRAILER MANUFACTURING COMPANY, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                                         FOR THE
                                                                                       PERIOD FROM
                                                     FOR THE YEAR ENDED MARCH 31,     APRIL 1, 1997
                                                     ----------------------------          TO
                                                         1996            1997        AUGUST 31, 1997
                                                     ------------    ------------    ---------------
REVENUE:
  Equipment rentals................................  $11,871,114     $15,327,802       $8,514,810
  Sales of equipment, parts and supplies...........    4,301,865       4,177,194        1,204,708
                                                     -----------     -----------       ----------
                                                      16,172,979      19,504,996        9,719,518
COST OF REVENUE:
  Cost of equipment rentals, excluding
     depreciation..................................    4,379,534       6,029,585        2,192,790
  Rental equipment depreciation....................    2,052,534       3,465,293        1,847,567
  Cost of sales of equipment, parts and supplies...    4,490,975       2,790,666          984,147
                                                     -----------     -----------       ----------
                                                      10,923,043      12,285,544        5,024,504
                                                     -----------     -----------       ----------
          Gross profit.............................    5,249,936       7,219,452        4,695,014
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES.......    2,972,337       3,563,930        1,683,311
NONRENTAL DEPRECIATION.............................      180,101         237,905          114,993
                                                     -----------     -----------       ----------
          Operating income.........................    2,097,498       3,417,617        2,896,710
OTHER INCOME (EXPENSE):
  Interest expense.................................     (582,807)       (866,284)        (580,107)
  Interest income..................................       71,103          15,941           15,710
  Other, net.......................................      125,468         187,044          (77,597)
                                                     -----------     -----------       ----------
          Total other income (expense), net........     (386,236)       (663,299)        (641,994)
                                                     -----------     -----------       ----------
          Income before provision for income
            taxes..................................    1,711,262       2,754,318        2,254,716
PROVISION FOR INCOME TAXES.........................      732,793       1,127,416          938,790
                                                     -----------     -----------       ----------
NET INCOME.........................................  $   978,469     $ 1,626,902       $1,315,926
                                                     ===========     ===========       ==========

  The accompanying notes to financial statements are an integral part of these statements.

                  GABRIEL TRAILER MANUFACTURING COMPANY, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                               COMMON STOCK
                                            ------------------
                                            NUMBER OF            TREASURY     RETAINED
                                             SHARES     AMOUNT     STOCK      EARNINGS      TOTAL
                                            ---------   ------   ---------   ----------   ----------
BALANCE, April 1, 1995....................   10,000      $500    $(190,000)  $2,051,033   $1,861,533
  Retirement of treasury stock............       --        --      190,000     (190,000)          --
  Net income..............................       --        --           --      978,469      978,469
                                             ------      ----    ---------   ----------   ----------
BALANCE, March 31, 1996...................   10,000       500           --    2,839,502    2,840,002
  Net income..............................       --        --           --    1,626,902    1,626,902
                                             ------      ----    ---------   ----------   ----------
BALANCE, March 31, 1997...................   10,000       500           --    4,466,404    4,466,904
  Distribution............................       --        --           --      (15,170)     (15,170)
  Net income..............................       --        --           --    1,315,926    1,315,926
                                             ------      ----    ---------   ----------   ----------
BALANCE, August 31, 1997..................   10,000      $500    $      --   $5,767,160   $5,767,660
                                             ======      ====    =========   ==========   ==========

  The accompanying notes to financial statements are an integral part of these consolidated statements.

                  GABRIEL TRAILER MANUFACTURING COMPANY, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                         FOR THE
                                                                                       PERIOD FROM
                                                      FOR THE YEAR ENDED MARCH 31,    APRIL 1, 1997
                                                      ----------------------------    TO AUGUST 31,
                                                          1996            1997            1997
                                                      ------------    ------------    -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income........................................  $   978,469     $ 1,626,902      $ 1,315,926
  Adjustments to reconcile net income to net cash
     provided by operating activities --
     Depreciation...................................    2,232,635       3,703,200        1,962,560
     (Gain) loss on sale of assets..................       16,202         (68,548)          84,020
     Deferred income taxes..........................      486,450         809,283        1,006,893
     Changes in operating assets and liabilities:
       Accounts receivable..........................     (309,761)       (688,006)      (1,291,073)
       Inventories..................................     (122,582)       (187,075)         (44,580)
       Other assets.................................      (41,962)          8,601          (93,296)
       Accounts payable.............................      244,241         777,122       (1,316,640)
       Accrued expenses and other liabilities.......      446,252         503,630           92,434
       Income taxes payable.........................      246,343         318,133          (68,103)
                                                      -----------     -----------      -----------
          Net cash provided by operating
            activities..............................    4,176,287       6,803,242        1,648,141
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment...............     (494,684)       (516,029)         (63,792)
  Proceeds from sale of property and equipment......      314,097          17,560            8,733
  Purchases of rental equipment.....................   (8,799,248)     (8,101,137)      (1,775,155)
  Proceeds from sale of rental equipment............      916,403       1,326,510          136,685
                                                      -----------     -----------      -----------
          Net cash used in investing activities.....   (8,063,432)     (7,273,096)      (1,693,529)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from debt................................   12,823,899      17,922,405        4,843,858
  Repayments of debt................................   (8,658,333)    (14,417,413)      (3,651,766)
  Payments of equipment financings..................           --      (1,928,097)      (1,045,871)
  (Advances to) repayments from affiliates, net.....     (316,721)     (1,094,105)          31,723
                                                      -----------     -----------      -----------
          Net cash provided by financing
            activities..............................    3,848,845         482,790          177,944
                                                      -----------     -----------      -----------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS.......................................      (38,300)         12,936          132,556
CASH AND CASH EQUIVALENTS, beginning of period......       42,550           4,250           17,186
                                                      -----------     -----------      -----------
CASH AND CASH EQUIVALENTS, end of period............  $     4,250     $    17,186      $   149,742
                                                      ===========     ===========      ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest............................  $   553,206     $   821,349      $   546,085
                                                      ===========     ===========      ===========
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND
  FINANCING ACTIVITIES:
  Equipment financing...............................  $        --     $ 4,637,084      $   387,503
                                                      ===========     ===========      ===========
  Property dividends................................  $        --     $        --      $    15,170
                                                      ===========     ===========      ===========

  The accompanying notes to financial statements are an integral part of these consolidated statements.

                  GABRIEL TRAILER MANUFACTURING COMPANY, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       MARCH 31, 1997 AND AUGUST 31, 1997

1. ORGANIZATION AND BASIS OF PRESENTATION:

     Gabriel Trailer Manufacturing Company, Inc. ("Gabriel") (together with its subsidiary, the "Company") was incorporated in March 1970 to manufacture, buy, sell and deal in trailer equipment, other related equipment and parts and accessories. Gabriel's wholly-owned subsidiary, Sam's Equipment Rental, Inc. was formed for the purpose of renting and leasing construction related equipment. The Company currently rents a broad array of equipment to a diverse customer base including construction industry participants, industrial companies, homeowners and others. The Company also engages in related activities such as selling used equipment, acting as a distributor for certain new and used equipment, and selling related merchandise and parts. The nature of the Company's business is such that short-term obligations are typically met by cash flow generated from long-term assets. Consequently, consistent with industry practice, the accompanying balance sheets are presented on an unclassified basis.

     The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All significant intercompany accounts and transactions have been eliminated.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Cash equivalents

     The Company considers all highly liquid instruments with an original maturity of three months or less when purchased to be cash equivalents. At March 31, 1997 and August 31, 1997, the Company had no cash equivalents.

  Inventories

     Inventories consist of equipment, tools, parts, fuel and related rental equipment supplies and accessories. Inventories are stated at the lower of cost or market.

  Rental equipment

     Rental equipment is recorded at cost and depreciated over the estimated useful lives of the equipment using the straight-line method. The range of useful lives estimated by management for rental equipment is five to seven years. Ordinary maintenance and repair costs are charged to operations as incurred.

  Revenue recognition

     Revenue related to the sale of equipment, parts and supplies is recognized at the point of sale. Revenue related to the rental of equipment is recognized over the contract term.

  Property, plant and equipment

     Property, plant and equipment is recorded at cost and depreciated over the estimated useful life using the straight-line method. The range of useful lives estimated by management for property, plant and equipment is three to forty years. Ordinary maintenance and repair costs are charged to operations as incurred.

  Impairment of long-lived assets

     The Company periodically reviews its valuation for long-lived assets used in operations when indicators of impairment are present. If the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount, the Company records impairment as required under generally accepted accounting principles. No such impairment losses were incurred for the periods presented.

                  GABRIEL TRAILER MANUFACTURING COMPANY, INC.

  Fair value of financial instruments

     The carrying amounts reported in the accompanying consolidated balance sheets for cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and other liabilities approximate fair value as of March 31, 1997 and August 31, 1997.

  Income taxes

     The Company follows Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which requires, among other things, recognition of future tax effects measured at enacted rates attributable to deductible temporary differences between financial statement and income tax bases of assets and liabilities to the extent that realization of said effects is more likely than not.

  Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Concentrations of credit risk

     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash investments and accounts receivable. The Company maintains cash and cash equivalents with high quality financial institutions. Concentrations of credit risk with respect to accounts receivable are limited because a large number of diverse customers make up the Company's customer base. No single customer represents greater than 10% of total accounts receivable. The Company controls credit risk through credit approvals, credit limits and monitoring procedures.

3. RENTAL EQUIPMENT:

     Rental equipment and related accumulated depreciation consist of the following:

                                                             MARCH 31,     AUGUST 31,
                                                               1997           1997
                                                            -----------    -----------
Rental equipment..........................................  $28,790,435    $30,641,146
Less -- accumulated depreciation..........................    7,001,455      8,755,179
                                                            -----------    -----------
     Rental equipment, net................................  $21,788,980    $21,885,967
                                                            ===========    ===========

4. PROPERTY, PLANT AND EQUIPMENT:

     Property, plant and equipment consists of the following:

                                                             MARCH 31,     AUGUST 31,
                                                               1997           1997
                                                            -----------    -----------
Land......................................................  $    49,863    $    49,863
Building..................................................      757,816        757,816
Furniture and fixtures....................................      355,131        339,593
Vehicles..................................................    1,134,204      1,113,193
                                                            -----------    -----------
                                                              2,297,014      2,260,465
Less -- accumulated depreciation..........................   (1,088,867)    (1,114,853)
                                                            -----------    -----------
          Property, plant and equipment, net..............  $ 1,208,147    $ 1,145,612
                                                            ===========    ===========

                  GABRIEL TRAILER MANUFACTURING COMPANY, INC.

5. ACCRUED EXPENSES AND OTHER LIABILITIES:

     Accrued expenses and other liabilities consists of the following:

                                                              MARCH 31,     AUGUST 31,
                                                                 1997          1997
                                                              ----------    ----------
Personal property taxes.....................................  $1,044,423    $1,172,905
Payroll-related.............................................     231,274       188,246
Tax penalties and interest..................................     248,000       248,000
Other.......................................................     143,333       150,313
                                                              ----------    ----------
          Accrued expenses and other liabilities............  $1,667,030    $1,759,464
                                                              ==========    ==========

6. DEBT:

     Debt consists of the following:

                                                             MARCH 31,     AUGUST 31,
                                                               1997           1997
                                                            -----------    -----------
  Lines of credit, with borrowings up to $6.3 million,
     secured by substantially all of the Company's assets,
     interest ranging from 8.25% to 8.50%, payable in
     monthly installments through September 1997..........  $ 4,091,315    $ 5,497,095
  Revolving term loans, secured by substantially all of
     the Company's assets, interest ranging from 8.25% to
     8.90%, payable in monthly installments through
     January 2000.........................................    6,444,444      6,233,334
  Equipment notes, secured by rental equipment, interest
     ranging from 6.90% to 9.00%, payable in monthly
     installments through June 2000.......................    5,312,900      4,656,172
  Mortgages payable, secured by real estate, interest
     ranging from 6.75% to 9.50%, payable in monthly
     installments through August 2005.....................      161,798        113,936
  Note payable to related party, secured by life insurance
     policy on officer, interest at 8.25%, payable in
     monthly installments through August 1998.............       89,812         58,326
                                                            -----------    -----------
          Total debt......................................  $16,100,269    $16,558,863
                                                            ===========    ===========

     Maturities of the Company's debt at August 31, 1997, for the years ended August 31, are as follows:

1998........................................................  $14,155,433
1999........................................................    1,677,753
2000........................................................      636,277
2001........................................................        9,853
2002........................................................       10,831
Thereafter..................................................       68,716
                                                              -----------
                                                              $16,558,863
                                                              ===========

                  GABRIEL TRAILER MANUFACTURING COMPANY, INC.

7. INCOME TAXES:

     The provision for Federal and state income taxes is as follows:

                                                                               FOR THE
                                                    FOR THE YEAR ENDED       PERIOD FROM
                                                        MARCH 31,           APRIL 1, 1997
                                                  ----------------------    TO AUGUST 31,
                                                    1996         1997           1997
                                                  --------    ----------    -------------
Current.........................................  $246,343    $  318,133     $  (68,103)
Deferred........................................   486,450       809,283      1,006,893
                                                  --------    ----------     ----------
                                                  $732,793    $1,127,416     $  938,790
                                                  ========    ==========     ==========
Federal.........................................  $575,542    $  885,481     $  737,333
State...........................................   157,251       241,935        201,457
                                                  --------    ----------     ----------
                                                  $732,793    $1,127,416     $  938,790
                                                  ========    ==========     ==========

     A reconciliation of the difference between the expected provision for income taxes using the statutory Federal income tax rate of 34% and the Company's actual provision is as follows:

                                                                               FOR THE
                                                    FOR THE YEAR ENDED       PERIOD FROM
                                                        MARCH 31,           APRIL 1, 1997
                                                  ----------------------    TO AUGUST 31,
                                                    1996         1997           1997
                                                  --------    ----------    -------------
Provision at the statutory tax rate.............  $581,829    $  936,468      $766,603
State income taxes..............................   103,786       159,677       132,962
Nondeductible expenses..........................    47,178        31,271        39,225
                                                  --------    ----------      --------
                                                  $732,793    $1,127,416      $938,790
                                                  ========    ==========      ========

     Deferred income taxes arise primarily due to temporary differences in recognizing certain revenues and expenses for tax purposes and the use of accelerated depreciation for tax purposes. The components of the deferred income tax liabilities are as follows:

                                                              MARCH 31,     AUGUST 31,
                                                                 1997          1997
                                                              ----------    ----------
Depreciation of property and equipment and rental
  equipment.................................................  $2,211,443    $2,708,783
Accrued liabilities.........................................    (871,739)     (349,825)
Accounts receivable.........................................     809,861      (118,830)
Section 481 cash to accrual election change.................          --       916,330
                                                              ----------    ----------
  Deferred income tax liability.............................  $2,149,565    $3,156,458
                                                              ==========    ==========

     The Company's income tax returns and related payments for the years ended March 31, 1995, 1996 and 1997 were not filed on a timely basis. It is not possible to predict the ultimate outcome of the Company's penalties for failure to file, and pay on a timely basis and underpayment. The Company has estimated an approximate liability of $175,000, which is included in accrued expenses and other liabilities.

8. COMMITMENTS AND CONTINGENCIES:

  Operating Leases

     The Company leases rental equipment, real estate and certain office equipment under operating leases. Certain real estate leases require the Company to pay maintenance, insurance, taxes and certain other expenses in addition to the stated rentals. The leases cover several operating locations and expire at various dates through September 2002. Future minimum lease payments to related and unrelated third parties, by

                  GABRIEL TRAILER MANUFACTURING COMPANY, INC.

year and in the aggregate, at August 31, 1997 for noncancelable operating leases with initial or remaining terms of one year or more are as follows:

                                                  RELATED PARTY     OTHER        TOTAL
                                                  -------------    --------    ----------
1998............................................   $  480,000      $328,322    $  808,322
1999............................................      368,000       228,866       596,866
2000............................................      256,000        67,821       323,821
2001............................................      192,000            --       192,000
2002............................................        8,000            --         8,000
                                                   ----------      --------    ----------
          Total.................................   $1,304,000      $625,009    $1,929,009
                                                   ==========      ========    ==========

     Rent expense under noncancelable operating leases for the years ended March 31, 1996 and 1997 and the period from April 1, 1997 through August 31, 1997 is $784,354, $1,098,234 and $423,798, respectively. Included in total rent expense is rent to a related party of approximately $280,000, $357,000 and $200,000 for the years ended March 31, 1996 and 1997 and the period from April 1, 1997 through August 31, 1997, respectively.

  Litigation, Claims and Assessments

     From time to time, the Company may be engaged in routine litigation and disputes incidental to its business. The Company does not believe that the ultimate resolution of any of these matters will have a material adverse effect on the accompanying financial statements.

9. EMPLOYEE BENEFIT PLAN:

     The Company has a 401(k) defined contribution profit-sharing plan under which employees having worked a minimum of twelve months are eligible to participate. Employer contributions, which are discretionary and depend on the Company's profitability, were approximately $54,600, $70,100 and $47,700 for the years ended March 31, 1996 and 1997 and for the period from April 1, 1997 through August 31, 1997, respectively.

10. SUBSEQUENT EVENT:

     Effective September 1, 1997, all of the outstanding stock of the Company was purchased by NationsRent, Inc., an unrelated third party, in exchange for cash and debt.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To R. and R. Rental, Inc.:

We have audited the accompanying balance sheet of R. and R. Rental, Inc. (an Ohio S corporation) at December 10, 1997, and the related statements of operations, stockholder's equity and cash flows for the period from January 1, 1997 through December 10, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of R. and R. Rental, Inc. at December 10, 1997, and the results of its operations and its cash flows for the period from January 1, 1997 through December 10, 1997 in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Fort Lauderdale, Florida,
  May 8, 1998.

                             R. AND R. RENTAL, INC.

                                 BALANCE SHEET

                            AS OF DECEMBER 10, 1997

                                 ASSETS
Cash and cash equivalents...................................  $  193,714
Accounts receivable, net of allowance for doubtful accounts
  of $150,000...............................................     649,193
Inventories.................................................     928,962
Rental equipment, net.......................................   4,002,825
Property and equipment, net.................................     267,903
Other assets................................................       3,400
                                                              ----------
          Total assets......................................  $6,045,997
                                                              ==========

                  LIABILITIES AND STOCKHOLDER'S EQUITY
LIABILITIES:
  Accounts payable..........................................  $   15,354
  Accrued expenses and other liabilities....................     108,996
  Note payable..............................................   1,523,139
                                                              ----------
          Total liabilities.................................   1,647,489
                                                              ----------
COMMITMENTS AND CONTINGENCIES (Notes 7 and 9)
STOCKHOLDER'S EQUITY:
  Common stock -- no par value, 250 shares authorized,
     issued and outstanding.................................         500
  Additional paid-in capital................................   5,327,477
  Accumulated deficit.......................................    (929,469)
                                                              ----------
          Total stockholder's equity........................   4,398,508
                                                              ----------
          Total liabilities and stockholder's equity........  $6,045,997
                                                              ==========

  The accompanying notes to financial statements are an integral part of this balance sheet.

                             R. AND R. RENTAL, INC.

                            STATEMENT OF OPERATIONS

         FOR THE PERIOD FROM JANUARY 1, 1997 THROUGH DECEMBER 10, 1997

REVENUE:
  Equipment rentals.........................................  $2,409,518
  Sales of equipment, parts and supplies....................   2,106,695
                                                              ----------
                                                               4,516,213
COST OF REVENUE:
  Cost of equipment rentals, excluding depreciation.........   1,398,174
  Rental equipment depreciation.............................     630,548
  Cost of sales of equipment, parts and supplies............   1,808,076
                                                              ----------
                                                               3,836,798
                                                              ----------
          Gross profit......................................     679,415
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES................     715,140
NONRENTAL DEPRECIATION......................................      76,630
                                                              ----------
          Operating loss....................................    (112,355)
OTHER INCOME (EXPENSE):
  Interest expense..........................................     (79,579)
  Other income..............................................      29,829
                                                              ----------
          Total other income (expense), net.................     (49,750)
                                                              ----------
          NET LOSS..........................................  $ (162,105)
                                                              ==========

  The accompanying notes to financial statements are an integral part of this statement.

                             R. AND R. RENTAL, INC.

                       STATEMENT OF STOCKHOLDER'S EQUITY

         FOR THE PERIOD FROM JANUARY 1, 1997 THROUGH DECEMBER 10, 1997

                                               COMMON STOCK
                                            ------------------   ADDITIONAL
                                             NUMBER               PAID-IN     ACCUMULATED
                                            OF SHARES   AMOUNT    CAPITAL       DEFICIT        TOTAL
                                            ---------   ------   ----------   ------------   ----------
BALANCE, January 1, 1997..................     250       $500    $3,761,380    $(767,364)    $2,994,516
  Capital contributions...................      --         --     1,566,097           --      1,566,097
  Net loss................................      --         --            --     (162,105)      (162,105)
                                               ---       ----    ----------    ---------     ----------
BALANCE, December 10, 1997................     250       $500    $5,327,477    $(929,469)    $4,398,508
                                               ===       ====    ==========    =========     ==========

  The accompanying notes to financial statements are an integral part of this statement.

                             R. AND R. RENTAL, INC.

                            STATEMENT OF CASH FLOWS

         FOR THE PERIOD FROM JANUARY 1, 1997 THROUGH DECEMBER 10, 1997

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $  (162,105)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation and amortization..........................      707,178
     Loss on sale of rental equipment.......................       65,326
     Changes in operating assets and liabilities:
       Accounts receivable..................................      (40,271)
       Inventories..........................................     (298,639)
       Other assets.........................................        4,523
       Accounts payable.....................................     (382,070)
       Accrued expenses and other liabilities...............       28,016
                                                              -----------
          Net cash used in operating activities.............      (78,042)
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of rental equipment.............................   (2,208,233)
  Purchases of property and equipment.......................      (96,568)
  Proceeds from sale of rental equipment....................      307,793
                                                              -----------
          Net cash used in investing activities.............   (1,997,008)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from note payable................................    1,523,139
  Repayments of note payable................................     (935,609)
  Capital contributions.....................................    1,566,097
                                                              -----------
          Net cash provided by financing activities.........    2,153,627
                                                              -----------
NET INCREASE IN CASH AND CASH EQUIVALENTS...................       78,577
CASH AND CASH EQUIVALENTS, beginning of period..............      115,137
                                                              -----------
CASH AND CASH EQUIVALENTS, end of period....................  $   193,714
                                                              ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest....................................  $    79,579
                                                              ===========

  The accompanying notes to financial statements are an integral part of this statement.

                             R. AND R. RENTAL, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 10, 1997

1. ORGANIZATION AND BASIS OF PRESENTATION

     R. and R. Rentals, Inc. (the "Company") was incorporated in July 1988 in the State of Ohio. The Company rents a broad array of equipment to a diverse customer base that includes construction industry participants, industrial companies, homeowners and others. The Company also engages in related activities such as selling used equipment, acting as a distributor for certain new equipment and selling related merchandise and parts. The nature of the Company's business is such that short-term obligations are typically met by cash flow generated from long-term assets. Consequently, consistent with industry practice, the accompanying balance sheet is presented on an unclassified basis.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Cash equivalents

     The Company considers all highly liquid instruments with a maturity of three months or less when purchased to be cash equivalents. At December 10, 1997, the Company had no cash equivalents.

  Inventories

     Inventories consist of equipment, tools, parts, fuel and related equipment supplies and accessories inventories are stated at the lower of weighted average cost or market.

  Rental equipment

     Rental equipment is recorded at cost and depreciated over the estimated useful lives of the equipment using the straight-line method. The useful life estimated by management for rental equipment is seven years. Ordinary maintenance and repair costs are charged to operations as incurred.

  Revenue recognition

     Revenue related to the sale of equipment is recognized at the point of sale. Revenue related to equipment rental is recognized over the contract term.

  Property and equipment

     Property and equipment are recorded at cost and depreciated over their estimated useful lives using the straight-line method. The range of useful lives estimated by management for property and equipment is three to fifteen years. Ordinary maintenance and repair costs are charged to operations as incurred.

  Impairment of long-lived assets

     The Company periodically reviews its valuation for long-lived assets used in operations when indicators of impairment are present. If the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount, the Company records impairment as required under generally accepted accounting principles. No such impairment losses were incurred for the periods presented.

  Fair value of financial instruments

     The carrying amounts reported in the balance sheet for cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and other liabilities and note payable approximate fair value as of December 10, 1997.

                             R. AND R. RENTAL, INC.

  Income taxes

     The Company is an S corporation for income tax purposes. Accordingly, income, losses and related temporary differences which arise in the recording of income and expense items for financial reporting and tax reporting purposes are included in the individual tax return of the stockholder. Therefore, no provision or liability for Federal and state income taxes has been included in the accompanying financial statements.

     On a pro forma basis, the Company would have had a tax benefit, however it would have been fully offset by a valuation allowance as the benefit would not have achieved the realization requirements of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes."

  Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Concentrations of credit risk

     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash investments and accounts receivable. The Company maintains cash and cash equivalents with high quality financial institutions. Concentrations of credit risk with respect to accounts receivable are limited because a large number of diverse customers make up the Company's customer base. No single customer represents greater than 10% of total accounts receivable. The Company controls credit risk through credit approvals, credit limits, and monitoring procedures.

3. RENTAL EQUIPMENT

     Rental equipment and related accumulated depreciation as of December 10, 1997, consist of the following:

Rental equipment............................................  $ 5,349,321
Less -- accumulated depreciation............................   (1,346,496)
                                                              -----------
          Rental equipment, net.............................  $ 4,002,825
                                                              ===========

4. PROPERTY AND EQUIPMENT

     A summary of property and equipment as of December 10, 1997, is as follows:

Trucks and autos............................................  $ 255,842
Furniture and fixtures......................................    147,333
Computer equipment..........................................     81,986
Leasehold improvements......................................     38,466
                                                              ---------
                                                                523,627
Less -- accumulated depreciation............................   (255,724)
                                                              ---------
          Property and equipment, net.......................  $ 267,903
                                                              =========

                             R. AND R. RENTAL, INC.

5. ACCRUED EXPENSES AND OTHER LIABILITIES

     Accrued expenses and other liabilities as of December 10, 1997, consists of the following:

Accrued property taxes......................................  $100,000
Payroll-related.............................................     8,996
                                                              --------
          Accrued expenses and other liabilities............  $108,996
                                                              ========

6. DEBT

     The Company entered into a demand promissory note bearing interest at prime (8.5% at December 10, 1997), with interest payable quarterly. This note is secured by substantially all of the Company's rental equipment. The note had an outstanding balance of $1,523,139 at December 10, 1997.

7. COMMITMENTS AND CONTINGENCIES

  Operating Leases

     The Company leases various automobiles under operating leases. Future minimum lease payments, by year and in the aggregate, for noncancelable operating leases with initial or remaining terms of one year or more are as follows at December 10, 1997 for the following years ended December 10:

1998........................................................  $30,044
1999........................................................   17,875
2000........................................................    6,186
                                                              -------
          Total.............................................  $54,105
                                                              =======

     Expense under these operating leases for the period ended December 10, 1997 was $44,493 and is included under selling, general and administrative expenses in the accompanying statement of operations.

  Litigation, Claims and Assessments

     From time to time, the Company may be engaged in routine litigation and disputes incidental to its business. The Company does not believe that the ultimate resolution of any of these matters will have a material adverse effect on the accompanying financial statements.

8. RELATED PARTY TRANSACTIONS

     The Company leases two buildings from the stockholder under monthly operating leases. For the period ended December 10, 1997, rent expense totaled approximately $56,500 and is included under selling, general and administrative expenses in the accompanying statement of operations.

9. SUBSEQUENT EVENT

     Effective December 11, 1997, substantially all of the Company's operating assets and liabilities were purchased by NationsRent, Inc., an unrelated third party, in exchange for cash and debt.

     The demand promissory note of $1,523,139 at December 10, 1997 was paid off by the stockholder of the Company with proceeds from the purchase of the Company's assets and liabilities.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To C & E Rental and Service, Inc.:

We have audited the accompanying balance sheets of C & E Rental and Service, Inc. (an Indiana S corporation) as of December 31, 1996 and December 22, 1997, and the related statements of income, stockholder's equity and cash flows for the year ended December 31, 1996 and the period from January 1, 1997 through December 22, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of C & E Rental and Service, Inc. as of December 31, 1996 and December 22, 1997, and the results of its operations and its cash flows for the year ended December 31, 1996 and the period from January 1, 1997 through December 22, 1997 in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Fort Lauderdale, Florida,
  May 8, 1998.

                         C & E RENTAL AND SERVICE, INC.

                                 BALANCE SHEETS

                                                              DECEMBER 31,   DECEMBER 22,
                                                                  1996           1997
                                                              ------------   ------------
                                         ASSETS
Cash and cash equivalents...................................   $   43,390     $  184,318
Accounts receivable, net of allowances for doubtful accounts of $81,011 and $109,973 as of December 31, 1996, and
  December 22, 1997, respectively...........................      705,695        701,156
Inventories.................................................      134,491        213,934
Due from affiliate..........................................      372,115             --
Rental equipment, net.......................................    2,202,833      3,022,154
Property and equipment, net.................................      394,665        621,734
Other assets................................................       30,357         32,543
                                                               ----------     ----------
          Total assets......................................   $3,883,546     $4,775,839
                                                               ==========     ==========

                          LIABILITIES AND STOCKHOLDER'S EQUITY
LIABILITIES:
  Accounts payable..........................................   $  194,278     $  205,403
  Accrued expenses and other liabilities....................      198,443        185,087
  Debt......................................................    1,284,908        922,856
                                                               ----------     ----------
          Total liabilities.................................    1,677,629      1,313,346
                                                               ----------     ----------

COMMITMENTS AND CONTINGENCIES (Notes 8 and 10)

STOCKHOLDER'S EQUITY:
  Common stock -- no par value, 1,000 shares authorized,
     issued and outstanding.................................      200,000        200,000
  Retained earnings.........................................    2,588,781      3,845,357
  Less: Treasury stock -- 500 shares at cost................     (582,864)      (582,864)
                                                               ----------     ----------
          Total stockholder's equity........................    2,205,917      3,462,493
                                                               ----------     ----------
          Total liabilities and stockholder's equity........   $3,883,546     $4,775,839
                                                               ==========     ==========

  The accompanying notes to financial statements are an integral part of these balance sheets.

                         C & E RENTAL AND SERVICE, INC.

                              STATEMENTS OF INCOME

                                                                             FOR THE PERIOD
                                                              FOR THE YEAR   FROM JANUARY 1,
                                                                 ENDED           1997 TO
                                                              DECEMBER 31,    DECEMBER 22,
                                                                  1996            1997
                                                              ------------   ---------------
REVENUE:
  Equipment rentals.........................................   $4,395,313      $4,506,274
  Sales of equipment, parts and supplies....................    1,961,510       2,638,935
  Other.....................................................      115,115         128,586
                                                               ----------      ----------
                                                                6,471,938       7,273,795
COST OF REVENUE:
  Cost of equipment rentals, excluding depreciation.........    1,752,011       1,846,084
  Rental equipment depreciation.............................      637,210         765,518
  Cost of sales of equipment, parts and supplies............    1,352,831       1,791,275
                                                               ----------      ----------
                                                                3,742,052       4,402,877
                                                               ----------      ----------
          Gross profit......................................    2,729,886       2,870,918
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES................    1,760,595       1,417,097
NONRENTAL DEPRECIATION AND AMORTIZATION.....................      136,897         157,252
                                                               ----------      ----------
          Operating income..................................      832,394       1,296,569
OTHER INCOME (EXPENSE):
  Interest expense..........................................     (115,243)       (101,218)
  Other, net................................................       51,580          61,225
                                                               ----------      ----------
          Total other income (expense), net.................      (63,663)        (39,993)
                                                               ----------      ----------
          Net income........................................      768,731       1,256,576
PRO FORMA PROVISION FOR INCOME TAX..........................      307,492         502,630
                                                               ----------      ----------
PRO FORMA NET INCOME........................................   $  461,239      $  753,946
                                                               ==========      ==========

  The accompanying notes to financial statements are an integral part of these statements.

                         C & E RENTAL AND SERVICE, INC.

                       STATEMENTS OF STOCKHOLDER'S EQUITY

                    FOR THE YEAR ENDED DECEMBER 31, 1996 AND

              THE PERIOD FROM JANUARY 1, 1997 TO DECEMBER 22, 1997

                                               COMMON STOCK
                                           --------------------
                                            NUMBER                 RETAINED    TREASURY
                                           OF SHARES    AMOUNT     EARNINGS      STOCK       TOTAL
                                           ---------   --------   ----------   ---------   ----------
BALANCE, January 1, 1996.................    1,000     $200,000   $1,820,050   $(582,864)  $1,437,186
  Net income.............................       --           --      768,731          --      768,731
                                             -----     --------   ----------   ---------   ----------
BALANCE, December 31, 1996...............    1,000      200,000    2,588,781    (582,864)   2,205,917
  Net income.............................       --           --    1,256,576          --    1,256,576
                                             -----     --------   ----------   ---------   ----------
BALANCE, December 22, 1997...............    1,000     $200,000   $3,845,357   $(582,864)  $3,462,493
                                             =====     ========   ==========   =========   ==========

  The accompanying notes to financial statements are an integral part of this statement.

                         C & E RENTAL AND SERVICE, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                 FOR THE
                                                                               PERIOD FROM
                                                              FOR THE YEAR   JANUARY 1, 1997
                                                                 ENDED             TO
                                                              DECEMBER 31,    DECEMBER 22,
                                                                  1996            1997
                                                              ------------   ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $   768,731      $ 1,256,576
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................      774,107          922,770
     Gain on sale of assets.................................     (473,908)        (705,063)
     Changes in operating assets and liabilities:
       Accounts receivable, net.............................     (199,095)           4,539
       Inventories..........................................       15,644          (79,443)
       Other assets.........................................        7,146           (2,186)
       Accounts payable.....................................       65,384           11,125
       Accrued expenses and other liabilities...............      (21,052)         (13,356)
                                                              -----------      -----------
          Net cash provided by operating activities.........      936,957        1,394,962
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of rental equipment.............................   (1,609,651)      (2,848,230)
  Proceeds from sale of rental equipment....................    1,271,362        1,968,454
  Purchases of property and equipment.......................     (102,209)        (384,321)
                                                              -----------      -----------
          Net cash used in investing activities.............     (440,498)      (1,264,097)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from debt........................................      612,000        1,488,000
  Repayments of debt........................................     (734,711)      (1,850,052)
  Payments from (advances to) affiliate.....................     (372,115)         372,115
                                                              -----------      -----------
          Net cash provided by (used in) financing
            activities......................................     (494,826)          10,063
                                                              -----------      -----------

NET INCREASE IN CASH AND CASH EQUIVALENTS...................        1,633          140,928
CASH AND CASH EQUIVALENTS, beginning of period..............       41,757           43,390
                                                              -----------      -----------
CASH AND CASH EQUIVALENTS, end of period....................  $    43,390      $   184,318
                                                              ===========      ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest....................................  $   115,243      $   101,218
                                                              ===========      ===========

  The accompanying notes to financial statements are an integral part of these statements.

                         C & E RENTAL AND SERVICE, INC.

                         NOTES TO FINANCIAL STATEMENTS

                    DECEMBER 31, 1996 AND DECEMBER 22, 1997

1. ORGANIZATION AND BASIS OF PRESENTATION

     C & E Rental and Service, Inc. ("C & E Rental" or the "Company", formerly Bob's Rental & Supply, Inc.), was incorporated in the State of Indiana in August 1959 and is engaged in the rental of a broad array of equipment to a diverse customer base that includes construction industry participants, industrial companies, homeowners and others. The Company also engages in related activities such as selling new and used equipment, related merchandise and parts. The nature of the Company's business is such that short-term obligations are typically met by cash flow generated from long-term assets. Consequently, consistent with industry practice, the accompanying balance sheets are presented on an unclassified basis.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Cash equivalents

     The Company considers all highly liquid instruments with a maturity of three months or less when purchased to be cash equivalents. At December 31, 1996 and December 22, 1997, the Company had no cash equivalents.

  Inventories

     Inventories consist of equipment, tools, parts, fuel and related supply items. Inventories are stated at the lower of cost (first-in, first-out) or market.

  Rental equipment

     Rental equipment is recorded at cost and depreciated over the estimated useful lives of the equipment using an accelerated method. The useful life estimated by management for rental equipment is seven years. Ordinary maintenance and repair costs are charged to operations as incurred.

  Property and equipment

     Property and equipment are recorded at cost and depreciated over their estimated useful lives using straight-line and accelerated methods. Ordinary maintenance and repair costs are charged to operations as incurred. The range of useful lives estimated by management for property and equipment is as follows:

                                                                  YEARS
                                                              -------------
Machinery and equipment.....................................        5
Furniture and fixtures......................................        5
Autos and trucks............................................        5
Buildings...................................................     20 - 30
Leasehold improvements......................................  Life of lease

  Impairment of long-lived assets

     The Company periodically reviews its valuation for long-lived assets used in operations when indicators of impairment are present. If the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount, the Company records impairment as required under generally accepted accounting principles. No such impairment losses were incurred for the periods presented.

                         C & E RENTAL AND SERVICE, INC.

  Fair value of financial instruments

     The carrying amounts reported in the accompanying balance sheets for cash and cash equivalents, accounts receivable, accounts payable and accrued expenses and other liabilities approximate fair value as of December 31, 1996 and December 22, 1997 and approximates the carrying value of such debt.

  Revenue recognition

     Revenue related to the sale of equipment, parts and supplies is recognized at the point of sale. Revenue related to rental equipment is recognized over the contract term.

  Income taxes

     The Company is an S corporation for income tax purposes. Accordingly, income, losses and related temporary differences which arise in the recording of income and expense items for financial reporting and tax reporting purposes are included in the individual tax return of the stockholder. Therefore, no provision or liability for Federal and state income taxes has been included in the accompanying financial statements.

     The pro forma adjustment to reflect income taxes in the accompanying statements of income is for informational purposes only. The pro forma provision for income tax has been provided at the estimated effective rate of 40%.

  Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Concentrations of credit risk

     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash investments and accounts receivable. The Company maintains cash and cash equivalents with high quality financial institutions. Concentrations of credit risk with respect to accounts receivable are limited because a large number of diverse customers make up the Company's customer base. No single customer represents greater than 10% of total accounts receivable. The Company controls credit risk through credit approvals, credit limits and monitoring procedures.

3. RENTAL EQUIPMENT

     Rental equipment and related accumulated depreciation consist of the following:

                                                              DECEMBER 31,   DECEMBER 22,
                                                                  1996           1997
                                                              ------------   ------------
Rental equipment............................................  $ 4,245,254    $ 5,275,468
Less -- accumulated depreciation............................   (2,042,421)    (2,253,314)
                                                              -----------    -----------
          Rental equipment, net.............................  $ 2,202,833    $ 3,022,154
                                                              ===========    ===========

                         C & E RENTAL AND SERVICE, INC.

4. PROPERTY AND EQUIPMENT

     A summary of property and equipment consists of the following:

                                                              DECEMBER 31,   DECEMBER 22,
                                                                  1996           1997
                                                              ------------   ------------
Machinery and equipment.....................................   $   26,190     $   47,614
Furniture and fixtures......................................      153,241        245,779
Autos and trucks............................................      406,528        479,348
Buildings...................................................      349,743        349,743
Leasehold improvements......................................           --        195,351
Land........................................................       88,566         89,430
                                                               ----------     ----------
                                                                1,024,268      1,407,265
Less -- accumulated depreciation............................     (629,603)      (785,531)
                                                               ----------     ----------
          Property and equipment, net.......................   $  394,665     $  621,734
                                                               ==========     ==========

5. ACCRUED EXPENSES AND OTHER LIABILITIES

     Accrued expenses and other liabilities consists of the following:

                                                              DECEMBER 31,   DECEMBER 22,
                                                                  1996           1997
                                                              ------------   ------------
Payroll-related.............................................    $100,640       $ 70,069
Sales, property and other taxes.............................      97,803        115,018
                                                                --------       --------
          Accrued expenses and other liabilities............    $198,443       $185,087
                                                                ========       ========

6. DEBT

     Debt consists of the following:

                                                              DECEMBER 31,   DECEMBER 22,
                                                                  1996           1997
                                                              ------------   ------------
Line of credit, with borrowings up to $950,000, secured by
  substantially all of the Company's business assets,
  interest at 9.00% and 8.75%, as of 1996 and 1997,
  respectively, payable in monthly installments through
  November 1998.............................................   $  227,000      $150,000
Promissory note, secured by substantially all of the
  Company's business assets, interest at 8.00%, payable in
  monthly installments of $15,775 through July 2001.........      712,908       587,539
Note payable to officer, unsecured, interest at 9.50% and
  9.00%, as of 1996 and 1997, respectively, payable in
  December 1997.............................................      345,000        65,000
Note payable to bank, secured by certain real property,
  interest at 8.75%, payable in monthly installments of
  $1,583 through May 2000...................................           --       120,317
                                                               ----------      --------
          Total debt........................................   $1,284,908      $922,856
                                                               ==========      ========

                         C & E RENTAL AND SERVICE, INC.

     Maturities of the Company's debt at December 22, 1997, for the years ended December 22, are as follows:

1998........................................................  $371,459
1999........................................................   169,516
2000........................................................   275,014
2001........................................................   106,867
                                                              --------
          Total.............................................  $922,856
                                                              ========

7. RELATED-PARTY TRANSACTIONS

     In addition to the note payable to officer, described in Note 6, the Company made a $372,115 advance to an affiliated company during 1996 which is reflected as due from affiliate in the accompanying balance sheet as of December 31, 1996. The advance was repaid in 1997. During 1997, the Company entered into a monthly operating lease with the same affiliated company for one of its buildings. For the period ended December 22, 1997, such rental expense totaled approximately $40,000.

8. COMMITMENTS AND CONTINGENCIES

  Operating Leases

     The Company leases real estate under operating leases. Certain leases require the Company to pay maintenance, insurance, taxes and certain other expenses in addition to the stated rentals. Future minimum lease payments, by year and in the aggregate, for noncancelable operating leases with initial or remaining terms of one year or more are as follows at December 22, 1997:

1998........................................................  $54,600
1999........................................................   28,935
                                                              -------
          Total.............................................  $83,535
                                                              =======

     Rent expense under operating leases for the year ended December 31, 1996 and the period ended December 22, 1997 were approximately $46,800 and $94,600, respectively.

  Litigation, Claims and Assessments

     From time to time, the Company may be engaged in routine litigation and disputes incidental to its business. The Company does not believe that the ultimate resolution of any of these matters will have a material adverse effect on the accompanying financial statements.

9. EMPLOYEE BENEFIT PLAN

     The Company has a contributory 401(k) profit-sharing plan under which substantially all full-time employees are eligible to participate. Employer contributions were approximately $51,000 and $61,000 for 1996 and 1997, respectively.

10. SUBSEQUENT EVENT

     Effective December 23, 1997, substantially all of the Company's operating assets and liabilities were purchased by NationsRent, Inc., an unaffiliated third party, in exchange for cash and debt.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To Titan Rentals, Inc.:

We have audited the accompanying balance sheet of Titan Rentals, Inc. (a West Virginia corporation) as of December 30, 1997, and the related statements of income, stockholders' equity and cash flows for the period from January 1, 1997 through December 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Titan Rentals, Inc. as of December 30, 1997, and the results of its operations and its cash flows for the period from January 1, 1997 through December 30, 1997 in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Fort Lauderdale, Florida,
  May 6, 1998.

                              TITAN RENTALS, INC.

                                 BALANCE SHEET

                            AS OF DECEMBER 30, 1997

                                 ASSETS
Cash and cash equivalents...................................  $  249,470
Accounts receivable, net of allowance for doubtful accounts
  of $37,360................................................     637,253
Inventories.................................................      93,120
Prepaid expenses and other assets...........................     117,205
Rental equipment, net.......................................   1,132,746
Property and equipment, net.................................      73,305
Income taxes receivable.....................................      70,352
                                                              ----------
          Total assets......................................  $2,373,451
                                                              ==========
                  LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
  Accounts payable..........................................  $  105,384
  Accrued expenses and other liabilities....................      97,354
  Debt......................................................     501,612
  Deferred income taxes.....................................     194,307
                                                              ----------
          Total liabilities.................................     898,657
                                                              ----------
COMMITMENTS AND CONTINGENCIES (Notes 9 and 11)
STOCKHOLDERS' EQUITY:
  Common stock -- $1,000 par value, 1,000 shares authorized,
     155 shares issued and outstanding......................     155,000
  Retained earnings.........................................   1,319,794
                                                              ----------
          Total stockholders' equity........................   1,474,794
                                                              ----------
          Total liabilities and stockholders' equity........  $2,373,451
                                                              ==========

  The accompanying notes to financial statements are an integral part of this balance sheet.

                              TITAN RENTALS, INC.

                              STATEMENT OF INCOME

         FOR THE PERIOD FROM JANUARY 1, 1997 THROUGH DECEMBER 30, 1997

REVENUE:
  Equipment rentals.........................................  $1,926,760
  Sales of equipment, parts and supplies....................   2,991,843
  Other.....................................................      50,611
                                                              ----------
                                                               4,969,214
COST OF REVENUE:
  Cost of equipment rentals, excluding depreciation.........   1,302,454
  Rental equipment depreciation.............................     302,271
  Cost of sales of equipment, parts and supplies............   2,043,201
                                                              ----------
                                                               3,647,926
                                                              ----------
          Gross profit......................................   1,321,288
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES................     823,906
NONRENTAL DEPRECIATION AND AMORTIZATION.....................      16,048
                                                              ----------
          Operating income..................................     481,334
OTHER INCOME (EXPENSE):
  Interest expense..........................................     (33,579)
  Other expense.............................................      (7,438)
                                                              ----------
          Total other income (expense), net.................     (41,017)
                                                              ----------
          Income before provision for income tax............     440,317
PROVISION FOR INCOME TAX....................................     168,085
                                                              ----------
NET INCOME..................................................  $  272,232
                                                              ==========

  The accompanying notes to financial statements are an integral part of this statement.

                              TITAN RENTALS, INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY

         FOR THE PERIOD FROM JANUARY 1, 1997 THROUGH DECEMBER 30, 1997

                                                         COMMON STOCK
                                                     --------------------
                                                      NUMBER                 RETAINED
                                                     OF SHARES    AMOUNT     EARNINGS      TOTAL
                                                     ---------   --------   ----------   ----------
BALANCE, January 1, 1997...........................     155      $155,000   $1,047,562   $1,202,562
  Net income.......................................      --            --      272,232      272,232
                                                        ---      --------   ----------   ----------
BALANCE, December 30, 1997.........................     155      $155,000   $1,319,794   $1,474,794
                                                        ===      ========   ==========   ==========

  The accompanying notes to financial statements are an integral part of this statement.

                              TITAN RENTALS, INC.

                            STATEMENT OF CASH FLOWS

         FOR THE PERIOD FROM JANUARY 1, 1997 THROUGH DECEMBER 30, 1997

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $   272,232
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................      318,319
     Gain on sale of rental equipment.......................     (666,617)
     Deferred income taxes..................................       56,199
     Changes in operating assets and liabilities:
       Accounts receivable..................................      (72,740)
       Inventories..........................................       (5,430)
       Prepaid expenses and other assets....................       49,703
       Income taxes receivable..............................      (41,127)
       Accounts payable.....................................     (184,448)
       Accrued expenses and other liabilities...............       49,522
                                                              -----------
          Net cash used in operating activities.............     (224,387)
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of rental equipment.............................   (1,063,670)
  Purchases of property and equipment.......................      (61,822)
  Proceeds from sale of rental equipment....................    1,510,660
                                                              -----------
          Net cash provided by investing activities.........      385,168
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from debt........................................      417,271
  Repayments of debt........................................     (578,759)
                                                              -----------
          Net cash used in financing activities.............     (161,488)
                                                              -----------
NET DECREASE IN CASH AND CASH EQUIVALENTS...................         (707)
CASH AND CASH EQUIVALENTS, beginning of period..............      250,177
                                                              -----------
CASH AND CASH EQUIVALENTS, end of period....................  $   249,470
                                                              ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest....................................  $    33,579
                                                              ===========
  Cash paid for income taxes................................  $   154,467
                                                              ===========

  The accompanying notes to financial statements are an integral part of this statement.

                              TITAN RENTALS, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 30, 1997

1. ORGANIZATION AND BASIS OF PRESENTATION

     Titan Rentals, Inc. (the "Company") was incorporated in the state of West Virginia in January 1990 for the purpose of creating an equipment rental company. The Company rents a broad array of equipment to a diverse customer base that includes construction industry participants, industrial companies, homeowners and others. The Company also engages in related activities such as selling used equipment, acting as a distributor for certain new equipment and selling related merchandise and parts. The nature of the Company's business is such that short-term obligations are typically met by cash flow generated from long-term assets. Consequently, consistent with industry practice, the accompanying balance sheet is presented on an unclassified basis.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Cash equivalents

     The Company considers all highly liquid instruments with a maturity of three months or less when purchased to be cash equivalents. At December 30, 1997, the Company had no cash equivalents.

  Inventories

     Inventories consist of equipment, tools, parts, fuel and related supply items. Inventories are stated at the lower of average cost or market.

  Rental equipment

     Rental equipment is recorded at cost and depreciated over the estimated useful lives of the equipment using accelerated and straight-line methods. The range of useful lives estimated by management for rental equipment is three to seven years. Rental equipment having a cost of $500 or less is expensed at the time of purchase. Ordinary maintenance and repair costs are charged to operations as incurred.

  Revenue recognition

     Revenue related to the sale of equipment, parts and supplies is recognized at the point of sale. Revenue related to rental equipment is recognized over the contract term.

  Property and equipment

     Property and equipment are recorded at cost and depreciated over their estimated useful lives using accelerated and straight-line methods. The range of useful lives estimated by management for property and equipment is five to seven years. Ordinary maintenance and repair costs are charged to operations as incurred.

  Impairment of long-lived assets

     The Company periodically reviews its valuation for long-lived assets used in operations when indicators of impairment are present. If the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount, the Company records impairment as required under generally accepted accounting principles. No such impairment losses were incurred for the periods presented.

                              TITAN RENTALS, INC.

  Fair value of financial instruments

     The carrying amounts reported in the accompanying balance sheet for cash and cash equivalents, accounts receivable, income taxes receivable, accounts payable, accrued expenses and other liabilities and debt approximate fair value as of December 30, 1997 and approximates the carrying value of such debt.

  Income taxes

     The Company follows Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," which requires, among other things, recognition of future tax effects measured at enacted rates attributable to deductible temporary differences between financial statement and income tax bases of assets and liabilities to the extent that realization of said effects is more likely than not.

  Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Concentrations of credit risk

     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash investments and accounts receivable. The Company maintains cash and cash equivalents with high quality financial institutions. Concentrations of credit risk with respect to accounts receivable are limited because a large number of diverse customers make up the Company's customer base. No single customer represents greater than 10% of total accounts receivable. The Company controls credit risk through credit approvals, credit limits and monitoring procedures.

3. RENTAL EQUIPMENT

     As of December 30, 1997, rental equipment and related accumulated depreciation consist of the following:

Rental equipment............................................  $1,491,084
Less -- accumulated depreciation............................    (358,338)
                                                              ----------
          Rental equipment, net.............................  $1,132,746
                                                              ==========

4. PROPERTY AND EQUIPMENT

     A summary of property and equipment as of December 30, 1997, is as follows:

Furniture, fixtures and office equipment....................  $121,175
Less -- accumulated depreciation............................   (47,870)
                                                              --------
          Property and equipment, net.......................  $ 73,305
                                                              ========

                              TITAN RENTALS, INC.

5. ACCRUED EXPENSES AND OTHER LIABILITIES

     Accrued expenses and other liabilities as of December 30, 1997, consists of the following:

Payroll-related.............................................  $12,746
Property and sales tax......................................   30,469
Other.......................................................   54,139
                                                              -------
          Accrued expenses and other liabilities............  $97,354
                                                              =======

6. DEBT

     As of December 30, 1997, debt consists of the following:

Line of credit, secured by accounts receivable and
  inventory, interest at prime plus .50% (9.5% at December
  30, 1997), payable in monthly installments through
  December 2002.............................................  $ 33,303
Equipment notes, secured by equipment, interest from 7.90%
  to 9.25%, payable in various monthly installments through
  January 2000..............................................   468,309
                                                              --------
          Total debt........................................  $501,612
                                                              ========

     Maturities of the Company's debt at December 30, 1997, for the years ended December 30, are as follows:

1998........................................................  $247,731
1999........................................................   158,804
2000........................................................    95,077
                                                              --------
          Total.............................................  $501,612
                                                              ========

7. INCOME TAXES

     The provision for Federal and state income taxes for the period from January 1, 1997 through December 30, 1997, is as follows:

Current.....................................................  $111,886
Deferred....................................................    56,199
                                                              --------
                                                              $168,085
                                                              ========
Federal.....................................................  $112,552
State.......................................................    55,533
                                                              --------
                                                              $168,085
                                                              ========

     A reconciliation of the difference between the expected provision for income taxes for the period from January 1, 1997 through December 30, 1997, using the statutory federal income tax rate of 34% and the Company's effective tax rate is as follows:

Provision at statutory tax rate.............................  $149,700
State income taxes, net of federal benefit..................    36,652
Other.......................................................   (18,267)
                                                              --------
                                                              $168,085
                                                              ========

                              TITAN RENTALS, INC.

     The components of deferred income tax assets and (liabilities) as of December 30, 1997, are as follows:

Accrued liabilities.........................................  $  22,000
Accounts receivable.........................................    (36,504)
Prepaid expenses............................................    (13,429)
Property and equipment......................................   (166,374)
                                                              ---------
          Deferred tax liability............................  $(194,307)
                                                              =========

8. RELATED-PARTY TRANSACTIONS

     Effective January 1, 1994, the Company entered into a lease with a related party to lease its office and operating facilities. The minimum annual rental payments amount to $84,000 per year and are paid on a month-to-month basis.

     The accompanying financial statements include revenue of $173,499 for the period from January 1, 1997 through December 30, 1997 and outstanding accounts receivable as of December 30, 1997 of $24,117 related to sales to a related party.

9. COMMITMENTS AND CONTINGENCIES

  Operating Leases

     The Company leases rental equipment under operating leases. Future minimum lease payments, by year and in the aggregate, for noncancelable operating leases with initial or remaining terms of one year or more are as follows at December 30, 1997:

1998........................................................  $74,292
1999........................................................   39,893

     Rental equipment expense under noncancelable operating leases was $74,292 for the period from January 1, 1997 through December 30, 1997.

  Litigation, Claims and Assessments

     From time to time, the Company may be engaged in routine litigation and disputes incidental to its business. The Company does not believe that the ultimate resolution of any of these matters will have a material adverse effect on the accompanying financial statements.

10. EMPLOYEE BENEFIT PLAN

     The Company has a defined contribution profit-sharing plan under which employees having worked a minimum of twelve months are eligible to participate. Employer contributions, which are discretionary and depend on the Company's profitability, were approximately $49,000 for 1997.

11. SUBSEQUENT EVENT

     Effective December 31, 1997, all of the outstanding stock of the Company was purchased by NationsRent, Inc., an unrelated third party, in exchange for cash and debt.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To The Bode-Finn Company:

We have audited the accompanying balance sheets of The Bode-Finn Company (an Ohio corporation) as of December 31, 1996 and 1997, and the related statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Bode-Finn Company as of December 31, 1996 and 1997, and the results of its operations and cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Fort Lauderdale, Florida,
  May 12, 1998.

                             THE BODE-FINN COMPANY

                                 BALANCE SHEETS

                                                             DECEMBER 31,
                                                      --------------------------     MARCH 31,
                                                         1996           1997           1998
                                                      -----------    -----------    -----------
                                                                                    (UNAUDITED)
                                            ASSETS
Cash and cash equivalents...........................  $   244,625    $   398,042    $   887,170
Accounts receivable, net of allowance for doubtful
  accounts of $770,000, $760,000 and $798,180
  (unaudited) for 1996, 1997 and 1998,
  respectively......................................    8,013,745      7,840,930      7,250,208
Inventories, net....................................    4,635,371      3,823,388      4,855,835
Rental equipment, net...............................   20,438,368     21,560,523     21,920,589
Property and equipment, net.........................    1,041,681        956,768        989,588
Other assets........................................      879,378        886,487        849,219
                                                      -----------    -----------    -----------
          Total assets..............................  $35,253,168    $35,466,138    $36,752,609
                                                      ===========    ===========    ===========
                             LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
  Accounts payable..................................  $ 3,951,392    $ 2,350,332    $ 3,921,807
  Accrued expenses and other liabilities............    4,623,823      5,374,820      5,094,374
  Debt..............................................   16,407,989     16,086,500     15,839,363
                                                      -----------    -----------    -----------
          Total liabilities.........................   24,983,204     23,811,652     24,855,544
                                                      -----------    -----------    -----------
COMMITMENTS AND CONTINGENCIES (Notes 9 and 12)
STOCKHOLDERS' EQUITY:
  Common stock, no par value, 2,500 shares
     authorized, 1,250 shares issued and
     outstanding....................................      125,000        125,000        125,000
  Retained earnings.................................   10,144,964     11,529,486     11,772,065
                                                      -----------    -----------    -----------
          Total stockholders' equity................   10,269,964     11,654,486     11,897,065
                                                      -----------    -----------    -----------
          Total liabilities and stockholders'
            equity..................................  $35,253,168    $35,466,138    $36,752,609
                                                      ===========    ===========    ===========

  The accompanying notes to financial statements are an integral part of these balance sheets.

                             THE BODE-FINN COMPANY

                              STATEMENTS OF INCOME

                                                                                FOR THE THREE MONTH
                                                                                   PERIOD ENDED
                                       FOR THE YEAR ENDED DECEMBER 31,               MARCH 31,
                                   ---------------------------------------   -------------------------
                                      1995          1996          1997          1997          1998
                                   -----------   -----------   -----------   -----------   -----------
                                                                                    (UNAUDITED)
REVENUE:
  Equipment rentals..............  $18,231,447   $19,772,670   $20,211,679   $ 4,742,679   $ 4,687,176
  Sales of equipment, parts and
     supplies....................   26,599,122    32,722,336    33,821,681     7,324,630     8,254,837
  Service and other..............    5,468,525     6,251,936     7,216,815     1,753,068     1,768,973
                                   -----------   -----------   -----------   -----------   -----------
                                    50,299,094    58,746,942    61,250,175    13,820,377    14,710,986
COST OF REVENUE:
  Cost of equipment rentals,
     excluding depreciation......    4,771,698     5,229,390     4,978,411     1,323,300     1,399,440
  Rental equipment
     depreciation................    5,436,903     6,515,970     7,265,763     1,745,328     1,832,972
  Cost of sales of equipment,
     parts and supplies..........   20,161,831    25,937,735    26,425,012     5,752,417     6,177,680
  Other..........................    2,052,764     1,895,993     2,159,402       589,033       576,602
                                   -----------   -----------   -----------   -----------   -----------
                                    32,423,196    39,579,088    40,828,588     9,410,078     9,986,694
                                   -----------   -----------   -----------   -----------   -----------
          Gross profit...........   17,875,898    19,167,854    20,421,587     4,410,299     4,724,292
SELLING, GENERAL AND
  ADMINISTRATIVE EXPENSES........   14,093,787    15,443,249    16,596,595     3,755,319     3,964,404
NONRENTAL DEPRECIATION AND
  AMORTIZATION...................      205,564       260,652       256,808        72,853        61,814
                                   -----------   -----------   -----------   -----------   -----------
          Operating income.......    3,576,547     3,463,953     3,568,184       582,127       698,074
OTHER INCOME (EXPENSE):
  Interest expense...............   (1,329,494)   (1,494,310)   (1,601,831)     (349,526)     (379,571)
  Other income...................      227,106       212,218       347,947        39,326        85,795
                                   -----------   -----------   -----------   -----------   -----------
          Other income (expense),
            net..................   (1,102,388)   (1,282,092)   (1,253,884)     (310,200)     (293,776)
                                   -----------   -----------   -----------   -----------   -----------
          Income before provision
            for income taxes.....    2,474,159     2,181,861     2,314,300       271,927       404,298
PROVISION FOR INCOME TAXES.......    1,036,771       936,241       929,778       137,461       161,719
                                   -----------   -----------   -----------   -----------   -----------
NET INCOME.......................  $ 1,437,388   $ 1,245,620   $ 1,384,522   $   134,466   $   242,579
                                   ===========   ===========   ===========   ===========   ===========

  The accompanying notes to financial statements are an integral part of these statements.

                             THE BODE-FINN COMPANY

                       STATEMENTS OF STOCKHOLDERS' EQUITY

              FOR EACH OF THE THREE YEARS ENDED DECEMBER 31, 1997

          AND THE THREE MONTH PERIOD ENDED MARCH 31, 1998 (UNAUDITED)

                                                  COMMON STOCK
                                              ---------------------
                                               NUMBER                                     TOTAL
                                                 OF                     RETAINED      STOCKHOLDERS'
                                               SHARES       AMOUNT      EARNINGS         EQUITY
                                              ---------    --------    -----------    -------------
BALANCE, January 1, 1995....................    1,250      $125,000    $ 7,461,956     $ 7,586,956
  Net income................................       --            --      1,437,388       1,437,388
                                                -----      --------    -----------     -----------
BALANCE, December 31, 1995..................    1,250       125,000      8,899,344       9,024,344
  Net income................................       --            --      1,245,620       1,245,620
                                                -----      --------    -----------     -----------
BALANCE, December 31, 1996..................    1,250       125,000     10,144,964      10,269,964
  Net income................................       --            --      1,384,522       1,384,522
                                                -----      --------    -----------     -----------
BALANCE, December 31, 1997..................    1,250       125,000     11,529,486      11,654,486
  Net income (unaudited)....................       --            --        242,579         242,579
                                                -----      --------    -----------     -----------
BALANCE, March 31, 1998 (unaudited).........    1,250      $125,000    $11,772,065     $11,897,065
                                                =====      ========    ===========     ===========

  The accompanying notes to financial statements are an integral part of these statements.

                             THE BODE-FINN COMPANY

                            STATEMENTS OF CASH FLOWS

                                                                                        FOR THE THREE MONTH
                                             FOR THE YEAR ENDED DECEMBER 31,           PERIOD ENDED MARCH 31,
                                        ------------------------------------------   --------------------------
                                            1995           1996           1997           1997          1998
                                        ------------   ------------   ------------   ------------   -----------
                                                                                            (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income..........................  $  1,437,388   $  1,245,620   $  1,384,522   $    134,466   $   242,579
  Adjustments to reconcile net income
    to net cash provided by operating
    activities:
    Depreciation and amortization.....     5,642,467      6,776,622      7,522,571      1,818,181     1,899,786
    Provision for bad debts...........       291,256        413,151        244,184         54,550        57,169
    Provision for inventory
      obsolescence....................            --             --         50,000             --            --
    Gain on sale of rental
      equipment.......................      (618,322)      (712,961)      (800,940)      (121,132)     (131,185)
    (Gain) loss on sale of property
      and equipment...................           740        (22,522)      (230,537)         1,231       (29,649)
    Changes in operating assets and
      liabilities:
      Accounts receivable.............      (220,880)      (810,847)       (71,369)       390,384       533,553
      Inventories.....................    (1,359,110)     1,198,655      1,614,587        553,534      (795,309)
      Other assets....................       275,012        140,938         (7,109)       (16,922)       37,268
      Accounts payable................       604,748      1,179,194     (1,601,060)    (1,008,860)    1,571,475
      Accrued expenses and other
         liabilities..................       383,309       (274,895)       750,997        141,046      (280,446)
                                        ------------   ------------   ------------   ------------   -----------
         Total adjustments............     4,999,220      7,887,335      7,471,324      1,812,012     2,862,662
                                        ------------   ------------   ------------   ------------   -----------
         Net cash provided by
           operating activities.......     6,436,608      9,132,955      8,855,846      1,946,478     3,105,241
CASH FLOWS FROM INVESTING ACTIVITIES:
      Purchases of rental equipment...   (10,733,785)   (10,254,290)   (10,364,431)    (2,720,488)   (2,588,134)
      Purchases of property and
         equipment....................      (419,435)      (702,564)      (211,398)       (43,803)     (101,984)
      Proceeds from sale of rental
         equipment....................     1,690,437      1,850,831      1,736,844        283,554       289,142
      Proceeds from sale of property
         and equipment................        16,422         42,378        458,045          1,200        32,000
                                        ------------   ------------   ------------   ------------   -----------
         Net cash used in investing
           activities.................    (9,446,361)    (9,063,645)    (8,380,940)    (2,479,537)   (2,368,976)
CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from debt................     8,236,990     10,797,136     17,437,380     18,054,160       758,150
    Repayments of debt................    (5,331,819)   (10,831,673)   (17,758,869)   (17,066,355)   (1,005,287)
                                        ------------   ------------   ------------   ------------   -----------
    Net cash provided by (used in)
      financing activities............     2,905,171        (34,537)      (321,489)       987,805      (247,137)
                                        ------------   ------------   ------------   ------------   -----------
NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS....................      (104,582)        34,773        153,417        454,746       489,128
CASH AND CASH EQUIVALENTS, beginning
  of period...........................       314,434        209,852        244,625        244,625       398,042
                                        ------------   ------------   ------------   ------------   -----------
CASH AND CASH EQUIVALENTS, end of
  period..............................  $    209,852   $    244,625   $    398,042   $    699,371   $   887,170
                                        ============   ============   ============   ============   ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
  Cash paid for interest..............  $  1,441,462   $ $1,476,730   $  1,582,877   $    349,380   $   373,420
                                        ============   ============   ============   ============   ===========
  Cash paid for income taxes..........  $    832,954   $    915,026   $    812,481   $     98,200   $    88,000
                                        ============   ============   ============   ============   ===========

  The accompanying notes to financial statements are an integral part of these statements.

                             THE BODE-FINN COMPANY

                         NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1996 AND 1997

1. ORGANIZATION AND BASIS OF PRESENTATION:

     The Bode-Finn Company (the "Company") was incorporated in Ohio in January 1938. The Company rents a broad array of equipment to a diverse customer base that includes construction industry participants, industrial companies and others in the states of Ohio, Kentucky, West Virginia and Indiana. The Company also engages in related activities such as selling used equipment, acting as a distributor for certain new equipment and selling related merchandise and parts. The nature of the Company's business is such that short-term obligations are typically met by cash flow generated from long-term assets. Consequently, consistent with industry practice, the accompanying audited and unaudited balance sheets are presented on an unclassified basis.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Cash equivalents

     The Company considers all highly liquid instruments with a maturity of three months or less when purchased to be cash equivalents.

  Inventories

     Inventories consist of equipment, parts and related supply items. New and used equipment inventories are stated at the lower of cost (determined using a first-in, first-out "FIFO" basis) or market. Parts inventories are determined using a combination of the last-in, first-out "LIFO" and FIFO methods and are stated at replacement cost which approximates market.

  Rental equipment

     Rental equipment is recorded at cost and depreciated over the estimated useful lives of the equipment using an accelerated method. The range of useful lives estimated by management for rental equipment is five to seven years. Rental equipment is depreciated to a salvage value of ten to twenty percent of cost. Rental equipment having a cost of $2,000 or less is expensed at the time of purchase. Ordinary maintenance and repair costs are charged to operations as incurred.

  Revenue recognition

     Revenue related to the sale of equipment, parts and supplies is recognized at the point of sale. Revenue related to rental equipment is recognized over the contract term.

  Property and equipment

     Property and equipment are recorded at cost and depreciated over their estimated useful lives using an accelerated method. The range of useful lives estimated by management for property and equipment is two to thirty-nine years. Property and equipment is depreciated to a salvage value of zero to twenty percent of cost. Ordinary maintenance and repair costs are charged to operations as incurred.

  Impairment of long-lived assets

     The Company periodically reviews its valuation for long-lived assets used in operations when indicators of impairment are present. If the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount, the Company records impairment as required under generally accepted accounting principles. No such impairment losses were incurred for the periods presented.

                             THE BODE-FINN COMPANY

  Fair value of financial instruments

     The carrying amounts for accounts receivable, accounts payable and accrued expenses and other liabilities approximate fair value due to the short-term nature of these accounts. The fair value of debt is determined using current interest rates for similar instruments as of December 31, 1996 and 1997 and approximates the carrying value of these notes due to the fact that the underlying instruments include provisions to adjust note balances and interest rates to approximate fair market value.

  Income taxes

     The Company follows Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," which requires, among other things, recognition of future tax benefits measured at enacted rates attributable to deductible temporary differences between financial statement and income tax bases of assets and liabilities and to tax net operating loss carryforwards to the extent that realization of said benefits is more likely than not.

  Concentrations of credit risk

     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash investments and accounts receivable. The Company maintains cash and cash equivalents with high quality financial institutions. Concentrations of credit risk with respect to accounts receivable are limited because a large number of geographically diverse customers make up the Company's customer base. No single customer represents greater than 10% of total accounts receivable. The Company controls credit risk through credit approvals, credit limits, and monitoring procedures.

  Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Interim financial information

     In the opinion of management, the unaudited interim financial information as of March 31, 1998 and for the three month periods ended March 31, 1997 and 1998 furnished herein reflects all adjustments consisting of normal recurring accruals that, in the opinion of management, are necessary for a fair presentation of the results for the interim period. The results of operations for the three months ended March 31, 1998 are not necessarily indicative of the results to be expected for the entire year.

3. INVENTORIES:

     Inventories are comprised of the following:

                                                   DECEMBER 31,
                                           ----------------------------     MARCH 31,
                                               1996            1997            1998
                                           ------------    ------------    ------------
                                                                           (UNAUDITED)
New and used equipment, FIFO.............  $  2,581,561    $  1,590,860    $  2,319,053
Parts, LIFO..............................       645,076         801,055         747,327
Parts, FIFO..............................       900,780         901,854         921,799
Work in progress, at cost................       682,954         754,619       1,092,656
Allowance for obsolete inventory.........      (175,000)       (225,000)       (225,000)
                                           ------------    ------------    ------------
          Total inventories, net.........  $  4,635,371    $  3,823,388    $  4,855,835
                                           ============    ============    ============

                             THE BODE-FINN COMPANY

     The current costs, determined by using the FIFO basis, of LIFO inventories was $1,122,383, $1,301,380 and $1,247,652 (unaudited) at December 31, 1996 and
1997 and March 31, 1998.

4. RENTAL EQUIPMENT:

     Rental equipment and related accumulated depreciation consist of the following:

                                                   DECEMBER 31,
                                           ----------------------------     MARCH 31,
                                               1996            1997            1998
                                           ------------    ------------    ------------
                                                                           (UNAUDITED)
Rental equipment.........................  $ 46,719,676    $ 50,299,100    $ 51,198,041
Less -- accumulated depreciation.........   (26,281,308)    (28,738,577)    (29,277,452)
                                           ------------    ------------    ------------
          Rental equipment, net..........  $ 20,438,368    $ 21,560,523    $ 21,920,589
                                           ============    ============    ============

5. PROPERTY AND EQUIPMENT:

     Property and equipment consists of the following:

                                                   DECEMBER 31,
                                           ----------------------------     MARCH 31,
                                               1996            1997            1998
                                           ------------    ------------    ------------
                                                                           (UNAUDITED)
Furniture, fixtures and office
  equipment..............................  $  3,728,682    $  3,588,314    $  3,621,218
Less -- accumulated depreciation.........    (2,687,001)     (2,631,546)     (2,631,630)
                                           ------------    ------------    ------------
          Property and equipment, net....  $  1,041,681    $    956,768    $    989,588
                                           ============    ============    ============

6. ACCRUED EXPENSES AND OTHER LIABILITIES:

     Accrued expenses and other liabilities consists of the following:

                                                       DECEMBER 31,
                                                 ------------------------     MARCH 31,
                                                    1996          1997          1998
                                                 ----------    ----------    -----------
                                                                             (UNAUDITED)
Compensation and payroll-related...............  $2,083,332    $2,422,240    $1,723,623
Deferred income-rental and maintenance.........     777,237       955,808       999,391
Taxes..........................................     532,373       698,314       737,698
Medical insurance reserve......................     232,256       302,381       302,381
Other..........................................     998,625       996,077     1,331,281
                                                 ----------    ----------    ----------
Accrued expenses and other liabilities.........  $4,623,823    $5,374,820    $5,094,374
                                                 ==========    ==========    ==========

                             THE BODE-FINN COMPANY

7. DEBT:

     Debt consists of the following:

                                                     DECEMBER 31,
                                              --------------------------     MARCH 31,
                                                 1996           1997           1998
                                              -----------    -----------    -----------
                                                                            (UNAUDITED)
Notes payable, unsecured, interest at 6%,
  payable on demand.........................  $    28,095    $    35,525    $    43,675
Revolving $7,000,000 credit agreement,
  secured by rental equipment and inventory,
  interest at prime, 8.5% at December 31,
  1997 and March 31, 1998 (unaudited), due
  1999......................................           --      2,950,000      3,350,000
Revolving $15,000,000 credit agreement,
  secured by rental equipment and inventory,
  interest at 9.25%, payable in monthly
  installments through February 2003........           --     12,916,670     12,291,674
Revolving $8,000,000 credit agreement,
  secured by rental equipment and inventory,
  interest at prime 8.5% at December 31,
  1997 and March 31, 1998 (unaudited),
  repaid during 1997........................    6,650,000             --             --
Notes payable, secured by rental equipment
  and inventory, interest at prime plus
   1/2% (9.0% at December 31, 1997 and March
  31, 1998 (unaudited)), payable in monthly
  installments, repaid during 1997..........    9,123,939             --             --
Note payable, secured by property and
  equipment, interest at 9.1%, payable in
  monthly installments, repaid during
  1997......................................      317,337             --             --
Rental equipment notes, secured by rental
  equipment and inventory, interest from
  8.5% to 10.5%, payable in various monthly
  installments through 2001.................      288,618        184,305        154,014
                                              -----------    -----------    -----------
          Total debt........................  $16,407,989    $16,086,500    $15,839,363
                                              ===========    ===========    ===========

     Maturities of the Company's debt at December 31, 1997 for the years ended December 31, are as follows:

1998........................................................  $ 2,610,563
1999........................................................    5,497,943
2000........................................................    2,536,997
2001........................................................    2,524,034
2002........................................................    2,500,297
2003 and thereafter.........................................      416,666
                                                              -----------
                                                              $16,086,500
                                                              ===========

                             THE BODE-FINN COMPANY

8. INCOME TAXES:

     The provision (benefit) for Federal and state income taxes is as follows:

                                                                                 FOR THE THREE MONTH
                                                                                    PERIOD ENDED
                                             FOR THE YEAR ENDED DECEMBER 31,          MARCH 31,
                                            ----------------------------------   -------------------
                                               1995         1996        1997       1997       1998
                                            ----------   ----------   --------   --------   --------
                                                                                     (UNAUDITED)
Current...................................  $  800,518   $1,157,016   $828,793   $128,263   $150,404
Deferred..................................     236,253     (220,775)   100,985      9,198     11,315
                                            ----------   ----------   --------   --------   --------
                                            $1,036,771   $  936,241   $929,778   $137,461   $161,719
                                            ==========   ==========   ========   ========   ========
Federal...................................  $  888,321   $  805,329   $789,496   $116,774   $137,462
State and local...........................     148,450      130,912    140,282     20,687     24,257
                                            ----------   ----------   --------   --------   --------
                                            $1,036,771   $  936,241   $929,778   $137,461   $161,719
                                            ==========   ==========   ========   ========   ========

     The deferred income tax results from temporary differences in the recognition of certain items for tax and financial statement purposes, principally from differences in depreciation methods, allowance for doubtful accounts and other expenses not currently deductible for tax purposes. For financial statement purposes, the credit has been recognized in 1997 as a deferred tax asset.

     A reconciliation of the difference between the expected provision for income taxes using the statutory federal income tax rate of 34% and the Company's actual provision is as follows:

                                                                                 FOR THE THREE MONTH
                                                                                    PERIOD ENDED
                                              FOR THE YEAR ENDED DECEMBER 31,         MARCH 31,
                                              --------------------------------   -------------------
                                                 1995        1996       1997       1997       1998
                                              ----------   --------   --------   --------   --------
                                                                                     (UNAUDITED)
Provision at statutory tax rate.............  $  841,214   $741,832   $786,862   $117,225   $137,462
State and local income taxes, net of federal
  benefit...................................      97,977     86,402     92,586     13,653     16,010
Other.......................................      97,580    108,007     50,330      6,583      8,247
                                              ----------   --------   --------   --------   --------
                                              $1,036,771   $936,241   $929,778   $137,461   $161,719
                                              ==========   ========   ========   ========   ========

     The components of deferred income tax assets (liabilities) are as follows:

                                                             DECEMBER 31,
                                                      --------------------------     MARCH 31,
                                                         1996           1997           1998
                                                      -----------    -----------    -----------
                                                                                    (UNAUDITED)
Reserves and accruals not deductible until paid.....  $   945,915    $ 1,103,736    $ 1,116,255
Depreciation........................................   (1,274,973)    (1,394,170)    (1,320,000)
Alternative minimum tax credit carryforward.........      392,356        252,747        252,747
                                                      -----------    -----------    -----------
          Net deferred tax asset (liability)........  $    63,298    $   (37,687)   $    49,002
                                                      ===========    ===========    ===========

     Net deferred tax assets and net deferred tax liability are reported in the accompanying balance sheets as components of other assets and accrued expenses and other liabilities, respectively.

                             THE BODE-FINN COMPANY

9. COMMITMENTS AND CONTINGENCIES:

  Operating Leases

     The Company leases rental equipment, real estate and certain office equipment under noncancelable operating leases. These leases expire at various dates through September 30, 2010. Certain real estate leases require the Company to pay maintenance, insurance, taxes and certain other expenses in addition to the stated rentals. Future minimum lease payments for noncancelable operating leases with initial or remaining terms of one year or more are as follows at December 31, 1997:

1998.....................................................  $1,644,419
1999.....................................................   1,055,192
2000.....................................................     568,309
2001.....................................................     356,649
2002.....................................................     166,289
Thereafter...............................................   1,196,538
                                                           ----------
                                                           $4,987,396
                                                           ==========

     Rent expense under noncancelable operating leases for the years ended December 31, 1995, 1996 and 1997 were $1,537,082, $1,598,979 and $1,824,938, respectively.

  Litigation

     From time to time, the Company may be engaged in routine litigation and disputes incidental to its business. The Company does not believe that the ultimate resolution of any of these matters will have a material adverse effect on the accompanying consolidated financial statements.

10. RELATED PARTY TRANSACTIONS:

     The Company leases land and buildings used in its operations from its stockholders and officers. The leases cover several operating locations and expire at various dates through September 30, 2010. The leases require minimum monthly payments plus override amounts when certain conditions are met or exceeded. The total rent expense related to these leases for the years ended December 31, 1995, 1996 and 1997 was $661,481, $739,781 and $768,716,
respectively.

11. EMPLOYEE BENEFIT PLANS:

  401(k) Plan

     The Company participates in a 401(k) plan (the "Plan") which covers certain full-time employees over 21 years old who have worked a minimum of one year for the Company. The Plan is funded by employee deferrals of income and discretionary contributions by the Company. The Company's matching contributions totaled $207,982, $262,267 and $302,769 for the years ended December 31, 1995, 1996 and 1997. No amount was due to the Plan as of December 31, 1997.

  Profit Sharing Plan

     All full-time employees over 21 years old who have worked a minimum of one year for the Company may participate in the Company's Profit Sharing Retirement Plan (the "Profit Sharing Plan"). The Profit Sharing Plan is funded by contributions made by the Company. The Company's Board of Directors determines the annual amount of contributions. The Company's Profit Sharing retirement contributions totaled $550,000, $400,000 and $508,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

                             THE BODE-FINN COMPANY

  Deferred Compensation Plan

     The Company has deferred compensation agreements with various employees. Under the terms of the agreements, the Company will pay these employees a defined amount for ten years subsequent to their retirement from the Company, if retirement from the Company is after the agreed retirement date. A deferred compensation accrual of approximately $534,226, $539,585 and $539,585 (unaudited) is included in the accompanying balance sheets in accrued expenses and other liabilities at December 31, 1996 and 1997 and March 31, 1998.

12. SUBSEQUENT EVENT:

     Effective May 5, 1998, substantially all of the outstanding stock of the Company was purchased by NationsRent, Inc., an unrelated third party, in exchange for cash and stock.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To RFL Enterprises, Inc.:

We have audited the accompanying balance sheet of RFL Enterprises, Inc. (an Indiana S corporation) as of December 31, 1997, and the related statements of income, stockholder's equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of RFL Enterprises, Inc. as of December 31, 1997, and the results of its operations and cash flows for the year then ended in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Fort Lauderdale, Florida,
  May 8, 1998.

                             RFL ENTERPRISES, INC.

                                 BALANCE SHEETS

                                                              DECEMBER 31,    MARCH 31,
                                                                  1997          1998
                                                              ------------   -----------
                                                                             (UNAUDITED)
                                         ASSETS
Cash and cash equivalents...................................   $   50,158    $  390,055
Accounts receivable, net of allowances for doubtful accounts of $10,000 and $10,000 (unaudited) as of December 31, 1997
  and March 31, 1998, respectively..........................      215,240       170,300
Inventories.................................................      185,366       180,962
Rental equipment, net.......................................    1,622,404     1,333,136
Property, plant and equipment, net..........................      199,192       197,592
                                                               ----------    ----------
          Total assets......................................   $2,272,360    $2,272,045
                                                               ==========    ==========

                          LIABILITIES AND STOCKHOLDER'S EQUITY
LIABILITIES:
  Accounts payable..........................................   $    1,791    $    1,362
  Accrued expenses and other liabilities....................       58,041        54,940
  Debt......................................................      844,871       742,877
                                                               ----------    ----------
          Total liabilities.................................      904,703       799,179
                                                               ----------    ----------
COMMITMENTS AND CONTINGENCIES (Notes 7 and 8)
STOCKHOLDER'S EQUITY:
  Common stock -- no par value, 1,000 shares authorized, 100
     issued and outstanding.................................       10,000        10,000
  Retained earnings.........................................    1,357,657     1,462,866
                                                               ----------    ----------
          Total stockholder's equity........................    1,367,657     1,472,866
                                                               ----------    ----------
          Total liabilities and stockholder's equity........   $2,272,360    $2,272,045
                                                               ==========    ==========

  The accompanying notes to financial statements are an integral part of these balance sheets.

                             RFL ENTERPRISES, INC.

                              STATEMENTS OF INCOME

                                                               FOR THE         FOR THE THREE MONTH
                                                              YEAR ENDED     PERIOD ENDED MARCH 31,
                                                             DECEMBER 31,   -------------------------
                                                                 1997          1997          1998
                                                             ------------   -----------   -----------
                                                                                   (UNAUDITED)
REVENUE:
  Equipment rentals........................................   $  966,277     $241,591      $201,806
  Sales of equipment, parts and supplies...................    1,950,382      522,518       473,635
  Other....................................................      126,511       27,454        33,913
                                                              ----------     --------      --------
                                                               3,043,170      791,563       709,354
COST OF REVENUE:
  Cost of equipment rentals................................      463,165      105,353       102,899
  Rental equipment depreciation............................      261,405       58,259        77,144
  Cost of sales of equipment, parts and supplies...........    1,471,807      334,783       326,984
                                                              ----------     --------      --------
                                                               2,196,377      498,395       507,027
                                                              ----------     --------      --------
          Gross profit.....................................      846,793      293,168       202,327
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES...............      208,694       47,470        46,365
NONRENTAL DEPRECIATION.....................................       23,307        1,600         1,600
                                                              ----------     --------      --------
          Operating income.................................      614,792      244,098       154,362
OTHER INCOME (EXPENSE):
  Interest expense.........................................      (92,293)     (20,654)      (16,891)
  Interest income..........................................       14,925        2,356           348
                                                              ----------     --------      --------
          Total other income (expense), net................      (77,368)     (18,298)      (16,543)
                                                              ----------     --------      --------
          Net income.......................................      537,424      225,800       137,819
PRO FORMA PROVISION FOR INCOME TAXES.......................      214,970       90,320        55,128
                                                              ----------     --------      --------
PRO FORMA NET INCOME.......................................   $  322,454     $135,480      $ 82,691
                                                              ==========     ========      ========

  The accompanying notes to financial statements are an integral part of these statements.

                             RFL ENTERPRISES, INC.

                       STATEMENTS OF STOCKHOLDER'S EQUITY

                  FOR THE YEAR ENDED DECEMBER 31, 1997 AND THE
                    THREE MONTH PERIOD ENDED MARCH 31, 1998

                                                         COMMON STOCK
                                                         NO PAR VALUE
                                                      -------------------
                                                       NUMBER                RETAINED
                                                      OF SHARES   AMOUNT     EARNINGS      TOTAL
                                                      ---------   -------   ----------   ----------
BALANCE, January 1, 1997............................     100      $10,000   $  940,484   $  950,484
  Distribution......................................      --           --     (120,251)    (120,251)
  Net income........................................      --           --      537,424      537,424
                                                         ---      -------   ----------   ----------
BALANCE, December 31, 1997..........................     100       10,000    1,357,657    1,367,657
  Distribution (unaudited)..........................      --           --      (32,610)     (32,610)
  Net income (unaudited)............................      --           --      137,819      137,819
                                                         ---      -------   ----------   ----------
BALANCE, March 31, 1998 (unaudited).................     100      $10,000   $1,462,866   $1,472,866
                                                         ===      =======   ==========   ==========

  The accompanying notes to financial statements are an integral part of these statements.

                             RFL ENTERPRISES, INC.

                            STATEMENTS OF CASH FLOWS

                                                              FOR THE         FOR THE THREE MONTH
                                                             YEAR ENDED     PERIOD ENDED MARCH 31,
                                                            DECEMBER 31,   -------------------------
                                                                1997          1997          1998
                                                            ------------   -----------   -----------
                                                                                  (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income..............................................  $   537,424     $ 225,800     $ 137,819
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation.........................................      284,712        59,859        78,744
     Gain on sale of rental equipment.....................     (471,986)     (177,803)     (150,519)
     Changes in operating assets and liabilities:
       Accounts receivable, net...........................       56,067        97,997        44,940
       Inventories........................................      (29,941)       (3,529)        4,404
       Accounts payable...................................          968       174,349          (429)
       Accrued expenses and other liabilities.............       31,674       (11,446)       (3,101)
                                                            -----------     ---------     ---------
          Net cash provided by operating activities.......      408,918       365,227       111,858
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of rental equipment...........................   (2,077,859)     (616,880)     (110,992)
  Proceeds from sale of rental equipment..................    1,914,038       522,518       473,635
                                                            -----------     ---------     ---------
          Net cash provided by (used in) investing
            activities....................................     (163,821)      (94,362)      362,643
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payment of distributions................................     (120,251)     (120,000)      (32,610)
  Repayments of debt......................................     (133,202)     (101,752)     (101,994)
                                                            -----------     ---------     ---------
          Net cash used in financing activities...........     (253,453)     (221,752)     (134,604)
                                                            -----------     ---------     ---------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS......       (8,356)       49,113       339,897
CASH AND CASH EQUIVALENTS, beginning of period............       58,514        58,514        50,158
                                                            -----------     ---------     ---------
CASH AND CASH EQUIVALENTS, end of period..................  $    50,158     $ 107,627     $ 390,055
                                                            ===========     =========     =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest..................................  $    87,293     $  20,654     $  16,891
                                                            ===========     =========     =========

  The accompanying notes to financial statements are an integral part of these statements.

                             RFL ENTERPRISES, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1997

1. ORGANIZATION AND BASIS OF PRESENTATION

     RFL Enterprises, Inc. (the "Company") was incorporated in 1983 as an Indiana S corporation. The Company rents a broad array of equipment to a customer base that includes principally construction industry participants and industrial companies. The Company also engages in related activities such as selling used equipment, acting as a distributor for certain new equipment and selling related merchandise and parts. The nature of the Company's business is such that short-term obligations are typically met by cash flow generated from long-term assets. Consequently, consistent with industry practice, the accompanying audited and unaudited balance sheets are presented on an unclassified basis.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Cash equivalents

     The Company considers all highly liquid instruments with a maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents at December 31, 1997 and March 31, 1998 (unaudited).

  Inventories

     Inventories consist of equipment, tools, parts, fuel and related supply items and are stated at the lower of average weighted cost or market.

  Rental equipment

     Rental equipment is recorded at cost and depreciated over the estimated useful lives of the equipment using the straight-line method. The range of useful lives estimated by management for rental equipment is five to ten years. Ordinary maintenance and repair costs are charged to operations as incurred.

  Revenue recognition

     Revenue related to the sale of equipment, parts and supplies is recognized at the point of sale. Revenue related to rental equipment is recognized over the contract term.

  Property, plant and equipment

     Property, plant and equipment are recorded at cost and depreciated over their estimated useful lives using the straight-line method. The range of useful lives estimated by management for property and equipment is five to thirty-nine years. Ordinary maintenance and repair costs are charged to operations as incurred.

  Impairment of long-lived assets

     The Company periodically reviews its valuation for long-lived assets used in operations when indicators of impairment are present. If the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount, the Company records impairment as required under generally accepted accounting principles. No such impairment losses were incurred for the periods presented.

  Fair value of financial instruments

     The carrying amounts reported in the accompanying balance sheets for cash and cash equivalents, accounts receivable, accounts payable and accrued expenses and other liabilities approximate fair value as of December 31, 1997 and March 31, 1998 (unaudited).

                             RFL ENTERPRISES, INC.

  Income taxes

     The Company is an S corporation for income tax purposes. Accordingly, income, losses and related temporary differences which arise in the recording of income and expense items for financial reporting and tax reporting purposes are included in the individual tax return of the shareholder. Therefore, no provision or liability for Federal and state income taxes has been included in the accompanying financial statements.

     The pro forma adjustment to reflect income taxes in the accompanying statements of income is for information purposes only. The pro forma provision for income tax has been provided at the estimated rate of 40%.

  Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Concentrations of credit risk

     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash investments and accounts receivable. The Company maintains cash and cash equivalents with high quality financial institutions. Three customers each represent greater than 10% of total accounts receivable. As of December 31, 1997, these accounts represented 40% of total accounts receivable. The Company controls credit risk through credit approvals, credit limits, and monitoring procedures.

  Interim financial information

     In the opinion of management, the unaudited interim financial information as of March 31, 1998 and for the three month periods ended March 31, 1997 and 1998 furnished herein reflects all adjustments consisting of normal recurring accruals that, in the opinion of management, are necessary for a fair presentation of the results for the interim period. The results of operations for the three months ended March 31, 1998 are not necessarily indicative of the results to be expected for the entire year primarily due to seasonal variations.

3. RENTAL EQUIPMENT

     Rental equipment and related accumulated depreciation consist of the following:

                                                              DECEMBER 31,    MARCH 31,
                                                                  1997          1998
                                                              ------------   -----------
                                                                             (UNAUDITED)
Rental equipment............................................   $2,161,788    $1,880,998
Less -- accumulated depreciation............................     (539,384)     (547,862)
                                                               ----------    ----------
          Rental equipment, net.............................   $1,622,404    $1,333,136
                                                               ==========    ==========

                             RFL ENTERPRISES, INC.

4. PROPERTY, PLANT AND EQUIPMENT

     A summary of property, plant and equipment is as follows:

                                                              DECEMBER 31,    MARCH 31,
                                                                  1997          1998
                                                              ------------   -----------
                                                                             (UNAUDITED)
Furniture, fixtures and office equipment....................    $ 20,603      $ 20,603
Building....................................................     140,820       140,820
Land........................................................      80,000        80,000
                                                                --------      --------
                                                                 241,423       241,423
Less -- accumulated depreciation............................     (42,231)      (43,831)
                                                                --------      --------
          Property and equipment, net.......................    $199,192      $197,592
                                                                ========      ========

5. ACCRUED EXPENSES AND OTHER LIABILITIES

     Accrued expenses and other liabilities consists of the following:

                                                              DECEMBER 31,    MARCH 31,
                                                                  1997          1998
                                                              ------------   -----------
                                                                             (UNAUDITED)
Deferred revenues...........................................    $36,000        $36,000
Sales and property tax......................................     12,197         13,183
Other.......................................................      9,844          5,757
                                                                -------        -------
          Accrued expenses and other liabilities............    $58,041        $54,940
                                                                =======        =======

6. DEBT

     Debt consists of the following:

                                                              DECEMBER 31,    MARCH 31,
                                                                  1997          1998
                                                              ------------   -----------
                                                                             (UNAUDITED)
Line of credit, interest at 8.75%, payable on demand........    $550,000      $ 64,000
Term loan, secured by accounts receivable, inventories and
  equipment, interest at 9.9%, payable in semi annual
  installments through December 1999........................     114,000       500,000
Mortgage, secured by building and land, interest at 9.18%,
  payable in monthly installments through June 2009.........     157,871       155,877
Unsecured note payable to stockholder, interest at 10%,
  payable on demand.........................................      23,000        23,000
                                                                --------      --------
          Total debt........................................    $844,871      $742,877
                                                                ========      ========

                             RFL ENTERPRISES, INC.

     Subsequent to December 31, 1997, the Company retired the line of credit, term loan and note payable to stockholder in connection with its purchase by NationsRent, Inc., an unrelated third party. Maturities of the mortgage at December 31, 1997, for the years ended December 31, are as follows:

1998........................................................  $ 12,000
1999........................................................    12,000
2000........................................................    12,000
2001........................................................    12,000
2002........................................................    12,000
Thereafter..................................................    97,871
                                                              --------
          Total.............................................  $157,871
                                                              ========

7. COMMITMENTS AND CONTINGENCIES

     From time to time, the Company may be engaged in routine litigation and disputes incidental to its business. The Company does not believe that the ultimate resolution of any of these matters will have a material adverse effect on the accompanying financial statements.

8. SUBSEQUENT EVENT

     Effective April 15, 1998, substantially all of the Company's operating assets and liabilities were purchased by NationsRent, Inc. in exchange for cash and debt.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To Naples Rent-All & Sales Company, Inc.:

We have audited the accompanying balance sheet of Naples Rent-All & Sales Company, Inc. (a Florida S corporation) as of December 31, 1997, and the related statements of income, stockholder's equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Naples Rent-All & Sales Company, Inc. as of December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Fort Lauderdale, Florida,
  May 1, 1998.

                     NAPLES RENT-ALL & SALES COMPANY, INC.

                                 BALANCE SHEETS

                                                              DECEMBER 31,    MARCH 31,
                                                                  1997          1998
                                                              ------------   -----------
                                                                             (UNAUDITED)
                                         ASSETS
Cash and cash equivalents...................................   $   98,660    $   87,208
Accounts receivable, net of allowances for doubtful accounts of $34,035 and $24,072 (unaudited) as of December 31, 1997
  and March 31, 1998, respectively..........................      408,579       447,831
Inventories.................................................      816,397       957,373
Rental equipment, net.......................................      913,137       866,056
Property and equipment, net.................................      119,647       144,475
Other assets................................................       27,259        55,240
                                                               ----------    ----------
          Total assets......................................   $2,383,679    $2,558,183
                                                               ==========    ==========

                          LIABILITIES AND STOCKHOLDER'S EQUITY
LIABILITIES:
  Accounts payable..........................................   $  428,714    $  564,619
  Accrued expenses and other liabilities....................      148,452       172,948
  Debt......................................................      176,128       171,420
                                                               ----------    ----------
          Total liabilities.................................      753,294       908,987
                                                               ----------    ----------
COMMITMENTS AND CONTINGENCIES (Notes 7 and 9)
STOCKHOLDER'S EQUITY:
  Common stock -- $10 par value, 5,500 shares authorized,
     5,129 shares issued....................................       51,290        51,290
  Additional paid-in capital................................        6,826         6,826
  Retained earnings.........................................    1,901,639     1,920,450
  Treasury stock -- 1,709 shares at cost....................     (329,370)     (329,370)
                                                               ----------    ----------
          Total stockholder's equity........................    1,630,385     1,649,196
                                                               ----------    ----------
          Total liabilities and stockholder's equity........   $2,383,679    $2,558,183
                                                               ==========    ==========

  The accompanying notes to financial statements are an integral part of these balance sheets.

                     NAPLES RENT-ALL & SALES COMPANY, INC.

                              STATEMENTS OF INCOME

                                                              FOR THE         FOR THE THREE MONTH
                                                             YEAR ENDED     PERIOD ENDED MARCH 31,
                                                            DECEMBER 31,   -------------------------
                                                                1997          1997          1998
                                                            ------------   -----------   -----------
                                                                                  (UNAUDITED)
REVENUE:
  Equipment rentals.......................................   $2,262,014    $  509,684    $  512,784
  Sales of equipment, parts and supplies..................    3,747,704       807,151       867,976
  Other...................................................       57,121        19,900        24,782
                                                             ----------    ----------    ----------
                                                              6,066,839     1,336,735     1,405,542
COST OF REVENUE:
  Cost of equipment rentals, excluding depreciation.......    1,706,311       360,942       394,948
  Rental equipment depreciation...........................      440,152        93,437        94,377
  Cost of sales of equipment, parts and supplies..........    2,967,261       627,675       686,811
                                                             ----------    ----------    ----------
                                                              5,113,724     1,082,054     1,176,136
                                                             ----------    ----------    ----------
          Gross profit....................................      953,115       254,681       229,406
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES..............      517,662       109,503       119,820
NONRENTAL DEPRECIATION AND AMORTIZATION...................       44,970         6,981         9,333
                                                             ----------    ----------    ----------
          Operating income................................      390,483       138,197       100,253
OTHER INCOME (EXPENSE):
  Interest expense........................................      (23,535)       (4,976)       (3,976)
  Other income, net.......................................       52,433        14,907        13,054
                                                             ----------    ----------    ----------
          Total other income (expense), net...............       28,898         9,931         9,078
                                                             ----------    ----------    ----------
          Net income......................................      419,381       148,128       109,331
PRO FORMA PROVISION FOR INCOME TAX........................      167,752        59,251        43,732
                                                             ----------    ----------    ----------
PRO FORMA NET INCOME......................................   $  251,629    $   88,877    $   65,599
                                                             ==========    ==========    ==========

  The accompanying notes to financial statements are an integral part of these statements.

                     NAPLES RENT-ALL & SALES COMPANY, INC.

                       STATEMENTS OF STOCKHOLDER'S EQUITY

                                      COMMON STOCK
                                   -------------------   ADDITIONAL
                                    NUMBER                PAID-IN      RETAINED    TREASURY
                                   OF SHARES   AMOUNT     CAPITAL      EARNINGS      STOCK       TOTAL
                                   ---------   -------   ----------   ----------   ---------   ----------
BALANCE, January 1, 1997.........    5,129     $51,290     $6,826     $1,810,258   $(329,370)  $1,539,004
  Stockholder distributions......       --          --         --       (328,000)         --     (328,000)
  Net income.....................       --          --         --        419,381          --      419,381
                                     -----     -------     ------     ----------   ---------   ----------
BALANCE, December 31, 1997.......    5,129      51,290      6,826      1,901,639    (329,370)   1,630,385
  Stockholder distributions
     (unaudited).................       --          --         --        (90,520)         --      (90,520)
  Net income (unaudited).........       --          --         --        109,331          --      109,331
                                     -----     -------     ------     ----------   ---------   ----------
BALANCE, March 31, 1998
  (unaudited)....................    5,129     $51,290     $6,826     $1,920,450   $(329,370)  $1,649,196
                                     =====     =======     ======     ==========   =========   ==========

  The accompanying notes to financial statements are an integral part of these statements.

                     NAPLES RENT-ALL & SALES COMPANY, INC.

                            STATEMENTS OF CASH FLOWS

                                                               FOR THE         FOR THE THREE MONTH
                                                              YEAR ENDED     PERIOD ENDED MARCH 31,
                                                             DECEMBER 31,   -------------------------
                                                                 1997          1997          1998
                                                             ------------   -----------   -----------
                                                                                   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income...............................................   $ 419,381      $148,128      $109,331
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization.........................     485,122       100,418       103,710
     Gain on sale of rental equipment......................    (212,328)      (35,288)      (69,563)
     Gain on sale of property and equipment................      (4,637)           --            --
     Changes in operating assets and liabilities:
       Accounts receivable, net............................     (64,496)      (13,733)      (39,252)
       Inventories.........................................      64,926       (17,837)     (140,976)
       Other assets........................................       1,533       (53,435)      (27,981)
       Accounts payable....................................     (18,273)       29,397       135,905
       Accrued expenses and other liabilities..............      31,964       (12,133)       24,496
                                                              ---------      --------      --------
          Net cash provided by operating activities........     703,192       145,517        95,670
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of rental equipment............................    (560,004)     (112,088)      (85,472)
  Purchases of property and equipment......................     (71,997)       (2,869)      (34,161)
  Proceeds from sale of rental equipment...................     393,040        65,646       107,739
  Proceeds from sale of property and equipment.............      16,320            --            --
                                                              ---------      --------      --------
          Net cash used in investing activities............    (222,641)      (49,311)      (11,894)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Stockholder distributions................................    (328,000)      (72,132)      (90,520)
  Proceeds from debt.......................................      65,000        10,632            --
  Repayments of debt.......................................    (188,261)      (35,000)       (4,708)
                                                              ---------      --------      --------
          Net cash used in financing activities............    (451,261)      (96,500)      (95,228)
                                                              ---------      --------      --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.......      29,290          (294)      (11,452)
CASH AND CASH EQUIVALENTS, beginning of period.............      69,370        69,370        98,660
                                                              ---------      --------      --------
CASH AND CASH EQUIVALENTS, end of period...................   $  98,660      $ 69,076      $ 87,208
                                                              =========      ========      ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest...................................   $  23,535      $  4,976      $  3,976
                                                              =========      ========      ========

  The accompanying notes to financial statements are an integral part of these statements.

                     NAPLES RENT-ALL & SALES COMPANY, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1997

1. ORGANIZATION AND BASIS OF PRESENTATION

     Naples Rent-All & Sales Company, Inc. (the "Company") was incorporated in January 1968 to serve as a rental center for homeowners and contractors equipment, lawn and garden equipment, and golf course and turf maintenance equipment. The Company also engages in related activities such as selling used equipment, acting as a distributor for certain new equipment and selling related merchandise and parts. The nature of the Company's business is such that short-term obligations are typically met by cash flow generated from long-term assets. Consequently, consistent with industry practice, the accompanying audited and unaudited balance sheets are presented on an unclassified basis.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Cash equivalents

     The Company considers all highly liquid instruments with a maturity of three months or less when purchased to be cash equivalents. As of December 31, 1997 and March 31, 1998 (unaudited), the Company had no cash equivalents.

  Inventories

     Inventories consist of equipment, tools, parts, fuel and related supply items. Inventories are stated at the lower of weighted average cost or market.

  Rental equipment

     Rental equipment is recorded at cost and depreciated over a five-year life using accelerated methods. Rental equipment is depreciated to a salvage value of five percent of cost. Rental equipment having a cost of $500 or less is expensed at the time of purchase. Ordinary maintenance and repair costs are charged to operations as incurred.

  Property and equipment

     Property and equipment are recorded at cost and depreciated over an estimated useful life of five years using the straight-line method. Ordinary maintenance and repair costs are charged to operations as incurred. The range of useful lives estimated by management for property and equipment is as follows:

                                                                  YEARS
                                                              -------------
Furniture and fixtures......................................        5
Equipment...................................................        5
Leasehold improvements......................................  Life of lease

  Impairment of long-lived assets

     The Company periodically reviews its valuation for long-lived assets used in operations when indicators of impairment are present. If the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount, the Company records impairment as required under generally accepted accounting principles. No such impairment losses were incurred for the periods presented.

                     NAPLES RENT-ALL & SALES COMPANY, INC.

  Fair value of financial instruments

     The carrying amounts reported in the accompanying balance sheets for cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and other liabilities and debt approximate fair value as of December 31, 1997 and March 31, 1998 (unaudited).

  Revenue recognition

     Revenue related to the sale of equipment, parts and supplies is recognized at the point of sale. Revenue related to rental equipment is recognized over the contract term.

  Income taxes

     The Company is an S corporation for tax purposes. Accordingly, income, losses and related temporary differences which arise in the recording of income and expense items for financial reporting and tax reporting purposes are included in the individual tax return of the stockholder. Therefore, no provision or liability for Federal and state income taxes has been included in the accompanying financial statements.

     The pro forma adjustment to reflect income taxes in the accompanying statements of income is for informational purposes only. The pro forma provision for income tax has been provided at the estimated effective tax rate of 40%.

  Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Concentrations of credit risk

     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash investments and accounts receivable. The Company maintains cash and cash equivalents with high quality financial institutions. Concentrations of credit risk with respect to accounts receivable are limited because a large number of customers make up the Company's customer base. No single customer represents greater than 10% of total accounts receivable. The Company controls credit risk through credit approvals, credit limits, and monitoring procedures.

  Interim financial information

     In the opinion of management, the unaudited interim financial information as of March 31, 1998 and for the three month periods ended March 31, 1997 and 1998 furnished herein reflects all adjustments consisting of normal recurring accruals that, in the opinion of management, are necessary for a fair presentation of the results for the interim period. The results of operations for the three months ended March 31, 1998 are not necessarily indicative of the results to be expected for the entire year primarily due to seasonal variations.

                     NAPLES RENT-ALL & SALES COMPANY, INC.

3. RENTAL EQUIPMENT

     Rental equipment and related accumulated depreciation consist of the following:

                                                              DECEMBER 31,    MARCH 31,
                                                                  1997          1998
                                                              ------------   -----------
                                                                             (UNAUDITED)
Rental equipment............................................  $ 2,033,651    $ 2,051,524
Less -- accumulated depreciation............................   (1,120,514)    (1,185,468)
                                                              -----------    -----------
          Rental equipment, net.............................  $   913,137    $   866,056
                                                              ===========    ===========

4. PROPERTY AND EQUIPMENT

     A summary of property and equipment is as follows:

                                                              DECEMBER 31,    MARCH 31,
                                                                  1997          1998
                                                              ------------   -----------
                                                                             (UNAUDITED)
Furniture and fixtures......................................   $  32,697      $  32,032
Equipment...................................................     278,072        291,313
Leasehold improvements......................................      36,847         38,362
                                                               ---------      ---------
                                                                 347,616        361,707
Less -- accumulated depreciation............................    (227,969)      (217,232)
                                                               ---------      ---------
          Property and equipment, net.......................   $ 119,647      $ 144,475
                                                               =========      =========

5. ACCRUED EXPENSES AND OTHER LIABILITIES

     Accrued expenses and other liabilities consists of the following:

                                                              DECEMBER 31,    MARCH 31,
                                                                  1997          1998
                                                              ------------   -----------
                                                                             (UNAUDITED)
Payroll-related.............................................    $ 55,247      $ 56,988
Accrued dividends payable...................................      45,000        50,429
Accrued property taxes......................................      15,187         4,978
Other.......................................................      33,018        60,553
                                                                --------      --------
          Accrued expenses and other liabilities............    $148,452      $172,948
                                                                ========      ========

                     NAPLES RENT-ALL & SALES COMPANY, INC.

6. DEBT

     Debt consists of the following:

                                                              DECEMBER 31,    MARCH 31,
                                                                  1997          1998
                                                              ------------   -----------
                                                                             (UNAUDITED)
Revolving line of credit, with borrowings up to $350,000,
  secured by substantially all of the Company's receivables, interest at prime plus .25% (8.75% at December 31, 1997
  and March 31, 1998), payable in monthly installments
  through November 1998.....................................    $ 50,000      $ 50,000
Equipment notes, secured by equipment, interest at rates
  averaging approximately 7%, payable in monthly
  installments through December 2000........................     126,128       121,420
                                                                --------      --------
          Total debt........................................    $176,128      $171,420
                                                                ========      ========

     Maturities of the Company's debt at December 31, 1997 for the years ended December 31, are as follows:

1998........................................................  $122,090
1999........................................................    36,168
2000........................................................    17,870
                                                              --------
          Total.............................................  $176,128
                                                              ========

7. COMMITMENTS AND CONTINGENCIES

  Operating Leases

     The Company leases real estate under operating leases. Certain real estate leases require the Company to pay maintenance, insurance, taxes and certain other expenses in addition to the stated rentals. Future minimum lease payments, by year and in the aggregate, for noncancelable operating leases with initial or remaining terms of one year or more are as follows at December 31, 1997:

1998........................................................  $221,710
1999........................................................   203,234
                                                              --------
          Total.............................................  $424,944
                                                              ========

     Rent expense under operating leases for the year ended December 31, 1997 and three month periods ended March 31, 1997 and 1998 was approximately $222,000, $58,000 (unaudited) and $55,000 (unaudited), respectively.

  Consulting Agreement

     The Company has a consulting agreement with a former stockholder in which the Company is required to pay the former stockholder $30,000 per year through November 1, 1999. Consulting fees for the year ended December 31, 1997 under the terms of this agreement were $30,000. Subsequent to year-end, all future amounts owed under this agreement were settled in exchange for approximately $40,000.

  Litigation, Claims and Assessments

     From time to time, the Company may be engaged in routine litigation and disputes incidental to its business. The Company does not believe that the ultimate resolution of any of these matters will have a material adverse effect on the accompanying financial statements.

                     NAPLES RENT-ALL & SALES COMPANY, INC.

8. EMPLOYEE BENEFIT PLAN

     The Company has a contributory 401(k) profit-sharing plan under which substantially all full-time employees are eligible to participate. The plan allows for discretionary employer contributions as determined by the Company. Employees vest in contributions made by the employer over a seven-year period. Employer contributions for the year ended December 31, 1997 and three month periods ended March 31, 1997 and 1998 were approximately $17,000, $0 (unaudited) and $3,000 (unaudited), respectively.

9. SUBSEQUENT EVENT

     Effective April 30, 1998, substantially all of the Company's operating assets and liabilities were purchased by NationsRent, Inc., an unrelated third party, in exchange for cash and debt.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To Raymond Equipment Company, Inc.:

We have audited the accompanying balance sheets of Raymond Equipment Company, Inc. (a Kentucky S corporation) as of June 30, 1996 and 1997, and the related statements of income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Raymond Equipment Company, Inc. as of June 30, 1996 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Fort Lauderdale, Florida,
  May 13, 1998.

                        RAYMOND EQUIPMENT COMPANY, INC.

                                 BALANCE SHEETS

                                                                  JUNE 30,
                                                          -------------------------    MARCH 31,
                                                             1996          1997          1998
                                                          -----------   -----------   -----------
                                                                                      (UNAUDITED)
                                             ASSETS
Cash and cash equivalents...............................  $   749,276   $   224,684   $   427,366
Marketable securities at market value...................    1,227,355       777,860       914,335
Accounts receivable.....................................    3,390,079     3,608,443     2,198,061
Inventories.............................................      644,061       586,321       752,124
Rental equipment, net...................................   28,865,568    32,685,787    33,704,468
Property and equipment, net.............................    2,709,715     2,719,656     2,868,278
Other assets............................................      195,664       399,687       397,243
                                                          -----------   -----------   -----------
          Total assets..................................  $37,781,718   $41,002,438   $41,261,875
                                                          ===========   ===========   ===========
                              LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
  Accounts payable......................................  $   974,322   $   793,087   $   883,350
  Accrued expenses and other liabilities................    1,059,130       539,020       328,848
  Debt..................................................   24,498,329    25,883,180    23,468,571
                                                          -----------   -----------   -----------
          Total liabilities.............................   26,531,781    27,215,287    24,680,769
                                                          -----------   -----------   -----------
COMMITMENTS AND CONTINGENCIES (Notes 9 and 10)
STOCKHOLDERS' EQUITY:
  Common stock, no par value, 500,000 shares authorized,
     207,650, 209,651 and 210,975 (unaudited) shares
     issued and outstanding at June 30, 1996, 1997 and
     March 31, 1998, respectively.......................      439,116       544,168       629,513
  Retained earnings.....................................   10,461,809    12,969,978    15,442,113
          Net unrealized gain on marketable
            securities..................................      349,012       273,005       509,480
                                                          -----------   -----------   -----------
          Total stockholders' equity....................   11,249,937    13,787,151    16,581,106
                                                          -----------   -----------   -----------
          Total liabilities and stockholders' equity....  $37,781,718   $41,002,438   $41,261,875
                                                          ===========   ===========   ===========

  The accompanying notes to financial statements are an integral part of these balance sheets.

                        RAYMOND EQUIPMENT COMPANY, INC.

                              STATEMENTS OF INCOME

                                                                            FOR THE NINE MONTH PERIOD
                                              FOR THE YEAR ENDED JUNE 30,        ENDED MARCH 31,
                                              ---------------------------   -------------------------
                                                  1996           1997          1997          1998
                                              ------------   ------------   -----------   -----------
                                                                                   (UNAUDITED)
REVENUE:
  Equipment rentals.........................  $10,427,708    $11,997,902    $ 8,082,542   $ 9,113,745
  Sales of equipment, parts and supplies....    8,700,165      9,323,810      7,318,745     6,923,388
                                              -----------    -----------    -----------   -----------
                                               19,127,873     21,321,712     15,401,287    16,037,133
COST OF REVENUE:
  Cost of equipment rentals, excluding
     depreciation...........................    3,172,008      3,329,502      2,506,446     2,291,828
  Rental equipment depreciation.............    3,652,589      4,198,076      3,049,772     3,565,429
  Cost of sales of equipment, parts and
     supplies...............................    5,287,538      5,991,061      4,178,088     4,123,883
                                              -----------    -----------    -----------   -----------
                                               12,112,135     13,518,639      9,734,306     9,981,140
                                              -----------    -----------    -----------   -----------
          Gross profit......................    7,015,738      7,803,073      5,666,981     6,055,993
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES..................................    2,361,132      2,837,207      1,865,711     1,952,962
NONRENTAL DEPRECIATION AND AMORTIZATION.....      147,637        182,783        150,571       167,226
                                              -----------    -----------    -----------   -----------
          Operating income..................    4,506,969      4,783,083      3,650,699     3,935,805
OTHER INCOME (EXPENSE):
  Interest expense..........................   (1,670,707)    (1,801,706)    (1,303,290)   (1,429,917)
  Interest income...........................       28,544         23,812         11,619        20,190
  Other, net................................       93,829        121,010        112,418       258,086
                                              -----------    -----------    -----------   -----------
          Total other expense, net..........   (1,548,334)    (1,656,884)    (1,179,253)   (1,151,641)
                                              -----------    -----------    -----------   -----------
          Net income........................    2,958,635      3,126,199      2,471,446     2,784,164
PRO FORMA PROVISION FOR INCOME TAXES........    1,239,454      1,306,480      1,044,578     1,169,665
                                              -----------    -----------    -----------   -----------
PRO FORMA NET INCOME........................  $ 1,719,181    $ 1,819,719    $ 1,426,868   $ 1,614,499
                                              ===========    ===========    ===========   ===========

  The accompanying notes to financial statements are an integral part of these statements.

                        RAYMOND EQUIPMENT COMPANY, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                NET
                                            COMMON STOCK                     UNREALIZED
                                        --------------------                  GAIN ON         TOTAL
                                        NUMBER OF               RETAINED     MARKETABLE   STOCKHOLDERS'
                                         SHARES      AMOUNT     EARNINGS     SECURITIES      EQUITY
                                        ---------   --------   -----------   ----------   -------------
BALANCE, July 1, 1995.................   202,880    $256,651   $ 8,595,607    $174,455     $ 9,026,713
  Issuance of common stock............     4,770     182,465            --          --         182,465
  Distributions to stockholders.......        --          --    (1,092,433)         --      (1,092,433)
  Net income..........................        --          --     2,958,635          --       2,958,635
  Net increase in unrealized gain on
     marketable securities............        --          --            --     174,557         174,557
                                         -------    --------   -----------    --------     -----------
BALANCE, June 30, 1996................   207,650     439,116    10,461,809     349,012      11,249,937
  Issuance of common stock............     2,001     105,052            --          --         105,052
  Distributions to stockholders.......        --          --      (618,030)         --        (618,030)
  Net income..........................        --          --     3,126,199          --       3,126,199
  Net decrease in unrealized gain on
     marketable securities............        --          --            --     (76,007)        (76,007)
                                         -------    --------   -----------    --------     -----------
BALANCE, June 30, 1997................   209,651     544,168    12,969,978     273,005      13,787,151
  Issuance of common stock
     (unaudited)......................     1,324      85,345            --          --          85,345
  Distributions to stockholders
     (unaudited)......................        --          --      (312,029)         --        (312,029)
  Net income (unaudited)..............        --          --     2,784,164          --       2,784,164
  Net increase in unrealized gain on
     marketable securities
     (unaudited)......................        --          --            --     236,475         236,475
                                         -------    --------   -----------    --------     -----------
BALANCE, March 31, 1998 (unaudited)...   210,975    $629,513   $15,442,113    $509,480     $16,581,106
                                         =======    ========   ===========    ========     ===========

  The accompanying notes to financial statements are an integral part of these statements.

                        RAYMOND EQUIPMENT COMPANY, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                   FOR THE NINE MONTH PERIOD
                                                     FOR THE YEAR ENDED JUNE 30,        ENDED MARCH 31,
                                                     ---------------------------   --------------------------
                                                         1996           1997          1997           1998
                                                     ------------   ------------   -----------   ------------
                                                                                          (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.......................................  $  2,958,635   $  3,126,199   $ 2,471,446   $  2,784,164
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Depreciation and amortization..................     3,800,226      4,380,859     3,200,343      3,732,655
    Gain on sale of rental equipment...............    (1,540,076)    (1,385,381)   (1,195,800)      (867,733)
    Realized gain on sale of marketable
      securities...................................       (27,458)       (73,615)      (73,615)       (50,000)
    Charitable contribution marketable
      securities...................................            --        297,103            --             --
    Changes in operating assets and liabilities:
      Accounts receivable..........................       (83,880)      (218,364)    1,900,804      1,410,382
      Inventories..................................      (239,521)        57,740       103,038       (165,803)
      Other assets.................................        (3,724)      (204,023)       29,620          2,444
      Accounts payable.............................       497,168       (181,235)    1,210,542         90,263
      Accrued expenses and other liabilities.......        48,138       (520,110)     (784,978)      (210,172)
                                                     ------------   ------------   -----------   ------------
         Net cash provided by operating
           activities..............................     5,409,508      5,279,173     6,861,400      6,726,200

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of marketable securities...............      (490,000)            --            --             --
  Proceeds from the sale of marketable
    securities.....................................        99,997        150,000       150,000        150,000
  Purchases of rental equipment....................   (10,790,192)   (11,300,675)   (7,291,951)    (7,650,313)
  Purchases of property and equipment..............    (1,223,457)      (217,559)     (138,068)      (363,494)
  Proceeds from sale of rental equipment...........     4,258,338      4,678,959     4,295,084      3,947,732
  Proceeds from sale of property and equipment.....       173,075         13,637        13,637         33,850
                                                     ------------   ------------   -----------   ------------
         Net cash used in investing activities.....    (7,972,239)    (6,675,638)   (2,971,298)    (3,882,225)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of common stock, net of
    issuance costs.................................       182,465        105,052       105,052         85,345
  Proceeds from debt...............................    15,404,343     15,329,825     4,907,186      9,839,377
  Principal payments on debt.......................   (11,416,600)   (13,944,974)   (9,183,049)   (12,253,986)
  Distributions to stockholders....................    (1,092,433)      (618,030)     (246,761)      (312,029)
                                                     ------------   ------------   -----------   ------------
         Net cash provided by (used in) financing
           activities..............................     3,077,775        871,873    (4,417,572)    (2,641,293)
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS......................................       515,044       (524,592)     (527,470)       202,682
CASH AND CASH EQUIVALENTS, beginning of period.....       234,232        749,276       749,276        224,684
                                                     ------------   ------------   -----------   ------------
CASH AND CASH EQUIVALENTS, end of period...........  $    749,276   $    224,684   $   221,806   $    427,366
                                                     ============   ============   ===========   ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest...........................  $  1,653,083   $  1,832,804   $ 1,364,318   $  1,407,413
                                                     ============   ============   ===========   ============

  The accompanying notes to financial statements are an integral part of these statements.

                        RAYMOND EQUIPMENT COMPANY, INC.

                         NOTES TO FINANCIAL STATEMENTS

                        JUNE 30, 1996 AND JUNE 30, 1997

1. ORGANIZATION AND BASIS OF PRESENTATION

     Raymond Equipment Company, Inc. (the "Company") was incorporated in the state of Kentucky in 1955. The Company rents a broad array of equipment to a diverse customer base that includes construction industry participants, industrial companies, homeowners and others. The Company also engages in related activities such as selling used equipment, acting as a distributor for certain new equipment and selling related merchandise parts and supplies. The nature of the Company's business is such that short-term obligations are typically met by cash flow generated from long-term assets. Consequently, consistent with industry practice, the accompanying audited and unaudited balance sheets are presented on an unclassified basis.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Cash equivalents

     The Company considers all highly liquid instruments with a maturity of three months or less when purchased to be cash equivalents. At June 30, 1996 and 1997 and March 31, 1998 (unaudited), the Company had no cash equivalents.

  Marketable securities

     In accordance with the provisions of Statement of Financial Accounting Standards No. 115, unrealized gains and losses on investments available-for-sale (which are stated at quoted fair value) are included as a separate component of stockholders' equity. All of the Company's marketable securities are held as available-for-sale.

  Inventories

     Inventories consist of equipment, tools, parts, fuel and related supply items. Inventories are stated at the lower of weighted average cost or market.

  Rental equipment

     Rental equipment is recorded at cost and depreciated over the estimated useful lives of the equipment using the straight-line method. The range of useful lives estimated by management for rental equipment is two to ten years. Rental equipment is depreciated to a salvage value of zero to ten percent of cost. All rental equipment is capitalized at the time of purchase. Ordinary maintenance and repair costs are charged to operations as incurred.

  Property and equipment

     Property and equipment are recorded at cost and depreciated over their estimated useful lives using the straight-line method. The range of useful lives estimated by management are as follows:

                                                               YEARS
                                                              -------
Buildings and improvements..................................  20 - 25
Automobiles and trucks......................................   3 - 7
Office furniture and fixtures...............................   5 - 10

     Ordinary maintenance and repair costs are charged to operations as incurred.

                        RAYMOND EQUIPMENT COMPANY, INC.

  Impairment of long-lived assets

     The Company periodically reviews its valuation for long-lived assets used in operations when indicators of impairment are present. If the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount, the Company records impairment as required under generally accepted accounting principles. No such impairment losses were incurred for the periods presented.

  Fair value of financial instruments

     The carrying amount reported in the accompanying balance sheets for cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and other liabilities and debt approximates fair value as of June 30, 1996 and 1997 and March 31, 1998 (unaudited).

  Revenue recognition

     Revenue related to the sale of equipment, parts and supplies is recognized at the point of sale. Revenue related to rental equipment is recognized over the contract term.

  Income taxes

     The Company is an S corporation for income tax purposes. Accordingly, income, losses and related temporary differences which arise in the recording of income and expense items for financial reporting and tax reporting purposes are proportionally included in the individual tax returns of the stockholders. Therefore, no provision or liability for Federal and state income taxes has been included in the accompanying financial statements.

     The pro forma adjustment to reflect income taxes in the accompanying statements of income is for informational purposes only. The pro forma provision for income tax has been provided at the estimated effective rate of 40% of taxable net income.

  Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Concentrations of credit risk

     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash investments, marketable securities and accounts receivable. The Company maintains cash and cash equivalents with high quality financial institutions. Concentrations of credit risk with respect to accounts receivable are limited because a large number of diverse customers make up the Company's customer base. No single customer represents greater than 10% of total accounts receivable. The Company controls credit risk through credit approvals, credit limits and monitoring procedures.

  Interim financial information

     In the opinion of management, the unaudited financial information as of March 31, 1998 and for the nine month periods ended March 31, 1997 and 1998 furnished herein reflects all adjustments consisting of normal recurring accruals that are necessary for a fair presentation of the results for the interim periods. The results of operations for the nine months ended March 31, 1998 are not necessarily indicative of the results to be expected for the entire year.

                        RAYMOND EQUIPMENT COMPANY, INC.

3. MARKETABLE SECURITIES

     The cost and estimated market value of marketable securities are as follows:

                                                            JUNE 30,
                                                      ---------------------    MARCH 31,
                                                         1996        1997        1998
                                                      ----------   --------   -----------
                                                                              (UNAUDITED)
Cost................................................  $  878,343   $504,855    $404,855
Unrealized gains....................................     349,012    273,005     509,480
                                                      ----------   --------    --------
Estimated market value..............................  $1,227,355   $777,860    $914,335
                                                      ==========   ========    ========

4. RENTAL EQUIPMENT

     Rental equipment and related accumulated depreciation consist of the following:

                                                         JUNE 30,
                                                 -------------------------    MARCH 31,
                                                    1996          1997           1998
                                                 -----------   -----------   ------------
                                                                             (UNAUDITED)
Rental equipment...............................  $35,794,948   $41,753,287   $ 44,188,277
Less -- accumulated depreciation...............   (6,929,380)   (9,067,500)   (10,483,809)
                                                 -----------   -----------   ------------
          Rental equipment, net................  $28,865,568   $32,685,787   $ 33,704,468
                                                 ===========   ===========   ============

5. PROPERTY AND EQUIPMENT

     Property and equipment and related accumulated depreciation consist of the following:

                                                           JUNE 30,
                                                   ------------------------    MARCH 31,
                                                      1996         1997          1998
                                                   ----------   -----------   -----------
                                                                              (UNAUDITED)
Furniture, fixtures and office equipment.........  $3,615,247   $ 3,740,810   $ 3,994,517
Less -- accumulated depreciation.................    (905,532)   (1,021,154)   (1,126,239)
                                                   ----------   -----------   -----------
          Property and equipment, net............  $2,709,715   $ 2,719,656   $ 2,868,278
                                                   ==========   ===========   ===========

6. ACCRUED EXPENSES AND OTHER LIABILITIES

     Accrued expenses and other liabilities consists of the following:

                                                            JUNE 30,
                                                      ---------------------    MARCH 31,
                                                         1996        1997        1998
                                                      ----------   --------   -----------
                                                                              (UNAUDITED)
Payroll-related.....................................  $  769,254   $279,162    $ 39,308
Accrued interest....................................     129,231     64,308      86,812
Accrued property taxes..............................     123,830    161,723     200,066
Other...............................................      36,815     33,827       2,662
                                                      ----------   --------    --------
Accrued expenses and other liabilities..............  $1,059,130   $539,020    $328,848
                                                      ==========   ========    ========

                        RAYMOND EQUIPMENT COMPANY, INC.

7. DEBT

     Debt consists of the following:

                                                          JUNE 30,
                                                  -------------------------    MARCH 31,
                                                     1996          1997          1998
                                                  -----------   -----------   -----------
                                                                              (UNAUDITED)
Equipment notes, secured by equipment, interest
  at an average of approximately 8.00% payable
  in various monthly installments through March
  2002..........................................  $18,977,807   $21,303,549   $19,614,353
Two installment notes with a local bank, secured
  by property, interest at 8.00% and 9.00%,
  payable in various monthly installments
  through December 1998 and June 2006,
  respectively..................................    5,520,522     4,579,631     3,854,218
                                                  -----------   -----------   -----------
                                                  $24,498,329   $25,883,180   $23,468,571
                                                  ===========   ===========   ===========

     Maturities of the Company's debt at June 30, 1997 for the year ended June 30, are as follows:

1998........................................................  $10,670,581
1999........................................................    6,404,076
2000........................................................    6,489,429
2001........................................................    1,743,065
2002........................................................       95,915
Thereafter..................................................      480,114
                                                              -----------
          Total.............................................  $25,883,180
                                                              ===========

8. PROFIT SHARING PLAN

     The Company has a profit sharing plan the ("Plan") that covers substantially all employees. The Plan allows for discretionary employer contributions as determined by the Company's Board of Directors. Employer contributions for the years ended June 30, 1996 and 1997 and the nine months ended March 31, 1997 and 1998 were $150,000, $150,000, $150,000 (unaudited) and
$112,000 (unaudited), respectively.

9. COMMITMENTS AND CONTINGENCIES

     From time to time, the Company may be engaged in routine litigation and disputes incidental to its business. The Company does not believe that the ultimate resolution of any of these matters will have a material adverse effect on the accompanying financial statements.

10. SUBSEQUENT EVENT

     Effective May 7, 1998, the Company entered into a definitive agreement for the sale of all of the outstanding stock of the Company to NationsRent, Inc., an unrelated third party, in exchange for cash and debt.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To General Rental, Inc.:

We have audited the accompanying division balance sheet for the Florida Panhandle and Southeast Texas Divisions of General Rental, Inc. (a Delaware corporation) as of December 31, 1997, and the related statements of division operations, division equity and division cash flows for the year then ended. These division financial statements are the responsibility of the Divisions' management. Our responsibility is to express an opinion on these division financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the division financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the division financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall division financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the division financial statements referred to above present fairly, in all material respects, the financial position of the Florida Panhandle and Southeast Texas Divisions of General Rental, Inc. as of December 31, 1997, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Fort Lauderdale, Florida,
  May 29, 1998 (except with respect
  to the matter referred to in Note 11 as
  to which the date is July 10, 1998).

              THE FLORIDA PANHANDLE AND SOUTHEAST TEXAS DIVISIONS

                            OF GENERAL RENTAL, INC.

                            DIVISION BALANCE SHEETS

                                                              DECEMBER 31,    MARCH 31,
                                                                  1997          1998
                                                              ------------   -----------
                                                                             (UNAUDITED)
                                         ASSETS
Cash........................................................  $     7,550    $     6,244
Accounts receivable, net of allowance for doubtful accounts
  of $214,626 and $185,355 (unaudited) for December 31, 1997
  and March 31, 1998, respectively..........................    1,912,175      1,655,344
Inventories.................................................      381,576        246,871
Rental equipment, net.......................................   11,970,725     11,610,015
Property and equipment, net.................................      392,292        373,888
Goodwill, net...............................................    2,067,955      2,050,136
Non-compete agreements, net.................................    1,390,000      1,311,000
Prepaid expenses and other assets...........................       19,402         18,744
                                                              -----------    -----------
          Total assets......................................  $18,141,675    $17,272,242
                                                              ===========    ===========

                            LIABILITIES AND DIVISION EQUITY
LIABILITIES:
  Accounts payable..........................................  $ 1,462,325    $ 1,315,244
  Accrued expenses and other liabilities....................    1,837,982      1,893,161
  Revolver debt.............................................    4,125,533      4,125,533
  Notes payable.............................................    8,648,739      8,212,220
                                                              -----------    -----------
          Total liabilities.................................   16,074,579     15,546,158
                                                              -----------    -----------
COMMITMENTS AND CONTINGENCIES (Notes 8, 9 and 11)
DIVISION EQUITY.............................................    2,067,096      1,726,084
                                                              -----------    -----------
          Total liabilities and division equity.............  $18,141,675    $17,272,242
                                                              ===========    ===========

The accompanying notes to division financial statements are an integral part of these division balance sheets.

              THE FLORIDA PANHANDLE AND SOUTHEAST TEXAS DIVISIONS

                            OF GENERAL RENTAL, INC.

                       STATEMENTS OF DIVISION OPERATIONS

                                                                                FOR THE THREE MONTH
                                                           FOR THE YEAR       PERIOD ENDED MARCH 31,
                                                               ENDED         -------------------------
                                                         DECEMBER 31, 1997      1997          1998
                                                         -----------------   -----------   -----------
                                                                                    (UNAUDITED)
REVENUE:
  Equipment rentals....................................     $7,238,033        $646,230     $2,209,487
  Sales of equipment, parts and supplies...............      1,875,624         234,000        311,184
                                                            ----------        --------     ----------
          Total revenue................................      9,113,657         880,230      2,520,671
COST OF REVENUE:
  Cost of equipment rentals, excluding depreciation....      4,017,826         386,493      1,377,633
  Rental equipment depreciation........................        941,665         117,406        291,246
  Cost of sales of equipment, parts and supplies.......      1,203,840         156,721        204,305
                                                            ----------        --------     ----------
          Total cost of revenue........................      6,163,331         660,620      1,873,184
                                                            ----------        --------     ----------
          Gross profit.................................      2,950,326         219,610        647,487
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES...........      1,494,933         119,442        298,139
NONRENTAL DEPRECIATION AND AMORTIZATION................        407,605          27,279        115,420
                                                            ----------        --------     ----------
          Operating income.............................      1,047,788          72,889        233,928
INTEREST EXPENSE.......................................        703,775          41,660        294,860
                                                            ----------        --------     ----------
          Income (loss) before provision for income
            taxes......................................        344,013          31,229        (60,932)
PROVISION FOR INCOME TAXES.............................        137,605          12,492             --
                                                            ----------        --------     ----------
NET INCOME (LOSS)......................................     $  206,408        $ 18,737     $  (60,932)
                                                            ==========        ========     ==========

The accompanying notes to division financial statements are an integral part of these division statements.

              THE FLORIDA PANHANDLE AND SOUTHEAST TEXAS DIVISIONS

                            OF GENERAL RENTAL, INC.

                         STATEMENTS OF DIVISION EQUITY

                  FOR THE YEAR ENDED DECEMBER 31, 1997 AND THE

              THREE MONTH PERIOD ENDED MARCH 31, 1998 (UNAUDITED)

BALANCE, December 31, 1996..................................  $1,326,099
  Net income................................................     206,408
  Net transfers from corporate..............................     534,589
                                                              ----------
BALANCE, December 31, 1997..................................   2,067,096
  Net loss (unaudited)......................................     (60,932)
  Net distributions to corporate (unaudited)................    (280,080)
                                                              ----------
BALANCE, March 31, 1998 (unaudited).........................  $1,726,084
                                                              ==========

The accompanying notes to division financial statements are an integral part of these division statements.

              THE FLORIDA PANHANDLE AND SOUTHEAST TEXAS DIVISIONS

                            OF GENERAL RENTAL, INC.

                       STATEMENTS OF DIVISION CASH FLOWS

                                                                             FOR THE THREE MONTH
                                                       FOR THE YEAR         PERIOD ENDED MARCH 31,
                                                           ENDED          --------------------------
                                                     DECEMBER 31, 1997       1997           1998
                                                     -----------------    -----------    -----------
                                                                                 (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)................................     $   206,408        $  18,737      $ (60,932)
  Adjustments to reconcile net income to net cash
     provided by operating activities --
     Depreciation and amortization.................       1,349,270          144,685        406,666
     (Gain) loss on sale of rental equipment.......        (221,170)          17,050         (8,868)
     Changes in operating assets and liabilities:
       Accounts receivable.........................        (705,914)        (183,219)       256,831
       Inventories.................................         (91,421)          43,516        134,705
       Prepaid expenses and other assets...........         (19,402)         (27,761)           658
       Accounts payable............................         368,097           91,252       (147,081)
       Accrued expenses and other liabilities......         243,240           43,465         55,179
                                                        -----------        ---------      ---------
          Total adjustments........................         922,700          128,988        698,090
                                                        -----------        ---------      ---------
          Net cash provided by operating
            activities.............................       1,129,108          147,725        637,158
CASH FLOWS FROM INVESTING ACTIVITIES:
  Cash used in acquisitions........................      (4,125,533)              --             --
  Purchases of rental equipment....................      (4,191,992)        (855,787)        (2,141)
  Purchases of property and equipment..............        (167,407)         (19,577)        (3,357)
  Proceeds from sale of rental equipment...........         695,353           35,473         83,633
                                                        -----------        ---------      ---------
     Net cash provided by (used in) investing
       activities..................................      (7,789,579)        (839,891)        78,135
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from revolver debt......................       4,125,533               --             --
  Proceeds from notes payable......................       3,735,697          519,938             --
  Repayments of notes payable......................      (1,729,748)        (109,249)      (436,519)
  Net transfers from (distributions to)
     corporate.....................................         534,589          281,477       (280,080)
                                                        -----------        ---------      ---------
          Net cash provided by (used in) financing
            activities.............................       6,666,071          692,166       (716,599)
NET INCREASE (DECREASE) IN CASH....................           5,600               --         (1,306)
CASH, beginning of period..........................           1,950            1,950          7,550
CASH, end of period................................     $     7,550        $   1,950      $   6,244
                                                        ===========        =========      =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
     Cash paid for interest........................     $   703,775        $  41,660      $ 294,860
                                                        ===========        =========      =========

The accompanying notes to division financial statements are an integral part of these division statements.

              THE FLORIDA PANHANDLE AND SOUTHEAST TEXAS DIVISIONS

                            OF GENERAL RENTAL, INC.

                     NOTES TO DIVISION FINANCIAL STATEMENTS

                               DECEMBER 31, 1997

1. ORGANIZATION

     General Rental, Inc. ("General"), a Delaware corporation, was incorporated in 1996. General operates through various geographical divisions including the Florida Panhandle and Southeast Texas Divisions (the "Divisions"). The Divisions consist of six stores in the Florida Panhandle and seven stores in Texas. The principal business of the Divisions is rental of a broad array of equipment to a diverse customer base that includes construction industry participants, industrial companies and others in Florida and Texas. The Divisions also engage in related activities such as selling used equipment, acting as a distributor for certain new equipment and selling related merchandise and parts. The nature of the Divisions' business is such that short-term obligations are typically met by cash flow generated from long-term assets. Consequently, consistent with industry practice, the accompanying audited and unaudited division balance sheets are presented on an unclassified basis.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     The accompanying division financial statements include only the Florida Panhandle and Southeast Texas Divisions of General. These division financial statements were carved out of the financial statements of General on a specific identification basis or by using the following allocations, as required.

  Allocations

     The accompanying division balance sheets and statements of division operations include allocations of certain liabilities and expenses where specific identification is not practicable. Management of the Divisions believes that the following allocation methods used are reasonable:

FINANCIAL STATEMENT CAPTION                        ALLOCATION METHOD
---------------------------                        -----------------
- Accounts payable             - Portion based on the percentage of revenues related to
                                 the Divisions
- Accrued expenses and         - Portion based on the percentage of revenues or debt
  other liabilities              related to the Divisions
- Revolver debt                - Based on the cash required for acquisitions (see Note 3)
- Notes payable                - Based on the percentage of rental equipment financed
                                 related to the Divisions
- Selling, general and         - Portion based on the percentage of revenues related to
  administrative expenses        the Divisions
- Interest expense             - Based on the average debt balance allocated to the
                                 Divisions using an average interest rate of 9.5%
- Provision for income         - Provided at an assumed income tax rate of 40%, no
  taxes                          benefit is recorded for losses

  Inventories

     Inventories consist of equipment and parts. New equipment and parts inventories are stated at the lower of average cost or market.

              THE FLORIDA PANHANDLE AND SOUTHEAST TEXAS DIVISIONS

                            OF GENERAL RENTAL, INC.

             NOTES TO DIVISION FINANCIAL STATEMENTS -- (CONTINUED)

  Rental equipment

     Rental equipment is recorded at cost and depreciated over the estimated useful lives of the equipment on a straight-line basis. The range of useful lives estimated by management for rental equipment is three to ten years. Rental equipment is depreciated to a salvage value of 20% of cost. Ordinary maintenance and repair costs are charged to operations as incurred.

  Revenue recognition

     Revenue related to the sale of equipment, parts and supplies is recognized at the point of sale. Revenue related to rental equipment is recognized over the contract term. Earned but not billed revenue included in accounts receivable was $221,206 at December 31, 1997 and $229,420 (unaudited) at March 31, 1998, respectively.

  Property and equipment

     Property and equipment are recorded at cost and depreciated over their estimated useful lives using a straight-line basis. The range of useful lives estimated by management for property and equipment is three to ten years. Ordinary maintenance and repair costs are charged to operations as incurred.

  Long-lived assets

     Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of " requires that long-lived assets, including certain identifiable intangibles and the goodwill related to those assets, be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset in question may not be recoverable. Management has reviewed the long-lived assets of the Divisions and has determined that there are no events requiring impairment loss recognition.

  Fair value of financial instruments

     The carrying amounts for accounts receivable, accounts payable and accrued expenses and other liabilities as of December 31, 1997 is not significantly different than fair value due to the short-term nature of these accounts. The fair value of revolver debt and notes payable is determined using current applicable interest rates for similar instruments as of December 31, 1997 and is not significantly different than the carrying value of such debt.

  Division equity

     Division equity represents the difference between division assets and division liabilities. Changes in division equity result from operating results of the Divisions and any net transfers from or net distributions to corporate. These transfers and distributions to and from corporate consist mainly of funding for operating losses, funding of purchases of rental equipment and fixed assets, funding of debt service costs and distributions of excess cash.

  Concentrations of credit risk

     Financial instruments that potentially subject the Divisions to significant concentrations of credit risk consist principally of accounts receivable. Concentrations of credit risk with respect to accounts receivable are limited because a large number of geographically diverse customers make up the Divisions' customer base. No

              THE FLORIDA PANHANDLE AND SOUTHEAST TEXAS DIVISIONS

                            OF GENERAL RENTAL, INC.

             NOTES TO DIVISION FINANCIAL STATEMENTS -- (CONTINUED)

single customer represents greater than 10% of total accounts receivable. The Divisions control credit risk through credit approvals, credit limits, and monitoring, generally without requiring collateral.

  Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the division financial statements and accompanying notes. Actual results could differ from those estimates.

  Interim financial information

     In the opinion of management, the unaudited interim financial information as of March 31, 1998 and for the three month periods ended March 31, 1997 and 1998 furnished herein reflects all adjustments consisting of normal recurring accruals that, in the opinion of management, are necessary for a fair presentation of the results for the interim period. The results of operations for the three months ended March 31, 1998 are not necessarily indicative of the results to be expected for the entire year.

3. ACQUISITIONS

     During 1997, General purchased the assets and assumed certain liabilities of stores (the "Acquired Stores") which are included in the division financial statements beginning on their dates of acquisition. The acquisitions of the Acquired Stores were accounted for under the purchase method. As a result, the Divisions recorded approximately $1.0 million of goodwill and $1.4 million of non-compete agreement costs. The assets and liabilities of the Acquired Stores at their dates of acquisition are as follows:

Accounts receivable, net of allowance for doubtful accounts
  of $27,361................................................  $   932,877
Inventories.................................................       45,000
Prepaid expenses and other assets...........................      100,000
Rental equipment............................................    6,780,603
Property and equipment......................................       51,760
Goodwill....................................................      977,833
Non-compete agreements......................................    1,430,000
Accounts payable............................................     (348,726)
Accrued expenses and other liabilities......................   (1,386,018)
Notes payable...............................................   (4,457,796)
                                                              -----------
          Cash paid for acquisitions........................  $ 4,125,533
                                                              ===========

4. RENTAL EQUIPMENT

     Rental equipment and related accumulated depreciation consist of the following:

                                                            DECEMBER 31,     MARCH 31,
                                                                1997           1998
                                                            ------------    -----------
                                                                            (UNAUDITED)
Rental equipment..........................................  $12,959,442     $12,862,897
Less -- accumulated depreciation..........................     (988,717)     (1,252,882)
                                                            -----------     -----------
          Rental equipment, net...........................  $11,970,725     $11,610,015
                                                            ===========     ===========

              THE FLORIDA PANHANDLE AND SOUTHEAST TEXAS DIVISIONS

                            OF GENERAL RENTAL, INC.

             NOTES TO DIVISION FINANCIAL STATEMENTS -- (CONTINUED)

5. PROPERTY AND EQUIPMENT

     Property and equipment and related accumulated depreciation consist of the following:

                                                              DECEMBER 31,     MARCH 31,
                                                                  1997           1998
                                                              ------------    -----------
                                                                              (UNAUDITED)
Property and equipment......................................   $ 507,909       $ 511,266
Less -- accumulated depreciation............................    (115,617)       (137,378)
                                                               ---------       ---------
          Property and equipment, net.......................   $ 392,292       $ 373,888
                                                               =========       =========

6. INTANGIBLE ASSETS

     Goodwill and related accumulated amortization consist of the following:

                                                             DECEMBER 31,     MARCH 31,
                                                                 1997           1998
                                                             ------------    -----------
                                                                             (UNAUDITED)
Goodwill...................................................   $2,138,270     $2,138,270
Less -- accumulated amortization...........................      (70,315)       (88,134)
                                                              ----------     ----------
          Goodwill, net....................................   $2,067,955     $2,050,136
                                                              ==========     ==========

     Goodwill amortization expense was $47,930 for the year ended December 31, 1997 and $9,693 (unaudited) and $17,819 (unaudited) for the three months ended March 31, 1997 and 1998, respectively.

     Non-compete agreements and related accumulated amortization consist of the following:

                                                             DECEMBER 31,     MARCH 31,
                                                                 1997           1998
                                                             ------------    -----------
                                                                             (UNAUDITED)
Non-compete agreements.....................................   $1,580,000     $1,580,000
Less -- accumulated amortization...........................     (190,000)      (269,000)
                                                              ----------     ----------
          Non-compete agreements, net......................   $1,390,000     $1,311,000
                                                              ==========     ==========

     Non-compete agreements amortization expense was $187,500 for the year ended December 31, 1997 and $7,500 (unaudited) and $79,000 (unaudited) for the three months ended March 31, 1997 and 1998, respectively.

     Goodwill and non-compete agreements are amortized over their estimated useful lives of 30 years and 5 years, respectively.

              THE FLORIDA PANHANDLE AND SOUTHEAST TEXAS DIVISIONS

                            OF GENERAL RENTAL, INC.

             NOTES TO DIVISION FINANCIAL STATEMENTS -- (CONTINUED)

7. ACCRUED EXPENSES AND OTHER LIABILITIES

     Accrued expenses and other liabilities consist of the following:

                                                             DECEMBER 31,     MARCH 31,
                                                                 1997           1998
                                                             ------------    -----------
                                                                             (UNAUDITED)
Payroll-related accrued expenses...........................   $  181,893     $  187,354
Non-payroll tax-related accrued expenses...................      144,484        148,822
Non-compete agreement liabilities..........................    1,353,412      1,394,043
Other......................................................      158,193        162,942
                                                              ----------     ----------
          Accrued expenses and other liabilities...........   $1,837,982     $1,893,161
                                                              ==========     ==========

8. REVOLVER DEBT AND NOTES PAYABLE

     The revolver debt and notes payable have been allocated from General as discussed in Note 2. All assets of the Divisions are pledged as collateral for General's debt. As a result of cash flow difficulties at General, all such debt is currently in default and is due on demand. The interest rate on such debt was at a variable rate for the revolver debt and a fixed rate for the notes payable, and approximated 9.5% for all periods presented in the accompanying division financial statements.

9. COMMITMENTS AND CONTINGENCIES

  Operating Leases

     The Divisions lease rental equipment, real estate, vehicles and certain office equipment under noncancelable operating leases. These leases expire at various dates through January 31, 2011. Certain real estate leases require the Divisions to pay maintenance, insurance, taxes and certain other expenses in addition to the stated rentals. Future minimum lease payments, by year and in the aggregate, for noncancelable operating leases with initial or remaining terms of one year or more are as follows at December 31, 1997:

1998........................................................  $  764,393
1999........................................................     732,495
2000........................................................     782,424
2001........................................................     449,930
2002........................................................     157,550
Thereafter..................................................     339,099
                                                              ----------
                                                              $3,225,891
                                                              ==========

     Rent expense under noncancelable operating leases was $567,163 for the year ended December 31, 1997 and $74,020 (unaudited) and $141,791 (unaudited) for the three months ended March 31, 1997 and 1998.

10. EMPLOYEE BENEFIT PLAN

     The Divisions participate in a 401(k) plan (the "Plan") which covers certain full-time employees over 21 years old who have worked a minimum of one year for the Divisions. The Plan is funded by employee deferrals of income and matching contributions by the Divisions of $.50 per $1.00 up to a matching contribution of 3% of a participant's compensation. The Divisions' matching contributions totaled $8,000 for the year ended December 31, 1997, and $1,000 (unaudited) and $2,000 (unaudited) for the three months ended March 31, 1997 and 1998, respectively.

              THE FLORIDA PANHANDLE AND SOUTHEAST TEXAS DIVISIONS

                            OF GENERAL RENTAL, INC.

             NOTES TO DIVISION FINANCIAL STATEMENTS -- (CONTINUED)

11. SUBSEQUENT EVENT

     In May 1998, General entered into a definitive agreement to sell the assets of the Divisions to NationsRent, Inc., an unrelated third party, in exchange for cash and the assumption of certain accrued liabilities. General's management intends to utilize the proceeds of the sale to reduce its debt obligations. Such transaction was completed on July 10, 1998.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To Associated Rental Equipment Management Company, Inc.:

     We have audited the accompanying balance sheets of Associated Rental Equipment Management Company, Inc. (a Texas Corporation) as of December 31, 1996 and 1997, and the related statements of income, stockholder's equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Associated Rental Equipment Management Company, Inc. as of December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Fort Lauderdale, Florida,
  June 11, 1998.

              ASSOCIATED RENTAL EQUIPMENT MANAGEMENT COMPANY, INC.

                                 BALANCE SHEETS

                                                               DECEMBER 31,
                                                         -------------------------    MARCH 31,
                                                            1996          1997          1998
                                                         -----------   -----------   -----------
                                                                                     (UNAUDITED)
                            ASSETS
Cash and cash equivalents..............................  $   337,694   $   828,345   $ 1,050,550
Accounts receivable, net of allowances for doubtful
  accounts of $553,000, $461,000 and $400,000
  (unaudited) for 1996, 1997 and 1998, respectively....    2,904,093     4,436,887     4,813,464
Due from stockholder...................................      315,000        75,000        75,000
Marketable securities..................................    2,235,030     2,612,642     2,861,312
Inventories............................................    1,111,530     1,914,717       749,384
Prepaid expenses and other assets......................      251,809       573,934       462,032
Rental equipment, net..................................   35,287,240    59,982,594    66,134,633
Property and equipment, net............................    2,561,625     4,975,581     5,391,791
                                                         -----------   -----------   -----------
          Total assets.................................  $45,004,021   $75,399,700   $81,538,166
                                                         ===========   ===========   ===========
              LIABILITIES AND STOCKHOLDER'S EQUITY
LIABILITIES:
  Accounts payable.....................................  $ 1,156,178   $ 2,027,383   $ 1,273,626
  Accrued expenses and other liabilities...............    2,362,396     2,915,667     2,275,330
  Debt.................................................   36,017,937    61,598,630    67,781,414
                                                         -----------   -----------   -----------
     Total liabilities.................................   39,536,511    66,541,680    71,330,370
                                                         -----------   -----------   -----------
COMMITMENTS AND CONTINGENCIES
  (Notes 7, 8 and 11)
STOCKHOLDER'S EQUITY:
  Common stock -- no par value; 1,000 shares
     authorized, issued and outstanding................        1,000         1,000         1,000
  Paid-in capital......................................       25,134        25,134        25,134
  Unrealized gains on marketable securities............       27,934        96,677       320,748
  Retained earnings....................................    5,413,442     8,735,209     9,860,914
                                                         -----------   -----------   -----------
          Total stockholder's equity...................    5,467,510     8,858,020    10,207,796
                                                         -----------   -----------   -----------
          Total liabilities and stockholder's equity...  $45,004,021   $75,399,700   $81,538,166
                                                         ===========   ===========   ===========

  The accompanying notes to financial statements are an integral part of these statements.

              ASSOCIATED RENTAL EQUIPMENT MANAGEMENT COMPANY, INC.

                              STATEMENTS OF INCOME

                                                                          FOR THE THREE-MONTH PERIOD
                                    FOR THE YEAR ENDED DECEMBER 31,             ENDED MARCH 31,
                                ---------------------------------------   ---------------------------
                                   1995          1996          1997           1997           1998
                                -----------   -----------   -----------   ------------   ------------
                                                                          (UNAUDITED)    (UNAUDITED)
REVENUE:
  Equipment rentals...........  $20,726,189   $18,930,099   $24,261,338   $ 4,288,418    $ 7,153,512
  Sales of equipment..........    4,167,919     4,827,389    16,527,647     5,904,630      4,290,175
                                -----------   -----------   -----------   -----------    -----------
                                 24,894,108    23,757,488    40,788,985    10,193,048     11,443,687
                                -----------   -----------   -----------   -----------    -----------
COST OF REVENUE:
  Cost of equipment rentals,
     excluding depreciation...    2,390,006     2,341,976     4,972,991       592,083      1,281,994
  Rental equipment
     depreciation.............    5,867,435     6,369,939     8,625,665     1,626,480      2,643,037
  Cost of sales of
     equipment................    3,041,939     4,233,657    13,463,673     4,754,430      3,665,302
                                -----------   -----------   -----------   -----------    -----------
                                 11,299,380    12,945,572    27,062,329     6,972,993      7,590,333
                                -----------   -----------   -----------   -----------    -----------
          Gross profit........   13,594,728    10,811,916    13,726,656     3,220,055      3,853,354
SELLING, GENERAL AND
  ADMINISTRATIVE EXPENSES.....    8,114,872     6,751,686     6,144,202       951,277      1,473,824
NON-RENTAL DEPRECIATION AND
  AMORTIZATION................      300,697       385,806       466,240        96,942        123,302
                                -----------   -----------   -----------   -----------    -----------
          Operating income....    5,179,159     3,674,424     7,116,214     2,171,836      2,256,228
                                -----------   -----------   -----------   -----------    -----------
OTHER (EXPENSE) INCOME:
  Investment earnings.........       62,767       227,717       344,301         5,131         36,566
  Interest expense............   (2,290,370)   (2,803,824)   (3,748,335)     (734,705)    (1,225,593)
  Other, net..................      (66,316)      (14,093)       13,358         7,310         58,504
                                -----------   -----------   -----------   -----------    -----------
          Other (expense)
            income, net.......   (2,293,919)   (2,590,200)   (3,390,676)     (722,264)    (1,130,523)
                                -----------   -----------   -----------   -----------    -----------
          Income before
            benefit for income
            taxes.............    2,885,240     1,084,224     3,725,538     1,449,572      1,125,705
BENEFIT FOR INCOME TAXES......     (836,000)           --            --            --             --
                                -----------   -----------   -----------   -----------    -----------
NET INCOME....................    3,721,240     1,084,224     3,725,538     1,449,572      1,125,705
PRO FORMA PROVISION FOR INCOME
  TAXES.......................    1,990,096       433,690     1,490,215       579,829        450,282
                                -----------   -----------   -----------   -----------    -----------
PRO FORMA NET INCOME..........  $ 1,731,144   $   650,534   $ 2,235,323   $   869,743    $   675,423
                                ===========   ===========   ===========   ===========    ===========

  The accompanying notes to financial statements are an integral part of these statements.

              ASSOCIATED RENTAL EQUIPMENT MANAGEMENT COMPANY, INC.

                       STATEMENTS OF STOCKHOLDER'S EQUITY

                                                          COMMON STOCK
                                                          NO PAR VALUE
                                                       ------------------             UNREALIZED
                                                        NUMBER              PAID-IN    GAINS ON     RETAINED
                                                       OF SHARES   AMOUNT   CAPITAL   SECURITIES    EARNINGS       TOTAL
                                                       ---------   ------   -------   ----------   ----------   -----------
BALANCE, January 1, 1995.............................    1,000     $1,000   $25,134    $     --    $1,144,683   $ 1,170,817
  Net income.........................................       --        --         --          --     3,721,240     3,721,240
                                                         -----     ------   -------    --------    ----------   -----------
BALANCE, December 31, 1995...........................    1,000     1,000     25,134          --     4,865,923     4,892,057
  Unrealized gains on marketable securities..........       --        --         --      27,934            --        27,934
  Dividends to stockholder...........................       --        --         --          --      (536,705)     (536,705)
  Net income.........................................       --        --         --          --     1,084,224     1,084,224
                                                         -----     ------   -------    --------    ----------   -----------
BALANCE, December 31, 1996...........................    1,000     1,000     25,134      27,934     5,413,442     5,467,510
  Unrealized gains on marketable securities..........       --        --         --      68,743            --        68,743
  Dividends to stockholder...........................       --        --         --          --      (403,771)     (403,771)
  Net income.........................................       --        --         --          --     3,725,538     3,725,538
                                                         -----     ------   -------    --------    ----------   -----------
BALANCE, December 31, 1997...........................    1,000     1,000     25,134      96,677     8,735,209     8,858,020
  Unrealized gains on marketable securities
    (unaudited)......................................       --        --         --     224,071            --       224,071
  Net income (unaudited).............................       --        --         --          --     1,125,705     1,125,705
                                                         -----     ------   -------    --------    ----------   -----------
BALANCE, March 31, 1998 (unaudited)..................    1,000     $1,000   $25,134    $320,748    $9,860,914   $10,207,796
                                                         =====     ======   =======    ========    ==========   ===========

  The accompanying notes to financial statements are an integral part of these statements.

              ASSOCIATED RENTAL EQUIPMENT MANAGEMENT COMPANY, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                                    FOR THE THREE-MONTH
                                                                                                          PERIOD
                                                        FOR THE YEAR ENDED DECEMBER 31,               ENDED MARCH 31,
                                                   ------------------------------------------   ---------------------------
                                                       1995           1996           1997           1997           1998
                                                   ------------   ------------   ------------   ------------   ------------
                                                                                                (UNAUDITED)    (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.....................................  $  3,721,240   $  1,084,224   $  3,725,538   $  1,449,572   $  1,125,705
  Adjustments to reconcile net income to net cash
    provided by operating activities --
    Depreciation and amortization................     6,168,132      6,755,745      9,091,905      1,723,422      2,766,339
    Gain on sale of rental equipment.............    (1,125,980)      (593,732)    (3,063,974)    (1,150,020)      (624,873)
    Changes in operating assets and liabilities:
      Accounts receivable........................      (259,253)       182,134     (1,532,794)      (947,876)      (376,577)
      Prepaid expenses and other assets..........      (117,912)       (45,002)      (322,125)      (707,848)       111,902
      Accounts payable...........................      (679,218)       351,343        871,205        327,808        241,441
      Accrued expenses and other liabilities.....       199,573        (73,953)       553,271       (454,545)    (1,635,535)
                                                   ------------   ------------   ------------   ------------   ------------
        Net cash provided by operating
          activities.............................     7,906,582      7,660,759      9,323,026        240,513      1,608,402
                                                   ------------   ------------   ------------   ------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment............      (641,045)    (1,548,066)    (2,880,196)      (786,076)      (539,512)
  Proceeds from sale of rental equipment.........     4,167,919      4,827,389     16,527,647      5,904,630      4,290,175
  Marketable securities..........................        16,954     (2,207,096)      (308,869)        90,687        (24,599)
                                                   ------------   ------------   ------------   ------------   ------------
    Net cash provided by investing activities....     3,543,828      1,072,227     13,338,582      5,209,241      3,726,064
                                                   ------------   ------------   ------------   ------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from debt.............................       469,999      1,718,414     12,326,137             --      2,344,168
  Repayments of debt.............................   (10,671,000)   (11,758,122)   (34,333,323)    (5,616,132)    (7,456,429)
  Dividends to stockholder.......................            --       (536,705)      (403,771)            --             --
  Due from stockholder...........................      (191,450)        18,133        240,000        315,000             --
                                                   ------------   ------------   ------------   ------------   ------------
        Net cash used in financing activities....   (10,392,451)   (10,558,280)   (22,170,957)    (5,301,132)    (5,112,261)
                                                   ------------   ------------   ------------   ------------   ------------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS....................................     1,057,959     (1,825,294)       490,651        148,622        222,205
CASH AND CASH EQUIVALENTS, beginning of period...     1,105,029      2,162,988        337,694        337,694        828,345
                                                   ------------   ------------   ------------   ------------   ------------
CASH AND CASH EQUIVALENTS, end of period.........  $  2,162,988   $    337,694   $    828,345   $    486,316   $  1,050,550
                                                   ============   ============   ============   ============   ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
    Cash paid for interest, net of capitalization
      of $150,000 in 1997........................  $  2,290,405   $  2,798,349   $  3,419,630   $    751,847   $  1,332,907
                                                   ============   ============   ============   ============   ============
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND
  FINANCING ACTIVITIES:
    Rental equipment financing with debt.........  $  7,846,334   $ 17,830,405   $ 47,587,879   $  8,815,983   $ 11,295,045
                                                   ============   ============   ============   ============   ============
    Transfers of rental equipment to inventory,
      net........................................  $         --   $  1,111,530   $    803,187   $         --   $         --
                                                   ============   ============   ============   ============   ============

  The accompanying notes to financial statements are an integral part of these statements.

              ASSOCIATED RENTAL EQUIPMENT MANAGEMENT COMPANY, INC.

                         NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1995, 1996 AND 1997

1. ORGANIZATION AND BASIS OF PRESENTATION

     Associated Rental Equipment Management Company, Inc. (the "Company") was incorporated on July 28, 1989 in the state of Texas. The Company rents a broad array of equipment to a diverse customer base that includes construction industry participants, industrial companies and others in the states of Texas and Louisiana. The Company also engages in related activities such as selling used rental equipment. The nature of the Company's business is such that short-term obligations are typically met by cash flows generated from long-term assets. Consequently, consistent with industry practice, the accompanying balance sheets are presented on an unclassified basis.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Cash Equivalents

     The Company considers all highly liquid instruments with a maturity of three months or less when purchased to be cash equivalents. At December 31, 1996 and 1997 and March 31, 1998 (unaudited), the Company had no cash equivalents.

  Marketable Securities

     In accordance with the provisions of Statement of Financial Accounting Standards No. 115, unrealized gains and losses on investments available-for-sale (which are stated at quoted fair value) are included as a separate component of stockholder's equity. All of the Company's marketable securities are held as available-for-sale.

  Inventories

     Inventories consist of used rental equipment held for resale and are stated at the lower of cost or market.

  Rental Equipment

     Rental equipment is recorded at cost and depreciated to zero salvage value over the estimated useful lives of the equipment on a straight-line basis. The average useful life estimated by management for rental equipment is seven years. Ordinary maintenance and repair costs are charged to operations as incurred. Significant improvements that extend the useful life of rental equipment are capitalized.

  Revenue Recognition

     Revenue related to the sale of rental equipment is recognized at the point of sale. Revenue related to rental equipment is recognized over the contract term.

  Property and Equipment

     Property and equipment are recorded at cost and depreciated over their estimated useful lives using accelerated methods. The range of useful lives estimated by management for property and equipment is five to forty years. Property and equipment is depreciated to a salvage value of zero to twenty percent. Ordinary maintenance and repair costs are charged to operations as incurred. Interest costs incurred during the construction period are capitalized in accordance with generally accepted accounting principles.

  Impairment of Long-Lived Assets

     The Company periodically reviews its valuation for long-lived assets used in operations when indicators of impairment are present. If the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount, the Company records impairment as required under generally accepted accounting principles. No such impairment losses were incurred for the periods presented.

              ASSOCIATED RENTAL EQUIPMENT MANAGEMENT COMPANY, INC.

  Fair Value of Financial Instruments

     The carrying amounts reported in the accompanying balance sheets for accounts receivable, due from stockholder, accounts payable, accrued expenses and other liabilities approximate fair value due to the short-term nature of these accounts. The fair value of debt is determined using current interest rates for similar instruments as of December 31, 1996 and 1997 and March 31, 1998 (unaudited) and approximates the carrying value of these obligations due to the fact that the underlying instruments bear interest at market rates or include provisions to adjust note balances and interest rates to approximate fair market value.

  Income Taxes

     The Company has been an S corporation for income tax purposes since January 1, 1995. Accordingly, income, losses and related temporary differences which arise in the recording of income and expense items for financial reporting and tax reporting purposes are included in the individual tax return of the stockholder. Therefore, no historical provision or liability for Federal and state income taxes has been included in the accompanying financial statements for the years ended December 31, 1996 and 1997.

     Included in the accompanying statement of income for the year ended December 31, 1995 is a benefit for income taxes of $836,000, which represents the reversal of the deferred income tax liability balance as of December 31, 1994 due to the change in the Company's tax status to an S corporation. The deferred income tax liability as of December 31, 1994 arose due to the use of accelerated depreciation methods for income tax reporting purposes.

     An enterprise that changes from taxable C corporation status to nontaxable S corporation status should continue to recognize a deferred tax liability to the extent that the enterprise would be subject to a corporate-level tax on net unrecognized built-in gains, as defined by Federal tax rules. At the time of the change in tax status, the Company determined that it had no net unrecognized built-in gains.

     The pro forma adjustment to reflect income taxes in the accompanying statements of income is for informational purposes only. The pro forma provision for income taxes has been provided so that the estimated effective Federal and state income rate will be 40% for all periods presented.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Concentrations of Credit Risk

     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash investments and accounts receivable. The Company maintains cash and cash equivalents with high quality financial institutions. Concentrations of credit risk with respect to accounts receivable are limited because a large number of geographically diverse customers make up the Company's customer base. No single customer represents greater than 10% of total accounts receivable. The Company controls credit risk through credit approvals, credit limits, and monitoring procedures.

  Interim Financial Information

     In the opinion of management, the unaudited financial information as of March 31, 1998 and for the three-month periods ended March 31, 1997 and 1998 furnished herein reflects all adjustments, consisting of normal recurring accruals that are necessary for a fair presentation of the results for the interim periods. The

              ASSOCIATED RENTAL EQUIPMENT MANAGEMENT COMPANY, INC.

results of operations for the three months ended March 31, 1998 are not necessarily indicative of the results to be expected for the entire year.

  Comprehensive Income

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). This statement establishes standards for reporting and display of comprehensive income. Comprehensive income is defined as the change in equity during the financial reporting period of a business enterprise resulting from non-owner sources. Comprehensive income was $3,721,240, $1,112,158, $3,794,281, $1,449,572 (unaudited) and $1,349,776 (unaudited) for the years ended December 31, 1995, 1996 and 1997 and the three months ended March 31, 1997 and 1998, respectively.

3. MARKETABLE SECURITIES

     The cost and estimated fair market value of marketable securities are as follows:

                                                        DECEMBER 31,
                                                   -----------------------    MARCH 31,
                                                      1996         1997         1998
                                                   ----------   ----------   -----------
                                                                             (UNAUDITED)
Cost.............................................  $2,207,096   $2,515,965   $2,540,564
Unrealized gains.................................      27,934       96,677      320,748
                                                   ----------   ----------   ----------
Estimated market value...........................  $2,235,030   $2,612,642   $2,861,312
                                                   ==========   ==========   ==========

     The Company uses the specific identification method to determine cost of securities upon sale. The net change in unrealized appreciation on the securities available for sale of $27,934, $68,743 and $224,071 (unaudited) for the years ended December 31, 1996 and 1997 and the three-month period ended March 31, 1998, respectively, has been reflected in the accompanying statements of stockholder's equity.

4. RENTAL EQUIPMENT

     Rental equipment and related accumulated depreciation consists of the following:

                                                      DECEMBER 31,
                                               ---------------------------    MARCH 31,
                                                   1996           1997           1998
                                               ------------   ------------   ------------
                                                                             (UNAUDITED)
Rental equipment.............................  $ 46,551,847   $ 69,017,032   $ 76,969,007
Less -- accumulated depreciation.............   (11,264,607)    (9,034,438)   (10,834,374)
                                               ------------   ------------   ------------
          Rental equipment, net..............  $ 35,287,240   $ 59,982,594   $ 66,134,633
                                               ============   ============   ============

     Net rental equipment under rental equipment financing obligations was $27,801,496, $43,501,198 and $50,486,876 (unaudited) as of December 31, 1996 and
1997 and March 31, 1998, respectively.

              ASSOCIATED RENTAL EQUIPMENT MANAGEMENT COMPANY, INC.

5. PROPERTY AND EQUIPMENT

     A summary of property and equipment is as follows:

                                                                DECEMBER 31,
                                                           -----------------------    MARCH 31,
                                                              1996         1997         1998
                                                           ----------   ----------   -----------
                                                                                     (UNAUDITED)
Land.....................................................  $       --   $  144,013   $  144,013
Buildings................................................      39,244    2,703,212    2,696,472
Leaseholds...............................................     553,616      980,102      963,847
Furniture and fixtures...................................     206,051      383,720      383,720
Machinery and equipment..................................     120,912      171,876      194,876
Vehicles.................................................   1,915,599    2,175,748    2,184,471
Construction in process..................................     849,507           --      495,587
                                                           ----------   ----------   ----------
                                                            3,684,929    6,558,671    7,062,986
Less -- accumulated depreciation and amortization........  (1,123,304)  (1,583,090)  (1,671,195)
                                                           ----------   ----------   ----------
  Property and equipment, net............................  $2,561,625   $4,975,581   $5,391,791
                                                           ==========   ==========   ==========

     Buildings include structures and improvements constructed on land that is leased from the stockholder (see note 9). Interest costs of $150,000 were capitalized in 1997.

6. ACCRUED EXPENSES AND OTHER LIABILITIES

     Accrued expenses and other liabilities are as follows:

                                                                DECEMBER 31,
                                                           -----------------------    MARCH 31,
                                                              1996         1997         1998
                                                           ----------   ----------   -----------
                                                                                     (UNAUDITED)
Accrued payroll and related expenses.....................  $  125,334   $  161,089   $  120,555
Interest accrual.........................................      25,440      354,145      333,970
Accrued taxes............................................   1,621,679    1,293,892      793,288
Bank overdrafts..........................................     584,740    1,096,046      995,198
Other....................................................       5,203       10,495       32,319
                                                           ----------   ----------   ----------
          Total accrued expenses and other liabilities...  $2,362,396   $2,915,667   $2,275,330
                                                           ==========   ==========   ==========

              ASSOCIATED RENTAL EQUIPMENT MANAGEMENT COMPANY, INC.

7. DEBT

     Debt consists of the following:

                                                               DECEMBER 31,
                                                         -------------------------    MARCH 31,
                                                            1996          1997          1998
                                                         -----------   -----------   -----------
                                                                                     (UNAUDITED)
LINES OF CREDIT:
Rental equipment financing line of credit from a
  financing company with borrowings up to $4,000,000
  (increased to $5,484,000 on March 26, 1998); interest
  at 1.25% over the greater of prime or commercial
  paper rates (changed to 3.25% over the commercial
  paper rate effective March 26, 1998) and payable
  monthly; collateralized by equipment held for sale
  and personally guaranteed by the stockholder; repaid
  in the first quarter of 1998.........................  $        --   $ 2,258,900   $        --
Working capital line of credit from a bank with
  borrowings up to $2,000,000; interest at prime plus
  1/2% with interest payable monthly; collateralized by
  accounts receivable, inventory and property and
  equipment and personally guaranteed by the
  stockholder; the underlying credit agreement expires
  September 1, 1998....................................      768,207     1,231,407     1,571,407
Working capital line of credit from a financial
  services institution with borrowings up to
  $2,000,000; interest at 2.40% over the 30-day
  commercial paper rate; collateralized by marketable
  securities; the underlying credit agreement expires
  October 31, 1999.....................................           --            --       730,435
                                                         -----------   -----------   -----------
          Subtotal.....................................      768,207     3,490,307     2,301,842
NOTES PAYABLE:
Various notes payable, secured by equipment, payable in
  monthly principal and interest installments; interest
  ranging from 3.99% to 7.9%; due between April 1997
  and January 2002.....................................    8,055,522    15,364,724    15,750,295

                                  (CONTINUED)

              ASSOCIATED RENTAL EQUIPMENT MANAGEMENT COMPANY, INC.

                                  (CONTINUED)

                                                               DECEMBER 31,
                                                         -------------------------    MARCH 31,
                                                            1996          1997          1998
                                                         -----------   -----------   -----------
                                                                                     (UNAUDITED)
RENTAL EQUIPMENT FINANCING OBLIGATIONS:
Rental equipment financing obligations, secured by
  equipment, payable in monthly installments,
  capitalized at the Company's incremental borrowing
  rate of approximately 8%, due between January 1998
  and October 2002.....................................   27,194,208    42,743,599    49,729,277
                                                         -----------   -----------   -----------
          Total debt...................................  $36,017,937   $61,598,630   $67,781,414
                                                         ===========   ===========   ===========

     Maturities of the Company's debt at December 31, 1997 for the years ended December 31, are as follows:

                                                            RENTAL EQUIPMENT
                                                               FINANCING
                          LINES OF CREDIT   NOTES PAYABLE     OBLIGATIONS         TOTAL
                          ---------------   -------------   ----------------   -----------
1998....................    $ 3,490,307      $ 4,069,770      $30,934,508      $38,494,585
1999....................             --        5,271,727        6,446,122       11,717,849
2000....................             --        4,058,990        5,393,486        9,452,476
2001....................             --        1,951,908        4,114,374        6,066,282
2002....................             --           12,329        1,863,571        1,875,900
                            -----------      -----------      -----------      -----------
                            $ 3,490,307      $15,364,724       48,752,061       67,607,092
                            ===========      ===========
     Less amount representing interest                         (6,008,462)      (6,008,462)
                                                              -----------      -----------
                                                              $42,743,599      $61,598,630
                                                              ===========      ===========

     Each of the above lines of credit agreements subject the Company to certain restrictive covenants including financial ratios, minimum net worth requirements and payment of dividend restrictions. As of December 31, 1997, the Company was not in compliance with certain of these restrictive covenants. The existence of these events of default permits the lenders to take certain actions, including increasing interest rates and accelerating repayment of the debt obligations. Although the lenders have not exercised any of these rights, there is no assurance that they will not do so in the future.

     Rental equipment financing obligations include leases and rental purchase option agreements, both of which meet the criteria for treatment as capital leases under generally accepted accounting principles. The rental purchase option agreements are noncancellable and have terms up to one year. Substantially all rental equipment is purchased during or at the conclusion of the option period and subsequently refinanced through third party leasing arrangements with terms up to 60 months.

     Interest expense related to rental equipment under rental equipment financing leases for the years ended December 31, 1995, 1996 and 1997 and for the three month period ended March 31, 1998 was $1,884,180, $2,142,810, $2,746,663 and $923,110 (unaudited), respectively.

8. COMMITMENTS AND CONTINGENCIES

  Operating Leases

     The Company leases real estate, certain office equipment and vehicles under noncancelable operating leases. These leases expire at various dates through September 30, 2002. Certain real estate leases require the Company to pay maintenance, insurance, taxes and certain other expenses in addition to the stated rentals.

              ASSOCIATED RENTAL EQUIPMENT MANAGEMENT COMPANY, INC.

Future minimum lease payments, by year and in the aggregate, for noncancelable operating leases with initial or remaining terms of one year or more are as follows at December 31, 1997:

1998.............................................  $  396,813
1999.............................................     414,886
2000.............................................     329,701
2001.............................................     378,199
2002.............................................     295,796
2003 and thereafter..............................      94,046
                                                   ----------
                                                   $1,909,441
                                                   ==========

     Rent expense under noncancelable operating leases for the years ended December 31, 1995, 1996 and 1997 was $312,083, $329,776 and $403,226,
respectively.

  Sales and Use Tax Audit

     During the three years ended December 31, 1997, various taxing authorities conducted and completed audits of sales and use tax with respect to the Company's equipment rental activities. The additional sales and use tax payable by the Company resulting from the ultimate audit settlements was less than the amounts accrued during the periods covered by the audits. The Company recorded these differences in the period in which the settlements were reached. Included in selling, general and administrative expenses for the year ended December 31, 1997 is a $655,000 credit that arose from the reversal of sales and use tax provided for in 1995. The Company believes that its remaining sales and use tax accruals are adequate.

  Litigation, Claims and Disputes

     The Company is involved in routine litigation, claims and disputes arising in the normal course of business. Management has reviewed these matters with legal counsel and believes that the ultimate liability, if any, resulting from these matters will not have a material adverse effect on the Company's financial position, results of operations or cash flows.

9. RELATED PARTY TRANSACTIONS

     The Company leases land and buildings used in its operations from its stockholder. The leases cover several operating locations and expire annually on December 31. The total rent paid related to these leases for the years ended December 31, 1995, 1996 and 1997 was $252,000, $262,500 and $240,000,
respectively.

     The Company leases rental equipment from an affiliated company. The total rent paid for the years ended December 31, 1995, 1996 and 1997 was $322,648, $361,742 and $288,687, respectively. The Company also guarantees certain debt of the affiliate. Such debt had a balance of $226,295 at December 31, 1997.

     The Company had the following balances due from/payable to affiliated companies at December 31, 1996 and 1997:

                                                     DECEMBER 31,
                                                  -------------------
                                                    1996       1997
                                                  --------    -------
Due from........................................  $108,861    $62,028
                                                  ========    =======
Payable to......................................  $ 58,624    $61,684
                                                  ========    =======

              ASSOCIATED RENTAL EQUIPMENT MANAGEMENT COMPANY, INC.

10. EMPLOYEE BENEFIT PLAN

     The Company sponsors a 401(k) plan (the "Plan") which covers full-time employees over 21 years old who have worked a minimum of one year for the Company. The Plan is funded by employee deferrals of income and discretionary contributions by the Company. The Company's matching contributions totaled $20,998, $25,741 and $27,675 for the years ended December 31, 1995, 1996 and
1997, respectively. Amounts due to the Plan at December 31, 1996 and 1997 were $25,127 and $29,020, respectively.

11. SUBSEQUENT EVENT

     In June 1998, the stockholder entered into an asset purchase agreement whereby substantially all of the Company's operating assets and liabilities, except for real property and certain equipment, will be purchased by NationsRent, Inc., an unrelated third party, in exchange for cash and a convertible promissory note. Completion of this transaction is subject to customary closing conditions.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To Revco Equipment Rentals, Inc.:

     We have audited the accompanying balance sheet of Revco Equipment Rentals, Inc. (a Florida corporation) as of December 31, 1997, and the related statements of income, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Revco Equipment Rentals, Inc. as of December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Fort Lauderdale, Florida,
  July 11, 1998.

                         REVCO EQUIPMENT RENTALS, INC.

                                 BALANCE SHEETS

                                                              DECEMBER 31,    MARCH 31,
                                                                  1997          1998
                                                              ------------   -----------
                                                                             (UNAUDITED)
                                         ASSETS
Cash and cash equivalents...................................   $  104,038    $   70,576
Accounts receivable.........................................      283,747       269,246
Inventories.................................................       42,600        51,527
Other assets................................................       51,797        50,629
Rental equipment, net.......................................    1,831,082     1,693,161
Property and equipment, net.................................      303,335       302,575
                                                               ----------    ----------
          Total assets......................................   $2,616,599    $2,437,714
                                                               ==========    ==========

                          LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
  Accrued expenses and other liabilities....................       11,680        11,243
  Debt......................................................    1,525,991     1,336,347
                                                               ----------    ----------
          Total liabilities.................................    1,537,671     1,347,590
COMMITMENTS AND CONTINGENCIES (Notes 6 and 7)
STOCKHOLDERS' EQUITY:
  Common stock -- $10 par value, 1,000 shares authorized,
     100 issued and outstanding.............................        1,000         1,000
  Treasury stock, at cost...................................     (150,000)     (150,000)
  Additional paid-in capital................................      131,243       131,243
  Retained earnings.........................................    1,096,685     1,107,881
                                                               ----------    ----------
          Total stockholders' equity........................    1,078,928     1,090,124
                                                               ----------    ----------
          Total liabilities and stockholders' equity........   $2,616,599    $2,437,714
                                                               ==========    ==========

  The accompanying notes to financial statements are an integral part of these balance sheets.

                         REVCO EQUIPMENT RENTALS, INC.

                              STATEMENTS OF INCOME

                                                             FOR THE      FOR THE THREE MONTH PERIOD
                                                            YEAR ENDED         ENDED MARCH 31,
                                                           DECEMBER 31,   --------------------------
                                                               1997          1997           1998
                                                           ------------   -----------    -----------
                                                                          (UNAUDITED)    (UNAUDITED)
REVENUE:
  Equipment rentals......................................   $2,128,701     $566,346       $492,627
  Sales of rental equipment, parts and supplies..........      495,146      154,380         40,314
                                                            ----------     --------       --------
                                                             2,623,847      720,726        532,941
COST OF REVENUE:
  Cost of equipment rentals..............................    1,004,217      240,983        189,115
  Rental equipment depreciation..........................      612,634      133,993        139,390
  Cost of sales of rental equipment, parts and
     supplies............................................      222,818       65,172         27,216
                                                            ----------     --------       --------
                                                             1,839,669      440,148        355,721
                                                            ----------     --------       --------
          Gross profit...................................      784,178      280,578        177,220
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES...............................................      312,470       79,465         79,246
NONRENTAL EQUIPMENT DEPRECIATION.........................       24,743        5,438            760
                                                            ----------     --------       --------
          Operating income...............................      446,965      195,675         97,214
OTHER INCOME (EXPENSE), net:
  Interest expense.......................................     (122,252)     (32,885)       (31,010)
  Interest income........................................        3,304           --             --
                                                            ----------     --------       --------
          Total other income (expense), net..............     (118,948)     (32,885)       (31,010)
                                                            ----------     --------       --------
          Net income.....................................      328,017      162,790         66,204
PRO FORMA PROVISION FOR INCOME TAX.......................      131,207       65,116         26,482
                                                            ----------     --------       --------
PRO FORMA NET INCOME.....................................   $  196,810     $ 97,674       $ 39,722
                                                            ==========     ========       ========

  The accompanying notes to financial statements are an integral part of these statements.

                         REVCO EQUIPMENT RENTALS, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                  COMMON STOCK
                               ------------------
                                NUMBER                 TREASURY        ADDITIONAL       RETAINED
                               OF SHARES   AMOUNT   STOCK, AT COST   PAID-IN CAPITAL    EARNINGS      TOTAL
                               ---------   ------   --------------   ---------------   ----------   ----------
BALANCE, January 1, 1997.....     100      $1,000     $(150,000)        $131,243       $  932,030   $  914,273
  Distributions..............      --          --            --               --         (163,362)    (163,362)
  Net income.................      --          --            --               --          328,017      328,017
                                  ---      ------     ---------         --------       ----------   ----------
BALANCE, December 31, 1997...     100       1,000      (150,000)         131,243        1,096,685    1,078,928
  Distributions
     (unaudited).............      --          --            --               --          (55,008)     (55,008)
  Net income (unaudited).....      --          --            --               --           66,204       66,204
                                  ---      ------     ---------         --------       ----------   ----------
BALANCE, March 31, 1998
  (unaudited)................     100      $1,000     $(150,000)        $131,243       $1,107,881   $1,090,124
                                  ===      ======     =========         ========       ==========   ==========

  The accompanying notes to financial statements are an integral part of these statements.

                         REVCO EQUIPMENT RENTALS, INC.

                            STATEMENTS OF CASH FLOWS

                                                          FOR THE       FOR THE THREE MONTH PERIOD
                                                         YEAR ENDED           ENDED MARCH 31,
                                                        DECEMBER 31,    ---------------------------
                                                            1997           1997            1998
                                                        ------------    -----------     -----------
                                                                        (UNAUDITED)     (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income..........................................   $ 328,017       $ 162,790       $  66,204
  Adjustments to reconcile net income to net cash
     provided by operating activities --
     Depreciation.....................................     637,377         139,431         140,150
     Gain on sale of rental equipment.................    (229,374)        (93,176)        (10,584)
     Changes in operating assets and liabilities:
       Accounts receivable............................     (49,063)        (47,463)         14,501
       Inventories....................................     (17,942)        (21,300)         (8,927)
       Other assets...................................        (714)             26           1,168
       Accrued expenses and other liabilities.........       1,372              85            (437)
                                                         ---------       ---------       ---------
          Net cash provided by operating activities...     669,673         140,393         202,075
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of rental equipment.......................    (948,004)       (140,698)         (9,198)
  Purchases of property and equipment.................     (13,716)             --              --
  Proceeds from sales of rental equipment.............     458,514         150,034          18,313
                                                         ---------       ---------       ---------
          Net cash provided by (used in) investing
            activities................................    (503,206)          9,336           9,115
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payment of distributions............................    (126,792)        (60,212)        (55,008)
  Additional borrowings of debt.......................     716,630         179,158              --
  Repayments of debt..................................    (702,694)       (256,730)       (189,644)
                                                         ---------       ---------       ---------
          Net cash used in financing activities.......    (112,856)       (137,784)       (244,652)
                                                         ---------       ---------       ---------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS.........................................      53,611          11,945         (33,462)
CASH AND CASH EQUIVALENTS, beginning of period........      50,427          50,427         104,038
                                                         ---------       ---------       ---------
CASH AND CASH EQUIVALENTS, end of period..............   $ 104,038       $  62,372       $  70,576
                                                         =========       =========       =========
SUPPLEMENTAL DISCLOSURE OF
  NON-CASH TRANSACTIONS:
  Distributions of property and equipment.............   $  36,570       $  36,570       $      --
                                                         =========       =========       =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
  Cash paid for interest..............................   $ 122,252       $  32,885       $  31,010
                                                         =========       =========       =========

  The accompanying notes to financial statements are an integral part of these statements.

                         REVCO EQUIPMENT RENTALS, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1997

1. ORGANIZATION AND BASIS OF PRESENTATION

     Revco Equipment Rentals, Inc. (the "Company") was incorporated on April 15, 1980, as a Florida S Corporation. The Company rents a broad array of equipment to a customer base that includes principally construction industry participants and industrial companies. The Company also engages in related activities such as selling used rental equipment and selling related merchandise and parts. The nature of the Company's business is such that short-term obligations are typically met by cash flow generated from long-term assets. Consequently, consistent with industry practice, the accompanying audited and unaudited balance sheets are presented on an unclassified basis.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Cash equivalents

     The Company considers all highly liquid instruments with a maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents at December 31, 1997 and March 31, 1998 (unaudited).

  Inventories

     Inventories consist of equipment, tools, parts, fuel and related supply items and are stated at the lower of weighted average cost or market.

  Rental equipment

     Rental equipment is recorded at cost and depreciated over the estimated useful lives of the equipment using an accelerated method. The range of useful lives estimated by management for rental equipment is five to ten years. Ordinary maintenance and repair costs are charged to operations as incurred.

  Revenue recognition

     Revenue related to the sale of equipment, parts and supplies is recognized at the point of sale. Revenue related to rental equipment is recognized over the contract term.

  Property and equipment

     Property and equipment are recorded at cost and depreciated over their estimated useful lives using an accelerated method. The range of useful lives estimated by management for property and equipment is five to thirty-nine years. Ordinary maintenance and repair costs are charged to operations as incurred.

  Fair value of financial instruments

     The carrying amounts reported in the balance sheets for accounts receivable, accounts payable and accrued expenses and other liabilities approximate fair value due to the short-term nature of these accounts. The fair value of debt is determined using current applicable interest rates as of December 31, 1997 and March 31, 1998 (unaudited) and approximates the carrying value of such debt.

  Income taxes

     The Company is an S Corporation for income tax purposes. Accordingly, income, losses, and related temporary differences which arise in the recording of income and expense items for financial reporting and tax

                         REVCO EQUIPMENT RENTALS, INC.

reporting purposes are included in the individual tax returns of the stockholders. Therefore, no provision or liability for Federal and state income taxes has been included in the accompanying financial statements.

     The pro forma adjustment to reflect income taxes in the accompanying statements of income is for information purposes only. The pro forma provision for income tax has been provided at the estimated rate of 40%.

  Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Concentrations of credit risk

     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash investments and accounts receivable. The Company maintains cash and cash equivalents with high quality financial institutions. Concentrations of credit risk with respect to accounts receivable are limited because a large number of diverse customers make up the Company's customer base.

3. RENTAL EQUIPMENT

     Rental equipment and related accumulated depreciation consist of the following:

                                                              DECEMBER 31,    MARCH 31,
                                                                  1997          1998
                                                              ------------   -----------
                                                                             (UNAUDITED)
Rental equipment............................................  $ 3,582,745    $ 3,567,215
Less -- accumulated depreciation............................   (1,751,663)    (1,874,054)
                                                              -----------    -----------
          Rental equipment, net.............................  $ 1,831,082    $ 1,693,161
                                                              ===========    ===========

4. PROPERTY AND EQUIPMENT

     A summary of property and equipment is as follows:

                                                              DECEMBER 31,    MARCH 31,
                                                                  1997          1998
                                                              ------------   -----------
                                                                             (UNAUDITED)
Furniture, fixtures and office equipment....................   $  33,396      $  33,396
Vehicles....................................................     241,528        241,528
Buildings...................................................     176,810        176,810
Leasehold improvements......................................      27,750         27,750
Land........................................................     101,600        101,600
                                                               ---------      ---------
                                                                 581,084        581,084
Less -- accumulated depreciation............................    (277,749)      (278,509)
                                                               ---------      ---------
          Property and equipment, net.......................   $ 303,335      $ 302,575
                                                               =========      =========

                         REVCO EQUIPMENT RENTALS, INC.

5. DEBT

     Debt consists of the following:

                                                              DECEMBER 31,    MARCH 31,
                                                                  1997          1998
                                                              ------------   -----------
                                                                             (UNAUDITED)
Term loans, secured by accounts receivable, inventories and
  rental equipment, interest at rates ranging from 6.32% to
  10.9%, payable in monthly installments....................   $1,322,456    $1,137,672
Mortgage, secured by building and land, interest at 8.25%,
  Payable in monthly installments through December 1,
  2007......................................................      120,130       118,167
Unsecured note payable to a former stockholder, interest at
  8.5%, payable in monthly installments through August 25,
  2003......................................................       83,405        80,508
                                                               ----------    ----------
          Total debt........................................   $1,525,991    $1,336,347
                                                               ==========    ==========

     Debt maturities at December 31, 1997, are as follows:

1998........................................................  $  607,270
1999........................................................     435,368
2000........................................................     235,259
2001........................................................     135,976
2002........................................................      28,051
Thereafter..................................................      84,067
                                                              ----------
          Total.............................................  $1,525,991
                                                              ==========

6. COMMITMENTS AND CONTINGENCIES

     The Company leases certain equipment used for rental purposes under a noncancellable operating lease. Future minimum lease payments, by year and in the aggregate, for this lease are as follows:

1998........................................................  $ 37,740
1999........................................................    37,740
2000........................................................    37,740
2001........................................................    37,740
2002........................................................    31,422
                                                              --------
          Total.............................................  $182,382
                                                              ========

7. SUBSEQUENT EVENT

     Effective April 3, 1998, substantially all of the Company's operating assets and liabilities were purchased by NationsRent, Inc. in exchange for cash and debt.

------------------------------------------------------
------------------------------------------------------

  NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SHARES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. UNDER NO CIRCUMSTANCES SHALL THE DELIVERY OF THIS PROSPECTUS OR ANY SALE MADE PURSUANT TO THIS PROSPECTUS CREATE ANY IMPLICATION THAT INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                            ------------------------

                               TABLE OF CONTENTS

                                       PAGE
                                       ----
Prospectus Summary...................     2
Risk Factors.........................     9
Use of Proceeds......................    14
Dividend Policy......................    15
Capitalization.......................    16
Dilution.............................    17
Selected Consolidated Historical and
  Pro Forma Financial Information and
  Operations Data....................    18
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................    20
Business.............................    26
Management...........................    37
Principal Stockholders...............    42
Selling Stockholders.................    43
Plan of Distribution.................    45
Certain Relationships and
  Transactions.......................    46
Description of Certain
  Indebtedness.......................    48
Description of Capital Stock.........    49
Shares Eligible for Future Sale......    52
Legal Matters........................    53
Experts..............................    53
Additional Information...............    53
Index to Pro Forma Consolidated
  Financial Statements...............  PF-1
Index to Financial Statements........   F-1

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                               36,342,444 SHARES

                             NATIONSRENT, INC. LOGO
                                  COMMON STOCK
                          ----------------------------
                                   PROSPECTUS
                          ----------------------------

                                 AUGUST 7, 1998

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